Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152302

PROSPECTUS

LOCAL INSIGHT REGATTA HOLDINGS, INC.

Offer to Exchange All Outstanding

11.00% Series A Senior Subordinated Notes due 2017 ($210,500,000 aggregate principal amount outstanding) for 11.00% Series B Senior Subordinated Notes due 2017, which have been registered under the Securities Act

We hereby offer to exchange, on the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal, our 11.00% Series B Senior Subordinated Notes due 2017, or the “exchange notes,” for our currently outstanding 11.00% Series A Senior Subordinated Notes due 2017 that were issued in November 2007, or the “outstanding notes.”

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on November 13, 2008, unless extended.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

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The exchange notes are substantially identical to the outstanding notes, except that: (i) the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer; (ii) the exchange notes will bear a Series B designation and a different CUSIP number than the outstanding notes; (iii) the exchange notes will not be entitled to certain registration rights that are applicable to the outstanding notes; and (iv) certain interest rate provisions applicable to the outstanding notes will no longer be applicable.

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The exchange notes will be general unsecured senior subordinated obligations and will rank junior in right of payment to our existing and future senior debt. The exchange notes will rank equally with all future senior subordinated debt and senior to all future junior subordinated debt.

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Each of our domestic subsidiaries initially, jointly and severally, irrevocably and unconditionally guarantees, on an unsecured senior subordinated basis, the performance and full and punctual payment, when due, whether at maturity, by acceleration or otherwise, of all of our obligations under the outstanding notes, the exchange notes and the indenture governing the notes.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Any broker-dealer who holds notes acquired for its own account as a result of market-making activities or other trading activities, and who receives exchange notes pursuant to the exchange offer, may be an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an “underwriter” under the Securities Act. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of one year after the expiration of the exchange offer or until any broker-dealer has sold all registered notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

If you are an affiliate of us, or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Investing in the exchange notes involves risks.

See “Risk Factors” beginning on page 12 of this prospectus before participating in the exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 15, 2008.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates or refers to important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that are filed by us with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part without charge upon your written or oral request. We will also provide you with copies of this information, without charge, if you request them in writing or by telephone from:

Local Insight Regatta Holdings, Inc.

188 Inverness Drive West, Suite 800

Englewood, Colorado 80112

Attention: General Counsel

Telephone: 303-867-1600

If you would like to request copies of these documents, please do so by November 5, 2008 in order to receive them before the expiration of the exchange offer. For additional information, see “Where You Can Find More Information.” You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

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We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

EXPLANATORY NOTE

As permitted by Rule 409 under the Securities Act, we have omitted from the section of the prospectus entitled “Selected Historical Financial Data” statement of operations and cash flow data for our predecessor company’s fiscal year ended December 31, 2003, and balance sheet data for our predecessor company at December 31, 2003, and have omitted from the section of the prospectus entitled “Ratio of Earnings to Fixed Charges” calculations of our predecessor company’s ratio of earnings to fixed charges for the year ended December 31, 2003. Information necessary for us to provide this disclosure is in the possession of Windstream, which, following our split-off from Windstream on November 30, 2007, is no longer an affiliate of ours. We have requested information from Windstream that would enable us to provide the omitted statement of operations data, cash flow data, balance sheet data and ratio of earnings to fixed charges. Windstream has responded that such information does not exist in a format required by generally accepted accounting principles and that it is not under any contractual obligation to create such information. Therefore, the omitted information is not available to us without unreasonable effort or expense. Management believes that the omission of this information would not have a material impact on a reader’s understanding of our financial results and condition and related trends.

CERTAIN DEFINITIONS

Unless the context requires otherwise, in this prospectus:

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“Berry ILOB” refers to the Independent Line of Business division of L.M. Berry, substantially all the assets and certain liabilities of which were acquired by The Berry Company from L.M. Berry on April 23, 2008.

•	“exchange notes” refers to the 11.00% Series B Senior Subordinated Notes due 2017 offered pursuant to this prospectus.

•	“LECs” refers to local exchange carriers.

•	“LILM” refers to Local Insight Listing Management, Inc., a wholly owned subsidiary of LIYP.

•	“LIYP” refers to Local Insight Yellow Pages, a wholly-owned subsidiary of Regatta Holdings.

•	“L.M. Berry” refers to L.M. Berry and Company, a subsidiary of AT&T Inc.

•	“Local Insight Media” refers to Local Insight Media, L.P., an affiliate of ours.

•	“Local Insight Media Holdings” refers to Local Insight Media Holdings, Inc., which is the indirect parent of Regatta Holdings and Local Insight Media.

•	“our company,” “we,” “our” or “us” refers collectively to Regatta Holdings and its consolidated subsidiaries and their predecessors.

•	“outstanding notes” refers to the 11.00% Series A Senior Subordinated Notes due 2017 issued on November 30, 2007.

•	“notes” refers collectively to the outstanding notes and the exchange notes.

•	“Regatta Holdings” refers to Local Insight Regatta Holdings, Inc., the issuer of the notes.

•	“The Berry Company” refers to The Berry Company LLC, a wholly-owned subsidiary of Regatta Holdings.

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“Valor Directories” refers to the directories published by Valor Communications Group Inc. prior to its merger with Alltel Corporation’s wireline telecommunications business in the transaction that formed Windstream.

•	“WCAS” refers to Welsh, Carson, Anderson & Stowe.

•	“Welsh Holdings Group” refers collectively to the Welsh Regatta Group and the Welsh LIM Group.

•	“Welsh LIM Group” refers to certain funds affiliated with WCAS which prior to June 20, 2008 indirectly owned approximately 70.5% of Local Insight Media.

•	“Welsh Regatta Group” refers to certain funds and individuals affiliated with WCAS which prior to June 20, 2008 indirectly owned 100% of Regatta Holdings.

•	“Windstream” refers to Windstream Corporation.

•	“Windstream Service Areas” refers to Windstream’s local wireline markets as they existed on December 12, 2006.

MARKET, INDUSTRY AND OTHER DATA

In this prospectus, we rely on and refer to information and statistics regarding the directory publishing industry as well as the general advertising industry and, unless otherwise specified, our market share is based on our revenue rank among public and private directory companies based on public filings with the SEC, industry presentations and industry research reports. Where possible, we obtained this information and these statistics from third-party sources, such as independent industry publications, government publications or reports by market research firms, including company research, trade interviews and public filings with the SEC. Additionally, we have supplemented third-party information where necessary with management estimates based on our review of internal surveys, information from our customers and vendors, trade and business organizations and other contacts in markets in which we operate, and our management’s knowledge and experience. However, these estimates are subject to change and are uncertain due to limits on the availability and reliability of primary sources of information and the voluntary nature of the data gathering process. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We make no representation as to the accuracy or completeness of such information.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	the loss of any of our key customer agreements or our inability to enforce or fully realize our rights under those agreements;

•	our inability to enforce the full scope of our rights under non-competition agreements with third parties, including Windstream;

•	declines in our directory revenue;

•	increased competition from incumbent and independent Yellow Pages directory publishers, Internet-based advertisers and search engines as well as other types of media;

•	rapid technological developments and changing preferences in the Yellow Pages publishing and advertising industries;

•	a declining usage of printed Yellow Pages directories or a decrease in the number of businesses that advertise with us;

•	the effect of competition in local telephone service on the incumbent LECs’ current leading positions in the markets we serve;

•	our dependence on and ability to maintain satisfactory relationships with third party service providers;

•	difficulties integrating the Berry ILOB;

•	fluctuations in the price or availability of paper;

•	the effect of extending credit to small and medium-sized businesses;

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a decline in the performance of third party certified marketing representatives, which coordinate sales of advertising to national accounts or a decision by these representatives to reduce or end their business with us;

•	the loss or impairment of our intellectual property rights;

•	changes in, or the failure to comply with, government regulations, including franchising laws, accounting standards, zoning laws, environmental laws and taxation requirements;

•	future changes in directory publishing obligations, and additional regulation regarding use of the Internet, data and data security;

•	our failure to identify and monitor or to capitalize on changing market conditions;

•	the loss of key personnel or turnover among our sales representatives;

•	a prolonged economic downturn and the effects of war, terrorism or catastrophic events;

•	national or local economic or business conditions that affect advertising expenditures by businesses and individuals or consumer trends in the usage of our products;

•	risks related to our substantial indebtedness and to the notes; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically disclaim any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. We encourage you to read this entire prospectus and consider, among other things, the matters set forth under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

Company Overview

We are a leading publisher of print and Internet Yellow Pages directories and the largest provider of outsourced directory sales, marketing and related services in the United States. We have two principal operating subsidiaries. Local Insight Yellow Pages, Inc., or LIYP, is the seventh largest Yellow Pages directory publisher in the United States as measured by revenue. LIYP is the exclusive official publisher of Windstream-branded print and Internet directories in the Windstream Service Areas and publishes print directories on behalf of 79 other LECs. The Berry Company, which acquired the Berry ILOB in April 2008, provides an integrated array of outsourced directory sales, marketing, production and other services to third parties. The Berry Company publishes print directories on behalf of 78 customers (including 75 LECs), 34 of which (including 31 LECs) rely on The Berry Company for the publication of their Internet Yellow Pages, or IYP, directories.

Local Insight Yellow Pages. LIYP is a leading publisher of print and online directories in rural and certain suburban markets in 36 states located primarily in the eastern, midwestern and southern United States. LIYP serves as the exclusive official publisher of Windstream-branded print and Internet directories in the Windstream Service Areas. LIYP also publishes print directories for 78 other incumbent LECs and one competitive LEC. In addition, LIYP offers IYP services through the WindstreamYellowPages.com website.

Prior to November 30, 2007, we were wholly-owned by Windstream, a leading provider of telecommunications services in rural communities in the United States. Based on the number of telephone lines it has in service, Windstream is the fifth largest local telephone company in the country. On November 30, 2007, we were split off from Windstream to the Welsh Regatta Group in a tax-free transaction, which we refer to as the Split-Off. In connection with the Split-Off, LIYP entered into several commercial agreements with Windstream, including a 50-year Publishing Agreement that granted LIYP an exclusive, royalty-free license to publish Windstream-branded directories in the Windstream Service Areas. See the section entitled “Business—Agreements Between LIYP and Windstream” below for more information about these agreements.

During the year ended December 31, 2007, LIYP published, directly or under contract, 406 directories. Substantially all of these directories were published for incumbent LECs. In 2007, LIYP distributed approximately 5.3 million copies of directories for Windstream and approximately 2.1 million copies of directories for other LECs. We believe that small and medium-sized enterprises, or SMEs, constitute a substantial majority of LIYP’s customer advertising accounts.

In addition to print revenue, LIYP generates revenue from additional services provided to LECs and fees derived from other sources. Revenue from these other sources, including directory enhancements that are billed back to LECs, the commissions earned from LIYP’s certified marketing representative, or CMR, line of business and revenue from WindstreamYellowPages.com, represented approximately 13.7% of our directory revenue for the 11 months ended November 30, 2007 and approximately 3.1% of our directory revenue for the one month ended December 31, 2007. In the last year, LIYP has implemented enhancements to WindstreamYellowPages.com that enable users to search the content of Yellow Pages advertisements in all of the Windstream Service Areas. We believe that WindstreamYellowPages.com, along with several other contemplated new product launches, will help drive revenue growth over the next several years.

At October 10, 2008, LIYP employed approximately 384 employees, including a local sales force of 135 sales representatives. LIYP has one national account manager and three account representatives who interact with approximately 141 third party CMRs, which coordinate sales of advertising to national accounts.

The Berry Company. On April 23, 2008, our wholly-owned subsidiary, The Berry Company, acquired substantially all the assets and certain liabilities of the Berry ILOB from L.M. Berry, a subsidiary of AT&T Inc. Prior to its acquisition of the Berry ILOB, The Berry Company had no operations. The Berry Company provides outsourced directory sales, marketing, production and other services to third parties. The Berry Company publishes print directories on behalf of 78 customers (including 75 LECs). During the year ended December 31, 2007, the Berry ILOB published 490 print directories in 26 states and distributed approximately 18.5 million copies of these directories to or on behalf of its customers. The Berry Company also publishes IYP directories on behalf of 34 of its print directory customers (including 31 LECs). With the outsourced directory sales, marketing and publication services The Berry Company and LIYP both provide to incumbent LECs, we are now the largest provider of these outsourced services in the United States.

The Berry Company offers an integrated array of services relating to print Yellow Pages directories, including local and national sales, marketing, advertising design and production, composition, pagination, printing and distribution, advertising inventory control, customer acknowledgement preparation and mailing, quality review, production scheduling and billing and collection. The Berry Company also offers a full range of services relating to the publication of IYP directories, including sales, website production and maintenance, search engine placement services and distribution of Internet-based advertising content to third party IYP networks (including YellowPages.com).

At October 10, 2008, The Berry Company employed approximately 892 employees, including approximately 343 sales representatives. The Berry Company’s sales force is locally based throughout its markets and, like the LIYP local sales force, utilizes a consultative sales approach to partner with customers to develop an effective advertising plan. For national sales, The Berry Company has three account managers who have relationships with approximately 180 CMRs.

In connection with our acquisition of the Berry ILOB, The Berry Company entered into a number of agreements with L.M. Berry and its affiliates, including an Intellectual Property Agreement and License Agreement and a YellowPages.com Local Advertising Reseller Agreement. See the section entitled “Business— The Berry Company—Agreements Entered into in Connection with the Berry ILOB Acquisition” below for more information about these agreements.

Our History

Formation of Windstream Yellow Pages. On July 17, 2006, Alltel Corporation, or Alltel, the parent of Alltel Publishing Corporation, or Alltel Publishing, completed the spin-off of its wireline telecommunications business (including Alltel Publishing) and the merger of that business with Valor Communications Group Inc., or Valor, in the transaction that formed Windstream. Prior to the merger, Alltel Publishing had published Yellow Pages directories for over 20 years, having increased its presence in the industry following its 1993 acquisition of the publishing business of GTE Directories Service Corporation. In addition, prior to the merger, Valor had outsourced the publishing of its directories, or the Valor Directories, to L.M. Berry. Following the merger of Alltel’s wireline telecommunications business with Valor in the transaction that formed Windstream, Windstream’s directory publishing business was operated by its wholly-owned subsidiary, Windstream Yellow Pages, Inc., or Windstream Yellow Pages.

The Split-Off. On December 13, 2006, Windstream announced that it would split off Windstream Yellow Pages in a tax-free transaction to the Welsh Regatta Group. Regatta Holdings was formed to hold Windstream

Yellow Pages prior to the Split-Off. The Split-Off was consummated on November 30, 2007. The following transactions occurred in connection with the Split-Off:

•	Windstream contributed all the shares of capital stock of Windstream Yellow Pages to Regatta Holdings.

•	Regatta Holdings entered into senior secured credit facilities consisting of (i) a $20.0 million senior secured revolving credit facility and (ii) a $66.0 million senior secured term loan facility.

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In exchange for the transfer to it of all the shares of capital stock of Windstream Yellow Pages, Regatta Holdings: (i) distributed to Windstream a special cash dividend of $40.0 million; (ii) issued additional shares of Regatta Holdings common stock to Windstream (which, together with the existing shares of Regatta Holdings’ common stock held by Windstream, are referred to as the Regatta Shares); and (iii) distributed the outstanding notes to Windstream.

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Following the completion of the transactions described above, Windstream exchanged all the Regatta Shares for an aggregate of 19,574,422 shares of Windstream common stock then held by the Welsh Regatta Group, which were then retired.

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Windstream then exchanged the outstanding notes for outstanding Windstream debt held by certain selling security holders. These security holders resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons under Regulation S under the Securities Act.

Upon the consummation of the above-described transactions:

•	The Welsh Regatta Group indirectly owned 100% of Regatta Holdings;

•	Windstream Regatta Holdings, Inc.’s name was changed to Local Insight Regatta Holdings, Inc.; and

•	Windstream Yellow Pages’ name was changed to Local Insight Yellow Pages, Inc.

In connection with the Split-Off, LIYP entered into several commercial agreements with Windstream to define its relationship with Windstream with respect to a number of services. In particular, LIYP entered into a 50-year Publishing Agreement pursuant to which Windstream granted LIYP an exclusive, royalty-free license to publish Windstream-branded directories in the Windstream Service Areas. LIYP also entered into a Billing and Collection Agreement, a Foreign Billing and Collection Agreement and a Tax Sharing Agreement in connection with the Split-Off. See the section entitled “Business—Agreements Between LIYP and Windstream” below for more information about these agreements.

Acquisition of the Berry ILOB. On April 23, 2008, The Berry Company acquired substantially all the assets and certain liabilities of the Berry ILOB from L.M. Berry, a subsidiary of AT&T Inc., for a total purchase price of $235 million in cash (subject to adjustments relating to working capital). See the section entitled “Business—The Berry Company” for more information about this acquisition and The Berry Company.

Combination of Regatta Holdings and Local Insight Media. Prior to June 20, 2008, the Welsh Regatta Group indirectly owned 100% of Regatta Holdings and the Welsh LIM Group (which is comprised of certain funds affiliated with WCAS that are not part of the Welsh Regatta Group) owned approximately 70.5% of Local Insight Media. Local Insight Media’s operating subsidiaries are CBD Media Finance LLC, or CBD Media, the leading publisher of print and online directories in the greater Cincinnati metropolitan area; ACS Media Finance LLC, or ACS Media, the largest publisher of print and Internet advertising directories in the State of Alaska; and HYP Media Finance LLC, or HYP Media, the largest publisher of print and Internet advertising directories in the State of Hawaii.

On June 20, 2008, the businesses of Regatta Holdings and Local Insight Media were combined in a transaction pursuant to which:

•	A new holding company, Local Insight Media Holdings, was established;

•	Regatta Holdings became a wholly-owned, indirect subsidiary of Local Insight Media Holdings;

•	Local Insight Media became a wholly-owned, indirect subsidiary of Local Insight Media Holdings; and

•	The Welsh Regatta Group and the Welsh LIM Group directly or indirectly owned approximately 69.3% and 21.7%, respectively, of Local Insight Media Holdings.

As a result of this combination, we are controlled by the Welsh Holdings Group, which is comprised of certain funds and individuals affiliated with WCAS. The Welsh Holdings Group directly or indirectly owns 91.0% of Local Insight Media Holdings, our indirect parent. Since its founding in 1979, WCAS has organized 14 limited partnerships with total capital of $16 billion. Since its inception, WCAS has invested in 159 companies in its target industries and has funded over 650 follow-on acquisitions.

The Berry Company is party to directory publishing and services agreements with CBD Media, ACS Media and HYP Media, which are indirect subsidiaries of Local Insight Media. In addition, under the terms of a Consulting Agreement, our affiliate, Local Insight Media, Inc., or LIMI, provides significant strategic, operational and other support to us. See the section below entitled “Certain Relationships and Related Transactions” for a description of these agreements.

The following chart shows our basic organizational structure following the combination with Local Insight Media. Dashed lines indicate indirect holdings through one or more holding companies.

The Exchange Offer

On November 30, 2007, we completed an offering of $210.5 million in aggregate principal amount of the outstanding notes. The offering of the outstanding notes was exempt from registration under the Securities Act. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes. The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see the section entitled “The Exchange Offer” below.

Securities Offered	$210.5 million in aggregate principal amount of 11.00% Series B Senior Subordinated Notes due 2017.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on November 13, 2008. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may only be exchanged in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes will bear a series B designation and a different CUSIP number than the outstanding notes;

•	the exchange notes will not be entitled to certain registration rights that are applicable to the outstanding notes under the registration rights agreement; and

•	certain special interest rate provisions applicable to the outstanding notes will no longer be applicable.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on November 13, 2008, unless we decide to extend the exchange offer, which we do not currently intend to do. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” below for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You must also then mail or otherwise deliver the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By executing the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

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you are not participating in or intend to participate in, and have no arrangement or understanding with any person or entity to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

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you are not an “affiliate” (within the meaning of Rule 405 under Securities Act) of Regatta Holdings, or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

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if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

See the sections below entitled “The Exchange Offer—Purpose of the Exchange Offer,” “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution.”

Effect of Not Tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer provided for in the outstanding notes and in the indenture governing the notes. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

United States Federal Tax Consequences	There will be no United States federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A., the trustee under the indentures, will serve as exchange agent in connection with the exchange offer.

Terms of the Exchange Notes

The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see the section entitled “Description of Exchange Notes.”

Issuer	Local Insight Regatta Holdings, Inc.

Exchange Notes Offered	$210.5 million of aggregate principal amount of 11.00% Series B Senior Subordinated Notes.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” of Regatta Holdings, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is an affiliate of Regatta Holdings;

•	does not acquire exchange notes in the ordinary course of business; or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated, Shearman & Sterling or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirement of the Securities Act in connection with the resale of the exchange notes. See “The Exchange Offer—Resale of Exchange Notes.”

Maturity Date	December 1, 2017.

Guarantees	The exchange notes will be guaranteed, jointly and severally, irrevocably and unconditionally on a senior subordinated basis, by each of our existing and future domestic restricted subsidiaries that becomes a guarantor under our existing senior credit facilities or any successor credit facility. The guarantees will rank equally with all of the subsidiary guarantors’ other unsecured senior subordinated indebtedness, and will be subordinate in right of payment to any subsidiary guarantors’ senior indebtedness.

Interest Payment Dates	We will pay interest on the exchange notes in cash every June 1 and December 1.

Ranking	The exchange notes will be our unsecured senior subordinated obligations and will rank junior in right of payment to our existing and future senior debt. The exchange notes will rank equally with all future senior subordinated debt and senior to all future junior subordinated indebtedness. As of October 10, 2008, we had approximately $571.3 million of debt outstanding and $3.4 million of available borrowing capacity under our senior secured revolving credit facility. However, such available borrowing capacity represents the unfunded revolving loan commitment of Lehman Brothers Inc. under our senior secured revolving credit facility. Lehman Brothers Inc., whose parent has filed for bankruptcy protection, failed to fund this amount when we submitted a borrowing request following the bankruptcy. We therefore believe that this amount will be unavailable under our senior secured revolving credit facility. In addition, our existing credit facilities provide for an uncommitted incremental facility of up to $100.0 million. The indenture governing the exchange notes will allow us to incur additional debt, including senior secured debt, subject to certain restrictions.

Optional Redemption	We may redeem some or all of the exchange notes at any time on or after December 1, 2012, at redemption prices described in this prospectus under the caption “Description of Exchange Notes—Optional Redemption.” Prior to December 1, 2012, we may not exercise our optional redemption rights.

Change of Control Offer	Upon a change of control (as described below under “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control”), we must offer to repurchase the exchange notes at 101% of the principal amount of the exchange notes, plus accrued and unpaid interest to the date of repurchase.

Certain Indenture Covenants	The indenture governing the exchange notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries, under certain circumstances, to:

•	incur additional debt;

•	prepay subordinated indebtedness;

•	pay dividends or make other distributions on, redeem or repurchase, capital stock;

•	make investments or other restricted payments;

•	enter into transactions with affiliates;

•	engage in sale and leaseback transactions;

•	issue stock of restricted subsidiaries;

•	sell all, or substantially all, of our or its assets;

•	create liens on assets to secure debt; or

•	effect a consolidation or merger.

These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption “Description of Exchange Notes—Certain Covenants.”

No Public Market for the Exchange Notes	The exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers of the outstanding notes advised us at the time of the issuance of the notes that they then intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and they may discontinue any market-making activities in their discretion at any time without notice. See the section below entitled “Plan of Distribution.”

Risk Factors

You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page 12.

Corporate Information

Our principal executive offices are located at 188 Inverness Drive West, Suite 800, Englewood, Colorado 80112, and our telephone number at that location is 303-867-1600. LIYP’s website is located at www.WindstreamYellowPages.com and The Berry Company’s website is located at www.theberrycompany.com. The information contained on these websites is not a part of this prospectus and is not being incorporated by reference herein.

RISK FACTORS

An investment in the notes involves certain risks, including those set forth below. In addition to the risks set forth below, other risks and uncertainties not known to us or that we deem to be immaterial may also materially adversely affect our business operations. All of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you could lose all of or a part of your original investment. You should carefully consider the risks described below as well as other information and data included in this prospectus in considering whether to exchange any outstanding notes for exchange notes.

Risks Related to our Business

The loss of any of our key customer agreements could have a material adverse effect on our business.

In connection with the Split-Off, LIYP entered into several agreements with Windstream, including a Publishing Agreement that expires November 30, 2057. Under the Publishing Agreement, Windstream, among other things, appointed LIYP the exclusive official publisher of Windstream-branded print directories in the Windstream Service Areas. LIYP is also party to a directory publishing agreement with TDS Telecom, under which LIYP publishes 101 print directories on behalf of TDS Telecom.

In connection with the Berry ILOB acquisition, The Berry Company assumed L.M. Berry’s directory service contracts with its customers, including with CenturyTel Service Group, LLC, or CenturyTel, and with Frontier Directory Services Company, LLC and certain of its affiliates, which we collectively refer to as Frontier. Frontier currently may terminate its directory services agreement with The Berry Company by providing notice of the effective date of such termination (subject to certain wind-down procedures). If the directory service agreement with Frontier is terminated, The Berry Company would continue to receive commission payments for a period (up to 12 months following the effective date of the termination of the directory services agreement) based on the gross revenue billed or billable with respect to all directories published prior to the effective date of the termination of the directory services agreement. We are currently in negotiations with Frontier to extend the term of the existing agreement or enter into a new directory services agreement. These negotiations, which have been challenging from time to time, may not be successful, although the parties have recently agreed to attempt to seek a resolution of open points.

Each of these agreements may be terminated prior to its stated term under specified circumstances, some of which are beyond our reasonable control or could require extraordinary efforts or the incurrence of material excess costs on our part in order to avoid breach of such agreement. The termination or nonrenewal of any of these agreements in accordance with their stated terms or otherwise, or the failure by Windstream, TDS Telecom, CenturyTel or Frontier to satisfy their obligations under the agreements to which each is a party, could have a material adverse effect on our business, financial condition and results of operations.

Our inability to enforce the full scope of certain non-competition provisions may impair the value of our business.

LIYP’s Publishing Agreement with Windstream contains a non-competition agreement pursuant to which Windstream has generally agreed, among other things, not to publish tangible or digital media directory products consisting principally of wireline listings and classified advertisements of subscribers in the Windstream Service Areas or any area in which it published directory products for other LECs as of November 30, 2007. In connection with the Berry ILOB acquisition, L.M. Berry, BellSouth Advertising and Publishing Corporation, or BAPCO, and AT&T Yellow Pages Holdings, LLC, or YPH, entered into a non-competition agreement with The Berry Company pursuant to which they agreed, for a period of five years, not to compete with us in the business of providing independent outsourced sales forces to LECs as their primary sales force for local sales of paid advertisements. The noncompetition provisions apply to any English language Yellow Pages print directory in the geographic areas served by The Berry Company or LIYP as of April 23, 2008.

Under applicable law, enforcement of a covenant not to compete may be limited if:

•	it is not necessary to protect a legitimate business interest of the party seeking enforcement;

•	it unreasonably restrains the party against whom enforcement is sought; or

•	it is contrary to the public interest.

If these non-competition agreements were ever challenged, their enforceability would be determined by a court based on all of the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is not possible to predict with certainty whether, or to what extent, a court would enforce these non-competition agreements in our favor or find that any of them are unenforceable. If a court were to determine that any of these non-competition agreements are unenforceable, Windstream, L.M. Berry, BAPCO or YPH, as the case may be, could compete directly against us in the previously restricted markets, which could harm our business, financial condition and results of operations.

Our rights under existing agreements could be impaired if bankruptcy proceedings were brought by or against any of the parties to these agreements or certain third parties.

As described above, we are party to a Publishing Agreement and other commercial contracts with Windstream, and directory publishing agreements with TDS Telecom, CenturyTel, Frontier, ACS Media, CBD Media, HYP Media and other LECs. If a bankruptcy case were to be commenced by or against any of these companies, it is possible that all or part of these agreements could be considered an executory contract and could therefore be subject to rejection by that party or by a trustee appointed in a bankruptcy case. In addition, protections for certain types of intellectual property licenses under the Bankruptcy Code are limited in scope and do not presently extend to trademarks. Accordingly, we could lose our rights to use the trademarks we license in connection with these agreements should we or the party from whom we license these rights become subject to a bankruptcy proceeding. If one or more of these agreements were rejected, the applicable agreement might not be specifically enforceable. The loss of any rights under any of these agreements could have a material adverse effect on our business, financial condition and results of operations.

In addition, ACS Media, CBD Media and HYP Media (which are affiliates of ours) are parties to publishing agreements with the LECs in the markets they serve (Alaska Communications Systems Group, Inc. in the case of ACS Media, Cincinnati Bell Telephone Company LLC in the case of CBD Media and Hawaiian Telcom, Inc. in the case of HYP Media). Substantially all the obligations of ACS Media, CBD Media and HYP Media under those publishing agreements are outsourced to The Berry Company. If a bankruptcy case were to be commenced by or against any of these LECs, it is possible that all or part of the publishing agreement with that LEC could be considered an executory contract and could therefore be subject to rejection by that LEC or a trustee appointed in a bankruptcy case. The loss by ACS Media, CBD Media or HYP Media of its rights under its publishing agreement with the relevant LEC could result in a decrease or cessation of payments to The Berry Company under its directory service agreements with that company, which could have a material adverse effect on our business, financial condition and results of operations. On September 16, 2008, Hawaiian Telcom Communications, Inc., or HTCI, the parent of Hawaiian Telcom, Inc., announced that it had engaged the services of Lazard Frères & Co. LLC as its financial advisor to assist in the evaluation of various balance sheet restructuring options, that it expected to review a range of options to best position HTCI to maximize value and to capitalize on the continuing opportunities that exist in the Hawaii communications market, and that it is taking steps to organize HTCI’s bondholders to facilitate discussions regarding a revised strategic plan. HTCI stated that it could provide no assurances about the outcome of this process.

Our directory revenue may decline.

For the 11 months ended November 30, 2007 and the one month ended December 31, 2007, LIYP generated directory revenue of $122.7 million and $10.2 million, respectively. Directory revenue for the year ended December 31, 2006 was $149.7 million. For the six months ended June 30, 2008, LIYP generated directory revenue of $65.2 million, compared to directory revenue of $69.0 million for the six months ended June 30, 2007. These declines were primarily due to lower print revenue. LIYP’s print revenue may continue to decline. The Berry Company’s print revenue may also decline. These declines may not be offset by increases in revenue from our IYP and other non-print products, which could harm our business, financial condition and results of operations.

We face significant competition in directory advertising that may reduce our market share and harm our financial performance.

The directory advertising industry is highly competitive. Approximately 77% of total U.S. directory advertising sales are attributable to publishers that are either owned by incumbent LECs (such as AT&T Inc.), or have agreements to publish directories for incumbent LECs (such as Idearc Inc. and R.H. Donnelley Corporation), or incumbent publishers. Independent Yellow Pages directory publishers operating in the United States compete with these incumbent publishers and represent the remaining market share.

In all of our directory publishing markets, we compete with one or more Yellow Pages directory publishers, which are predominantly independent publishers. Given the mature state of the directory advertising industry, independent competitors are typically focused on aggressive pricing to gain market share. In some markets, we also compete with other incumbent publishers in overlapping and adjacent markets, which affects our ability to attract and retain advertisers and to increase advertising rates. We also compete for advertising sales with other traditional media, including newspapers, magazines, radio, direct mail, telemarketing, billboards and television. Many of these other publishers and traditional media competitors are larger and have greater financial resources than us. We may not be able to compete effectively with these companies for advertising sales or acquisitions in the future, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to anticipate or respond adequately to changes in technology and user preferences, our competitive position could be materially adversely affected.

The Internet has emerged as a significant medium for advertisers. Advances in technology have brought and likely will continue to bring new participants, new products and new channels to our industry, primarily as a result of user preferences for electronic delivery of traditional directory information and electronic search engines and services. We expect the use of the Internet and wireless devices by consumers as a means to transact commerce and obtain information about advertisers to continue to result in new technologies being developed and services being provided that will compete with our traditional products and services. National search companies such as Google, AT&T and Yahoo! are focusing and placing high priorities on local commercial search initiatives. Several other companies are developing technologies that allow advertisers to tailor their messages to consumers based on detailed and individualized consumer information and to track and report this individualized information to advertisers to allow them to further refine their advertising initiatives. Our growth and future financial performance depends on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, to incorporate the latest technological advances and accommodate changing user preferences. We may not be able to provide services over the Internet successfully or compete successfully with other IYP or wireless services. If we fail to anticipate or respond adequately to changes in technology and user preferences or are unable to finance the capital expenditures necessary to respond to such changes, our advertising revenue could decline significantly.

We face significant competition from other Internet-based advertisers and search engines that may have more resources than us devoted to developing new technologies to enhance advertising revenues.

Directory publishers, including us, have increasingly bundled online advertising with their traditional print offerings in order to enhance total usage and advertiser value. LIYP operates an IYP site, WindstreamYellowPages.com. In addition, The Berry Company is an authorized reseller of YellowPages.com, an IYP directory, and publishes IYP sites for 34 customers (including 31 LECs). These IYP sites compete with the IYP directories of incumbent publishers (such as Superpages.com and Dexknows.com) and of independent directory publishers (such as Yellowbook.com), and with other Internet sites, including those available through wireless applications, that provide classified directory information, such as Switchboard.com (which is owned by Idearc Inc.), Business.com (which is owned by R.H. Donnelley Corporation), Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN and others, some of which have entered into affiliate agreements with other major directory publishers. We may not be able to compete effectively with these other companies, some of which may have greater resources than we do, including financial and technical resources needed to develop technological advances necessary to attract and enhance advertising revenue in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Increased competition in local telephone markets could reduce the benefits of using the Windstream and other incumbent LEC brand names.

The market position of Windstream, as well as other incumbent LECs with which we have publishing contracts, may be adversely impacted by the Telecommunications Act of 1996, which effectively opened local telephone markets to increased competition. In addition, Federal Communication Commission rules regarding local number portability, advances in communications technology (such as wireless devices and voice over Internet protocol) and demographic factors (such as potential shifts by younger generations away from wireline telephone communications towards wireless or other communications technologies) may further erode the market position of Windstream and other incumbent LECs. As a result, it is possible that some or all of these incumbent LECs will not remain the primary local telephone services providers in their local service areas. In that event, our right to be the exclusive publisher in that market and to use an incumbent LEC’s brand name on its directories in that market may not be as valuable as we presently anticipate, and we may not realize some of the existing benefits under our other commercial arrangements with such incumbent LECs.

Declining usage of printed Yellow Pages directories could adversely affect our business.

Overall references to print Yellow Pages directories in the United States have declined according to the most recent available data. We believe this decline was attributable to a number of factors, including increased usage of IYP directory products (particularly in business-to-business and retail categories), the proliferation of very large retail stores for which consumers and businesses may not reference the Yellow Pages, and demographic shifts among consumers, particularly the increase of households in which English was not the primary language spoken. We believe that over the next several years, references to print Yellow Pages directories are likely to gradually decline as users may increasingly turn to digital and interactive media delivery devices for local commercial search information.

Usage of our print directories may continue to decline. Any decline in usage could:

•	impair our ability to maintain or increase our advertising prices;

•	reduce advertising sales in our Yellow Pages directories; and

•	discourage new businesses from purchasing advertising in our Yellow Pages directories.

Any decline in the usage of our printed directories may not be offset in whole or in part by an increase in usage of our IYP directories. Any of the factors that may contribute to a decline in usage of our print directories, or a combination of them, could impair our revenues and have a material adverse effect on our business, financial condition and results of operations.

We may experience difficulties integrating the Berry ILOB.

On April 23, 2008, The Berry Company, our wholly-owned subsidiary, consummated its acquisition of substantially all the assets and certain liabilities of the Berry ILOB. Combining our operations, technologies and personnel with the Berry ILOB, coordinating and integrating sales organizations and distribution channels, and implementing appropriate standards, internal controls, processes, procedures, policies and information systems is and will be time-consuming and expensive. Disruption of, or loss of momentum in, our business or loss of key personnel caused by the acquisition and integration process, diversion of management’s attention from daily operations and any delays or difficulties encountered in connection with these acquisition and integration efforts could have an adverse effect on our business, financial condition and results of operations. In addition, achieving the expected synergies and other benefits from our acquisition of the Berry ILOB will depend in large part on successful integration efforts.

A prolonged economic downturn would adversely affect our business.

We derive substantially all of our revenue from the sale of advertising in directories. Expenditures by advertising customers are sensitive to economic conditions and tend to decline in a recession or other period of uncertainty. We have experienced some decline in directory revenue as a result of recent economic conditions. A continuation or worsening of these economic conditions, a prolonged national or regional economic recession or other events that could produce major changes in shopping and spending patterns, such as the housing market crisis, the credit crisis or a terrorist attack, would have a material adverse effect on our business. In such an event, we would experience lower revenues.

Our dependence on third-party providers of printing, distribution and billing and collection services could materially affect us.

We rely on the information and other systems of our third-party service providers, their ability to perform key operations on our behalf in a timely manner and in accordance with agreed levels of service and their ability to attract and retain sufficient qualified personnel to perform these essential services for us. We depend on third parties to print and distribute our directories and for certain billing and collection services. In particular, we and our affiliates are party to multi-year printing agreements with Quebecor World (USA) Inc., or Quebecor, Des Plaines Printing, LLC, or Des Plains, RR Donnelley & Sons Company, or Donnelley, and Stevens Graphics, Inc., or Stevens Graphics, pursuant to which these third parties print and bind all of our directories (except for the directories published by The Berry Company for Frontier, which contracts directly with a third party for the printing of their directories).

In addition, Windstream performs billing and collection services with respect to amounts owed by advertisers in LIYP’s Windstream-branded directories. LIYP also has contracts with Market Distribution Specialists and Directory Distributing Associates for the distribution of its directories. Generally, The Berry Company’s LEC customers perform billing and collection services with respect to amounts owed by advertisers for whom such LEC is the provider of local telephone service. The Berry Company also has contracts with Directory Distributing Associates and Specialty Directory Distribution Services Inc. for the distribution of its directories.

Because of the large print volume and specialized binding of directories, there are only a limited number of companies capable of servicing our printing and distribution needs and for certain billing and collection services. If we were unable to maintain our current relationships with the third parties who provide our printing and distribution services to us under long-term contracts or any other third-party service providers, we would be required either to hire sufficient staff to perform the provider’s services in-house or to find an alternative service provider. In some cases, including the printing of our directories, it would be impracticable for us to perform the function internally. If we were required to perform any of the services that we currently outsource, it is unlikely that we would be able to perform them on a cost-effective basis. Accordingly, the inability or unwillingness of our third-party vendors to perform their obligations under agreements with us could have a material adverse effect on our business, results of operations and financial condition.

In January 2008, Quebecor filed for creditor protection under the Companies’ Creditors Arrangement Act in Canada and for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In June 2008, Local Insight Media Holdings entered into an agreement with Quebecor that covers directories published by LIYP and The Berry Company. If Quebecor were to fail to successfully exit creditor protection, we would be required to find an alternative provider of printing services. In addition, under The Berry Company’s printing agreement with Stevens Graphics, Stevens Graphics subcontracts certain of its publishing obligations to Quebecor. Under Chapter 11, it is possible that all or part of Stevens Graphics’ agreement with Quebecor could be considered an executory contract and could therefore be subject to rejection by Quebecor or by a trustee appointed in the bankruptcy case. To date, Stevens Graphics’ agreement with Quebecor has not been rejected. However, if that agreement were rejected, it might not be specifically enforceable. The loss of any direct or indirect rights under our agreements with Quebecor could have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the price or availability of paper could materially affect our costs and, as a result, our profitability.

The principal raw material that we use is paper. We do not obtain paper directly from paper mills. Rather, Quebecor, Des Plains and Stevens Graphics purchase the paper on our behalf at market prices that are then charged to us under our contracts with these providers. Changes in the supply of, or demand for, paper could affect delivery times and cause prices to fluctuate. Our third-party print service providers may not be able to continue to purchase paper at reasonable prices and any increases in the cost of paper could impact the profitability of our print directories and harm our overall operating results and financial condition.

Our business may be adversely affected by our reliance on, and our extension of credit to, SMEs.

We believe SMEs constitute a substantial majority of our customer accounts. In the ordinary course of business, we extend credit to these advertisers by allowing the SMEs to pay for their advertising purchases in installments. SMEs, however, tend to have fewer financial resources and higher failure rates than large businesses. In addition, full or partial collection of delinquent accounts can take an extended period of time. In part because of our reliance on SME’s, LIYP recorded $1.3 million in bad debt expense in 2007. The proliferation of very large retail stores may continue to harm SMEs. We believe this trend is a significant contributing factor to advertisers in any given year choosing not to renew their advertising in the following year. Consequently, our business, operating results and financial condition could be adversely affected by our dependence on and our extension of credit to SMEs.

Sales of advertising to national accounts are coordinated by third parties that we do not control.

For the 11 months ended November 30, 2007 and the one month ended December 31, 2007, the sale of advertising to national or large regional chains that purchase advertising in several of the directories that LIYP publishes (such as rental car companies, insurance companies, and pizza delivery businesses) accounted for approximately 10.9% and 2.0% of LIYP’s directory revenue, respectively. During the period from April 23, 2008 to June 30, 2008, the sale of advertising to national accounts accounted for approximately 11.8% of The Berry Company’s directory revenues. Substantially all the revenue derived from national accounts is serviced through CMRs, which are independent third parties that act as agents for national companies and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, our relationships with national advertisers depend significantly on the performance of these third party CMRs, which we do not control. If some or all of these CMRs were unable or unwilling to do business with us or if their performance declines, it could materially impair our ability to generate revenue from our national accounts and our overall financial condition and results of operations. In addition, we face credit risks with CMRs and may be required to write down amounts owed to us if a CMR is unable to pay.

The loss of important intellectual property rights could adversely affect us.

We rely on a combination of copyright and trademark laws as well as contractual arrangements to establish and protect our intellectual property rights. In connection with the Split-Off, we received an exclusive, royalty-free 50-year license to use the Windstream trademark in connection with our publication, marketing and distribution of directory products and related marketing materials in Windstream’s service areas. We also received an exclusive, royalty-free 50-year license to use the WindstreamYellowPages.com domain name. In addition, The Berry Company holds a 10-year, non-exclusive license to use the YellowPages.com trademark in connection with its activities under a Local Advertising Reseller Agreement with YellowPages.com LLC. We also own The Berry Company trademark. Our ability to continue to use licensed marks is subject to our compliance with the terms and conditions of the respective licenses. These intellectual property rights are important to our business as our advertising sales depend to a large extent on our ability to develop and maintain strong brand recognition in the markets we serve, in particular the Windstream brand and the WindstreamYellowPages.com and YellowPages.com domain names. Consequently, the loss or significant limitation of our rights to use, or injury to the goodwill associated with, the trademarks we license or own could diminish our brand and impair our ability to generate advertising revenue in affected markets.

We license other key trademarks we currently use from the applicable LEC. These licenses generally interact with the other contractual arrangements with the applicable LEC, including with respect to the term of the license. Because we license, and do not own, these trademarks, we do not control their prosecution, maintenance or enforcement. Although provisions in the license agreements limit the actions the LECs may take with regard to the trademarks, our inability to control the prosecution, maintenance or defense of the trademarks could result in decisions adverse to us with regard to these trademarks, including the elimination of our rights to use a trademark. In addition, not all of the trademarks that we license from LECs are subject to state or federal trademark protection. This lack of protection may make it more difficult for the relevant LEC to defend against potential infringers and thus could decrease the value of the licensed trademarks to us.

Certain trademarks that we use contain generic terms or may be considered merely descriptive, and therefore may be less valuable to us.

Trademarks that we use may be less valuable to us to the extent a trademark is considered generic or merely descriptive. For example, the phrases “White Pages” and “Yellow Pages” are considered generic by the United States Patent and Trademark Office, or the USPTO, and the three-fingered “Walking Fingers” logo is in the public domain, meaning that third parties are free to use such phrases or logos in their own trademarks and designs. Moreover, elements of some of our licensed trademarks may be considered merely descriptive of the particular good or its source. Descriptive trademarks are initially only allowed registration on the Supplemental Register of the USPTO, if at all, which does not provide the same benefits as registration on the Principal Register. The trademarks currently registered on the Supplemental Register may not become registerable on the Principal Register and therefore afford less protection against use by third parties.

Legal actions involving the trademarks that we own or license could have a material adverse effect on our business.

We may be required from time to time to bring lawsuits against third parties to protect our rights in trademarks that we own or license. Similarly, from time to time, we may be party to proceedings whereby third parties challenge our rights in these trademarks. Any such lawsuits or other actions that we bring may not be successful and we may be found to have infringed or be infringing upon the intellectual property rights of third parties. Although we are not aware of any material infringements of any trademark rights, or loss of important intellectual property rights, that are significant to our business, any lawsuits, regardless of the outcome, or threatened litigation could result in substantial costs and diversion of resources, including costs associated with obtaining additional licenses to continue to use such intellectual property rights, and could have a material adverse effect on our business, financial condition and results of operations.

Litigation related to defamation and other claims could have a material adverse effect on our business.

Various lawsuits and other claims typical for a business of our size and nature are pending against us or may be threatened against us from time to time. We are exposed to defamation, breach of privacy claims and other litigation matters relating to our business, as well as methods of collection, processing and use of personal data. The subjects of our data and users of data collected and processed by us could also have claims against us if our data were found to be inaccurate, or if personal data stored by us were improperly accessed and disseminated by unauthorized persons. The defense of these claims and an adverse outcome of any such lawsuit could be costly, could harm our reputation with our customers and otherwise divert the attention of our management.

In addition, from time to time we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. We do not expect that the ultimate resolution of pending regulatory and legal matters in future periods will have a material effect on our financial condition. Any potential judgments, fines or penalties relating to these matters, however, may have a material effect on our results of operations in the period in which they are recognized.

Legislative initiatives directed at limiting or restricting the distribution of our print directory products or shifting the costs and responsibilities of waste management related to our print products could adversely affect our business.

A number of state and local municipalities are considering legislative initiatives that would limit or restrict our ability to distribute our print directories in the markets we serve. The most restrictive initiatives would prohibit us from distributing our print directories unless residents “opt-in,” that is, affirmatively request to receive our print products. Other less restrictive “opt out” initiatives would allow residents to request not to receive our print products. “Opt out” legislation has been adopted in one of our markets. If opt-in or opt out legislation were adopted in other markets, advertisers may perceive that our value proposition is diminished, as the audience that is being reached may decrease. In addition, some states are considering legislative initiatives that would shift the costs and responsibilities of waste management for discarded directories from municipalities to the producers of the directories. If these or other similar initiatives are passed into law, they would increase our costs to distribute our print products, reduce the number of directories that are distributed, and negatively impact our ability to market our advertising to new and existing customers.

Future changes in applicable laws and regulations may affect our business.

Future changes in federal and state communications laws and regulations applicable to directory publishing obligations could change the competitive landscape or create significant compliance costs for us, each of which could impact our profitability. In addition, as the IYP directory industry develops, specific laws relating to the provision of Internet services and the use of digital and Internet-related applications may become relevant. Regulation of the Internet and Internet-related services is itself still developing both formally by, for instance, statutory regulation, and also less formally by, for instance, industry self regulation. Regulations on the use of data and with respect to data security are also still developing. If our regulatory environment becomes more restrictive, including by increased Internet regulation, restrictions on the use of data, and requirements for the protection of data, our business, results of operations and financial condition could be adversely affected.

Windstream’s regulatory obligation to publish White Pages directories in its incumbent markets may change over time, which may result in an increase in our future operating costs.

State public utilities commission requirements obligate Windstream to publish and distribute White Pages directories of certain residences and businesses that order or receive local telephone service from Windstream. The legal and regulatory provisions also require Windstream, in specified cases, to include information relating to the provision of telephone service provided by Windstream and other carriers in the service area, as well as information relating to local and state governmental agencies. Windstream is also required to publish and distribute White Pages directories under interconnection agreements it maintains with other LECs and resellers of local exchange services. The costs of publishing, printing and distributing the directories are included in our operating expenses.

Under the terms of our Publishing Agreement with Windstream, we are required to discharge Windstream’s regulatory and contractual obligations to publish White Pages directories in its incumbent markets. If any additional legal requirements are imposed on Windstream with respect to these obligations, we would be obligated to comply with these requirements on behalf of Windstream, even if this were to increase our publishing costs. Windstream generally will not be obligated to reimburse us for any increase in our costs of publishing directories that satisfy its publishing obligations. Our ability to effectively compete with directory publishers that do not have those obligations could be adversely affected if we were not able to increase our revenues to cover any of these unreimbursed compliance costs.

We have not been subject to the Sarbanes-Oxley Act of 2002.

Prior to the filing on July 11, 2008 of the registration statement of which this prospectus forms a part, we were not subject to any of the requirements of the Sarbanes-Oxley Act of 2002, which requires, among other things, public companies to have and maintain effective disclosure controls and procedures to ensure timely disclosure of material information and to have management review and attest to the effectiveness of those controls on a quarterly basis. The Sarbanes-Oxley Act also requires public companies to have and maintain effective internal controls over financial reporting to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements and to have management review and attest to the effectiveness of those controls on an annual basis (and to have our independent auditor attest to the effectiveness of such internal controls).

Failures in technology we rely on to operate our business could have a material adverse effect on our business.

Our business activities rely to a significant degree on the efficient and uninterrupted operation of our computer and communications systems and those of third parties. Any failure of current or, in the future, new systems could impair our or our third party service providers’ collection, processing or storage of data and the day-to-day conduct of our business. Such failures could have a material adverse effect on our business, financial condition and results of operations.

Our computer and communications systems and those of third party service providers are vulnerable to damage or interruption from a variety of sources. Despite precautions we have taken, a natural disaster or other unanticipated problems that lead to outages or the corruption or loss of data at our facilities could have a material adverse effect on our business, financial condition and results of operations.

Loss of key personnel or our inability to attract and retain highly qualified individuals in the directories publishing business could materially adversely affect our business.

We depend on the continued services of key personnel, including our experienced senior management team, in particular Marilyn B. Neal, our President and Chief Executive Officer, as well as our regional sales management personnel. Our ability to achieve our operating goals depends to a significant extent on our ability to identify, hire, train and retain qualified individuals in the directories publishing business. Other than our employment contract with Ms. Neal, we currently do not have employment agreements in place with any members of our senior management or with other key personnel, and their employment with us is at-will. Although we believe that we could replace our key employees within a reasonable time should the need arise, the loss of key personnel could have a material adverse effect on our business, financial condition and results of operations.

Turnover among sales representatives could materially adversely affect our business.

A loss of a significant number of experienced sales representatives would likely result in fewer advertising sales in our directories and could materially adversely affect our business. Our ability to attract and retain qualified sales personnel depends on numerous factors outside of our control, including conditions in the local employment markets in which we operate.

Environmental compliance costs and liabilities could adversely affect our operating results, including our cash available for operations.

Our operations, as well as the properties that we own and lease for our business, are subject to stringent laws and regulations relating to environmental protection. Our failure to comply with applicable environmental laws, regulations or permit requirements, or the imposition of liability related to waste disposal or other matters arising under these laws, could result in civil or criminal fines, penalties or enforcement actions, third-party claims for property damage and personal injury or requirements to clean up property or other remedial actions. Some of these laws provide for “strict liability,” which can render a party liable for environmental or natural resource damage without regard to negligence or fault on the part of the party.

In addition, new environmental laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. To the extent that the costs associated with meeting any of these requirements are substantial and not adequately provided for, there could be a material adverse effect on our business, financial condition and results of operations.

We are controlled by the Welsh Holdings Group, whose interests as equity holders may conflict with yours as a creditor.

We are controlled by the Welsh Holdings Group, which directly or indirectly owns 91.0% of Local Insight Media Holdings, our indirect parent. The Welsh Holdings Group is comprised of certain funds and individuals affiliated with WCAS. Through its ownership, WCAS is able, among other things, to elect a majority of the members of our board of directors, appoint new management, amend our certificate of incorporation, approve mergers, sales of our stock and sales of substantially all of our assets and control our affairs and policies. The interests of WCAS and its affiliates might conflict with those of the holders of the notes. For example, the holders of the notes might want us to raise additional equity from our equity sponsor or other investors to reduce our leverage and pay our debts, while our equity sponsor might not want to increase its investment in us or have its ownership diluted and may instead choose to take other actions, such as selling our assets. See “Certain Relationships and Related Transactions.”

Risks Related to the Split-Off

If the Split-Off were to become taxable to Windstream, our results of operations could be materially affected if we are required to indemnify Windstream for a tax-related loss.

The Split-Off was conditioned upon the receipt by Windstream and the Welsh Regatta Group of a private letter ruling from the IRS (which was received in November 2007) to the effect that: (i) the contribution by Windstream of its directory publishing business to Regatta Holdings, (ii) the receipt by Windstream of the special cash dividend of $40.0 million declared by us and the outstanding notes, (iii) the exchange of the outstanding notes for Windstream debt and (iv) the distribution of the Regatta Shares in exchange for the 19,574,422 shares of Windstream common stock then held by the Welsh Regatta Group in the Split-Off will qualify as a tax-free transaction to Windstream, Regatta Holdings and the Welsh Regatta Group for United States federal income tax purposes under Section 355, Section 368 and related provisions of the Internal Revenue Code of 1986, as amended, or the Code. Although a private letter ruling generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, then Windstream and the Welsh Regatta Group will not be able to rely on the ruling.

The Split-Off was also conditioned upon the receipt by each of Windstream and the Welsh Regatta Group of an opinion from its respective tax counsel to the effect that the Split-Off will be tax-free to Windstream and Regatta Holdings, and to the Welsh Regatta Group, respectively, pursuant to Section 355 and other relevant provisions of the Code. In addition, the Split-Off was conditioned upon the receipt by Windstream of an opinion from its tax counsel to the effect that (i) the contribution by Windstream of its directory publishing business to Regatta Holdings, (ii) the receipt by Windstream of the $40.0 million dividend and the outstanding notes and (iii) the exchange by Windstream of the outstanding notes for Windstream debt, will qualify as tax-free to Windstream under Section 368 and related provisions of the Code, and that the outstanding notes will be treated as “securities” for purposes of Section 361 of the Code. Each opinion relied on the IRS letter ruling as to matters covered by the ruling. All of these opinions were based on, among other things, current law and certain representations and assumptions as to factual matters made by Windstream, Regatta Holdings and the Welsh Regatta Group. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by counsel in its opinion. The opinions are not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinions.

The Split-Off would become taxable to Windstream pursuant to Section 355(e) of the Code if 50% or more of the shares of either Windstream common stock or Regatta Holdings common stock were acquired, directly or indirectly, as part of a plan or series of related transactions that included the Split-Off. If the IRS were to determine that acquisitions of Windstream common stock or Regatta Holdings common stock, either before or after the Split-Off, were part of a plan or series of related transactions that included the Split-Off, such determination could result in recognition of gain by Windstream under Section 355(e). In any such case, the gain recognized by Windstream likely would include the entire fair market value of the stock of Regatta Holdings, and thus would be very substantial. In connection with the request for the IRS private letter rulings and the opinion of Windstream’s counsel, Windstream and the Welsh Regatta Group represented that the Split-Off is not part of any such plan or series of related transactions.

Under the Tax Sharing Agreement among Windstream, Regatta Holdings and the Welsh Regatta Group, we are generally required to indemnify Windstream against tax-related losses to Windstream that arise if the tax-free status of the transactions is lost as a result of a disqualifying action taken by any of the Welsh Regatta Group, or by Regatta Holdings or its subsidiaries, after the Split-Off. See “—Risks Related to the Split-Off—Regatta Holdings may be affected by significant restrictions following the Split-Off with respect to certain actions that could jeopardize the tax free status of the Split-Off” and “Certain Relationships and Related Transactions—Tax Sharing Agreement Among Windstream, Regatta Holdings and Members of the Welsh Regatta Group.” The amount of any such losses likely would have a material adverse effect on our business.

Regatta Holdings may be affected by significant restrictions with respect to certain actions that could jeopardize the tax-free status of the Split-Off.

The Tax Sharing Agreement restricts Regatta Holdings from taking certain actions that could jeopardize the tax-free status of the Split-Off (which the Tax Sharing Agreement refers to as “disqualifying actions”), including:

•

generally, for two years after the Split-Off, not taking, or permitting any of our subsidiaries to take, an action that might be a disqualifying action, without receiving the prior determination of Windstream that the action would not jeopardize the tax-free status of the Split-Off;

•

generally, for two years after the Split-Off, not entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition of Regatta Holdings stock or the issuance of shares of Regatta Holdings stock, or options or other rights or instruments that provide for the possibility of the issuance or redemption of Regatta Holdings stock, unless, generally, all such agreements, understandings, arrangements, substantial negotiations or other issuances, taken together, do not involve an acquisition by a person or persons of a 50% or greater interest in Regatta Holdings within the meaning of Section 355(d)(4) of the Code; and

•

for two years after the Split-Off, causing certain wholly-owned subsidiaries that were wholly-owned subsidiaries of Regatta Holdings at the time of the Split-Off to continue the active conduct of Windstream’s directory publishing business to the extent so conducted by those subsidiaries immediately prior to the Split-Off.

See “Certain Relationships and Related Transactions—Tax Sharing Agreement Among Windstream, Regatta Holdings and Members of the Welsh Regatta Group.”

Because of these restrictions, Regatta Holdings may be limited in the amount of stock that it can issue to make acquisitions or raise additional capital in the two years subsequent to the Split-Off, and may otherwise be limited in taking actions that would be advantageous to Regatta Holdings.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes and our other financial obligations.

We have a significant amount of indebtedness. As of October 10, 2008, we had total indebtedness of $571.3 million and up to $3.4 million of additional revolver availability under our credit facilities (assuming that Lehman Brothers Inc. funds its $3.4 million commitment under our senior secured revolving credit facility, which following the bankruptcy of its parent it has failed to do). Because of the bankruptcy of Lehman Brothers Inc.’s parent, we believe the $3.4 million of additional revolver capacity will not be available to us. In addition, our existing credit facilities provide an uncommitted incremental facility of up to $100.0 million.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	make it more difficult to satisfy our other financial obligations;

•	increase our vulnerability to adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	limit our ability to make future acquisitions.

Our discretion in some matters is limited by the restrictions contained in our credit facilities and in the indenture governing the exchange notes, and any default on our credit facilities or the indenture governing the exchange notes could harm our business, profitability and growth prospects.

The agreement that governs our credit facilities and the indenture governing the exchange notes contain a number of covenants that limit the discretion of our management with respect to certain business matters and may impair our ability to respond to changing business and economic conditions. Our credit facilities and the indenture, among other things, restrict our ability to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends and make certain distributions, investments and other restricted payments;

•	create certain liens;

•	sell assets;

•	enter into transactions with affiliates;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets;

•	designate our subsidiaries as unrestricted subsidiaries;

•	limit the ability of restricted subsidiaries to make payments to us; and

•	make acquisitions.

In addition, our credit facilities contain certain financial covenants requiring us to comply with leverage ratio and interest coverage ratio requirements. Our ability to borrow funds for any purpose depends on our satisfying these requirements.

If we fail to comply with any of the financial covenants or the other restrictions contained in our credit facilities or any future financing agreements, an event of default could occur. An event of default could result in the acceleration of some or all of our debt. If the debt is accelerated, we would not have, and may not be able to obtain, sufficient funds to repay our debt, including our obligations under the exchange notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt and will be allowed to make a one time dividend payment to our stockholder. This could further exacerbate the risks associated with our substantial leverage.

The terms of the indenture governing the exchange notes and our credit facilities do not prohibit us or our subsidiaries from acquiring substantial additional debt if we are otherwise in compliance with our financial covenants, including leverage ratios. As of October 10, 2008, an additional $3.4 million was available under the revolving portion of our credit facilities (assuming that Lehman Brothers Inc. funds its $3.4 million commitment under our senior secured revolving credit facility, which following the bankruptcy of its parent it has failed to do) and we can incur up to $100.0 million of additional debt under the uncommitted incremental facility provided for in our credit facilities. Because of the bankruptcy of Lehman Brothers Inc.’s parent, we believe the $3.4 million of additional revolver capacity will not be available to us. Any borrowings under our credit facilities would be senior to the exchange notes in right of payment. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Other Indebtedness.”

In addition, subject to certain conditions, including pro forma compliance with a leverage ratio, prior to March 31, 2010, the indenture governing the exchange notes permits us to make a one time dividend to our stockholder, subject to state corporate law limitations limiting our ability to declare a dividend by the amount of funds legally available therefor. See “Description of Exchange Notes—Certain Covenants—Restricted Payments”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund capital expenditures, acquisitions and research and development efforts will depend on our ability to generate cash. This, to a certain extent, is subject to economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facilities will be adequate to meet our liquidity needs for at least the next few years. However, if our business does not generate sufficient cash flows from operations, we do not realize anticipated cost savings and operating improvements or future borrowings are not available to us under our credit facilities or under alternative financing arrangements, we may be unable to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our credit facilities or the exchange notes, on commercially reasonable terms or at all.

Your right to receive payments on the exchange notes will be junior to the rights of lenders under our credit facilities and the guarantors’ other senior indebtedness, including any of our or the guarantors’ future senior debt.

The exchange notes and the guarantees rank in right of payment behind all of our and the guarantors’ existing and future senior indebtedness, including borrowings under our existing credit facilities, and rank junior in right of payment behind all of our and the guarantors’ future borrowings, except any future indebtedness that expressly provides that it ranks equally or is junior in right of payment to the exchange notes and the guarantees. See “Description of Exchange Notes.”

We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the exchange notes or the guarantees in the event of a payment or other default in respect of our senior indebtedness, including debt under our existing credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the exchange notes or the guarantees for a designated period of time. See “Description of Exchange Notes—Subordination.” Because of the subordination provisions in the exchange notes and the guarantees, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor’s assets will not be available to pay obligations under the exchange notes or the applicable guarantee until we have, or the guarantor has, made all payments in cash on its senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the exchange notes or the applicable guarantee, including payments of principal or interest when due. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange notes will participate with trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness, as the case may be, in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the exchange notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceedings. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the exchange notes may receive less, ratably, than the holders of senior indebtedness. See “Description of Exchange Notes—Subordination.”

Your right to receive payments on the exchange notes could be adversely affected if any future non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Currently, all of our subsidiaries guarantee the exchange notes, but it is possible that not all of our subsidiaries will guarantee the exchange notes in the future. “See Description of Exchange Notes—Overview of the Notes and Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

In the event that certain of our subsidiaries are not guarantors in the future, the assets of these subsidiaries will be subject to prior claims by creditors of those subsidiaries.

The indenture does not limit our ability to invest in restricted subsidiaries that are not guarantors of the exchange notes. You will not have a claim as a creditor against our subsidiaries that are not guarantors of the exchange notes. Therefore, the assets of our non-guarantor subsidiaries will be subject to prior claims by creditors of those subsidiaries, whether secured or unsecured. Unrestricted subsidiaries under the indenture are also not subject to the covenants in the indenture. The indenture permits our restricted subsidiaries that are not guarantors of the exchange notes to incur significant debt. See “Description of Exchange Notes—Certain Covenants—Incurrence of Indebtedness.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims in respect of a guarantee can be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee can be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. A court making this determination, however, may apply a different standard or disagree with our conclusions in this regard.

The amount that can be collected under the guarantees will be limited.

Each of the guarantees is limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, voidable. See “—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” In general, the maximum amount that can be guaranteed by a particular guarantor may be significantly less than the principal amount of the exchange notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the exchange notes.

Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. The occurrence of specified events that would constitute a change of control will constitute a default under our credit facilities. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our credit facilities will not allow such repurchases, in which event, we would be in default on the exchange notes as upon the occurrence of the “change of control” event. In addition, our failure to purchase the exchange notes after a “change of control” in accordance with the terms of the indenture would result in a default under our credit facilities. See “Description of Exchange Notes—Repurchase at the Option of the Holders—Change of Control.”

There is no public market for the exchange notes and a market for the exchange notes may not develop, and you may be unable to sell your exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system. Each of the initial purchasers of the outstanding notes advised us at the time of the issuance of the outstanding notes that it then intended to make a market in the exchange notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes, and any of them may discontinue its market-making activities at any time without notice. Therefore, an active market for the exchange notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. These disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of the exchange notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that: (i) the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer; (ii) the exchange notes will bear a Series B designation and a different CUSIP number than the outstanding notes; (iii) the exchange notes will not be entitled to certain registration rights that are applicable to the outstanding notes; and (iv) certain interest rate provisions applicable to the outstanding notes will no longer be applicable. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2008 and reflects The Berry Company LLC’s acquisition of the Berry ILOB and the refinancing of our senior secured credit facilities in connection with that acquisition. The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

As of June 30, 2008
(unaudited) (in millions)
Cash and cash equivalents	$4.7

Debt:
Credit facilities	$355.0
Notes	210.5

Total debt(1)	565.5
Total stockholder’s equity	203.3

Total capitalization	$768.8

(1)	Total debt is exclusive of approximately $32.7 million in original issue discount.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected historical financial data. The following financial data, excluding EBITDA, as of December 31, 2007 and the period from December 1, 2007 to December 31, 2007 has been derived from our financial statements, which were audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The following financial data, excluding EBITDA, of our predecessor company, Windstream Regatta Holdings, Inc., for the period from January 1, 2007 to November 30, 2007, and as of and for the years ended December 31, 2004, 2005 and 2006 has been derived from the financial statements of our predecessor company, which were audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The following financial data as of June 30, 2008 and for the six-month period ended June 30, 2008 has been derived from our unaudited financial statements, and the following financial data as of June 30, 2007 and for the six-month period ended June 30, 2007 has been derived from the unaudited financial statements of our predecessor company.

The statement of operations data, cash flow data and certain other financial data included in the selected financial data for the six months ended June 30, 2008 include The Berry Company’s results of operations for the period from April 23, 2008 to June 30, 2008. Accordingly, such statement of operations data is not directly comparable to the six months ended June 30, 2007.

Our financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, stand-alone entity during the periods presented prior to the Split-Off on November 30, 2007, particularly, since many changes have occurred in our operations and capitalization as a result of the Split-Off. In addition, the financial data presented for the interim periods are not necessarily indicative of our financial condition and results of operations to be expected for the full year.

The selected historical financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

As permitted by Rule 409 under the Securities Act, we have omitted from our selected historical financial data below statement of operations and cash flow data for our predecessor company’s fiscal year ended December 31, 2003, and balance sheet data for our predecessor company at December 31, 2003. Information necessary for us to provide this disclosure is in the possession of Windstream, which, following our split-off from Windstream on November 30, 2007, is no longer an affiliate of ours. We have requested information from Windstream that would enable us to provide the omitted statement of operations data, cash flow data and balance sheet data. Windstream has responded that such information does not exist in a format required by generally accepted accounting principles and that it is not under any contractual obligation to create such information. Therefore, the omitted information is not available to us without unreasonable effort or expense. Management believes that the omission of this information would not have a material impact on a reader’s understanding of our financial results and condition and related trends.

	Year Ended December 31, 2004 (Predecessor)	Year Ended December 31, 2005 (Predecessor)	Year Ended December 31, 2006 (Predecessor)	Eleven Months Ended November 30, 2007 (Predecessor)	For the Period December 1, 2007 to December 31, 2007 (Successor)	Six Months Ended June 30, 2007 (Predecessor)	Six Months Ended June 30, 2008 (Successor)
	(in thousands)
Statement of operations data:
Directory revenue	$156,436	$155,777	$149,732	$122,650	$10,221	$68,972	$154,368
Cost of revenue (exclusive of certain depreciation and amortization included below)	36,896	33,300	31,755	27,903	7,566	16,209	69,463
Publishing rights	22,691	20,603	19,043	14,713	616	9,863	58,431
Publishing rights paid to Windstream	57,334	59,297	58,334	45,738	—	23,859	—
General and administrative expense	26,003	29,036	30,056	27,208	2,800	14,090	34,397
Consulting fees-affiliate	—	—	—	—	11,061	—	4,553
Depreciation and amortization	1,569	1,688	1,698	1,488	2,373	808	20,585
Transaction costs and other charges	561	124	11,146	3,280	—	3,199	—

Operating income (loss)	11,382	11,729	(2,300)	2,320	(14,195)	944	(33,061)
Interest income, net	—	—	—	—	—	—	(58)
Interest expense, net	1,888	1,790	2,008	2,786	2,515	1,588	21,544
Other expense, net	46	10	5	7	—	6	31

Income (loss) before income taxes	9,448	9,929	(4,313)	(473)	(16,710)	(650)	(54,578)
Income tax provision (benefit)	3,542	3,715	2,626	66	(5,461)	364	(20,380)

Net income (loss)	$5,906	$6,214	$(6,939)	$(539)	$(11,249)	$(1,014)	$(34,198)

Balance sheet data (at end of period):
Cash and cash equivalents	$1	$1	$1	$1	$1,758	$1	$4,720
Total assets	79,320	78,056	79,921	67,945	675,039	75,466	887,946
Total debt	—	—	—	—	285,000	—	532,752
Stockholders’ equity	55,800	58,830	59,951	53,178	237,542	55,653	203,344

Cash flow data:
Operating activities	$(1,749)	$3,926	$(3,955)	$5,494	$(10,604)	$3,369	$9,522
Investing activities	(871)	(742)	(189)	(100)	(264,906)	(85)	(241,691)
Financing activities	2,620	(3,184)	4,144	(5,394)	277,268	(3,284)	235,131

Other financial data:
EBITDA(1)	$12,905	$13,407	$(607)	$3,801	$(4,933)	$1,746	$45,902
Capital expenditures	933	764	213	100	1,938	85	1,640

(1)

EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation and amortization. Management uses this measure as an indicator of our operating performance. EBITDA is unaudited and is not an indicator of financial performance under GAAP or a measure of our liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities or other traditional indicators of operating performance. EBITDA is reconciled to net income (loss) as follows (in thousands):

	Year Ended December 31, 2004 (Predecessor)	Year Ended December 31, 2005 (Predecessor)	Year Ended December 31, 2006 (Predecessor)	Eleven Months Ended November 30, 2007 (Predecessor)	For the Period December 1, 2007 to December 31, 2007 (Successor)	Six Months Ended June 30, 2007 (Predecessor)	Six Months Ended June 30, 2008 (Successor)
Net income (loss)	$5,906	$6,214	$(6,939)	$(539)	$(11,249)	$(1,014)	$(34,198)
Income tax provision (benefit)	3,542	3,715	2,626	66	(5,461)	364	(20,380)
Interest expense, net	1,888	1,790	2,008	2,786	2,515	1,588	21,544
Depreciation and amortization	1,569	1,688	1,698	1,488	9,262	808	78,936

EBITDA	$12,905	$13,407	$(607)	$3,801	$(4,933)	$1,746	$45,902

UNAUDITED PRO FORMA RESULTS OF OPERATIONS

The unaudited pro forma consolidated results of operations for the six months ended June 30, 2008 presented below were derived from the ILOB’s unaudited abbreviated financial statements for the three-month period ended March 31, 2008, our unaudited interim financial statements for the six months ended June 30, 2008, each of which is included elsewhere in this prospectus, and the Berry ILOB’s unaudited abbreviated financial statements for the period April 1, 2008 to April 22, 2008, to give effect to the acquisition of the Berry ILOB as if that acquisition had occurred on January 1, 2007. The unaudited pro forma consolidated results of operations for the year ended December 31, 2007 presented below were derived from our audited financial statements for the period from December 1, 2007 to December 31, 2007, from our predecessor company’s audited financial statements for the 11-month period ended November 30, 2007, and from the ILOB’s audited abbreviated financial statements for the year ended December 31, 2007, each of which is included elsewhere in this prospectus, to give effect to the Split-Off and related transactions and the acquisition of the Berry ILOB as if those transactions had occurred on January 1, 2007.

The unaudited pro forma results of operations are for informational purposes only, may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, stand-alone entity during the periods presented prior to the Split-Off or the acquisition of the Berry ILOB, since various significant changes have occurred in our operations and capitalization as a result of those transactions. In addition, the unaudited pro forma results of operations presented below are not necessarily indicative of our financial condition and results of operations to be expected for the full year.

The unaudited pro forma adjustments are based upon currently available information provided to us and certain assumptions that we believe to be reasonable under the circumstances. The unaudited pro forma adjustments give effect to the significant increases in our finite-lived intangible assets and goodwill, in addition to long-term debt levels, following completion of the Split-Off and the acquisition of the Berry ILOB, and the corresponding effects on depreciation and amortization and interest expense. In addition, the unaudited pro forma adjustments give effect to the elimination of royalties paid to Windstream prior to the Split-Off which are no longer paid under our contractual arrangements with Windstream.

The unaudited pro forma results of operations should be read in conjunction with the information contained in “Capitalization”, “Selected Historical Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

Our unaudited pro forma results of operations for the six months ended June 30, 2008 are as follows (in thousands):

	Regatta Holdings Six Months Ended June 30, 2008 (as reported)	Berry ILOB Three Months Ended March 31, 2008 (as reported)	Berry ILOB Period from April 1, 2008 to April 22, 2008	Pro Forma Adjustments		Consolidated Pro Forma Regatta Holdings Six Months Ended June 30, 2008
Directory revenue	$154,368	$59,467	$24,828	$62,434	(a)	$301,097
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	69,463	9,597	4,854	(27,790	)(b)	56,124
Publishing rights	58,431	35,719	14,740	43,192	(c)	152,082
General and administrative expense	34,397	16,335	3,798	—		54,530
Consulting fees-affiliate	4,553	—	—	447	(f)	5,000
Depreciation and amortization	20,585	5,799	1,416	(4,607	)(g)	23,193

Total operating expenses	187,429	67,450	24,808	11,242		290,929

Operating income (loss)	(33,061)	(7,983)	20	51,192		10,168
Other (income) expenses:
Interest income	(58)	—	—	—		(58)
Interest expense	21,544	—	—	7,504	(i)	29,048
Other expense	31	—	—	—		31

Income (loss) before income taxes	(54,578)	(7,983)	20	43,688		(18,853)
Income tax provision (benefit)	(20,380)	—	—	13,397	(j)	(6,983)

Net income (loss)	$(34,198)	$(7,983)	$20	$30,291		$(11,870)

Our unaudited pro forma results of operations for the year ended December 31, 2007 are as follows (in thousands):

	Regatta Holdings Eleven months ended November, 30, 2007 (Predecessor)	Regatta Holdings For the period December 1, 2007 to December 31, 2007 (Successor)	Regatta Holdings Year ended December 31, 2007 (Combined) (as reported)	Berry ILOB Year ended December 31, 2007	Pro Forma Adjustments		Regatta Holdings Consolidated Pro Forma Year ended December 31, 2007
Directory revenue	$122,650	$10,221	$132,871	$474,603	$(3,149	)(a)	$604,325
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	27,903	7,566	35,469	93,665	63,648	(b)	192,782
Publishing rights	14,713	616	15,329	298,477	(9,097	)(c)	304,709
Publishing rights paid to Windstream	45,738	—	45,738	—	(45,738	)(d)	—
General and administrative expense	27,208	2,800	30,008	72,891	(4,230	)(e)	98,669
Consulting fees-affiliate	—	11,061	11,061	—	(1,061	)(f)	10,000
Depreciation and amortization	1,488	2,373	3,861	34,429	24,215	(g)	62,505
Transactions costs	3,280	—	3,280	—	(3,280	)(h)	—

Total operating expenses	120,330	24,416	144,746	499,462	24,457		668,665

Operating income (loss)	2,320	(14,195)	(11,875)	(24,859)	(27,606)		(64,340)
Other (income) expenses:
Interest expense	2,786	2,515	5,301	—	52,795	(i)	58,096
Other income	7	—	7	—	—		7

Loss before income taxes	(473)	(16,710)	(17,183)	(24,859)	(80,401)		(122,443)
Income tax provision (benefit)	66	(5,461)	(5,395)	—	(40,702	)(j)	(46,097)

Net loss	$(539)	$(11,249)	$(11,788)	$(24,859)	$(39,699)		$(76,346)

(a)

LIYP receives publishing rights royalties from the Berry ILOB for the publication of the Valor Directories. Accordingly, the pro forma adjustments reflect the pro forma consolidation elimination entry of the Valor Directories publishing rights revenue. They also reflect the elimination of print revenue from Windstream as a result of the Split-Off and a pro forma adjustment to reflect the adoption of the deferral and amortization accounting method, as follows:

	Six months ended June 30, 2008			Year ended December 31, 2007
	LIYP	Berry ILOB	Pro Forma Adjustment	LIYP	Berry ILOB	Pro Forma Adjustment
Valor Directories publishing rights revenue(1)	$—	$—	$—	$8,752	$—	$8,752
Consolidation elimination of Valor Directories revenue(2)	(1,510)	—	(1,510)	(9,948)	—	(9,948)
Windstream publishing services revenue(3)	—	—	—	(9,331)	—	(9,331)
Adoption of new accounting policy	—	63,944	63,944	7,378	—	7,378

Net adjustment	$(1,510)	$63,944	$62,434	$(3,149)	$—	$(3,149)

(1)

Reflects the assignment to Regatta Holdings of periodic publishing rights royalties for the 11-month period ended November 30, 2007 from the Berry ILOB associated with the Valor Directories in connection with the Split-Off.

(2)	Reflects the pro forma consolidation elimination of Valor Directories revenue.

(3)	Reflects the elimination of royalties paid to Windstream prior to the Split-Off which are no longer paid under our contractual arrangements with Windstream.

(b)

Reflects the pro forma amortization of favorable sales contracts and margin on acquired deferred directory costs recorded in connection with the Split-Off and the acquisition of the Berry ILOB. Such favorable contracts and margin are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts, generally less than one year. On a pro forma basis, the favorable sales contracts fully amortize in the pro forma results of operations for the year ended December 31, 2007.

	Six months ended June 30, 2008			Year ended December 31, 2007
	LIYP	Berry ILOB	Pro Forma Adjustment	LIYP	Berry ILOB	Pro Forma Adjustment
Favorable sales contracts amortization	$(19,842)	$(11,604)	$(31,446)	$24,092	$20,161	$44,253
Deferred directory costs margin amortization	(4,186)	—	(4,186)	17,425	—	17,425
Adoption of new accounting policy	—	7,842	7,842	1,970	—	1,970

Net adjustment	$(24,028)	$(3,762)	$(27,790)	$43,487	$20,161	$63,648

(c)

Reflects the pro forma consolidation elimination of Valor Directories publishing rights revenue paid to LIYP and a pro forma adjustment to reflect the adoption of the deferral and amortization accounting method, as follows:

	Six months ended June 30, 2008			Year ended December 31, 2007
	LIYP	Berry ILOB	Pro Forma Adjustment	LIYP	Berry ILOB	Pro Forma Adjustment
Consolidation elimination of Valor Directories publishing rights revenue	$—	$(1,510)	$(1,510)	$—	$(9,948)	$(9,948)
Adoption of new accounting policy	—	44,702	44,702	851	—	851

Net adjustment	$—	$43,192	$43,192	$851	$(9,948)	$(9,097)

(d)

Reflects the elimination of royalties that the predecessor company paid to Windstream for the right to operate and publish under the Windstream name. Pursuant to LIYP’s Publishing Agreement with Windstream, Windstream granted us the exclusive, royalty-free right to produce, publish and distribute directories for Windstream in the Windstream Service Areas, as well as an exclusive, royalty-free license to use the Windstream trademark and the WindstreamYellowPages.com domain name during the term of the Publishing Agreement.

(e)	Reflects the elimination of Windstream corporate overhead expenses that had been allocated to our predecessor company.

(f)

Reflects the fees associated with our Consulting Agreement with LIMI. In 2007, such costs included approximately $3.1 million in non-recurring incremental fees, which related primarily to business integration activities.

	Six months ended June 30, 2008			Year ended December 31, 2007
	LIYP	Berry ILOB	Pro Forma Adjustment	LIYP	Berry ILOB	Pro Forma Adjustment
LIYP fees	$(5)	$—	$(5)	$(3,061)	$—	$(3,061)
Berry ILOB fees	—	452	452	—	2,000	2,000

Net adjustment	$(5)	$452	$447	$(3,061)	$2,000	$(1,061)

(g)

Reflects the amortization of the finite-lived identifiable intangible assets and the depreciation of property and equipment associated with incremental fair value adjustments recorded in connection with the Split-Off and the acquisition of the Berry ILOB.

	Six months ended June 30, 2008			Year ended December 31, 2007
	LIYP	Berry ILOB	Pro Forma Adjustment	LIYP	Berry ILOB	Pro Forma Adjustment
Publishing agreement	$—	$—	$—	$5,099	$—	$5,099
Independent publishing agreements	—	—	—	2,834	—	2,834
Customer relationships	(2,471)	(2,136)	(4,607)	15,531	—	15,531
Property and equipment	—	—	—	751	—	751

Net adjustment	$(2,471)	$(2,136)	$(4,607)	$24,215	$—	$24,215

(h)

Reflects the elimination of certain non-recurring transaction-related costs. Such costs were incurred by Windstream in connection with the Split-Off and consisted principally of legal and financial advisory service fees.

(i)

Reflects the elimination of all historical interest expense; the interest expense on the term loan and revolving credit facility under our senior secured credit facilities and on the notes; the commitment fees associated with the unused amount of our revolving credit facility under our senior secured credit facilities; and the amortization of deferred costs associated with the financings entered into in connection with the Split-Off and Berry ILOB acquisition, as follows (in thousands):

	Six Months Ended June 30, 2008	Year ended December 31, 2007
Senior secured revolver	$775	$1,550
Senior secured term loan	12,981	25,963
Notes	11,577	23,155
Unused senior secured revolver commitment fee	25	50
Amortization of deferred financing costs	1,286	2,571
Amortization of original issue discount	2,404	4,807

	29,048	58,096
Historical interest expense	(21,544)	(5,301)

Net adjustment	$7,504	$52,795

The weighted-average interest rate associated with the senior secured long-term debt is assumed to be 9.2%. A one-eighth of one percent change in interest rates on variable interest rate debt would affect interest expense and net income by approximately $0.4 million and $0.3 million, respectively

(j)	Reflects the tax effect of the pro forma adjustments, net of non-deductible transaction costs, based on an assumed effective U.S. statutory federal and state income tax rate of 37.5%.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our actual consolidated ratio of earnings to fixed charges for the years ended December 31, 2004 and 2005 and the three months ended June 30, 2007.

Our historical ratio of earnings to fixed charges for the year ended December 31, 2004 and 2005 and the three months ended June 30, 2007 was 4.82, 5.14 and 4.14 respectively. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” include interest expense and a portion of operating lease rent expense deemed to be representative of interest.

Due to the net loss incurred in the year ended December 31, 2006, six months ended June 30, 2007, the eleven months ended November 30, 2007, the period from December 1, 2007 to December 31, 2007 and the three and six months ended June 30, 2008, the historical ratio of earnings to fixed charges is less than 1:1 for these periods. Additional earnings of $4.3 million, $0.7 million, $0.5 million, $16.7 million, $35.3 million, and $54.6 million for such periods, respectively, would be required to achieve coverage of 1:1. In addition, pro forma ratio of earnings to fixed charges is not meaningful since the pro forma net loss for the year ended December 31, 2007 and the three and six months ended June 30, 2008 was $76.3 million $8.0 million and $11.9 million, respectively.

	Year Ended December 31, 2004 (Predecessor)	Year Ended December 31, 2005 (Predecessor)	Three Months Ended June 30, 2007 (Predecessor)
	(in thousands, except for ratio)
Income before income taxes	$9,448	$9,929	$2,915
Interest expense	1,888	1,790	743
Portion of rent expense representing interest	587	606	186

Income, as adjusted	$11,923	$12,325	$3,844

Fixed charges:
Interest expense	$1,888	$1,790	$743
Portion of rent expense representing interest	587	606	186

Fixed charges	$2,475	$2,396	$929

Ratio of earnings to fixed charges	4.82x	5.14x	4.14x

As permitted by Rule 409 under the Securities Act, we have omitted our calculations of our predecessor company’s ratio of earnings to fixed charges for the year ended December 31, 2003. Information necessary for us to provide this disclosure is in the possession of Windstream, which, following our split-off from Windstream on November 30, 2007, is no longer an affiliate of ours. We have requested information from Windstream that would enable us to provide the omitted ratio of earnings to fixed charges. Windstream has responded that such information does not exist in a format required by generally accepted accounting principles and that it is not under any contractual obligation to create such information. Therefore, the omitted information is not available to us without unreasonable effort or expense. Management believes that the omission of this information would not have a material impact on a reader’s understanding of our financial results and condition and related trends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to and following the consummation of the Split-Off and the acquisition of the Berry ILOB. Accordingly, the discussion and analysis of historical periods does not reflect the ongoing effects of the Split-Off and the Berry ILOB acquisition, including significantly increased leverage and debt service requirements. You should read this discussion and analysis in conjunction with the consolidated financial statements and notes that appear elsewhere in this prospectus. This section contains certain “forward-looking statements” within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus.

Our financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, stand-alone entity during all periods presented.

Overview

We are a leading publisher of print and Internet Yellow Pages directories and the largest provider of outsourced directory sales, marketing and related services in the United States. We have two principal operating subsidiaries. LIYP is the seventh largest Yellow Pages directory publisher in the United States as measured by revenue. LIYP is the exclusive official publisher of Windstream-branded print directories in the Windstream Service Areas and publishes print and Internet directories on behalf of 79 other LECs. The Berry Company, which acquired the Berry ILOB in April 2008, provides an integrated array of directory sales, marketing, production and other services to third parties. The Berry Company publishes print directories on behalf of 78 customers (including 75 LECs), 34 of which (including 31 LECs) rely on The Berry Company for the publication of their IYP directories.

We are managed as a single business unit and report as one reportable segment, and all operations occur in the United States.

Split-Off From Windstream

On November 30, 2007, we were split off from Windstream in the Split-Off to the Welsh Regatta Group. In connection with the Split-Off, our corporate name was changed from Windstream Regatta Holdings, Inc. to Local Insight Regatta Holdings, Inc. We refer to Windstream Regatta Holdings, Inc. prior to the closing of the Split-Off as our predecessor company.

Acquisition of the Berry ILOB

On April 23, 2008, our wholly-owned subsidiary, The Berry Company, acquired substantially all the assets and certain liabilities of the Berry ILOB from L.M. Berry, a subsidiary of AT&T Inc. The Berry Company provides outsourced directory sales, marketing and other services to LECs throughout the country. Prior to its acquisition of the Berry ILOB, The Berry Company had no operations.

With the outsourced directory sales, marketing and publication services The Berry Company and LIYP both provide to incumbent LECs, we are now the largest provider of these outsourced services in the United States.

We engaged in several transactions in connection with the Split-Off and the acquisition of the Berry ILOB that have affected our historical financial statements and that we anticipate will affect our results of operations in the future, as described below.

Adoption of Deferral and Amortization Method

The accounting policies we apply in preparing our consolidated financial statements for the periods subsequent to the Split-Off are consistent with those of the periods preceding the Split-Off, other than the adoption of the deferral and amortization method of accounting for revenue and associated direct and incremental costs, as further described below under “—Basis of Presentation.” Accordingly, certain comparative analyses do not reflect actual period over period activity under the same basis of accounting.

Purchase Accounting Adjustments

In connection with the Split-Off and the acquisition of the Berry ILOB, the deferred costs for directories that were scheduled to be published subsequent to November 30, 2007 (LIYP) and April 23, 2008 (Berry ILOB) were recorded at fair value, which represents the estimated billing value of the published directory less the expected costs to complete the directories following the respective transactions. As a result, when such directories are published, the gross margins associated with these directories will be less than they otherwise would have been in the absence of purchase accounting. Further, we did not assume or record the deferred directory costs related to those directories that were published prior to the Split-Off or the Berry ILOB acquisition, as these costs represented cost of revenue that would have been recognized subsequent to the Split-Off or the Berry ILOB acquisition under the deferral and amortization method in the absence of purchase accounting. In addition, we did not assume or record net deferred revenue associated with certain directories published prior to the Split-Off or the Berry ILOB acquisition recorded on our predecessor company’s or the Berry ILOB acquisition balance sheet as of November 30, 2007 (LIYP) and April 23, 2008 (Berry ILOB). Favorable sales contracts represent customer contracts acquired in the Split-Off for which the cash flow streams associated with post-Split-Off or post-Berry ILOB acquisition customer billings are in excess of our costs to fulfill our obligations under such contracts. Favorable sales contracts are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts.

Publishing Rights

As part of the Split-Off, LIYP entered into a Publishing Agreement with Windstream, pursuant to which LIYP agreed to publish Windstream-branded directories in the Windstream Service Areas. We are the exclusive publisher of Windstream-branded directories in the Windstream Service Areas and do not pay royalties to Windstream for the publishing and other rights granted under the agreement.

General and Administrative Expense

In connection with the Split-Off, LIYP entered into a Transition Services Agreement with Windstream. Under this agreement, we paid Windstream a fee for certain services it provided to us that it historically provided to our predecessor company, including general finance and accounting functions, information technology applications and support services, human resource functions, and billing and collection services. Except with respect to one service (which continued through September 30, 2008), the Transition Services Agreement terminated on May 30, 2008. During the term of the Transition Services Agreement, we also incurred start-up costs and duplicative expenses, such as back office and administrative support expenses, as we developed internal functions to enable us to operate as a stand-alone entity. These start-up costs, together with costs incurred under the Transition Services Agreement, were approximately $0.3 million for the one-month period ended December 31, 2007 and approximately $0.7 million and $2.0 million during the three and six months ended June 30, 2008, respectively. Following the termination of the Transition Services Agreement, we expect operating costs to be greater than historical costs incurred by our predecessor company, due to lower economies of scale.

Consulting Fees

In January 2007, WCAS and LIMI entered into a Consulting Agreement under which LIMI agreed to provide a variety of consulting services (including operational, finance and accounting, treasury, legal, human resource, integration and/or administrative services) relating to WCAS’s acquisition, ownership and operation of our subsidiaries. Under the Consulting Agreement, WCAS agreed to cause us to remit to LIMI the amounts payable thereunder. In April 2008, WCAS assigned to us, and we assumed, all of WCAS’s rights, privileges, obligations and liabilities under the Consulting Agreement. As of December 31, 2007, we had paid LIMI consulting fees of approximately $11.1 million under this agreement. We expect that in future periods, consulting fees paid under this agreement with respect to LIYP will approximate $8.0 million per year and consulting fees paid under this agreement with respect to The Berry Company will approximate $2.0 million per year.

Debt Structure

We incurred $285.0 million in long-term debt in connection with the Split-Off, and interest expense from December 1, 2007 through December 31, 2007 of $2.5 million. As a result of the additional indebtedness incurred in connection with the Split-Off and the refinancing of that indebtedness in connection with the acquisition of the Berry ILOB, we believe we will incur significantly higher levels of interest expense in the future compared to periods prior to the Split-Off.

Basis of Presentation

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. We consolidate all entities we control by ownership of a majority voting interest. All intercompany accounts and significant transactions are eliminated from the financial results.

Windstream Yellow Pages was a fully integrated business of Windstream; consequently, we derived the financial statements for all periods prior to December 1, 2007 from the historical financial statements of Windstream and have included the assets, liabilities, businesses and employees reflected in the specific financial accounting records of the entities that comprised the domestic print and Internet Yellow Pages directory publishing operations of Windstream. The financial statements included elsewhere in this prospectus present:

•	the successor periods as of December 31, 2007 and from December 1, 2007 through December 31, 2007 and as of June 30, 2008 and the three and six months ended June 30, 2008; and

•

the predecessor periods as of December 31, 2006 and from January 1, 2007 through November 30, 2007, and for each of the two years ended December 31, 2006 and 2005, and the three and six months ended June 30, 2007.

We acquired the Berry ILOB on April 23, 2008; consequently, our consolidated results of operations for the three and six month periods ended June 30, 2008 include the Berry ILOB results of operations for the period from April 23, 2008 to June 30, 2008.

Because of Windstream Yellow Pages’ prior relationship with Windstream, our historical results of operations, financial position and cash flows are not necessarily indicative of what they would have been had we been operated without the shared resources of Windstream. Accordingly, the historical financial statements for the periods prior to December 1, 2007 are not necessarily indicative of our future results of operations, financial position and cash flows. In addition, as a result of the acquisition of the Berry ILOB on April 23, 2008, the results of operations and cash flows for the three and six month periods ended June 30, 2008 are not indicative of our future results of operations and cash flows because such results and cash flows do not include the Berry ILOB for the full three and six month periods ended June 30, 2008.

In conjunction with the Split-Off, we adopted the deferral and amortization method of revenue recognition and associated direct and incremental costs. Under the deferral and amortization method, revenue and associated direct and incremental costs are recognized over the expected lives of the directories (generally 12 months), commencing in the month of delivery. Under the delivery method of revenue recognition used by our predecessor company, revenue and associated direct and incremental costs are recognized when the book is delivered. We believe the deferral and amortization method of revenue recognition is preferable because print revenue and cost of sales are recognized over the life of the respective directories, thereby mitigating the impact that distribution timing may have on the comparability of financial statements. It is also the prevalent method other companies use in the Yellow Pages publishing industry. We have presented the adoption of this accounting policy on a prospective basis effective December 1, 2007 in the consolidated financial statements. We expect that in the initial year of this change in accounting policy, there will be a negative impact on the timing of our revenue recognition. However, this change in accounting policy does not impact the amount or timing of cash flow generated. The same timing of recognition applies to direct and incremental costs for each book published.

Directory Revenue

We derive our directory revenue primarily from the sale of advertising in our print directories, which we refer to as print revenue. During the three and six months ended June 30, 2007, the 11 months ended November 30, 2007, the one month ended December 31, 2007 and the three and six months ended June 30, 2008, print revenue comprised 85.9%, 85.6%, 86.3%, 96.9%, 94.4% and 95.3% of our directory revenue, respectively, and we anticipate it will continue to represent a significant percentage of our directory revenue. Local advertising has represented a significant majority of our directory revenue, with approximately 88.1%, 87.7%, 87.3%, 97.9%, 90.7% and 91.4% of print revenue in the three and six months ended June 30, 2007, the 11 months ended November 30, 2007, the one month ended December 31, 2007 and the three and six months ended June 30, 2008, respectively, attributable to local advertisers and 11.9%, 12.3%, 12.7%, 2.1%, 9.3% and 8.6%, respectively, attributable to national advertisers.

We also generate directory revenue from our Internet Yellow Pages, or IYP, business. Revenue from WindstreamYellowPages.com, LIYP’s IYP directory, was less than 1.0% of our directory revenue during the three and six months ended June 30, 2007, the 11 months ended November 30, 2007 and during the one month ended December 31, 2007 and approximately 5.6% and 4.7%, for the three and six months ended June 30, 2008, respectively.

We also generate other directory revenue from additional services provided to LECs. This directory revenue is derived from directory enhancements that are billed back to the LECs and fees derived from other sources, such as the commissions earned from our CMR line of business.

Directory revenue is reported net of sales allowances that are recorded to reduce revenue for customer adjustments that, based on historical experience, are likely to occur subsequent to the initial sale with the exception that a pro rata portion of revenue is deferred to provide for any contractual secondary directory deliveries. Growth in revenue can be affected by several factors, including changes in the number of advertising customers, changes in the pricing of advertising related to competitive, economic or other conditions, changes in the amount of advertising purchased per customer, changes in the size of the sales force and the introduction of additional products, which may generate incremental revenues.

Operating Expenses

Operating expenses include cost of revenue, publishing rights expense, general and administrative expense, depreciation and amortization, and, effective after the Split-Off, consulting fees. Prior to the Split-Off, operating expenses also included royalties for publishing rights paid to Windstream that ceased in connection with the Split-Off, and transaction costs incurred by our predecessor company in connection with the Split-Off.

Cost of Revenue

Cost of revenue includes: (i) costs related to the sales and sales support functions, sales commissions paid to the sales force, local marketing and promotional expenses, and sales training and customer care costs and (ii) costs of producing and distributing both print and IYP directories, including the cost of publishing operations, directory contractor services, graphics, distribution, systems, customer services and billing. Cost of revenue excludes depreciation and amortization expense prior to the Split-Off. Effective after the Split-Off, cost of sales includes certain amortization associated with favorable sales contracts acquired in the Split-Off and Berry ILOB acquisition for which the cash flow streams associated with post-Split-Off and post-Berry ILOB-acquisition customer billings are in excess of our costs to fulfill our obligations under such contracts. Prior to the Split-Off, costs directly attributable to producing print directories (for example, paper, printing and distribution) were expensed at the time the related directory was distributed, except for a pro rata portion of both revenues and related expenses that were deferred to provide for any contractual secondary deliveries. Subsequent to the Split-Off, we defer and recognize such direct and incremental costs over the expected lives of the directories (generally 12 months). All other costs are expensed as incurred. For the three and six months ended June 30, 2007, and the 11 months ended November 30, 2007, cost of revenue represented 24.4%, 23.8% and 23.2%, respectively, of all operating expenses and 22.5%, 23.5% and 22.8%, respectively, of directory revenue. In the one month ended December 31, 2007 and the three and six months ended June 30, 2008, cost of revenue represented 31.0%, 32.6% and 37.1% of all operating expenses and 74.0%, 38.2% and 45.0%, respectively, of directory revenue due primarily to amortization of favorable sales contract intangible assets.

Publishing Rights

Publishing rights expense represents royalties paid to LECs other than Windstream for the right to publish their directories. In the 11 months ended November 30, 2007, publishing rights expense represented 12.2% of all operating expenses and 12.0% of directory revenue. Publishing rights expense is determined as a percentage of net advertising revenue on a per contract basis with respect to directories published for the LECs.

Publishing Rights Paid to Windstream

Publishing rights expense paid to Windstream represents the total amount paid to Windstream for the right to publish their branded directories. In the 11 months ended November 30, 2007, publishing rights expense paid to Windstream represented 38.0% of all operating expenses and 37.3% of directory revenue. Publishing rights expense is determined as a percentage of net advertising revenue on a per contract basis with respect to directories published for Windstream. In connection with the Split-Off, LIYP acquired the exclusive right to publish Windstream-branded directories in the Windstream Service Areas at no charge to LIYP for such publishing rights; accordingly, no such costs have been incurred subsequent to the Split-Off.

General and Administrative Expense

General and administrative expense includes the cost of business taxes, bad debt, marketing and business development, sales expenses, sales administration, accounting and administration, systems, billing, executive and legal, advertising and building maintenance. All general and administrative costs are expensed as incurred. In the 11 months ended November 30, 2007, general and administrative expense represented 22.6% of all operating expenses and 22.2% of directory revenue. Historically, our general and administrative expense has included the shared costs of other services, including real estate, information technology, legal, finance and human resources, all of which were shared among Windstream’s affiliates. However, since the consummation of the Split-Off and as a result of the termination of substantially all the services provided under our Transition Services Agreement with Windstream, we now incur and bear these costs directly.

Depreciation and Amortization

As a result of the purchase accounting for the Split-Off and the Berry ILOB acquisition, we recorded incremental amortization expense related to the identifiable intangible assets, which consist of publishing agreements with useful lives ranging from four to 50 years and customer relationships with a useful life of 20 years.

Consulting Fees

In January 2007, WCAS and LIMI entered into a Consulting Agreement under which LIMI agreed to provide a variety of consulting services including operational, finance and accounting, treasury, legal, human resource, integration and/or administrative services relating to WCAS’s acquisition, ownership and operation of

Regatta Holdings’ subsidiaries. Under the Consulting Agreement, WCAS agreed to cause us to remit to LIMI the amounts payable thereunder. In April 2008, WCAS assigned to us, and we assumed, all of WCAS’s rights, privileges, obligations and liabilities under the Consulting Agreement. We expect that in future periods, consulting fees paid under this agreement with respect to LIYP will approximate $8.0 million per year and consulting fees paid under this agreement with respect to The Berry Company will approximate $2.0 million per year. This agreement will continue to renew for successive one-year terms unless either party provides the other party with 30 days’ prior notice of its intention not to renew the agreement.

Interest Expense, Net

As a result of the indebtedness we incurred in connection with the Split-Off and the Berry ILOB acquisition, we will now incur interest expense of approximately $58.1 million per year, based on interest rates in effect as of June 30, 2008. Historically, Windstream Yellow Pages participated in the centralized cash management of Windstream’s bank accounts. Windstream Yellow Pages earned interest income on receivables due from Windstream and was charged interest expense for payables due to Windstream. These predecessor intercompany obligations were satisfied and terminated upon the closing of the Split-Off.

Income Tax Provision

Windstream Yellow Pages was included in Windstream’s consolidated federal and state income tax returns for the tax periods prior to the Split-Off. We will file stand-alone tax returns for successor periods through the date of the combination with Local Insight Media. Subsequent to that combination, we will be included in Local Insight Media Holdings’ consolidated federal and state income tax returns. The income tax provision in our financial statements has been determined as if we had filed our own consolidated income tax returns separate from Windstream. The Berry ILOB acquisition was executed pursuant to an asset purchase agreement; accordingly, the Berry ILOB results are included in our consolidated federal and state income tax returns for operating activity subsequent to April 23, 2008, the date of acquisition.

Results of Operations

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

Our results of operations for the three months ended June 30, 2008 have been prepared under the deferral and amortization method of accounting, whereas the results of operations for the three months ended June 30, 2007 have been prepared under the delivery method of accounting. In addition, the 2008 results include the operations of The Berry Company subsequent to our acquisition of the Berry ILOB in April 2008. As a result, there are material differences between the periods relating to both the acquisition of the Berry ILOB and the timing of revenue and costs primarily associated with the print directory business resulting from our change in revenue recognition accounting policies. The following table sets forth our operating results for the three months ended June 30, 2008 and the operating results of our predecessor company for the three months ended June 30, 2007 (in thousands):

	Three months ended June 30, 2007 (Predecessor)	Three months ended June 30, 2008 (Successor)
			Change	%
Directory revenue	$47,002	$122,845	$75,843	161.4%
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	10,557	46,967	36,410	344.9%
Publishing rights	6,225	56,119	49,894	801.5%
Publishing rights paid to Windstream	17,273	—	(17,273)	(100.0)%
General and administrative expense	7,289	24,637	17,348	238.0%
Consulting fees-affiliate	—	2,553	2,553	—
Depreciation and amortization	401	13,592	13,191	3,289.5%
Transaction costs	1,599	—	(1,599)	(100.0)%

Total operating expenses	43,344	143,868	100,524	231.9%

Operating income (loss)	3,658	(21,023)	(24,681)	674.7%
Interest expense, net	743	14,232	13,489	1,815.5%
Other expense (income)	—	32	32	—

Income (loss) before income taxes	2,915	(35,287)	(38,202)	(1,310.5)%
Income tax provision (benefit)	1,291	(13,265)	(14,556)	(1,127.5)%

Net income (loss)	1,624	(22,022)	(23,646)	(1,456.0)%

Directory Revenue

Directory revenue of $122.8 million in the three months ended June 30, 2008 increased $75.8 million, or 161.4%, compared to $47.0 million in the same period of 2007. The increase in revenue was primarily attributable to the acquisition of the Berry ILOB, which comprised $91.0 million of revenue in 2008 and was not included in the financial results in 2007, offset by material differences between the periods as a result of the change in accounting method for revenue recognition. Under the delivery method utilized for the predecessor period, directory publications were seasonal, representing approximately 35% of revenue for directories published during the year. Conversely, under the deferral and amortization method utilized for the successor period, revenue is recognized ratably over the life of the directory. Purchase accounting resulted in a reduction to revenue for the three months ended June 30, 2008 related to certain deferred revenue associated with directories published prior to the Split-Off and the Berry ILOB acquisition that otherwise would have been recorded under the deferral and amortization method. In addition, during the three months ended June 30, 2008, we printed five fewer directories compared to the same period in 2007 due to contracts lost with former LEC customers.

Cost of Revenue

The increase in cost of revenue in the three months ended June 30, 2008 of $36.4 million, or 344.9%, over the same period in 2007 related primarily to the acquisition of the Berry ILOB in April 2008 and the related cost of revenues for the period of $24.1 million, which includes amortization of favorable sales contracts of $21.9 million. In addition, the amortization of favorable sales contracts intangible assets acquired in the Split-Off resulted in a change of $11.3 in total cost of revenue for the period.

Publishing Rights

The increase in publishing rights payable in the three months ended June 30, 2008 of $49.9 million, or 801.5% over the same period in 2007 is primarily related to the Berry ILOB’s costs of $56.3 million. This was offset by the loss of five directories published for other LECs in the quarter.

Publishing Rights Paid to Windstream

The elimination of publishing rights expense in the three-month period ended June 30, 2008 reflects the elimination of these expenses under our Publishing Agreement with Windstream, which we entered into in conjunction with the Split-Off.

General and Administrative Expense

General and administrative expense of $24.6 million in the three months ended June 30, 2008 increased $17.3 million, or 238.0%, compared to $7.3 million in the same period in 2007. The increase was primarily due to additional costs incurred as result of the Berry ILOB acquisition in April 2008 of $15.5 million. In addition, there was an increase associated with the Transition Services Agreement of approximately $0.7 million, audit and tax related fees of approximately $0.5 million, and certain information and technology costs related to the Split-Off that enable us to operate as a stand-alone entity.

Consulting Fees

Consulting fees of $2.6 million consisted of fees paid to LIMI for consulting services under the Consulting Agreement, which is described below under the section entitled “Certain Relationships and Related Transactions—Consulting Agreement between Local Insight Media, Inc. and LIYP.”

Depreciation and Amortization

Depreciation and amortization of $13.6 million for the three months ended June 30, 2008 increased $13.2 million over the three months ended June 30, 2007, or 3,289.5%, due primarily to the acquisition of the Berry ILOB and the applicable expense for the period of $6.5 million. The remaining change is primarily due to amortization of certain identifiable intangible assets recorded in purchase accounting for the Split-Off. These assets consist of publishing agreements with useful lives ranging from four to 50 years and customer relationships with a useful life of 20 years.

Transaction Costs

Transaction costs of $1.6 million recorded in the three months ended June 30, 2007 related primarily to accounting fees, legal fees and certain other expenses incurred by our predecessor company in connection with the Split-Off.

Interest Expense

Interest expense of $14.2 million was primarily the result of interest incurred on the debt issued in connection with the Split-Off and the financing of the acquisition of the Berry ILOB. Interest expense of $0.7 million in the same period in 2007 related to interest charged on intercompany balances with Windstream.

Income Taxes

Income tax benefit of $13.3 million and expense of $1.3 million in the three months ended June 30, 2008 and 2007, respectively, are consistent with our income (loss) before income taxes, net of certain non-deductible transaction costs.

Net Loss

Net loss of $22.0 million in the three months ended June 30, 2008 compared to net gain of $1.6 million in the same period in 2007. The net decrease of $23.6 million was primarily due to the after-tax effects of the items described above.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Our results of operations for the six months ended June 30, 2008 have been prepared under the deferral and amortization method of accounting, whereas the results of operations for the six months ended June 30, 2007 have been prepared under the delivery method of accounting. In addition, the results of operations for the six months ended June 30, 2008 include the operations of The Berry Company subsequent to our acquisition of the Berry ILOB in April 2008. As a result, there are material differences between the periods relating to both the acquisition of the Berry ILOB and the timing of revenue and costs primarily associated with the print directory business resulting from our change in revenue recognition accounting policies. The following table sets forth our operating results for the six months ended June 30, 2008 and the operating results of our predecessor company for the six months ended June 30, 2007 (in thousands):

	Six months ended June 30, 2007 (Predecessor)	Six months ended June 30, 2008 (Successor)	Change	%
Directory revenue	$68,972	$154,368	$85,396	123.8%
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	16,209	69,463	53,254	328.5%
Publishing rights	9,863	58,431	48,568	492.4%
Publishing rights paid to Windstream	23,859	—	(23,859)	(100.0)%
General and administrative expense	14,090	34,397	20,307	144.1%
Consulting fees-affiliate	—	4,553	4,553	—
Depreciation and amortization	808	20,585	19,777	2,447.6%
Transaction costs	3,199	—	(3,199)	(100.0)%

Total operating expenses	68,028	187,429	119,401	175.5%

Operating income (loss)	944	(33,061)	(34,005)	(3,602.2)%
Interest expense, net	1,588	21,486	19,898	1,253.0%
Other expense (income)	6	31	25	416.7%

Income (loss) before income taxes	(650)	(54,578)	(53,928)	(8,296.6)%
Income tax provision (benefit)	364	(20,380)	(20,744)	(5,698.9)%

Net income (loss)	(1,014)	(34,198)	(33,184)	(3,272.6)%

Directory Revenue

Directory revenue of $154.4 million in the six months ended June 30, 2008 increased $85.4 million, or 123.8%, compared to $69.0 million in the same period of 2007. The increase in revenue was primarily attributable to the acquisition of the Berry ILOB, which comprised $91.0 million of revenue the first six months of 2008 and was not included in the financial results in 2007, offset by material differences between the periods as a result of the change in accounting method for revenue recognition. Under the delivery method utilized for the predecessor period, directory publications were seasonal, representing approximately 52% of revenue for directories published during the year. Conversely, under the deferral and amortization method utilized for the successor period, revenue is recognized ratably over the life of the directory. Purchase accounting resulted in a reduction to revenue for the six months ended June 30, 2008 related to certain deferred revenue associated with directories published prior to the Split-Off and the Berry ILOB acquisition that otherwise would have been recorded under the deferral and amortization method. In addition, during the six months ended June 30, 2008, we printed 12 fewer directories compared to the same period in 2007 due to contracts lost with former LEC customers.

Cost of Revenue

The increase in cost of revenue in the six months ended June 30, 2008 of $53.3 million, or 328.5%, over the same period in 2007 related primarily to the acquisition of the Berry ILOB in April 2008 which accounted for $24.1 million, which includes amortization of favorable sales contracts of $21.9 million. In addition, the amortization of favorable sales contracts intangible assets acquired in the Split-Off resulted in a change of $28.1 million in total cost of revenue for the period.

Publishing Rights

The increase in publishing rights payable in the six months ended June 30, 2008 of $48.6 million, or 492.4%, over the same period in 2007 is primarily related to $56.3 million in publishing rights incurred by The Berry Company during the period. This is offset by the loss of twelve directories published for other LECs.

Publishing Rights Paid to Windstream

The elimination of publishing rights expense in the six-month period ended June 30, 2008 reflects the elimination of these expenses under our Publishing Agreement with Windstream, which we entered into in conjunction with the Split-Off.

General and Administrative Expense

General and administrative expense of $34.4 million in the six months ended June 30, 2008 increased $20.3 million, or 144.1%, compared to $14.1 million in the same period in 2007. The increase was primarily due to additional costs reflected as result of the Berry ILOB acquisition in April 2008 of $15.5 million. Additionally, there was also an increase related to costs associated with the Transition Services Agreement of approximately $2.0 million, audit and tax related fees of approximately $1.3 million, and certain information and technology costs related to the Split-Off that enable us to operate as a stand-alone entity.

Consulting Fees

Consulting fees of $4.6 million consisted of fees paid to LIMI for consulting services under the Consulting Agreement, which is described below under the section entitled “Certain Relationships and Related Transactions—Consulting Agreement between Local Insight Media, Inc. and LIYP.”

Depreciation and Amortization

Depreciation and amortization of $20.6 million for the six months ended June 30, 2008 increased $19.8 million over the six months ended June 30, 2007, or 2,447.6%, due primarily to the acquisition of the Berry ILOB and the applicable expense for the period of $6.5 million. The remaining change is primarily due to increased amortization of certain identifiable intangible assets recorded in purchase accounting for the Split-Off. These assets consist of publishing agreements with useful lives ranging from four to 50 years and customer relationships with a useful life of 20 years.

Transaction Costs

Transaction costs of $3.2 million recorded in the six months ended June 30, 2007 related primarily to accounting fees, legal fees and certain other expenses incurred by our predecessor company in connection with the Split-Off.

Interest Expense

Interest expense of $21.5 million was primarily the result of interest incurred on the debt issued in connection with the Split-Off. Interest expense of $1.6 million in the same period in 2007 related to interest charged on intercompany balances with Windstream.

Income Taxes

Income tax benefit of $20.4 million and expense of $0.4 million for the six months ended June 30, 2008 and 2007, respectively, are consistent with our income (loss) before income taxes, net of certain non-deductible transaction costs.

Net Loss

Net loss of $34.2 million in the six months ended June 30, 2008 compared to net loss of $1.0 million in the same period in 2007. The net increase of $33.2 million was primarily due to the after-tax effects of the items described above.

Successor Period—One Month Ended December 31, 2007

No comparative information is presented for the successor period, primarily due to no fundamental changes to our principal operations during the period other than elimination of the publishing rights paid to Windstream and the change in accounting method for revenue recognition and direct and incremental costs from the delivery method to the deferral and amortization method.

Directory Revenue

Directory revenue of $10.2 million for the period December 1, 2007 to December 31, 2007 was recorded under the deferral and amortization method. There were no significant fundamental changes to our underlying directory campaigns which impacted such revenue.

Cost of Revenue

Cost of revenue of $7.6 million for the period December 1, 2007 to December 31, 2007 was comprised of direct and incremental costs associated with directory revenue, which included approximately $6.9 million in amortization of intangible assets consisting of favorable sales contracts recorded under purchase accounting methods in connection with the Split-Off.

Publishing Rights

Publishing rights of $0.6 million for the period December 1, 2007 to December 31, 2007 related to royalties paid on non-Windstream LEC net advertising during the period.

General and Administrative Expense

General and administrative expense of $2.8 million for the period December 1, 2007 to December 31, 2007 were not significantly impacted by the Split-Off.

Consulting Fees

Consulting fees of $11.1 million for the period December 1, 2007 to December 31, 2007 that were paid to LIMI for consulting services related to the provision of executive, operational, finance and legal services.

Depreciation and Amortization

Depreciation and amortization expense of $2.4 million for the period December 1, 2007 to December 31, 2007 related primarily to amortization of certain identifiable intangible assets acquired in the Split-Off recorded under purchase accounting methods.

Interest Expense

Interest expense of $2.5 million for the period December 1, 2007 to December 31, 2007 was primarily the result of interest incurred on the debt issued in conjunction with the Split-Off.

Income Tax Benefit

Income tax benefit of $5.5 million for the period December 1, 2007 to December 31, 2007 was the result of a net taxable loss generated during the period as a result of deferred tax assets recorded in conjunction with the Split-Off.

Net Loss

Net loss of $11.2 million for the period December 1, 2007 to December 31, 2007 was primarily due to after-tax effects of the items described above.

Predecessor Eleven Month Period Ended November 30, 2007 Compared to Year Ended December 31, 2006

The following table sets forth the operating results of our predecessor company for the period preceding the Split-Off from January 1, 2007 to November 30, 2007 and the year ended December 31, 2006 (in thousands):

	Year Ended December 31, 2006 (Predecessor)	Eleven Months Ended November 30, 2007 (Predecessor)	Change	%
Directory revenue	$149,732	$122,650	$(27,082)	(18.1)%
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	31,755	27,903	(3,852)	(12.1)%
Publishing rights	19,043	14,713	(4,330)	(22.7)%
Publishing rights paid to Windstream	58,334	45,738	(12,596)	(21.6)%
General and administrative expense	30,056	27,208	(2,848)	(9.5)%
Depreciation and amortization	1,698	1,488	(210)	(12.4)%
Transaction costs	11,146	3,280	(7,866)	(70.6)%

Total operating expenses	152,032	120,330	(31,702)	(20.9)%

Operating income (loss)	(2,300)	2,320	4,620	200.9%
Interest expense, net	2,008	2,786	778	38.7%
Other expense, net	5	7	2	40.0%

Income (loss) before income taxes	(4,313)	(473)	3,840	89.0%
Income tax provision (benefit)	2,626	66	(2,560)	(97.5)%

Net income (loss)	$(6,939)	$(539)	$6,400	92.2%

Directory Revenue

Directory revenue of $122.7 million in the 11-month period ended November 30, 2007 decreased $27.1 million, or 18.1%, compared to $149.7 million in the year ended December 31, 2006. Excluding the effects of comparing 11- to 12-month periods, this decrease was primarily attributable to lower revenue generated from print directories in 2007. The decline in print revenue was due primarily to economic and competitive pressures across our markets and the loss of two directory contracts, one of which was not renewed in favor of preserving the relationship with a LEC competing in the same market. Finally, certain directories published in the year ended December 31, 2006 were not published in 2007.

Cost of Revenue

Cost of revenue of $27.9 million in the 11-month period ended November 30, 2007 decreased $3.9 million, or 12.1%, compared to $31.8 million in the year ended December 31, 2006. The effects of comparing 11- to 12-month periods had no material impact the cost of revenue. The decrease was primarily the result of lower production costs and a reduction in sales commissions due to a new commission plan that was implemented in March 2006.

Publishing Rights

Publishing rights of $14.7 million in the 11-month period ended November 30, 2007 decreased $4.3 million, or 22.7%, compared to $19.0 million in the year ended December 31, 2006. Excluding the effects of comparing 11- to 12-month periods, the decrease was primarily the result of lower independent advertising revenue in 2007 compared to 2006.

Publishing Rights Paid to Windstream

Publishing rights paid to Windstream of $45.7 million in the 11-month period ended November 30, 2007 decreased $12.6 million, or 21.6%, compared to $58.3 million in the year ended December 31, 2006. Excluding the effects of comparing 11- to 12-month periods, the decrease was primarily the result of a decrease in overall print revenues for Windstream-branded directories in 2007.

General and Administrative Expense

General and administrative expense of $27.2 million in the 11-month period ended November 30, 2007 decreased $2.8 million, or 9.5%, compared to $30.1 million in the year ended December 31, 2006. Excluding the effects of comparing 11- to 12-month periods, the decrease was primarily the result of lower bad debt in 2007 due to improved collections experience and a reassessment of our exposure to uncollectible accounts, which resulted in a lower allowance for doubtful accounts at November 30, 2007.

Depreciation and Amortization

Depreciation and amortization of $1.5 million for the 11-month period ended November 30, 2007 decreased $0.2 million, or 12.4%, compared to $1.7 million for the year ended December 31, 2006. The decrease is primarily the result of comparing 11- to 12-month periods.

Transaction Costs

Transaction costs of $3.3 million for the 11-month period ended November 30, 2007 decreased $7.9 million, or 70.6%, compared to $11.1 million in the year ended December 31, 2006. These costs in both periods related primarily to our predecessor company’s costs associated with the Split-Off for accounting fees, legal fees and certain other expenses.

Interest Expense

Interest expense of $2.8 million in the 11-month period ended November 30, 2007 increased $0.8 million, or 38.7%, compared to $2.0 million in the year ended December 31, 2006. Excluding the effects of comparing non-comparative periods, the increase was primarily the result of higher average intercompany balances with Windstream in 2007.

Income Taxes

Income tax provision of $0.1 million in the 11-month period ended November 30, 2007 decreased $2.5 million, or 97.5%, compared to $2.6 million in the year ended December 31, 2006. Excluding the effects of comparing 11- to 12-month periods, the decrease was primarily a result of certain non-deductible costs relating to the Split-Off and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.

Net Loss

The decrease in net loss from approximately $6.9 million in the year ended December 31, 2006 to $0.5 million in the 11-month period ended November 30, 2007, excluding the effects of comparing non-comparative periods, is a result of the after-tax effects of the specific items described above.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

The following table sets forth the operating results of our predecessor company for the years ended December 31, 2006, and 2005 (in thousands):

	For the years ended December 31,
	2005 (Predecessor)	2006 (Predecessor)	Change	%
Directory revenue	$155,777	$149,732	$(6,045)	(3.9)%
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	33,300	31,755	(1,545)	(4.6)%
Publishing rights	20,603	19,043	(1,560)	(7.6)%
Publishing rights paid to Windstream	59,296	58,334	(962)	(1.6)%
General and administrative expense	29,036	30,056	1,020	3.5%
Depreciation and amortization	1,688	1,698	10	0.6%
Transaction costs and other charges	124	11,146	11,022	8,888.7%

Total operating expenses	144,047	152,032	7,985	5.5%

Operating income (loss)	11,730	(2,300)	(14,030)	(119.6)%
Interest expense, net	1,791	2,008	217	12.1%
Other expense, net	10	5	(5)	(50.0)%

Income (loss) before income taxes	9,929	(4,313)	(14,242)	(143.4)%
Income tax provision (benefit)	3,715	2,626	(1,089)	(29.3)%

Net income (loss)	$6,214	$(6,939)	$(13,153)	(211.7)%

Directory Revenue

Directory revenue of $149.7 million in the year ended December 31, 2006 decreased $6.1 million, or 3.9%, compared to $155.8 million in the year ended December 31, 2005. The decline in directory revenue was primarily attributable to lower print revenue, which declined to $133.3 million in the year ended December 31, 2006, a $5.7 million, or 4.1%, decrease compared to $139.0 million in the same period of 2005. This decrease was the result of a $3.4 million, or 3.3%, decrease in revenue from Windstream-branded directories and a $2.3 million, or 6.2%, decrease in revenue from directories published for other LECs. The decline in print revenues was due primarily to economic and competitive pressures across our markets and the loss of one directories contract.

Cost of Revenue

Cost of revenue of $31.8 million in the year ended December 31, 2006 decreased $1.5 million, or 4.6%, compared to $33.3 million in the year ended December 31, 2005. The decrease was primarily due to lower sales expense as a result of implementing a new commission plan in the year ended December 31, 2006.

Publishing Rights

Publishing rights of $19.0 million in the year ended December 31, 2006 decreased $1.6 million, or 7.6%, compared to $20.6 million in the year ended December 31, 2005. The decrease was primarily due to the decrease in revenue from directories published for LECs.

Publishing Rights Paid to Windstream

Publishing rights paid to Windstream of $58.3 million in the year ended December 31, 2006 decreased $1.0 million, or 1.6%, compared with $59.3 million in the same period in 2005. This decrease was consistent with the decrease in print revenues derived from directories published for Windstream.

General and Administrative Expense

General and administrative expense of $30.1 million in the year ended December 31, 2006 increased $1.1 million, or 3.5%, compared to $29.0 million in the year ended December 31, 2005. This increase was primarily due to higher production costs related primarily to inflationary increases, and was partially offset by lower office space rental costs and administrative costs due to lower headcount in 2006.

Depreciation and Amortization

Depreciation and amortization remained constant at $1.7 million for the years ended December 31, 2006 and 2005.

Transaction Costs and Other Charges

Transaction costs and other charges of $11.1 million in the year ended December 31, 2006 increased $11.0 million compared to $0.1 million in the year ended December 31, 2005. All of the increase relates to fees associated with financial advisory, accounting and legal fees incurred in the fourth quarter of 2006 in connection with the Split-Off.

Interest Expense

Interest expense of $2.0 million in the year ended December 21, 2006 increased $0.2 million, or 12.2%, compared to $1.8 million in the same period of 2005. Interest expense was charged on intercompany balances with Windstream, our predecessor company’s parent. The increase was primarily the result of higher net payables owed to Windstream as a result of their centralized cash management arrangement and an increase in the interest rate on such amounts in 2006 compared to 2005.

Income Taxes

Tax expense of $2.6 million in the year ended December 31, 2006, decreased $1.1 million, or 29.3%, compared to $3.7 million in the same period in 2005. Our effective tax rate in 2006 was affected by certain non-deductible transaction costs incurred in the fourth quarter of 2006 that were excluded from the tax provision for the year ended December 31, 2006.

Net Income (Loss)

Net loss of $6.9 million for the year ended December 31, 2006 decreased $13.1 million, or 211.7%, compared to net income of $6.2 million for the year ended December 31, 2005 primarily due to the after-tax effects of the items described above.

Liquidity and Capital Resources

Our principal source of liquidity has historically been cash flow generated from operations. The timing of our cash flows throughout the year is reasonably predictable, as our customers typically pay for their advertisements in equal payments over a 12-month period. Payment of our material expenses is generally based on contractual arrangements and occurs with reasonable predictability throughout the year. Our primary liquidity requirements have historically been for working capital needs. Our predecessor company historically generated sufficient cash flow to fund its operations and investments and to make periodic dividend payments to our owner prior to the Split-Off, Windstream.

In addition, we have funded the costs associated with the Split-Off and our acquisition of the Berry ILOB with credit facilities that are described below under the captions “—Credit Facilities” and “—Berry Financing—Senior Secured Credit Facilities.” We have significant debt service obligations under our senior secured credit facilities and under the notes. In addition, we will continue to incur capital costs associated with developing and implementing our own support functions that Windstream previously provided. We believe, however, that cash flow generated from operations will be sufficient to fund our interest and principal payment obligations, working capital requirements and future capital expenditures needs. Our senior secured revolving credit facility provides us with an additional source of liquidity.

In connection with the Split-Off, we entered into a Billing and Collection Agreement and a Foreign Billing and Collection Agreement with Windstream. Under the Billing and Collection Agreement, Windstream collects amounts owed to us from customers who are also Windstream telephone customers. Under the Foreign Billing and Collection Agreement, Windstream collects amounts owed to us by customers for whom Windstream is not the provider of local telephone services. The Billing and Collection Agreement will remain in effect until November 30, 2010, with two successive one-year automatic renewal terms unless we notify Windstream of our decision not to renew the agreement. The Foreign Billing and Collection Agreement will remain in effect until November 30, 2008 and, unless mutually agreed, will not renew or extend thereafter. See “Business—Agreements Between LIYP and Windstream—Billing and Collection Agreements.”

The following table sets forth a summary of cash flows for the six months ended June 30, 2007 for our predecessor company and for our company for the six months ended June 30, 2008 (in millions):

	Six months ended June 30, 2007 (Predecessor)	Six months ended June 30, 2008 (Successor)
Cash flow from operating activities	$3.4	$9.5
Cash flow from investing activities	(0.1)	(241.6)
Cash flow from financing activities	(3.3)	235.1

Change in cash and cash equivalents	$—	$3.0

In the six-month period ended June 30, 2008, cash from operating activities increased $6.1 million compared to the same period in 2007 due primarily to the acquisition of the Berry ILOB in April 2008 and the addition of the related cash from operations of $9.4 million. This increase is offset by $2.0 million in fees paid in 2008 under our Consulting Agreement with LIMI, with the remaining increase attributable to other ordinary changes in working capital.

In the six-month period ended June 30, 2008, cash used in investing activities increased $241.6 million compared to the same period in 2007. This is primarily related to costs of $240.1 million incurred by The Berry Company to acquire the Berry ILOB. In addition, additional capital expenditures related to information technology initiatives were incurred. Although we expect to incur additional capital expenditures relating to developing systems to allow us operate as a stand-alone company following the Split-Off, we do not anticipate significant annual capital expenditures.

In the six-month period ended June 30, 2008, cash used in financing activities increased $238.4 million compared to the same period in 2007, as a result of repayments on the revolving credit facility and on the term loan. Financing activities in the six-month period ended June 30, 2007 primarily consisted of dividends paid to, and certain intercompany transactions with Windstream.

The following table sets forth a summary of cash flow for the years ended December 31, 2005 and 2006 and the successor and predecessor periods comprising the year ended December 31, 2007, respectively (in millions):

	Year ended December 31, 2005 (Predecessor)	Year ended December 31, 2006 (Predecessor)	Eleven months Ended November 30, 2007 (Predecessor)	For the Period December 1, 2007 to December 31, 2007 (Successor)
Cash flow from operating activities	$3.9	$(4.0)	$5.5	$(10.6)
Cash flow from investing activities	(0.7)	(0.2)	(0.1)	(264.9)
Cash flow from financing activities	(3.2)	4.2	(5.4)	277.3

Change in cash and cash equivalents	$—	$—	$—	$1.8

Our primary source of funds is cash generated from operations. The increase in cash used in operating activities in the one month period ended December 31, 2007 of $16.1 million compared to the 11 months ended November 30, 2007 was primarily due to consulting fees paid to LIMI and higher relative interest expense incurred. In the 11 months ended November 30, 2007, cash from operations increased $9.5 million compared to the year ended December 31, 2006. This increase was primarily due to higher expenses incurred in 2006 associated with the Split-Off by the predecessor company. In the year ended December 31, 2006, cash from operations decreased $7.9 million compared to the year ended December 31, 2005. This decrease was primarily due to fees associated with the Split-Off, partially offset by favorable working capital activities.

Cash used in investing activities increased $264.8 million in the one month ended December 31, 2007 compared to the 11 months ended November 30, 2007. This increase primarily reflects the $263.0 million acquisition price paid in conjunction with the Split-Off. Cash from investing activities was relatively constant for the 11 months ended November 30, 2007 compared to the year ended December 31, 2006. Cash used in investing activities decreased $0.5 million in the year ended December 31, 2006 compared to the year ended December 31, 2005. The decrease was primarily due to lower capital spending in 2006.

Cash from financing activities increased $282.7 million in the one month ended December 31, 2007 compared to the 11 months ended November 30, 2007. This increase was primarily due to the issuance of the outstanding notes in conjunction with the Split-Off. Cash from financing activities decreased $9.6 million in the 11 months ended November 30, 2007 compared to the year ended December 31, 2006. This decrease was primarily due to settlement of certain intercompany transactions with Windstream. Cash from financing activities increased $7.4 million in 2006 compared to 2005 related primarily to dividends paid to, and certain intercompany transactions with, Windstream.

Credit Facilities

To finance the Split-Off and related fees and expenses, we entered into an $86.0 million credit facility on November 30, 2007, including a $20.0 million revolving line of credit, and issued $210.5 million in senior subordinated notes. Effective April 23, 2008, we refinanced the $86.0 million credit facility through a new credit facility used in part to finance the Berry ILOB Acquisition. See “Berry Financing—Senior Secured Credit Facilities” and the section entitled “Description of Other Indebtedness” below for a description of the new credit facility. Prior to the refinancing of our credit facility, a payment of accrued interest and a principal repayment in the aggregate amount of $3.1 million was made on March 31, 2008.

The Notes

We issued $210.5 million of unsecured senior subordinated notes in connection with the Split-Off. The senior subordinated notes are unsecured. We are obligated to make interest payments on the exchange notes in June and December of each year. The outstanding notes are subject to certain financial and non-financial covenants that will also apply to the exchange notes, including: restrictions on dividends and other payments to restricted parties; limitations on incurring additional debt; and certain other limitations on the business that are described in this prospectus under the heading “Description of the Exchange Notes” below.

Berry Financing—Senior Secured Credit Facilities

Concurrently with the consummation of the Berry ILOB acquisition, we entered into new senior secured credit facilities provided by JPMorgan Chase Bank, N.A. The new senior secured credit facilities refinanced our previous senior secured credit facility with Wachovia Bank, N.A. that provided for a revolving credit facility of up to $20.0 million and a term loan facility of $66.0 million. The new senior secured credit facilities provide for a $335.0 million senior secured term loan facility and a $30.0 million senior secured revolving credit facility. The revolving credit facility also provides for the issuance of letters of credit. We borrowed the entire $335.0 million term loan at the closing of the acquisition of the Berry ILOB to fund that transaction, to pay fees and expenses incurred in connection with the Berry ILOB acquisition and to repay in full all amounts owing under our prior senior secured credit facilities. At the closing of the Berry ILOB acquisition, we also borrowed $20.0 million under the senior secured revolving credit facility to fund certain additional fees and expenses in connection with the Berry ILOB acquisition. As of October 10, 2008, approximately $3.4 million is available for borrowing under the revolving credit facility and may be used for working capital and general corporate purposes. However, this amount represents the unfunded revolving loan commitment of Lehman Brothers Inc. under our senior secured revolving credit facility. Lehman Brothers Inc., whose parent has filed for bankruptcy protection, failed to fund this amount when we submitted a borrowing request following the bankruptcy. We therefore believe this amount will be unavailable under our senior secured revolving credit facility. The term loan facility is scheduled to mature on April 23, 2015 and the revolving credit facility is scheduled to mature on April 23, 2014.

In general, borrowings under the new credit facilities bear interest based, at our option, at either the LIBOR rate or a base rate, or a BR, in each case plus an applicable margin. The rate of interest under the term loan and the initial rate under the revolving credit facility is LIBOR plus 4% or BR plus 3%. We are also required to pay a commitment fee to the lenders in respect of the unutilized revolving commitments of 0.5% per annum. We can prepay all or any portion of the outstanding borrowings under the new credit facilities at any time without premium or penalty (other than customary breakage costs in the case of LIBOR loans). Payments of principal under the credit facilities are generally due quarterly. The new credit facility also requires us to prepay outstanding borrowings thereunder with up to 75% of our annual excess cash flow, 100% of the net cash proceeds of certain asset sales or other dispositions of property (including casualty insurance and condemnations), and 100% of the net cash proceeds of any issuance or incurrence of debt, other than specified permitted debt.

Subject to certain exceptions, our obligations under the new credit facilities are unconditionally and irrevocably guaranteed by existing and future domestic subsidiaries and are secured by first priority security interests in, and mortgages on, substantially all the assets of our company and each subsidiary guarantor, including a first priority pledge of all the equity interests held by us and each domestic subsidiary guarantor and 65% of the equity interests of any subsidiary guarantor that is a direct first tier foreign entity.

The new credit facilities contain a number of covenants that, among other things and subject to certain exceptions, identify certain events of default and restrictive covenants which are customary with respect to these types of facilities, including limitations on the incurrence of additional indebtedness, capital expenditures, dividends, repurchases of capital stock, sales of assets, liens, acquisitions, mergers and transactions with affiliates. In addition, the new credit facilities require compliance with financial and operating covenants, including a minimum cash interest coverage ratio and a maximum net total leverage ratio.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

Subsequent to December 31, 2007, we refinanced the existing credit facility with a new senior secured credit facility as described in “—Berry Financing—Senior Secured Credit Facilities” above.

The following table presents our contractual obligations, after effect for the refinancing, as of December 31, 2007 (in millions):

	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations(1)	$565.5	$21.7	$6.7	$6.7	$530.4
Interest expense(1)	414.4	49.1	97.8	96.8	170.7
Operating lease obligations	1.6	0.6	1.0	—	—

Total	$981.5	$71.4	$105.5	$103.5	$701.1

(1)

Interest expense reflects an assumed weighted average interest rate of 9.2%. A 0.125% increase or decrease in the weighted average interest rate applicable to our indebtedness would change pro forma interest expense and net income by approximately $0.4 million and $0.3 million, respectively, for the year ended December 31, 2008.

Not included in these contractual cash obligations are $5.2 million of unrecognized tax benefits for which we are unable to make estimates for timing of the related cash payments.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in conformity with GAAP. The application of GAAP requires that in certain instances we make estimates and assumptions regarding future events that impact the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Predicting future events is inherently an imprecise activity and, as such, requires the use of judgments. On an ongoing basis, we review the basis for our estimates and will make adjustments based on historical experience, current and anticipated economic conditions, accepted actuarial valuation methodologies or other factors that we consider to be reasonable under the circumstances. There can be no assurance that actual results will not differ from those estimates.

We consider the following policies to be important in understanding the judgments involved in preparing our financial statements and the uncertainties that could affect our financial condition, results of operations or cash flows.

Revenue Recognition

Effective November 30, 2007, in conjunction with the Split-Off, we adopted the deferral and amortization method of revenue recognition and associated direct and incremental costs to conform with the acquirer’s basis of presentation. We believe the deferral and amortization method of revenue recognition is preferable in that it provides more meaningful information to users of the financial statements because comparability and consistency are enhanced as revenue and cost of sales are recognized over the life of the respective directories thereby mitigating the impact distribution timing may have on the comparability of financial statements. It is also considered the prevalent method utilized by other companies in our industry.

Under the deferral and amortization method, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. We earn revenue primarily from print and Internet Yellow Pages directory publishing. The sale of advertising in printed directories, or print revenue, is our primary source of revenue. Revenue is recognized ratably over the expected life of each directory, which is generally 12 months, generally commencing in the month of distribution. Revenue for advertising on our Internet-based directories is recognized ratably over the period the advertisement appears on the respective site. Amounts billed in advance of the service period and advance payments received from customers are deferred and recognized ratably over the expected service period when service commences and all revenue recognition criteria have been met.

Generally, white and Yellow Pages directories are published with 12-month lives. From time to time, publication dates may be changed for certain directories in order to more efficiently manage work and customer flow. Publication date changes do not have a significant impact on recognized revenue as sales contracts generally allow for the billing of additional monthly charges in the case of directories with extended lives.

Prior to November 30, 2007, our predecessor company, recognized revenue and associated direct and incremental costs as of the date respective publications were published and delivered. For directories with a secondary delivery obligation, our predecessor company deferred a portion of its revenues and related directory costs based on margins achieved for each directory until secondary delivery occurred. Accordingly, at December 31, 2006 unbilled accounts receivable, net of an allowance for doubtful accounts and credits and adjustments, represented future expected billings associated with directories published and delivered for which a useful life remained.

Accounts Receivable

Accounts receivable consists primarily of trade receivables from customers and are generally billed for advertising on a pro rata basis over the customer contract period, which is generally 12 months. Accounts receivable are recorded at estimated net realizable value and are generally unsecured and due within 30 days. The net allowance value includes:

•	An appropriate allowance for customer adjustments that, based on historical experience, are likely to occur subsequent to initial sale; such amounts are recorded as a direct reduction to revenue.

•

An appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts. The allowance is calculated using a percentage of sales method based on collection history and an estimate of uncollectible accounts. We exercise judgment in adjusting the provision as a consequence of known items, such as changes in customer financial standing, current economic factors, and credit trends.

The net allowance was approximately $0.6 million, $0.4 and $4.0 million at June 30, 2008, December 31, 2007 and December 31, 2006, respectively. The reduction in net allowances was primarily associated with the adoption of the deferral and amortization method for revenue recognition.

Deferred Directory Costs

For the successor period, direct and incremental costs related to the production of directories are capitalized and recognized ratably over the life of each directory under the deferral and amortization method, commencing in the month of distribution. Direct and incremental costs include: paper, printing, graphics, distribution, commissions and agency fees. All other costs are expensed as incurred.

For the predecessor period, costs incurred in the production of directories prior to publication were capitalized and then matched to revenues for the directory and recognized upon delivery. These costs included costs directly related to sales, production, printing and distribution of each directory, including labor, materials, and related overhead costs. For directory contracts with a secondary delivery obligation, the Windstream Yellow Pages deferred a portion of its revenues and related directory costs based on achieved margin for each directory until secondary delivery occurred. As a result, a portion of revenue and related expenses for a given book may not have been recognized until up to a year after the initial publication date.

Publishing Rights Payable

The successor and predecessor companies pay a royalty to the telephone companies on whose behalf we publish directories based on the advertising revenues earned and a percentage specified by the related contracts. In addition, our predecessor company paid a royalty to Windstream for certain publishing rights that ceased upon the closing of the Split-Off. Effective for all periods after November 30, 2007, revenues and related expenses associated with directories, including publishing rights royalties, are recognized under the deferral and amortization method. For our predecessor company, revenues and related expenses associated with directories, including publishing rights royalties, were recognized at the time of delivery. For both the predecessor and successor companies, the publishing rights royalties are remitted to the telephone companies on a pro rata basis or in accordance with billed advertising revenues, typically over 12 months.

Business Combinations

We account for all business combinations using the purchase method, which requires the allocation of purchase price to the fair value of the assets acquired and liabilities assumed. Furthermore, intangible assets are recognized apart from goodwill if they arise from contractual or legal rights or if they are separable from goodwill.

Income Taxes

Our predecessor company adopted Financial Accounting Standards Board, or FASB, Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FIN 48), on January 1, 2007. There was no impact to retained earnings as a result of the adoption of FIN 48. FIN 48 requires that we make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of revenue, deductions and tax credits, and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties relating to these uncertain tax positions. As of June 30, 2008, gross unrecognized tax benefits attributable to our recognition of revenue for tax purposes was approximately $16.0 million. None of the gross recognized tax benefits would affect our effective tax rate if recognized.

We recognize interest and penalties related to uncertain tax positions in income-tax expense. As of June 30, 2008 and December 31, 2007, our accrued interest expense and penalties related to unrecognized tax benefits was immaterial. As of June 30, 2008, we believe it is reasonably possible that the unrecognized tax benefits will materially change and be recognized within the next 12 months. The unrecognized tax benefits are related to temporary items which will generally reverse within 12 months; however, these benefits will be offset by new temporary unrecognized tax benefits related to the recognition of revenue for tax purposes for the ensuing period.

The tax years 2004 to 2007 remain open to examination by the major taxing jurisdictions to which we are subject. Our federal tax return and state tax returns in Georgia, Kentucky, Nebraska, North Carolina and Pennsylvania have been identified as “major” taxing jurisdictions.

At December 31, 2007 and 2006, we had state net operating loss carry forwards of $16.7 million and $5.5 million, respectively, which expire annually in varying amounts beginning in 2015 through 2027. We establish valuation allowances when necessary to reduce deferred tax assets to amounts expected to be realized. As of December 31, 2007 and 2006, we recorded a valuation allowance of $0.7 million and $0.6 million, respectively, related to the state loss carryforwards which are expected to expire before utilization. At December 31, 2007 and 2006, we had federal net operating loss carry forwards of $9.6 million and $0, respectively, which expire annually in varying amounts beginning in 2027.

Recent Accounting Pronouncements

In April 2008, the FASB issued FASB Staff Position, or FSP, FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141R, and other U.S. generally accepted accounting principles. This FSP is effective for our interim and annual financial statements beginning in fiscal 2009. We do not expect the adoption of this FSP will have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS 161 amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 will be effective for us in calendar year 2009. We are currently evaluating the impact SFAS 161 will have on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements an Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the non-controlling interest in subsidiaries and for the deconsolidation of subsidiaries. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS No. 160 is not expected to materially impact our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) replaces SFAS 141, Business Combinations. SFAS No. 141(R) has a broader scope than SFAS No. 141, but otherwise retains the fundamental requirements of SFAS No. 141. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS No. 141(R) becomes effective for us on January 1, 2009 and is only applicable to prospective business combinations as of and following such date.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 became effective on January 1, 2008, but has not had a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures related to fair value measurements that are included in a company’s financial statements. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For calendar year companies like ours, SFAS No. 157 was to be effective beginning January 1, 2008. In February 2008, the FASB issued FASB Staff Position No. 157-2 which partially deferred for one year the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We are continuing to evaluate the impact of SFAS No. 157 as it relates to certain nonrecurring fair value measurements, such as our annual impairment reviews of goodwill.

As of June 30, 2008, we did not have any significant financial assets or liabilities measured at fair value on a recurring basis, and thus, the adoption of SFAS No. 157 did not have any material impact on our financial position or results of operations as of June 30, 2008 or for the six-month period then ended.

Quantitative and Qualitative Disclosure About Market Risk

Because we do not hold significant investments in marketable equity securities, we are not subject to material market risk from changes in marketable equity security prices. In addition, because we do not have business operations in foreign countries, we are not subject to foreign currency exchange rate risk.

Our borrowings under our new senior secured credit facilities are floating and therefore subject to interest rate risk. In general, borrowings under the new senior secured credit facilities bear interest, based at our option, at either the LIBOR rate or a base rate, or a BR, in each case plus an applicable margin. The applicable margin is based on a pricing grid to be mutually agreed upon between the lead arranger and us. The applicable interest rate margins per annum under the LIBOR and BR Loans are 4.000% and 3.000%, respectively, subject to adjustment pending changes in our consolidated leverage ratio from time to time. The effective interest rate for our fixed and variable rate debt outstanding for the six months ended June 30, 2008 was approximately 11.0% and 7.25%, respectively. A 0.125% increase or decrease in the weighted average interest rate applicable to our indebtedness outstanding under the notes and the new senior secured credit facilities would change annual interest expense and net income by approximately $0.4 and $0.3, respectively. We are not currently a party to any interest rate swaps or other instruments to hedge interest rates but are required under our existing senior secured credit facility to enter into such hedging arrangements in the future.

BUSINESS

Company Overview

We are a leading publisher of print and Internet Yellow Pages directories and the largest provider of outsourced directory sales, marketing and related services in the United States. We have two operating subsidiaries. Local Insight Yellow Pages, Inc., or LIYP, is the seventh largest Yellow Pages directory publisher in the United States as measured by revenue. LIYP is the exclusive official publisher of Windstream-branded print and Internet directories in the Windstream Service Areas and publishes print directories on behalf of 79 other LECs. The Berry Company, which acquired the Berry ILOB in April 2008, provides an integrated array of directory sales, marketing, production and other services to third parties. The Berry Company publishes print directories on behalf of 78 customers (including 75 LECs), 34 of which (including 31 LECs) rely on The Berry Company for the publication of their IYP directories.

We employ a local sales force that utilizes a consultative sales approach and focuses on partnering with the customer to develop an advertising plan using our products and services. We believe that our sales force is a key competitive advantage, making us a “trusted advisor” for our customers. This facilitates the development of long-term relationships with advertisers and contributes to our ability to achieve high customer and revenue renewal rates. Our local sales force also positions us to maintain customers’ spending in our core print products, while increasing their spending in our increasing array of print and digital products.

We are controlled by the Welsh Holdings Group, which owns 91.0% of the outstanding common stock of our indirect parent, Local Insight Media Holdings. Our parent company also owns Local Insight Media, whose operating subsidiaries are CBD Media Finance LLC, or CBD Media, the leading publisher of print and online directories in the greater Cincinnati metropolitan area; ACS Media Finance LLC, or ACS Media, the largest publisher of print and Internet advertising directories in the State of Alaska; and HYP Media LLC, or HYP Media, the largest publisher of print and Internet advertising directories in the State of Hawaii. The Welsh Holdings Group is comprised of certain funds and individuals that are affiliated with WCAS. Since its founding in 1979, WCAS has organized 14 limited partnerships with total capital of $16 billion. Since its inception, WCAS has invested in 159 companies in its target industries and has funded over 650 follow-on acquisitions.

Local Insight Yellow Pages

LIYP is a leading publisher of print and online directories in rural and certain suburban markets in 36 states located primarily in the eastern, midwestern and southern United States. LIYP serves as the exclusive official publisher of Windstream-branded print and Internet directories in the Windstream Service Areas. In addition, LIYP publishes print directories on behalf of 78 other incumbent LECs and one competitive LEC. LIYP also operates an Internet Yellow Pages, or IYP, directory and offers related services through the WindstreamYellowPages.com website.

Prior to the Split-Off on November 30, 2007, we were wholly-owned by Windstream, which is a leading provider of telecommunications services in rural communities in the United States. Based on the number of telephone lines it has in service, Windstream is the fifth largest local telephone company in the country. On November 30, 2007, we were split off from Windstream to the Welsh Regatta Group in a tax-free transaction that we refer to as the Split-Off. In connection with the Split-Off, LIYP entered into several commercial agreements with Windstream, including a 50-year Publishing Agreement under which Windstream granted LIYP an exclusive, royalty-free license to publish Windstream-branded directories in the Windstream Service Areas.

During the year ended December 31, 2007, LIYP published, directly or under contract, 406 directories. Substantially all of these directories were published for incumbent LECs, including 206 directories published for Windstream and 200 directories published under agreements with other LECs. During the year ended December 31, 2007, LIYP distributed approximately 5.3 million copies of directories for Windstream and approximately 2.1 million copies of directories for other LECs. We believe small and medium-sized enterprises, or SMEs, constitute a substantial majority of LIYP’s approximately 94,000 customer advertising accounts.

LIYP provides IYP services through the WindstreamYellowPages.com website, which provides users with online access to their local directories and offers advertisers the opportunity to extend the reach of their print advertisements. In the last year, LIYP has implemented enhancements to WindstreamYellowPages.com that enable users to search the content of Yellow Pages advertisements in all of the Windstream Service Areas. We believe that WindstreamYellowPages.com, along with several other contemplated new product launches and service offerings, will help drive revenue growth over the next several years.

The Berry Company

On April 23, 2008, our wholly-owned subsidiary, The Berry Company, acquired substantially all the assets and certain liabilities of the Berry ILOB from L.M. Berry, a subsidiary of AT&T Inc. Prior to its acquisition of the Berry ILOB, The Berry Company had no operations. The Berry Company provides outsourced directory sales, marketing, production and other services to third parties. The Berry Company publishes 78 print directories on behalf of 78 customers (including 75 LECs), 34 of which (including 31 LECs) rely on The Berry Company for the publication of their IYP directories. During the year ended December 31, 2007, the Berry ILOB published 490 print directories in 26 states and distributed approximately 18.5 million copies of these directories to or on behalf of its customers.

The Berry Company offers an integrated array of services relating to print Yellow Pages directories, including local and national sales, marketing, advertising design and production, composition, pagination, printing and distribution, advertising inventory control, customer acknowledgement preparation and mailing, quality review, production scheduling, and billing and collection. The Berry Company also offers a full range of services relating to the publication of IYP directories, including sales, website production and maintenance, search engine placement services and distribution of Internet-based advertising content to third party IYP networks (including YellowPages.com and Switchboard.com).

With the outsourced directory sales, marketing and publication services The Berry Company and LIYP both provide to incumbent LECs, we are now the largest provider of these outsourced services in the United States.

The Berry Company’s customers include Local Insight Media’s operating subsidiaries in the greater Cincinnati metropolitan area, the State of Alaska and the State of Hawaii. See the section below entitled “Certain Relationships and Related Transactions—Agreements Between The Berry Company and Subsidiaries of Local Insight Media” for a description of The Berry Company’s agreements with these affiliated companies.

Local Insight Yellow Pages

LIYP serves as the exclusive official publisher of Windstream-branded print and Internet directories in the Windstream Service Areas. LIYP also publishes print directories on an outsourced basis for 78 other incumbent LECs and one competitive LEC.

Markets

LIYP’s markets are primarily located in the eastern, midwestern and southern United States. LIYP derives a significant portion of its revenue from Georgia, Kentucky, Nebraska, Ohio and Pennsylvania. Directories published in Lincoln, Nebraska were the largest contributor to revenue, accounting for no more than 10% of our directory revenue for the year ended December 31, 2006 and for the one month ended December 31, 2007. Under the predecessor company’s revenue recognition accounting method, no revenue for directories published in Lincoln, Nebraska was recognized in the 11 months ended November 30, 2007. The table below shows the number of directories published and the total circulation in each state in which LIYP operated during the year ended December 31, 2007:

State	Number of directories	Total circulation (millions)
Texas	58	1.0
Georgia	37	1.0
Kentucky	32	0.9
Oklahoma	23	0.3
Ohio	19	0.6
Pennsylvania	19	0.3
Arkansas	17	0.2
Missouri	17	0.1
North Carolina	15	0.4
Alabama	14	0.1
Indiana	14	0.1
Tennessee	14	0.2
New York	12	0.2
Alaska	11	0.3
Other—22	104	1.7

Total	406	7.5

The table below shows, for the year ended December 31, 2007, the total circulation in LIYP’s top 20 markets:

Market		Total circulation (thousands)
1	West Suburban Houston, TX	259.4
2	Lexington/Fayette County, KY	250.5
3	Lincoln, NE	240.8
4	Anchorage, AK	214.9
5	Western Reserve, OH	176.5
6	Newark, OH	137.6
7	W. Union County/Matthews, NC	125.8
8	Texarkana, TX	119.4
9	Broken Arrow/Tulsa South, OK	106.0
10	Harrison/Mountain Home Regional, AR	105.8
11	Elyria, OH	94.3
12	Mid Coast Regional, ME	93.9
13	Perry Regional, GA	91.6
14	Mooresville/Lake Norman Area, NC	89.8
15	London Area, KY	87.5
16	Dalton, GA	81.7
17	Jamestown/Warren, NY	80.2
18	Astabula, OH	79.3
19	Twin Lakes Regional, TN	79.1
20	Meadville, PA	71.1
	Other—386	4,870.9

	Total	7,455.9

Windstream Markets

Under its Publishing Agreement with Windstream, LIYP serves as the exclusive directory publisher for Windstream in the Windstream Service Areas. During the year ended December 31, 2007, we published 206 Windstream-branded directories. With a total circulation of approximately 5.3 million copies, Windstream-branded directories accounted for approximately 74.1% of our print revenue for the 11 months ended November 30, 2007, and 79.4% of our print revenue for the one month ended December 31, 2007. Windstream serves as the incumbent LEC in predominantly rural markets across the eastern and southern United States, where it has strong local market penetration.

Other Telco Markets

During the year ended December 31, 2007, LIYP published 200 directories under exclusive directory publishing agreements with 82 incumbent LECs other than Windstream and one competitive LEC. In 2007, these directories were published in 35 states and had a total circulation of approximately 2.1 million. For the 11 months ended November 30, 2007 and for the one month ended December 31, 2007, these directories accounted for approximately 25.9% and 20.6% of our print revenue, respectively. With the exception of one competitive LEC, all of these LECs serve as the incumbent local telecom provider in predominantly rural markets across the United States.

Products and Services

LIYP’s primary product is print directories, which generated approximately 86.3% of our directory revenue for the 11 months ended November 30, 2007 and 96.9% of our directory revenue for the one month ended December 31, 2007. LIYP publishes both a Yellow Pages and a White Pages section, and whenever practicable, LIYP combines the two sections into one directory. Most of LIYP’s print directory offerings are comparable in nature. These print directory advertising products can be divided into three basic categories: Yellow Pages, Specialty/Awareness Products, and White Pages. LIYP also operates an IYP directory, WindstreamYellowPages.com, and generates revenue from additional services provided to incumbent LECs and other sources. Revenue from these other sources, including directory enhancements that are billed back to LECs, the commissions earned from LIYP’s CMR line of business and revenue from WindstreamYellowPages.com, represented approximately 13.7% of our print revenue for the 11 months ended November 30, 2007 and 3.1% of our print revenue for the one month ended December 31, 2007.

Print Directories

LIYP’s print directories are designed to provide consumers with easy access to information and advertisers using a cost effective medium to reach customers in the geographical area in which the directory is distributed. Each directory contains several distinct sections including: (i) a Yellow Pages section, where information is organized by product or service headings that contain business listings and display advertisements, (ii) a White Pages section that lists alphabetically by last name the names, addresses, and phone numbers of residences and businesses in the area served, (iii) a community information section providing reference information about general community services such as government offices, schools and hospitals, and (iv) a coverage map detailing the geographic area covered by the directory.

Yellow Pages Directories

LIYP offers businesses a basic listing at no charge in the relevant directory. For an additional charge, LIYP offers advertisers enhanced listing options intended to increase visibility to the consumer via the following:

•

Listing advertising. A business customer may have its listing highlighted or set in a bolder typeface, both of which increase the visibility of the listing. It can also purchase extra lines of text to convey information, such as hours of operation or a more detailed description of its business.

•

In-column advertising. A business may expand its basic alphabetical listing by purchasing advertising space in the column in which the listing appears. The cost of in-column advertising depends on the size and type of the advertisement purchased. In-column ads may be bolded, set in special fonts, feature different colors and/or graphics.

•

Display advertising. A display advertisement allows the client to include a wide range of information, graphics, photos and logos. The cost of display advertisements depends on the size and type of the ad. Ads are usually positioned at the beginning of a classification, with larger ads first, and range in size from a quarter column to as large as two pages. Within a grouping, advertisements are organized by the seniority of the advertiser, which creates a powerful incentive for clients to renew their advertising every year. Customers have a wide selection of colors, graphics and photo processes which can be combined to generate a visually distinctive and impressive advertisement.

Specialty/Awareness Products

Specialty advertisement products allow businesses to advertise in a variety of high-visibility locations on or in a directory. Each directory has a limited inventory of awareness products, which provide high value to advertisers and are priced at a premium to in-column and display advertisements. LIYP’s specialty/awareness products include:

•	Covers. Premium location advertisements on the inside front and back cover and the outside back and front cover of a directory.

•	Spines. Premium location advertisements on the spine of Yellow and White Pages directories.

•

Tabs. A full-page, double-sided, hardstock, full-color insert that is bound into and separates key sections of the directory. These inserts enable advertisers to achieve awareness and increase the amount of information displayed to directory users.

•	Tip-ons. Removable paper or magnet adhered to the front of the directory.

•	Banners. A banner ad sold at the bottom of any page in the Community or Government sections of the print directory.

•	Gatefold advertising. Gatefold location advertisements that provide extra space to include more information in directory advertisements.

White Pages Directories

LIYP publishes the White Pages sections of its directories under publishing agreements with Windstream and LIYP’s other LEC customers. State public utilities commissions require incumbent LECs, including Windstream and other incumbent LECs for whom LIYP publish directories, to produce White Pages directories to serve their local service area. In addition, Windstream is required to publish and distribute White Pages directories under certain interconnection agreements it maintains with other LECs and resellers of local exchange services. Under its Publishing Agreement with Windstream, LIYP publishes and distributes, on Windstream’s behalf, all White Pages directories in the Windstream Service Areas and provides a White Pages listing free of charge to every residence and business with local wireline telephone service in the area, as well as a courtesy listing in the Yellow Pages for specified business customers.

The White Pages lists every residence and business in the coverage area and includes the name, address and phone number of each residence or business. Similar to advertisers in our Yellow Pages section, White Pages advertisers also have the option to enhance their listings through bolding and highlighting, extra lines for the inclusion of supplemental information and in-column and display advertisements.

IYP Directory and Internet Products

In addition to LIYP’s print directories, LIYP also markets an IYP directory, WindstreamYellowPages.com, to its advertisers. WindstreamYellowPages.com offers an online version of all the Windstream-branded Yellow Pages directories, providing advertisers the opportunity to extend the reach of their print advertising.

In response to market demand and advances in technology, and to enhance our online competitiveness, LIYP has, in the last year, implemented enhancements to WindstreamYellowPages.com that have been commercially introduced in all of the Windstream Service Areas. With these enhancements, WindstreamYellowPages.com offers the easy navigation and convenient features of a high-quality digital publication, such as the ability to search by name, keywords and headings. As a result, users are now able to search the content of local Yellow Pages advertisements in the Windstream Service Areas, thereby increasing the relevance of their search results.

WindstreamYellowPages.com provides advertisers with valuable online exposure prior to the normal print publishing cycle, presenting an opportunity for LIYP to accelerate the collection of online advertising revenues. A sales training initiative is being developed to provide LIYP’s sales force with the skills to successfully communicate the IYP value proposition to advertisers.

Leveraging its strong position in the print Yellow Pages market and its customer relationships, LIYP plans to continue to add incremental value to our IYP platform in the future by exploring the use of other Internet search platforms such as YellowPages.com and other vertical web offerings.

Sales and Marketing

Yellow Pages marketing is primarily a direct sales business which involves both servicing existing accounts and developing new customer relationships. We sell advertising to both local and national advertisers. Renewing customers comprise LIYP’s core advertiser base. For the year ended December 31, 2007, we believe that LIYP had a revenue renewal rate among SMEs of approximately 90.0% and an account retention rate among SMEs of approximately 84.0%. LIYP’s high revenue renewal and account retention rates reflect the importance of LIYP’s directories to our local advertising customers, for whom Yellow Pages directory advertising is, in many cases, the primary or only form of advertising.

Local Sales

LIYP assigns local advertising customers to either premises representatives or to telephone sales representatives based on an assessment of the amount of the customer’s expected Yellow Pages advertising spending. LIYP’s sales force is comprised of approximately 135 sales representatives, none of whom is represented by a labor union. LIYP’s sales force is locally based throughout our markets to facilitate the establishment of long-term relationships with local advertisers and to stimulate account and revenue renewal rates.

LIYP’s local sales channel is divided into two principal groups:

•

Premises sales representatives (Approximately 41% of LIYP’s sales force). These sales representatives interact with customers in person and focus on high-revenue customers with whom they typically interact on a face-to-face basis at the customer’s place of business.

•

Telephone sales representatives (Approximately 59% of LIYP’s sales force). These sales representatives interact with customers by telephone and focus on small and medium-sized customers with whom they typically interact over the telephone.

LIYP’s sales force is supported by market management, product development and management, marketing research, pricing, advertising and public relations functions. The market management function is centralized and coordinated with local sales management to develop market plans and products tailored to the customer base in local markets. All other functions are performed centrally.

We believe that the size, local presence and local market knowledge of LIYP’s sales force is a competitive advantage that enables LIYP to develop and maintain long-standing relationships with advertisers. These relationships allow LIYP to respond to market needs and to effectively and efficiently deploy new products and services in LIYP’s markets.

The experience of LIYP’s sales force facilitates the development of long-term relationships with customers, which, in turn, promotes a high rate of customer renewal and overall satisfaction. To further improve the productivity of the sales force, we have initiated various programs, including initiatives to:

•	Manage lower-end accounts through a specialized low-cost mail-out, auto-renewal and telemarketing center;

•	Utilize a flexible customer incentive plan that allows sales representatives to customize advertising programs at prices that are appropriate for each customer;

•	Demonstrate return on investment to advertisers through metered phone studies;

•	Equip sales representatives with point-of-purchase collateral materials that demonstrate the value of Yellow Pages advertising;

•	Use new technology to improve the efficiency of our telemarketing center;

•	Manage data through one integrated information system;

•	Enhance initial sales training programs and field coaching and mentoring programs; and

•	Introduce a win-back program to ensure that any advertiser who cancels its program is contacted by a sales representative specially trained to entice the customer back into the directory.

New sales representatives receive approximately five weeks of training in their first year, including classroom training on sales techniques, LIYP’s product portfolio, customer care and ethics. Following classroom training, new representatives place calls to clients together with an experienced sales person for further training. All sales representatives receive ongoing training, field coaching and mentoring. We have in place training programs, practices and procedures to manage the productivity and effectiveness of LIYP’s sales force.

National Sales

National advertising is usually placed by national or large regional chains, including rental car companies, insurance companies and pizza delivery businesses, each of which generally purchases advertising in numerous directories. The sale of advertising to national accounts generated approximately 10.9% of LIYP’s directory revenue for the 11 months ended November 30, 2007 and 2.0% of LIYP’s directory revenue for the one month ended December 31, 2007. Third party CMRs handle a significant portion of the sales and marketing process for LIYP’s national advertisers, including the design of the advertisements, the placement of advertisements in directories and provision of billing services. CMRs place advertisements with directories publishers selected by their clients on a national basis. Some CMRs are stand-alone companies while others are divisions of larger, more diversified advertising agencies. The national advertiser pays the CMR, which then pays LIYP after deducting its commission. LIYP has relationships with approximately 141 CMRs. LIYP employs one national account manager and three account representatives who interact with CMRs.

Customers

Advertising Customer Accounts.

As of December 31, 2007, LIYP had approximately 94,000 customer accounts that purchased advertising in LIYP’s directories. Of these customer accounts, approximately 63,000 are advertisers in Windstream-branded directories and approximately 31,000 are customers in the directories that LIYP publishes on behalf of LECs other than Windstream. The sale of advertising to local customers, which are generally SMEs, generated approximately 75.3% of our directory revenue for the 11 months ended November 30, 2007 and 94.9% of our directory revenue for the one month ended December 31, 2007. Excluding sales to national customers, the remainder of LIYP’s revenue is generated from its IYP business or derived from additional services provided to LECs and fees derived from other sources.

LIYP’s revenue is not materially concentrated due to diversification across a large number of directories, accounts, geographies, and industries, with revenue for the largest directory heading contributing approximately less than 7.0% of print revenue for the 11 months ended November 30, 2007 and for the one month ended December 31, 2007.

The breadth of LIYP’s advertising customer base substantially reduces category concentration risk. During each of the 11 months ended November 30, 2007 and the one month ended December 31, 2007, no single account generated more than 0.2% of print revenue, and LIYP’s top 10 customers represented less than 1.5% of our print revenue. Additionally, during those same periods, LIYP’s top 10 advertising headings accounted for approximately 23.0% of our print revenue and no single advertising heading category represented more than 7.0% of our print revenue. Thus, even if all companies within a particular industry scale back on their advertising because of adverse developments in that industry, we expect that the impact on our revenue stream would be negligible.

LEC Customers

LIYP’s largest LEC customer is Windstream. During the year ended December 31, 2007, LIYP published 200 directories under exclusive directory publishing agreements with 82 incumbent LECs other than Windstream and one competitive LEC. In 2007, these directories had a total circulation of approximately 2.1 million copies. The publication of these directories generated approximately 25.9% of our print revenue for the 11 months ended November 30, 2007 and 20.6% of our print revenue for the one month ended December 31, 2007. With the exception of one competitive LEC, all of these LECs serve as the incumbent local telecommunications provider in predominantly rural markets across the United States. The exclusive contracts LIYP has with other incumbent LECs average three years in length.

LIYP’s largest customer other than Windstream is TDS Telecom, a diversified telecommunications company that provides wireless, telephone and broadband services to more than 7.0 million customers in 36 states within in the United States, and serves approximately 1.2 million equivalent access lines. In 2007, LIYP published 101 directories with a total circulation of approximately 0.7 million under our three-year exclusive agreement with TDS. Revenue generated by TDS-branded directories represented approximately 7.9% of our directory revenue for the 11 months ended November 30, 2007 and 7.4% of our directory revenue for the one month ended December 31, 2007. The term of our directory publishing agreement with TDS expires after the publication of all TDS directories published through December 31, 2009.

Agreements Between LIYP and Windstream

In connection with the Split-Off, LIYP entered into a number of agreements with Windstream that define our ongoing relationship with Windstream. Certain of these agreements are summarized below.

Publishing Agreement

Under a Publishing Agreement dated as of November 30, 2007, Windstream granted LIYP the royalty-free right to be the exclusive official directory publisher of listings and classified advertisements of telephone customers in the Windstream Service Areas. Windstream also granted LIYP an exclusive, royalty-free license for the term of the Publishing Agreement to use the Windstream trademark in connection with its directory products and related marketing materials in the Windstream Service Areas and to use the WindstreamYellowPages.com domain name in connection with the exercise of LIYP’s rights under the Publishing Agreement. Under the Publishing Agreement, Windstream must purchase not less than an aggregate of $1.4 million of advertising per year through November 30, 2012. Windstream has agreed that during the term of the Publishing Agreement, it will not sell directory products in the Windstream Service Areas or in those areas in which it published directory products for other LECs as of November 30, 2007. The Publishing Agreement will remain in effect until November 30, 2057 and will automatically renew for additional one-year terms unless either Windstream or we provide 12 months’ notice of termination. Either party may terminate this agreement prior to its expiration in the event of a material breach of the agreement by the other party that is not cured within 90 days of notice of such breach.

Billing and Collection Agreements

LIYP entered into a Billing and Collection Agreement and a Foreign Billing and Collection Agreement with Windstream at the closing of the Split-Off. The Billing and Collection Agreement covers LIYP’s customers for whom Windstream is the provider of local telephone service, and the Foreign Billing and Collection Agreement covers LIYP’s customers for whom Windstream is not the provider of local telephone service, or foreign customers. Under these agreements, Windstream bills the LIYP customer and collects amounts due for LIYP’s publishing services applying its then-current collection procedures. Under the Billing and Collection Agreement, on a semi-monthly basis, Windstream must remit to us the amounts it has billed on our behalf, less a per bill fee and an allowance for bad debt. The Billing and Collection Agreement will remain in effect until November 30, 2010 and may thereafter be renewed for two additional one-year terms each, unless we provide Windstream with 60 days prior notice of our intention not to renew it. The Foreign Billing and Collection Agreement requires that Windstream remit electronically to us each business day all amounts received from foreign customers on the preceding business day, less a per bill fee and other amounts payable by us under the agreement. The Foreign Billing and Collection Agreement will remain in effect until November 30, 2008 and, unless otherwise mutually agreed, will not renew or extend thereafter. Either party may terminate each agreement prior to its expiration date in the event of a material breach of the agreement by the other party that is not cured within 30 days of notice of such breach.

The Berry Company

On April 23, 2008, our wholly-owned subsidiary, The Berry Company, acquired substantially all the assets and certain liabilities of the Berry ILOB from L.M. Berry, a subsidiary of AT&T Inc., for a total purchase price of $235 million in cash, subject to adjustments relating to working capital. The Berry Company provides outsourced directory sales and an integrated array of other services to LECs throughout the country that include sales, marketing, production, composition and publication of print and online Yellow Pages directories.

Markets

The Berry Company publishes print directories on behalf of 78 customers (including 75 LECs). During the year ended December 31, 2007, the Berry ILOB published 490 print directories in 26 states and distributed approximately 18.5 million copies of directories to or on behalf of its LEC customers. In addition, The Berry Company publishes IYP directories on behalf of 34 of its print directory customers (including 31 LECs). The following table shows the number of directories published and the total circulation in each state in which the Berry ILOB operated during the year ended December 31, 2007:

State	Number of directories	Total circulation (millions)
Wisconsin	58	1.1
New York	41	1.9
Alabama	27	0.6
Michigan	26	0.2
Missouri	26	0.9
Ohio	24	3.7
Minnesota	23	0.5
Washington	18	0.3
Colorado	17	0.1
Wyoming	17	0.3
Arkansas	16	0.5
Illinois	16	0.1
Nebraska	15	1.0
Alaska	13	1.0
Other—23	153	6.2

Total	490	18.4

The table below shows, for the year ended December 31, 2007, the total circulation in the Berry ILOB’s top 20 markets:

Market		Total circulation (thousands)
1	Cincinnati (Metropolitan), OH	2,809
2	Oahu, HI	1,899
3	Rochester (Metropolitan), NY	1,158
4	Lincoln-Gretna-Ashland	790
5	Anchorage, AK	717
6	Cincinnati (Suburban), OH	676
7	Outer Island Market, HI	567
8	Lorain, OH	366
9	St. Charles, MO	206
10	Columbia, MO	259
11	Mohave, AZ	170
12	Shentel Pages, VA	170
13	Elk Grove, CA	153
14	LaCrosse WI	212
15	High Point, NC	215
16	Mankato, MN	167
17	Cabarrus, NC	114
18	Greater Flathead Valley, MT	164
19	Dothan, AL	189
20	Augusta County, VA	91
	Other—472	7,439

	Total	18,531

Products and Services

Print Services

The Berry Company offers a full range of services relating to print Yellow Pages directories, including:

•

Local sales. The Berry Company’s local sales force, which consists of premises sales representatives and telephone sales representatives, sells a full array of Yellow Pages advertising products (including display advertisements, in-column advertisements, listing advertisements and specialty/awareness products) on behalf of The Berry Company’s LEC customers.

•

Marketing. A complete range of marketing services is provided to support local sales in each market. These marketing services, which are coordinated with local sales management, include market research, pricing, data analytics, promotion activities and sales tool support.

•	National sales. Experienced account managers have relationships with approximately 180 third-party CMRs to place national advertising with LEC customers.

•	Advertising design. The Berry Company provides design services to create in-column and display advertising, as well as specialty items, for advertising customers.

•	Production. A classified database is maintained relating to the production of its print directories.

•	Composition/Pagination/Printing and Distribution. The Berry Company facilitates communications between LECs and third party vendors for the composition, printing and delivery of print directories.

•	Advertising inventory control. The sale of specialty items available for sale is tracked to ensure proper levels in inventory are not over-sold.

•	Customer acknowledgement preparation and mailing. Proofs of all new and changed display advertisements are provided to customers prior to a “proof close” cut-off date.

•	Quality review. Extensive quality control procedures are followed to minimize printing errors.

•	Production scheduling. The Berry Company serves in an administrative capacity to schedule dates and reserve space at the composer, printer and delivery agent for all its directories.

•

Billing and Collection. The Berry Company utilizes in-house billing systems and outside collection agencies for all advertising customer accounts it bills. In general, the Berry Company bills advertisers for whom the relevant LEC is not the provider of local telephone service as well as CMRs that place advertising nationally on behalf of advertisers. In general, telco-billed accounts are the responsibility of the relevant LEC.

IYP Services

The Berry Company also offers a full range of services relating to the publication of IYP directories, including:

•

Sales. The Berry Company maintains a dedicated sales force for IYP sales. Field sales and telephone sales personnel operating out of nine regional offices across the country sell a full range of IYP advertising on behalf of The Berry Company’s LEC customers.

•	Website production and maintenance. Skilled website designers and consultants work with local businesses to determine their individual business goals and to create websites to meet those goals.

•

Search Engine Placement Services. Trained search engine marketing specialists develop on-line promotional programs with leading search engines, such as Google, Yahoo! and MSN, and conduct ongoing program maintenance to ensure that advertiser goals are met.

•	Provisioning and maintenance of IYP services. The Berry Company builds and manages IYP portals for its LEC customers.

•

Distribution of Internet-based advertising content to third party syndicated IYP networks. Leading IYP networks, such as YellowPages.com, are an active part of The Berry Company’s promotional programs for local businesses. The Berry Company has created an integrated production platform that enables seamless distribution of advertiser content to these IYP networks.

•	Customer support. The Berry Company’s customer support staff includes individuals who are trained in all the company’s Internet and interactive product and service offerings.

The Berry Company is an authorized reseller of YellowPages.com advertising listings. See the section entitled “—Agreements Entered into in Connection with the Berry ILOB Acquisition” below for more information on this arrangement.

Sales Force

The Berry Company’s sales force is comprised of approximately 343 sales representatives, none of whom is represented by a labor union. The Berry Company’s sales force is locally based throughout its markets and, like the LIYP local sales force, utilizes a consultative sales approach to partner with customers to develop an effective advertising plan. As with LIYP, The Berry Company’s local sales force is divided into two principal groups:

•

Premises sales representatives (Approximately 48% of The Berry Company’s sales force), who focus on high-revenue customers, typically interacting on a face-to-face basis at the customer’s place of business.

•	Telephone sales representatives (Approximately 52% of The Berry Company’s sales force), who focus on small and medium-sized customers, typically interacting over the telephone.

For national sales, the Berry Company has three account managers/representatives, who have relationships with approximately 180 CMRs. During the period from April 23, 2008 to June 30, 2008, the sale of advertising to national accounts accounted for approximately 11.8% of The Berry Company’s directory revenue.

Customers

The Berry Company is currently a party to exclusive contracts with 78 customers (including 75 LECs), of which 78 contracts cover the publication of print Yellow Pages directories and 34 contracts cover the publication of IYP directories. All of The Berry Company’s LEC customers are incumbent LECs.

The table below shows certain information about The Berry Company’s contracts with its five largest LEC customers by revenue for the year ended December 31, 2007.

LEC Customer	Customer Description	Number of directory titles published in 2007	Circulation of directory titles published in 2007	IYP directory published in 2007?
ACS Media Finance LLC	Largest directory publisher in Alaska	12	1,001,607	Yes
CBD Media Finance LLC	Largest directory publisher in the Cincinnati metropolitan area	22	3,656,300	Yes
HYP Media Finance LLC	Largest directory publisher in Hawaii	11	2,480,208	Yes
CenturyTel, Inc.	Incumbent LEC operating in 25 states	217	4,476,864	Yes
Frontier	Incumbent LEC operating in 23 states	143	4,168,744	Yes

In general, The Berry Company is compensated for its services on a commission basis, consisting of a base commission and, in some cases, incentive commission. The Berry Company’s contracts with its LEC customers average three to five years in length.

ACS Media, CBD Media and HYP Media are all wholly-owned, indirect subsidiaries of Local Insight Media. For a description of The Berry Company’s contracts with these companies, see the section entitled “Certain Relationships and Related Transactions” below.

The term of The Berry Company’s directory service agreement with CenturyTel includes the publication of all CenturyTel directories published through May 1, 2012. The term of The Berry Company’s directory service agreement with Frontier continues through the publication of five editions of each of Frontier’s directories, commencing in May 2004. However, Frontier currently may terminate its directory services agreement with The Berry Company by providing notice of the effective date of such termination. Any such termination of the directory service agreement with Frontier would be subject to certain wind-down procedures. If the directory service agreement with Frontier is terminated, The Berry Company would continue to receive commission payments for a period (up to 12 months following the effective date of the termination of the directory services agreement) based on the gross revenue billed or billable with respect to all directories published prior to the effective date of the termination of the directory services agreement. We are currently in discussions with Frontier to extend the term of the existing agreement or enter into a new directory services agreement. These discussions, which have been challenging from time to time, may not be successful although the parties have recently agreed to seek a resolution of open points. The termination of either of these agreements, or the failure by CenturyTel or Frontier to satisfy their obligations under the agreements to which each is a party, could have a material adverse effect on our business, financial condition and results of operations.

As of December 31, 2007, the Berry ILOB had approximately 216,000 customer accounts that purchased advertising in directories published by the Berry ILOB. For the year ended December 31, 2007, the five largest of these customer accounts, ACS Media, CBD Media, HYP Media, CenturyTel and Frontier, represented approximately 76.0% of the Berry ILOB’s total customer accounts.

Agreements Entered into in Connection with the Berry ILOB Acquisition

In connection with its acquisition of the Berry ILOB, The Berry Company entered into a number of commercial agreements with Berry and its affiliates, including the agreements summarized below.

•

Intellectual Property Agreement and License Agreement. Pursuant to an Intellectual Property Agreement dated as of April 23, 2008, AT&T Inc. assigned and transferred to The Berry Company certain trademarks, including “The Berry Company,” certain domain names, including www.theberrycompany.com, and certain software that is used exclusively in the conduct of the Berry ILOB business. In addition, AT&T Inc. granted to The Berry Company a non-exclusive, royalty free license to use certain patents owned by AT&T Inc. and certain other intellectual property owned by L.M. Berry that are used in the conduct of the Berry ILOB business.

•

Local Advertising Reseller Agreement. Pursuant to a Local Advertising Reseller Agreement dated as of April 23, 2008, YellowPages.com LLC, or YPC authorized The Berry Company, on an exclusive basis in Alaska, Hawaii, the Cincinnati, Ohio metropolitan area, the Rochester, New York metropolitan area and the Lincoln, Nebraska metropolitan area, or collectively, the exclusive territory, and on a non-exclusive basis in the other areas in which the Berry ILOB conducted business as of April 23, 2008, to: (i) offer and sell YellowPages.com advertising listings to local account customers; (ii) purchase YellowPages.com advertising listings to appear on the YellowPages.com website and network as a result of user searches; and (iii) offer and sell YellowPages.com advertising listings as national or statewide online advertising to appear on the YellowPages.com website and network as a result of user searches. Under the Local Advertising Reseller Agreement, The Berry Company is obligated to pay a percentage of its monthly net revenue in respect of YellowPages.com advertising listings sold. If The Berry Company fails to make certain minimum payments with respect to the exclusive territory, its exclusive authorization will terminate and become a non-exclusive authorization for the remainder of the term of this agreement. The Berry Company also received a 10-year, non-exclusive license to use the YellowPages.com trademark in connection with its activities under this agreement. The term of the Local Advertising Reseller Agreement is 10 years. Upon the expiration of the initial term, the Local Advertising Reseller Agreement will automatically renew for successive one-year periods unless either party provides the other party with a notice of termination at least 60 days prior to the end of the then-current term. Either party may terminate this agreement prior to its expiration in the event of a material breach of the agreement by the other party that is not cured within 30 days of notice of such breach.

The Valor Directories

Prior to Valor Communication Group Inc.’s merger with Alltel Corporation’s wireline telecommunications business in the transaction that formed Windstream, Valor outsourced the publication of the Valor Directories to L.M. Berry and received a publishing right royalty from L.M. Berry based on print revenue generated by these directories. That contract (which was assigned to The Berry Company in connection with its acquisition of the Berry ILOB) remains in effect through the end of the 2008 publication cycle of the Valor Directories. The Valor Directories are treated as published by LIYP, rather than by The Berry Company, for purposes of disclosing directory circulation statistics and the number of customer accounts in this prospectus. Following our acquisition of the Berry ILOB in April 2008, the publishing rights royalty paid to LIYP and associated publishing right expense incurred by the Berry ILOB were eliminated from our consolidated financial statements.

Publishing, Production and Distribution

The publishing cycle of a typical directory includes several stages beginning with sales and marketing to customers followed by compilation, printing and distribution. The length of time to complete sales and marketing, production and printing depends on the size of the directory’s revenue base. The length of time to complete the distribution stage depends on the size of the market area and number of households and businesses in the local area. The production, printing and distribution cycles are typically much shorter than the sales cycle for a particular book.

Contract entry and advertising creation processes occur immediately upon receipt of a sales contract. Before a directory goes into the book compilation stage, the directory is fully sold. Therefore, substantially all future revenue is known prior to printing and distribution. Although our directories are generally viewed as annual publications, the actual interval between publications may vary. The publication schedule is periodically adjusted to accommodate new books. The distribution dates of each directory may change depending on market and competitive conditions as well as staffing levels required to achieve individual directory revenue goals.

All processes associated with book production except printing are currently performed in-house. The following are descriptions of the major stages of the publication and distribution process:

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Sales and Marketing. The sales cycle of a directory varies based on the size of the revenue base and can range from a few weeks to six months. In the months prior to publication, the sales force approaches potential new customers. Potential new customers may be either newly-formed or existing businesses in the area which did not purchase advertising in the most recent edition of a directory. The sales force contacts existing customers and encourages them to renew and upgrade the size of their advertisements and to purchase other products in our portfolio.

•

Book Compilation. Sales typically cease two months prior to publication, at which time we stop accepting additional customers. Once a directory has closed, pre-press activities commence. Pre-press activities include accuracy checks, finalizing artwork, proofing the advertisements with the customer and paginating the directories.

•

Printing. Third party vendors print, bind and distribute all our directories. In July 2008, Local Insight Media Holdings entered into 10-year printing agreements with Quebecor and Des Plaines. These agreements cover all the directories published by LIYP and a substantial portion of the directories published by The Berry Company. In the case of The Berry Company, those directories that are not covered by the Quebecor printing agreement are either printed under a contract with Stevens Graphics that expires in December 2008 or, in the case of the directories published by The Berry Company for Frontier, are printed under a contract between Frontier and a third party. Upon the expiration of the Stevens Graphics contract, the volumes covered by that agreement will be rolled into the Quebecor printing agreement.

•

Distribution. Once the directories are printed and bound they are either placed directly in the U.S. mail system at the printing plants or are freighted to a distribution location near the directory area. Local personnel, or traveling delivery contractors, are hired to hand deliver the directories and are paid on a “per book” basis. Depending on the circulation and size of the directory, distribution ranges from one to four weeks. The contract data used to build the directories is stored and used to create new advertising contracts for the next issue of the directory. These contracts are printed at the appropriate time and allocated to the sales representatives using guidelines established for each market, which starts the directory cycle again.

Billing and Credit Control

After the directories are completed shipped to the printer, billing files are produced and sent to the telephone company, either Windstream or another LEC, which then bills its local customers over a 12-month period.

Consistent with industry standards, LIYP offers most advertisers credit equal to 100% of advertising dollars and bill advertisers over the 12-month period after the book is published. For accounts not covered by its billing and collection agreements with Windstream, LIYP manages collection of accounts receivable by conducting initial credit checks of new customers under certain circumstances, reducing the time taken to resolve billing inquiries and, where appropriate, requiring personal guarantees or full or partial payments from business owners. LIYP checks all new orders from existing customers for past due payments prior to publishing the new order. When applicable, based on credit policy, LIYP uses both internal and external data to decide whether to sell to a prospective customer.

In addition to focusing on the quality of a customer’s credit history prior to extending credit, LIYP has developed collection strategies that rely on internal, external and automated means to reach customers who are delinquent in their payment obligations.

Bad debt expense as a percentage of LIYP’s print revenue declined from 2.1% in 2006 to 1.1% in the year ended December 31, 2007.

For customers of Windstream’s telephone services, Windstream provides a variety of billing and collection services to us under a Billing and Collection Agreement and a Foreign Billing and Collection Agreement. For a description of these agreements, see the section entitled “—Agreements Between LIYP and Windstream” above.

Raw Materials

Our principal raw material is paper. LIYP used approximately 15.4 million and 14.9 million pounds of directory grade paper in 2006 and 2007, respectively. The Berry Company used approximately 26 million pounds of directory grade paper in 2007 (not including paper used in the publication of directories for Frontier or Cincinnati Bell, both of whom manage their own printing and distribution efforts). We do not purchase paper directly from paper mills; instead, third parties that print directories purchase paper on our behalf at market prices that are then charged to us pursuant to the relevant contract. To date, paper costs have represented a small fraction of our revenue and thus fluctuations in the price of paper have had a negligible impact on our financial results.

Competition

We compete with many different advertising media, including newspapers, radio, television, the Internet, billboards, direct mail, telemarketing and other Yellow Pages directory publishers.

Competition with Other Directory Publishers

The directory publishing industry is highly competitive and most markets are served by multiple publishers. There are, on average, three to four competitors in each of LIYP’s and The Berry Company’s markets. These competitors are predominantly incumbent publishers, and to a lesser extent, independent publishers. In some markets, LIYP and The Berry Company compete in overlapping and adjacent markets with other incumbent publishers, including Idearc Inc., AT&T Inc., and R.H. Donnelley Corporation.

Despite the entrance of independent publishers, incumbent publishers remain the dominant providers of directory services in their local markets. The industry possesses barriers to entry that make it difficult for a new entrant to establish operations in a market where an incumbent publisher and one or two independents are already present. Incumbent publishers have been effective in competing with independent entrants by clearly differentiating their products based on association with the incumbent LEC and use of its brand, geographical market segmentation, enhanced product features, superior knowledge of the local advertising landscape, an experienced sales staff and a broad base of existing clients. In addition, the need for large numbers of local sales personnel creates a barrier to entry that makes it difficult for a new entrant to establish operations that many smaller independent publishers find difficult to overcome.

We compete with other directory publishers on value, quality features and distribution. We believe that both LIYP and The Berry Company are able to deliver a better value proposition to advertisers in our directories

(measured in terms of cost per reference, or an advertiser’s cost per contact generated from advertising through a publisher’s product or service) because of their higher usage in our markets, largely due to their long-term presence in these markets, their association with the incumbent LEC and user perception of accuracy of their directories. Affiliation with incumbent LECs helps drive our directories’ penetration to levels that would be difficult to achieve by an independent publisher. Local advertisers can choose to advertise in any combination of our directories published in the area and also place advertising on our websites, thus attaining higher customer coverage than would be the case for a single independent directory. As the incumbent publisher in substantially all their markets, LIYP and The Berry Company enjoy the brand awareness established by incumbent LECs through the history of their legacy Yellow Pages business.

We also compete with other providers of outsourced directory sales, marketing and publishing services, including Pinnacle Publishing, LLC, Hanson Directory Service, Inc., and Comporium Business Solutions. We believe that LIYP and The Berry Company, given the size of their sales forces, the geographic breadth of their presence and, in the case of The Berry Company, its ability to offer a differentiated IYP platform, are able to compete effectively with these other providers of outsourced directory services.

Competition with Other Forms of Media Advertising

We also face competition from other types of media, including television, radio, newspaper, magazines, the Internet, billboards and direct mail. However, we believe that a preference exists for directory advertising due to its low cost relative to other forms of advertising, broad demographic and geographic distribution, directional and permission-based nature and high consumer usage rates. We believe that directory advertising is attractive to our advertising customers because they view directories as a free, comprehensive, non-intrusive single source of locally relevant information. Also, while overall advertising tends to track a local economy’s business cycle, directory advertising tends to be more stable and does not fluctuate as widely with economic cycles due to its lower cost, broad distribution and the value SMEs therefore place on directory advertising.

The Internet has also emerged as an attractive medium for advertisers. As the Internet grows and high-speed Internet access continues to become mainstream, it has increasingly become a prevalent advertising medium. We compete directly through our IYP directories, including WindstreamYellowPages.com, with the IYP directories of incumbent publishers (such as Superpages.com and Dexknows.com) and of independent publishers (such as Yellowbook.com). In addition, we compete with other Internet sites, including those available through wireless applications, that provide classified directory information, such as Switchboard.com (which is owned by Idearc Inc.), Business.com (which is owned by R.H. Donnelley Corporation), Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN and others, some of which have entered into affiliate agreements with other major directory publishers.

While Internet search engines have increased their local penetration, they currently lack the local information databases and the local sales force that would be necessary to present a significant competitive threat to directory publishers. In response to growing competitive pressures from the online sites that sell advertising and provide search engines, we are pursuing a strategy of establishing our own online platform and offering advertisers packages that include both online and print advertising that cannot be matched by solely online competitors. As part of this strategy, we have simplified our IYP product offering and created an opportunity to provide valuable online exposure prior to the normal publishing cycle. Additionally, we are developing a robust sales training initiative to provide sales representatives with the skills to successfully communicate the value of the online proposition and accelerate the sales process.

Intellectual Property

Under our 50-year Publishing Agreement with Windstream, LIYP has an exclusive license to produce, publish and distribute directories for Windstream in the Windstream Service Areas. LIYP also has the right to identify itself as Windstream’s exclusive official directory publisher in the Windstream Service Areas and the exclusive right to use the Windstream trademark on its directory products in the Windstream Service Areas. In addition, the Publishing Agreement granted LIYP the exclusive right to use the WindstreamYellowPages.com domain name in connection with LIYP’s IYP site. See the section entitled “—Agreements Between LIYP and Windstream” above.

In addition, we license other trademarks used in our business from other LEC customers under our directory service and publishing agreements with them.

The Berry Company owns “The Berry Company” trademark and the registration for the www.theberrycompany.com domain name. In addition, The Berry Company holds a 10-year, non-exclusive license to use the YellowPages.com trademark in connection with its activities under the Local Advertising Reseller Agreement. See the section entitled “—Agreements Entered into in Connection with the Berry ILOB Acquisition—Local Advertising Reseller Agreement” above.

We also use the phrases “White Pages” and “Yellow Pages” in directories that we publish, which the USPTO deems to be generic. Accordingly, we are unable to exclude others from using them.

Employees

As of October 10, 2008, LIYP employed approximately 384 full-time employees, of whom none are union members. At that date, LIYP had 126 production employees and a sales force of 135 sales representatives. LIYP believes that its relationships with its employees are good.

As of October 10, 2008, The Berry Company employed approximately 892 full-time employees, of whom none are union members. At that date, The Berry Company had 162 production employees and a sales force of 343 sales representatives. The Berry Company believes that its relationships with its employees are good.

Properties

Our headquarters are located in Englewood, Colorado and are shared with Local Insight Media Holdings. The cost of our headquarters facility is managed through our consulting agreement with LIMI. LIYP’s main offices are located in Hudson, Ohio. LIYP has production facilities in Macedonia, Ohio and Erie, Pennsylvania and outbound sales centers in Matthews, North Carolina; Lincoln, Nebraska; Lexington, Kentucky and Monroeville, Pennsylvania as set forth in the following table.

Property location	Approximate square footage		Purpose	Leased or Owned	Lease expiration
Hudson, OH	57,247 ft	[2]	Corporate Headquarters	Owned	n/a
Macedonia, OH	26,132 ft	[2]	Production Facility	Owned	n/a
Erie, PA	17,000 ft	[2]	Production Facility	Leased	2010
Lincoln, NE	13,128 ft	[2]	Sales Office	Leased	2009
Lexington, KY	13,231 ft	[2]	Sales Office	Leased	2010
Matthews, NC	7,980 ft	[2]	Sales Office	Leased	2009
Monroeville, PA	2,406 ft	[2]	Sales Office	Leased	2011

The Berry Company’s main offices are located in Dayton, Ohio. The Berry Company leases this facility, comprised of approximately 89,705 square feet, from L.M. Berry. The lease covering this facility expires in April 2013, with two renewal periods thereafter of five years each, which The Berry Company may exercise by delivering written notice to L.M. Berry at least 12 months prior to the expiration of the lease. The Berry Company operates from 18 other facilities which total approximately 168,000 square feet of office space. These facilities are a combination of sales offices and production facilities. All of The Berry Company’s facilities are leased, as set forth in the following table.

Property location	Approximate square footage		Purpose	Lease expiration
Anchorage, AK	10,888 ft	[2]	Sales Office	2012
Honolulu, HI	15,515 ft	[2]	Sales Office	2010
Savage, MN	3,511 ft	[2]	Sales Office	2009
St Peters, MO	11,355 ft	[2]	Sales Office	2008
Kannapolis, NC	1,200 ft	[2]	Sales Office	2010
Highpoint, NC	12,400 ft	[2]	Sales Office	2010
Lincoln, NE	4,480 ft	[2]	Sales Office	2008
Rochester, NY	27,251 ft	[2]	Sales Office and Production Facility	2009
Middletown, NY	3,328 ft	[2]	Sales Office	2012
Cincinnati, OH	22,510 ft	[2]	Sales Office	2012
Federal Way, WA	10,085 ft	[2]	Sales Office	2013
Wisconsin Rapids, WI	1,200 ft	[2]	Sales Office	2010
Onalaska, WI	12,775 ft	[2]	Sales Office	2011
Birmingham, AL	3,430 ft	[2]	Production Facility	2011
Prestige 2 Dayton, OH	19,135 ft	[2]	Sales Office and Production Facility	2010
Point West Dayton, OH	7,545 ft	[2]	Production Facility	2010
Dayton Campus Dayton, OH	89,705 ft	[2]	Production Facility and Various Functions	2013
Elk Grove, CA	475 ft	[2]	Sales Office	2009
Greater Flathead, MT	1,000 ft	[2]	Sales Office	2009

Seasonality

Our business is not significantly impacted by seasonality.

Environmental Matters

Our operations and our owned and leased properties are subject to many laws and regulations relating to the protection of the environment and human health and safety including those governing air emissions, waste disposal, and the cleanup of contamination. While we believe we are in material compliance with these requirements, we could incur significant fines, penalties, costs or liabilities related to damage claims or remediation obligations in the event we violate these requirements or the permits required for our operations. In addition, because these laws may become more stringent and our processes may change, the amount and timing of future expenditures to achieve or maintain compliance may vary substantially from those currently anticipated.

Some environmental laws may impose liabilities for the investigation and cleanup of environmental contamination on current or former property owners or occupants, regardless of knowledge or the legality of the disposal practices at the time they occurred. Although we are not currently aware of any material obligations at properties we now or previously owned, leased, or operated or at sites we sent our waste for disposal, we may be required to conduct remedial activities in the future which may be material to our business. We also may be subject to claims for property damage, personal injury, natural resource damages or other issues as a result of these matters.

Legal Proceedings

Various lawsuits and other claims typical for a business of our size and nature are pending against us, and we may be involved in future claims and legal proceedings incident to the conduct of our business. We are exposed to defamation and breach of privacy claims arising from our publication of directories and our methods of collecting, processing and using personal data. The subjects of our data and users of data that we collect and publish could have claims against us if such data were found to be inaccurate, or if personal data stored by us were improperly accessed and disseminated by unauthorized persons. Although to date we have not had notice of any material claims relating to defamation or breach of privacy claims, we may be party to litigation matters that could have a material adverse effect on our business.

In addition, from time to time we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. We do not expect that the ultimate resolution of pending regulatory and legal matters in future periods will have a material effect on our financial condition. Any potential judgments, fines or penalties relating to these matters, however, may have a material effect on our results of operations in the period in which they are recognized.

Governmental Regulation

State public utilities commission requirements obligate Windstream to publish and distribute White Pages directories of certain residences and businesses that order or receive local telephone service from Windstream. The legal and regulatory provisions also require Windstream, in specified cases, to include information relating to the provision of telephone service provided by Windstream and other carriers in the service area, as well as information relating to local and state governmental agencies. Windstream is also required to publish and distribute White Pages directories under interconnection agreements it maintains with other LECs and resellers of local exchange services. Under the terms of our Publishing Agreement with Windstream, we are required to discharge Windstream’s regulatory and contractual obligations to publish White Pages directories in its incumbent markets. If any additional legal requirements are imposed on Windstream with respect to these obligations, we would be obligated to comply with these requirements on behalf of Windstream, even if this were to increase our publishing costs. Windstream generally will not be obligated to reimburse us for any increase in our costs of publishing directories that satisfy its publishing obligations. Our ability to effectively compete with directory publishers that do not have those obligations could be adversely affected if we were not able to increase our revenues to cover any of these unreimbursed compliance costs.

A number of state and local municipalities are considering legislative initiatives that would limit or restrict our ability to distribute our print directories in the markets we serve. The most restrictive initiatives would prohibit us from distributing our print directories unless residents “opt-in,” that is, affirmatively request to receive our print products. Other less restrictive “opt out” initiatives would allow residents to request not to receive our print products. “Opt out” legislation has been adopted in one of our markets. In addition, some states are considering legislative initiatives that would shift the costs and responsibilities of waste management for discarded directories from municipalities to the producers of the directories. If these or other similar initiatives are passed into law, they would increase our costs to distribute our print products, reduce the number of directories that are distributed, and negatively impact our ability to market our advertising to new and existing customers.

As the IYP directory industry develops, specific laws relating to the provision of Internet services and the use of digital and Internet-related applications may become relevant. Regulation of the Internet and Internet-related services is still developing both formally by, for instance, statutory regulation, and also less formally by, for instance, industry self regulation. Regulations on the use of data and with respect to data security are also still developing. If our regulatory environment becomes more restrictive, including by increased Internet regulation, restrictions on the use of data, and requirements for the protection of data, our business, results of operations and financial condition could be adversely affected.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of October 10, 2008.

Name	Age	Position
Marilyn B. Neal	60	Chairman of the Board, President and Chief Executive Officer
William Prince	51	Chief Operating Officer
James Stirbis	39	Chief Financial Officer
Daniel J. Graham	52	Executive Vice President and Chief Administrative Officer
Kathy Geiger-Schwab	51	Chief Strategy Officer
John S. Fischer	50	General Counsel and Secretary
John Almeida, Jr.	37	Director
Darren C. Battistoni	28	Director
Anthony J. de Nicola	44	Director
Scott A. Pomeroy	47	Director

Marilyn B. Neal has served as Chairman of the Board, President and Chief Executive Officer of Regatta Holdings, LIYP and LILM since November 2007. She has served as Local Insight Media’s Chairman of the Board since June 2006 and as Local Insight Media Holdings’ Chairman of the Board since June 2008. From January 2003 until January 2006, she served as Executive Vice President and Chief Operating Officer of Dex Media, Inc. From 2000 until November 2002, Ms. Neal served as Regional President, Transcoastal & National for Verizon Information Services, with responsibilities for Verizon’s Yellow Pages business in the western and northeastern United States. From 1974 to 2000, she held several positions with GTE Information Services, formerly GTE Directories, including Senior Vice President, Vice President of International, Vice President of Business Development and various other sales positions. In addition, she was a member of the board of directors of Chesapeake Directory Sales Corporation and the Association of Directory Marketing and was an active participant in the National Yellow Pages Association.

William Prince has served as Chief Operating Officer of Regatta Holdings, LIYP and LILM since November 2007. From March 2007 until November 2007, he served as a Managing Director of Local Insight Media. From November 2005 until February 2007, Mr. Prince served as Executive Director Finance—Mid Atlantic Area for Idearc Inc. and its predecessor, Verizon Information Services. From 1996 through 2005, he served in a variety of senior management positions for Verizon Information Services and GTE Directories, including Executive Director Sales and Sales Strategy, General Manager Directory Distribution, Assistant Vice President International Operations and Chief Financial Officer and Secretary of Anglo Canadian Telephone Company and its operating subsidiary, Dominion Directory Information Services.

James Stirbis has served as Chief Financial Officer of Regatta Holdings, LIYP and LILM since November 2007 and as The Berry Company’s Chief Financial Officer since April 2008. He has served as Local Insight Media’s Vice President and Chief Accounting Officer since January 2007 and as Local Insight Media Holdings’ Vice President, Controller and Chief Accounting Officer since June 2008. From April 1998 to January 2007, he held several senior management positions with Republic Financial Corporation, a privately held investment company, including Senior Vice President—Finance, Chief Accounting Officer and Financial Controller. From 1996 to 1998, Mr. Stirbis held senior management positions, including Corporate Treasurer and Corporate Controller, with Consolidated Nevada Goldfields Corporation, an international mining company with operations in the United States and Mexico. Mr. Stirbis worked for KPMG Peat Marwick from 1992 to 1996. Mr. Stirbis received a B.S. degree in Accounting and a Masters of Accountancy degree from the University of Denver. Mr. Stirbis is Certified Public Accountant in the State of Colorado.

Daniel J. Graham has served as our Executive Vice President and Chief Administrative Officer, Local Insight Media’s Executive Vice President and Chief Administrative Officer and The Berry Company’s President and Chief Executive Officer since April 2008. He has served as Local Insight Media Holdings’ Executive Vice President and Chief Administrative Officer since June 2008. Prior to that, Mr. Graham had been an employee of L.M. Berry for 30 years, serving as L.M. Berry’s President and Chief Executive Officer from August 2003 until April 2008. Prior to becoming President and Chief Executive Officer of L.M. Berry, he held several senior management positions with L.M. Berry and its affiliates. Mr. Graham holds a B.A. degree in Business Administration/Economics from Heidelberg College.

Kathy Geiger-Schwab has served as Chief Strategy Officer of Regatta Holdings and Local Insight Media and as The Berry Company’s Chief Operating Officer since April 2008. She has served as Local Insight Media Holdings’ Chief Strategy Officer since June 2008. From 1999 until April 2008, she served as Executive Vice President of L.M. Berry and as President of Berry Network, Inc. Ms. Geiger-Schwab has more than 28 years of experience in the Yellow Pages industry. She holds a BS degree in Advertising from the University of Alabama.

John S. Fischer has served as General Counsel and Secretary of Regatta Holdings, LIYP and LILM since November 2007, as The Berry Company’s General Counsel and Secretary since April 2008, as Local Insight Media’s General Counsel and Secretary since January 2007 and as Local Insight Media Holdings’ General Counsel and Secretary since June 2008. From June 2006 until December 2006, he served as Local Insight Media’s interim General Counsel on a consulting basis. From December 2004 until May 2006, Mr. Fischer served as Vice President and Deputy General Counsel at Dex Media, Inc. From July 2003 until December 2004, he was a member of the law department at Qwest Communications International Inc., where his duties included providing legal support and advice to Qwest’s Corporate Development group. His prior legal experience includes serving as General Counsel of LCC International, Inc. Mr. Fischer holds B.A. degrees from Stanford University and J.D. and M.B.A. degrees from the University of California at Los Angeles.

John Almeida, Jr. has served as one of our directors since November 2007, as a director of Local Insight Media since June 2006 and as a director of Local Insight Media Holdings’ since June 2008. Mr. Almeida joined WCAS in March 1999 and is a general partner of that firm. Prior to joining WCAS, Mr. Almeida worked in the investment banking department of Lehman Brothers Inc. from 1997 to 1999 and at the private equity firm Westbury Capital Partners from 1995 to 1997. Mr. Almeida holds a B.A. degree from Yale College. He is also a member of the boards of directors of ITC^DeltaCom, Inc and Titan Outdoor Holdings, Inc.

Darren C. Battistoni has served as one of our directors since November 2007, as a director of Local Insight Media since March 2007 and as a director of Local Insight Media Holdings since June 2008. He is a senior associate at WCAS, which he joined in September 2004. For two years prior to that, Mr. Battistoni worked in the investment-banking group of Credit Suisse First Boston. He holds a B.S. degree in Economics from the Wharton School at the University of Pennsylvania. He is also a director of Centennial Communications Corp.

Anthony J. de Nicola has served as one of our directors since November 2007, as a director of Local Insight Media since June 2006 and as a director of Local Insight Media Holdings since June 2008. He has been a general partner of WCAS since April 1994. Previously, he worked for William Blair & Company for four years in the merchant banking area. Mr. de Nicola holds a B.A. degree from DePauw University and an M.B.A. from Harvard Business School. He is also a member of the boards of directors of Centennial Communications Corp., Ozburn-Hessey Logistics, Inc., Titan Outdoor Holdings, Inc., TransFirst and Asurion, Inc.

Scott A. Pomeroy has served as one of our directors since November 2007. He has served as Local Insight Media’s President and as a director of that company since April 2006. In December 2006, he was appointed to the position of Chief Executive Officer of Local Insight Media. He has served as President, Chief Executive Officer and as a director of Local Insight Media Holdings since June 2008. He also served as Local Insight Media’s Chief Financial Officer and Treasurer from April 2006 until February 2007. From November 2003 until

March 2006, he held several executive positions with Dex Media, Inc., including Executive Vice President and Chief Financial Officer and Vice President of Finance and Treasurer. He served as a consultant to Qwest Communications International Inc. from May 2002 until November 2003. From 2000 to 2002, he served as Chief Financial Officer for Eotec Capital, LLC. He served as an “interim” Chief Financial Officer for clients of CFO Consulting Services from 1999 to 2000. Additionally, he held the positions of Chief Financial Officer and President and Chief Operating Officer of Lewis Foods Group from 1996 to 1999. He served as Chief Financial Officer for JELTEX Holdings from 1993 to 1996, and was senior manager for KPMG Peat Marwick from 1984 to 1992. Mr. Pomeroy received a B.B.A. in Accounting from the University of New Mexico and is a Certified Public Accountant.

Ms. Geiger-Schwab and Messrs. Stirbis, Graham and Fischer have a dual employment relationship with Regatta Holdings and our affiliate, Local Insight Media Holdings.

Executive Compensation

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information regarding the compensation program in place for our Named Executive Officers, who consist of our principal executive officer and principal financial officer for the partial fiscal year ended December 31, 2007. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide. Any statements regarding future individual and company performance measures, targets and other goals are disclosed in the limited context of our executive compensation program and you should not take them to be statements of our expectations or estimates of results or other guidance. We specifically caution you not to apply these statements to other contexts.

Compensation Philosophy and Objectives

Our executive compensation program is designed to motivate, attract, reward and retain talented individuals who are essential to our continued success. Our compensation program for Named Executive Officers is based on the following key principles:

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Compensation linked with performance. A significant portion of total compensation is based on achievement of financial, operational and strategic goals. Compensation is also designed to recognize and reward individual contributions, teamwork and performance.

•	Long-term compensation. Equity-based compensation encourages executives to focus on long-term growth and prospects and to demonstrate a long-term performance commitment.

•	Industry competitive compensation. The amount and elements of executive compensation should be competitive in the industry in which we compete for executive talent.

Compensation Setting Process

We completed our first, partial fiscal year on December 31, 2007 following consummation of the Split-Off in November 2007. Prior to the Split-Off, our Named Executive Officers were employed by Local Insight Media, and the Local Insight Media Compensation Committee and Board of Directors established and approved the compensation program in place for our Named Executive Officers for all of fiscal 2007. In connection with the Split-Off, Ms. Neal was appointed Chairman of the Board, Chief Executive Officer and President of Regatta Holdings and LIYP, and effective as of November 30, 2007 Local Insight Media assigned to LIYP, and LIPY assumed, Local Insight Media’s rights and obligations under the Employment Agreement between Local Insight Media and Ms. Neal dated January 2, 2007. Mr. Stirbis continued to be employed by Local Insight Media following the Split-Off and acts as our Chief Financial Officer pursuant to the Consulting Agreement between Regatta Holdings and LIMI. Under the terms of the Consulting Agreement, Regatta Holdings reimburses LIMI for the amount of Mr. Stirbis’s compensation attributable to services he performs for Regatta Holdings.

Following the Split-Off, the Board of Directors of Regatta Holdings has been responsible for reviewing and approving all compensation decisions for our Named Executive Officers and for recommending to the Local Insight Media Holdings Board of Directors the terms of stock option grants under the Local Insight Media Holdings Stock Option Plan in which our Named Executive Officers are eligible to participate.

Benchmarking and Peer Group

During 2007, Local Insight Media’s Compensation Committee retained Watson Wyatt to review and assess Local Insight Media’s executive compensation program, including total compensation and individual pay components of each of the Named Executive Officers. Watson Wyatt identified a peer group of publicly traded companies, provided comparative data with respect to these peer companies, and provided recommendations regarding the overall compensation program and pay levels for Local Insight Media and its subsidiaries.

Upon the recommendation of Watson Wyatt, a compensation peer group was used in setting executive compensation consisting of companies in Local Insight Media’s industry, which we refer to as the Peer Group, having similar size, revenue and number of employees to Local Insight Media. The Peer Group included the following companies: Dow Jones & Company, Inc., Gatehouse Media Inc., Idearc Inc., Meredith Corporation, and R.H. Donnelley Corporation.

In setting the 2007 base salary and short-term cash bonus award amounts for our Named Executive Officers, the Compensation Committee analyzed the Peer Group data and targeted cash compensation in the 50th percentile of cash compensation paid to similarly situated executive officers within the Peer Group, as adjusted for size, with a significant portion of cash compensation consisting of the incentive cash bonus award. The Compensation Committee believed that this allocation between base salary and incentive compensation properly reflects our emphasis on linking the incentive compensation to company performance and results. The Compensation Committee targeted total compensation, including equity compensation, at the 100th percentile of total compensation paid to similarly situated executive officers within the Peer Group.

Compensation Program Components

Our executive compensation program for 2007 consisted of base salary, a performance-based cash bonus and benefits generally available to all employees. We believe executive compensation established for 2007 was allocated between base salary and incentive-based awards in a manner that was competitive within the marketplace and industry and appropriate to fulfill our stated compensation policies.

Base Salary

We believe that competitive levels of cash compensation, together with other incentive programs, are necessary for the motivation and retention of our executive officers. Base salaries provide executives with a predictable level of income and help achieve our compensation objectives by attracting and retaining strong executive talent. Base salaries are reviewed, if appropriate, adjusted annually for our Named Executive Officers after considering market data provided by outside compensation consultants, internal review of the executive officer’s compensation, and individual performance of the executive officer. The Local Insight Media Compensation Committee approved 2007 annual salaries for Ms. Neal of $400,000 and for Mr. Stirbis of $175,000.

Short-Term Performance-Based Cash Bonuses

We provide an opportunity for annual cash incentive awards to the Named Executive Officers to reward the achievement of corporate goals and initiatives. During 2007, the Local Insight Media Compensation Committee approved goals based on EBITDA and revenue for Local Insight Media and its consolidated subsidiaries under its Executive Bonus Plan. In connection with the Split-Off, we agreed to pay the portion of the performance bonus attributable to the one-month period ended December 31, 2007 earned by individuals under the Executive Bonus Plan who became our employees following the Split-Off.

The value of Ms. Neal’s annual incentive bonus is set forth in Ms. Neal’s Employment Agreement, which provides for a target award of 100% of base salary if threshold performance goals are met and a maximum award of 150% of base salary if stretch performance goals are achieved under the Executive Bonus Plan. The Local Insight Media Compensation Committee established the targeted values of the cash incentive awards for other eligible employees without employment agreements based on a percentage of a participant’s actual base salary. The target award for Mr. Stirbis was 60% of base salary and the maximum award for Mr. Stirbis was 90% of base salary. For 2007, the performance targets, and their respective weightings, were as follows: EBITDA 80%; and total revenue 20%.

If these performance targets were met, we would pay 100% of the target awards to the Named Executive Officers. If these performance targets were exceeded, the Named Executive Officers would receive more than the target awards.

After input from Local Insight Media management, the Local Insight Media Compensation Committee determined that these performance targets were met for 2007, and the Compensation Committee approved the payment of individual award amounts to the Named Executive Officers based on company and individual performance. The cash bonuses earned for Ms. Neal and Mr. Stirbis in 2007 were $400,000 and $96,654, respectively. Of these amounts, Regatta Holdings reimbursed Local Insight Media $33,333 and $8,787 for Ms. Neal’s and Mr. Stirbis’ bonus, respectively, attributable to services performed for us during the one-month period ended December 31, 2007.

Long-Term Equity Compensation

We did not have an equity compensation plan in place during 2007, and no equity awards were otherwise made to our Named Executive Officers during 2007. In June 2008, the Board of Directors of Local Insight Media Holdings approved the 2008 Option Plan of Local Insight Media Holdings, Inc. pursuant to which eligible employees of Regatta Holdings and our subsidiaries may be granted options to purchase shares of common stock of Local Insight Media Holdings. The Compensation Committee of Local Insight Media Holdings is responsible for administering the Option Plan and has authority to approve the terms of all grants of equity compensation under the Plan, including to our Named Executive Officers. Although the Regatta Holdings Board of Directors and our Chief Executive Officer and President and other executive officers may make recommendations about the terms of equity awards to be granted to our employees, such awards will be approved by the Local Insight Media Holdings Compensation Committee.

Employee Benefits

The Named Executive Officers are eligible to participate in our flexible benefits plans that are generally available to all of our employees. Under these plans, all employees are entitled to medical, dental and vision coverage, life insurance, long-term and short-term disability insurance and a 401(k) savings plan. Additionally, our employees are entitled to vacation, sick leave and other paid holidays. Our Board of Directors periodically reviews the benefits program to determine if any adjustments are appropriate.

Accounting and Tax Treatment

Deductibility of Executive Compensation

The deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these reasons and to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, neither the Local Insight Media Compensation Committee nor the Regatta Holdings Board of Directors has not adopted a policy requiring all compensation to be deductible. However, the deductibility of compensation is considered when making executive compensation changes and it is normal practice to structure compensation to preserve our tax deduction to the extent consistent with our overall compensation policies and objectives. However, we reserve the right to forgo tax deductions if we believe it to be in the best long-term interests of our shareholders.

We currently expect that all compensation paid to the Named Executive Officers in 2007 will be deductible by us.

Potential Payments Upon Severance and Change of Control Arrangements

Neal Employment Agreement

Marilyn B. Neal, our President and Chief Executive Officer, is covered by an employment agreement between Local Insight Media and Ms. Neal that Local Insight Media assigned to Regatta Holdings, and Regatta Holdings, assumed effective as of November 30, 2007. The employment agreement (i) will terminate upon Ms. Neal’s death; (ii) may be terminated by us upon Ms. Neal’s disability; (iii) may be terminated by Ms. Neal for any reason; and (iv) may be terminated by us for “cause” (as defined in the agreement). Upon termination of Ms. Neal’s employment for any reason, Ms. Neal or her estate will be entitled to receive: (i) any unpaid base salary earned through the date of termination; (ii) any unpaid reimbursable business expenses; (iii) any accrued vacation pay; and (iv) any amount arising from her participation in, or benefits under, any employee benefit plans, programs or arrangements, payable in accordance with the terms and conditions of the employee benefit plans, programs or arrangements (including, if applicable, any death benefits). However, if Ms. Neal’s employment is terminated due to disability and at such time we have in place a long-term disability plan, then in lieu of annual base salary during such period of disability, Ms. Neal will be entitled to receive the applicable long-term disability benefits pursuant to such plan. No other payments are required to be made to Ms. Neal upon the termination of her employment.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding the compensation of our Named Executive Officers for our partial fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary		Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Marilyn B. Neal	2007	$33,333	(1)	$33,333	$16,845	$83,511
President and Chief Executive Officer

James Stirbis	2007	$14,584	(2)	$8,787	$875	$24,246
Chief Financial Officer

(1)

Reflects base salary paid by LIYP for the one-month period ended December 31, 2007 for Ms. Neal in her capacity as the Chief Executive Officer and President of Regatta Holdings and LIYP following the consummation of the Split-Off.

(2)

Reflects base salary paid by Local Insight Media to Mr. Stirbis for the one-month period ended December 31, 2007. A portion of this amount was allocated to and paid by Regatta Holdings for services Mr. Stirbis performed as the Chief Financial Officer of Regatta Holdings following the consummation of the Split-Off pursuant to the terms of the Consulting Agreement between Local Insight Media and Regatta Holdings.

(3)

Represents a pro rata portion of the cash awards earned during 2007 under the Local Insight Media Executive Bonus Plan attributable for services performed by the Named Executive Officers for the one-month period ended December 31, 2007 and paid by LIYP.

(4)

Consists of matching contributions under our 401(k) plan of $875 for Mr. Stirbis and a payment of $16,845 to Ms. Neal for accrued vacation time earned prior to the Split-Off that we agreed to pay in connection with her resignation as the Executive Chairperson of Local Insight Media and her appointment as our Chief Executive Officer and President.

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of short-term incentive plan awards to our Named Executive Officers during the partial fiscal year ended December 31, 2007. We did not grant equity incentive plan awards during 2007.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold	Target	Maximum
Ms. Neal	$0	$33,333	$50,000
Mr. Stirbis	0	8,787	13,180

(1)

The amounts shown are based on the portion of the payout amounts attributable to services performed by the Named Executive Officers for the one-month period ended December 31, 2007. The maximum amount is based on 90% of Mr. Stirbis’ base salary and 150% of Ms. Neal’s base salary. The target amount is based on 60% of Mr. Stirbis’ base salary and 100% of Ms. Neal’s base salary. These estimated award amounts are based on the Named Executive Officer’s base salary at the time of grant.

Neal Employment Agreement

On January 2, 2007, Local Insight Media entered into an Employment Agreement with Marilyn B. Neal to provide services as Local Insight Media’s Executive Chairperson and such customary responsibilities, duties and authority as may from time to time be assigned to Ms. Neal by the Local Insight Media Board of Directors, including services for one or more subsidiaries or affiliates of Local Insight Media. In connection with the Split-Off, Ms. Neal was appointed Chief Executive Officer and President of Regatta Holdings and LIYP and as nonexecutive Chairperson of Local Insight Media. In connection with Ms. Neal’s appointment as Chief Executive Officer and Regatta Holdings, Local Insight Media assigned to Regatta Holdings, and Regatta Holdings assumed, all of Local Insight Media’s rights and obligations under the Employment Agreement, effective as of November 30, 2007.

Ms. Neal’s Employment Agreement expires on January 2, 2009, unless terminated sooner (i) upon Ms. Neal’s death; (ii) by us upon Ms. Neal’s disability; (iii) by Ms. Neal for any reason; or (iv) by us for “cause” (as defined in the agreement).

Ms. Neal’s Employment Agreement provides for an initial annual base salary of $400,000, subject to increase as determined by the Regatta Holdings Board of Directors. In addition, Ms. Neal is eligible to receive an annual cash incentive bonus equal to 100% of her base salary if threshold performance goals established by the Board of Directors under a bonus plan are met, and up to 150% of base salary if stretch goals are achieved. Ms. Neal is also eligible to participate in benefit plans generally available to other senior executives and in any equity compensation plans approved by the Board of Directors, in each case subject to the terms and conditions of such plans and as may be approved by the Board of Directors.

Upon termination of Ms. Neal’s employment for any reason, Ms. Neal or her estate will be entitled to receive: (i) any unpaid base salary earned through the date of termination; (ii) any unpaid reimbursable business expenses; (iii) any accrued vacation pay; and (iv) any amount arising from her participation in, or benefits under, any employee benefit plans, programs or arrangements, payable in accordance with the terms and conditions of the employee benefit plans, programs or arrangements (including, if applicable, any death benefits). However, if Ms. Neal’s employment is terminated due to disability and at such time we have in place a long-term disability plan, then in lieu of annual base salary during such period of disability, Ms. Neal will be entitled to receive the applicable long-term disability benefits pursuant to such plan. No other payments are required to be made to Ms. Neal upon the termination of her employment.

Outstanding Equity Awards at Fiscal Year-End

We did not have any equity awards outstanding at December 31, 2007.

Pension Benefits

We do not have any pension plans.

Nonqualified Deferred Compensation

We do not have a nonqualified deferred compensation plan.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of our executive officers serves as a member of the compensation committee (or other Board committee performing the equivalent function) or as a member of the board of directors of any other company of which any member of the Local Insight Media Compensation Committee or the Regatta Holdings Board of Directors is an executive officer.

Director Compensation

We paid no compensation to our directors in 2007 and currently do not intend to provide director compensation in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Local Insight Media Holdings, L.P., or LIMH, owns of record 30.7% of Local Insight Media Holdings. Local Insight Media Holdings indirectly owns, through wholly-owned holding companies, 100% of the outstanding membership interests of Regatta Investor LLC, which in turn, both directly and indirectly through its directly and indirectly held partnership interests in each of Regatta Holdings I, L.P., Regatta Holdings II, L.P., and Regatta Holdings III, L.P., owns 100% of the outstanding capital stock of Regatta Holdings.

The following table and the footnotes below set forth the beneficial ownership of Local Insight Media Holdings common stock and LIMH partnership units as of October 10, 2008 for (i) each of our named executive officers, (ii) each of our directors, (iii) all of our directors and executive officers as a group and (iv) owners of more than 5% of the outstanding shares of Local Insight Media Holdings common stock and LIMH limited partnership units. Except as noted below, the mailing address for each person or entity listed below is c/o Local Insight Regatta Holdings, Inc., 188 Inverness Drive West, Suite 800, Englewood, Colorado 80112.

	Local Insight Media Holdings			LIMH
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class	Number of Partnership Units Beneficially Owned(1)		Percent of Class
5% Stockholders
Welsh, Carson, Anderson & Stowe	195,921.71	(2)	67.4%	191,437,419.46	(3)	69.8%
Local Insight Media Holdings GP, LLC	89,397.93	(4)	30.7%	2,705,001.98	(5)	*
Spectrum Equity Investors	—		—	72,165,325.71	(6)	26.3%
Named Executive Officers and Directors
John Almeida, Jr., Director	195,929.32	(7)	67.4%	191,437,419.46	(8)	69.8%
Anthony J. de Nicola, Director	196,241.23	(9)	67.5%	191,437,419.46	(8)	69.8%
Marilyn B. Neal, Chairperson of the Board, President and Chief Executive Officer, Director	1,833.50	(10)	* %	542,979.97	(11)	*
Scott A. Pomeroy, Director	4,436	(12)	1.5%	1,421,561.71	(13)	*
James Stirbis, Chief Financial Officer	107.50	(14)	*	20,443.31		*
All directors and executive officers as a group (10 persons)	203,458.34	(15)	68.3%	2,266,080.45	(16)	*

*	Less than 1%

(1)

The amounts and percentages of Local Insight Media Holdings common stock and LIMH partnership units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest. For purposes of calculating the percentages of shares of Local Insight Media Holdings common stock owned, the number of shares deemed outstanding consists of 290,680.20 shares of common stock outstanding as of October 10, 2008 plus the number of shares of common stock underlying stock options held by the named person that are exercisable within 60 days of such date. For purposes of calculating the percentages of LIMH partnership units owned, the number of units deemed outstanding consists of 274,250,000.00 partnership units outstanding as of October 10, 2008 plus the number of partnership units underlying options to acquire partnership units held by the named person that are exercisable within 60 days of such date.

(2)

This amount consists of 88,971.07 shares of common stock held of record by Welsh, Carson, Anderson & Stowe VIII, L.P., 89,434.85 shares held of record by Welsh, Carson, Anderson & Stowe IX, L.P. and 11,849.28 shares held of record by WCAS Capital Partners III, L.P., which entities comprise the Welsh Regatta Group, and 5,666.51 shares of record held by WCAS Capital Partners IV, L.P. The individual managing members and principals of Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners III, L.P. and WCAS Capital Partners IV, L.P. include some or all of John Almeida, Jr., Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The managing members and principals who are also directors of our company are John Almeida, Jr. and Anthony J. de Nicola. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the WCAS entity of whose general partner he is a managing member or of which he is a principal, but disclaims such beneficial ownership to the extent that he does not have a pecuniary interest in such shares. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.

(3)

This amount consists of 175,430,381.70 partnership units held of record by Welsh, Carson, Anderson & Stowe X, L.P., 15,667,583.83 partnership units held of record by WCAS Capital Partners IV, L.P. and 339,453.93 partnership units held of record by WCAS Management Corporation, which entities comprise the Welsh LIM Group. The individual managing members and principals of Welsh, Carson, Anderson & Stowe X, L.P., WCAS Capital Partners IV, L.P. and WCAS Management Corporation include some or all of John Almeida, Jr., Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The managing members and principals who are also directors of our company are John Almeida, Jr. and Anthony J. de Nicola. Each of the foregoing persons may be deemed to be the beneficial owner of the partnership units owned by the WCAS entity of whose general partner he is a managing member or of which he is a principal, but disclaims such beneficial ownership to the extent that he does not have a pecuniary interest in such units.

(4)

Shares shown as beneficially owned by Local Insight Media Holdings GP, LLC reflect shares of common stock owned of record by LIMH. Local Insight Media Holdings GP, LLC is the general partner of LIMH. Welsh, Carson, Anderson & Stowe X, L.P., WCAS Capital Partners IV, L.P., WCAS Management Corporation, Spectrum Equity Investors III, L.P., SEI III Entrepreneurs’ Fund, L.P., Spectrum III Investment Managers’ Fund, L.P., Spectrum IV Investment Managers’ Fund, L.P., Spectrum Equity Investors IV, L.P. and Spectrum Equity Investors Parallel IV, L.P., as members of Local Insight Media Holdings GP, LLC, may be deemed to share beneficial ownership of any shares beneficially owned by Local Insight Media Holdings GP, LLC, but disclaim such beneficial ownership to the extent that they do not have a pecuniary interest in such shares. The address of each Spectrum entity is 333 Middlefield Road, Suite 200, Menlo Park, California 94025.

(5)

All of such partnership units are owned of record by Local Insight Media Holdings GP, LLC. Welsh, Carson, Anderson & Stowe X, L.P., WCAS Capital Partners IV, L.P., WCAS Management Corporation, Spectrum Equity Investors III, L.P., SEI III Entrepreneurs’ Fund, L.P., Spectrum III Investment Managers’ Fund, L.P., Spectrum IV Investment Managers’ Fund, L.P., Spectrum Equity Investors IV, L.P. and Spectrum Equity Investors Parallel IV, L.P., as members of Local Insight Media Holdings GP, LLC, may be deemed to share beneficial ownership of any units beneficially owned by Local Insight Media Holdings GP, LLC, but disclaim such beneficial ownership to the extent that they do not have a pecuniary interest in such units.

(6)

This amount consists of 3,837,438.45 partnership units held of record by Spectrum Equity Investors III, L.P., 119,895.90 partnership units held of record by SEI III Entrepreneurs’ Fund, L.P., 39,991.19 partnership units held of record by Spectrum III Investment Managers’ Fund, L.P., 797,538.33 partnership units held of record by Spectrum IV Investment Managers’ Fund, L.P., 66,975,107.73 partnership units held of record by Spectrum Equity Investors IV, L.P. and 395,354.11 partnership units held of record by

Spectrum Equity Investors Parallel IV, L.P., which entities comprise the Spectrum Equity Investors. The individual general partners, managing members and principals of each of the Spectrum Equity Investors include some or all of Randy J. Henderson Brion B. Applegate, William P. Collatos, Kevin P. Maroni, Victor E. Parker, Michael J. Kennedy, Benjamin M. Coughlin and Christopher T. Mitchell. None of the general partners, managing members or principals of the Spectrum Equity Investors is also a director of our company, however, Messrs. Applegate and Coughlin are directors of Local Insight Media Holdings and of Local Insight Media Holdings GP, LLC. Each of the foregoing persons may be deemed to be the beneficial owner of the partnership units owned by the Spectrum Equity Investors entity of which he is a general partner, managing member or principal, but each disclaims such beneficial ownership to the extent that he does not have a pecuniary interest in such partnership units.

(7)	Consists of 195,921.71 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 2 above, and 7.61 shares of common stock held of record by Mr. Almeida.

(8)	Consists of 191,437,419.46 partnership units held by Welsh, Carson, Anderson & Stowe, as described in note 3 above.

(9)	Consists of 195,921.71 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 2 above, and 319.52 shares of common stock held of record by Mr. de Nicola.

(10)	Consists of 1,833.50 shares of common stock underlying outstanding stock options that are exercisable currently and within 60 days of October 10, 2008.

(11)

Consists of 368,106.91 limited partnership units underlying outstanding unit options that are exercisable currently and within 60 days of October 10, 2008 and 174,873.06 partnership units held of record by Ms. Neal.

(12)	Consists of 4,436 shares of common stock underlying outstanding stock options that are exercisable currently and within 60 days of October 10, 2008.

(13)

Consists of 981,618.71 limited partnership units underlying outstanding unit options that are exercisable currently and within 60 days of October 10, 2008 and 439,943 partnership units held of record by Mr. Pomeroy.

(14)	Consists of 107.50 shares of common stock underlying outstanding stock options that are exercisable currently and within 60 days of October 10, 2008.

(15)

Includes 7,209.50 shares of common stock underlying outstanding stock options that are exercisable currently and within 60 days of October 10, 2008, 195,921.71 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 2 above, 7.61 shares of common stock held of record by Mr. Almeida as described in note 7 above and 319.52 shares of common stock held of record by Mr. de Nicola as described in note 9 above.

(16)

Includes 1,349,725.62 partnership units underlying outstanding options that are exercisable currently and within 60 days of October 10, 2008, 174,873.06 partnership units held of record by Ms. Neal as described in note 11 above, 439,943 partnership units held of record by Mr. Pomeroy as described in note 13 above, 20,443.31 partnership units held of record by Mr. Stirbis, 204,433.06 partnership units held of record by Mr. Fischer and 76,662.4 partnership units held of record by Mr. Prince.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are controlled by the Welsh Holdings Group, which directly or indirectly owns 91.0% of Local Insight Media Holdings, our indirect parent. The Welsh Holdings Group is comprised of WCAS and certain funds and individuals that are affiliated with WCAS.

Agreements Between The Berry Company and Subsidiaries of Local Insight Media

The Berry Company is a party to the agreements described below with the following indirect subsidiaries of our affiliate, Local Insight Media, which is an indirect, wholly-owned subsidiary of Local Insight Media Holdings (which is also our parent company).

Directory Services Agreement Between The Berry Company and CBD Media Finance LLC

The Berry Company and CBD Media are parties to a Directory Services Agreement dated December 11, 2002. CBD Media is the leading publisher of print and online directories in the greater Cincinnati metropolitan area. Under the Directory Services Agreement, The Berry Company is the exclusive advertising sales agent for local advertising for CBD Media’s yellow and white pages directories, manages a separate sales channel to serve the national advertising sale process for these directories and is responsible for all yellow and white pages pre-press services. The Berry Company’s pre-press services include advertising design and production, page layout, pagination, advertising inventory control, customer acknowledgement preparation and mailing, quality review of final page proofs, production scheduling and provisioning and forwarding of completed directory products to the printer.

For local sales, The Berry Company provides sales management, clerical and sales support staff, and artists and graphic designers who assist advertisers to create art copy, as well as credit, billing and collection services. For national sales, The Berry Company manages order processing, updates and maintains advertising rates, supports CBD Media’s CMR relationships and generates sales reports and analyzes national advertising sales performance.

CBD Media compensates The Berry Company for its services on a commission basis, consisting of a base commission and incentive commission, and pays an annual pre-press fee. For the year ended December 31, 2007, CBD Media paid The Berry Company approximately $15.8 million for its services. The Berry Company’s incentive commission is based on performance measured through key performance indicators, which monitor CBD Media’s revenue growth, advertiser contact and satisfaction and production cycle time, among other things. Based on the annual results of these key performance indicators, The Berry Company may earn additional compensation for exceeding performance levels.

The Directory Services Agreement expires on August 31, 2009, unless earlier terminated upon the occurrence of certain events, including an uncured material breach by either party. In addition, CBD Media may terminate the Directory Services Agreement if The Berry Company fails to achieve minimum key performance indicators in consecutive years. In addition, during the term and for one year following the expiration or termination of the Directory Services Agreement, The Berry Company may not compete with CBD Media in the service area covered by the agreement in the greater Cincinnati metropolitan area.

Agreement For Directory Publishing Services Between The Berry Company and ACS Media Finance LLC

The Berry Company and ACS Media are parties to an Agreement for Directory Publishing Services dated August 10, 2000. ACS Media is the largest publisher of print and Internet advertising directories in Alaska. Under this agreement, The Berry Company has the exclusive right to provide marketing, sales, compilation and editing, graphics and printing services, as well as certain distribution and billing and collection services, for all of ACS Media’s current directories. The Berry Company also has a right of first refusal to provide the same services, with respect to Alaskan markets only, for: (i) future directories purchased, subject to any pre-existing agreement in connection with the purchased directory assumed, or created by ACS Media, (ii) new directories to be produced and (iii) new related products or services that ACS Media may offer. Under this agreement, The Berry Company provide a range of specified marketing services and is responsible for costs associated with maintaining a professional sales, management and customer service work force relating to ACS Media’s directories; the composition and printing of all ACS Media directories (other than actual and reasonable costs arising as a result of ACS Media change requests); and distributing ACS Media’s directories, including all normal annual cost increases (that is, those attributable to access line growth of up to 5% per year). Under this agreement, ACS Media has final approval authority over any directory changes, including rate increases, changes in scope of the directories, new items or changes in the issue dates.

In addition, The Berry Company manages a separate sales channel to serve ACS Media’s national advertisers. For the national sales function, The Berry Company manages order processing, updates and maintains advertising rates, supports CMR relationships and generates sales reports and analyzes national advertising sales performance.

ACS pays The Berry Company a fee for these services based on the net collected directory advertising revenue on a directory-by-directory basis, plus an incentive commission if revenues increase by a specified amount in any given year. For the year ended December 31, 2007, ACS Media paid The Berry Company approximately $12.3 million for its services.

The agreement will remain in effect through the end of a specific publishing cycle in February 2010, unless earlier terminated upon the occurrence of certain events, including an uncured material breach by either party. In addition, ACS Media may terminate the Agreement for Directory Publishing Services if customer satisfaction, as measured by annual customer questionnaires and surveys, falls below certain criteria set out in the agreement.

Under an Agreement for the Provision of IYP Services between The Berry Company and ACS Media, The Berry Company provides a variety of services relating to ACSYellowPages.com, including website production and maintenance; provision and maintenance of ACS Media’s IYP services; distribution of Internet-based advertising content of ACS Media’s customers to third party syndicated IYP networks; and sales, solicitation and customer support services. Under this agreement, ACS Media pays The Berry Company a fee based on net collected advertising revenue plus a percentage of The Berry Company’s associated costs. This agreement expires on July 31, 2009 and renews for successive one year terms unless terminated 30 days prior to the expiration of the then-current term.

Directory Services Agreement Between The Berry Company and HYP Media Finance LLC

The Berry Company and HYP Media are parties to a Directory Services Agreement dated February 5, 2005. HYP Media is the leading publisher of print and online directories in Hawaii. Under the Directory Services Agreement, The Berry Company provides and performs all services necessary to publish, print and distribute HYP Media’s directories, including sales and sales management, database maintenance, directory production, composition, pagination, graphics, printing, and distribution, as well as providing certain customer service and certain billing and collection services. In addition, The Berry Company provides all services necessary to host and sell advertising for, and drive traffic to, HTYellowPages.com, HYP Media’s IYP website.

In addition, The Berry Company manages a separate sales channel to serve HYP Media’s national advertisers. For the national sales function, The Berry Company manages order processing, updates and maintains advertising rates, supports CMR relationships and generates sales reports and analyzes national advertising sales performance.

The Berry Company is compensated for its services on a commission basis, consisting of a base commission and, in the case of print directories, an incentive commission. For the year ended December 31, 2007, HYP Media paid The Berry Company approximately $15.4 million for its services.

The term of the Directory Services Agreement extends through the 2013 edition of HYP Media’s directories, unless earlier terminated upon the occurrence of certain events, including an uncured material breach by either party. In addition, during the term and for two years following the expiration or termination of the Directory Services Agreement, The Berry Company and may not publish, on its own behalf or on behalf of third parties, print or electronic directories in the geographic areas covered by the agreement.

Consulting Agreement Between Local Insight Media, Inc. and LIYP

In January 2007, WCAS and Local Insight Media, Inc., or LIMI, a subsidiary of Local Insight Media, entered into a Consulting Agreement under which LIMI, acting as an independent consultant, agreed to provide a variety of consulting services (including operational, finance and accounting, treasury, legal, human resource, integration and/or administrative services) relating to WCAS’s acquisition, ownership and operation of LIYP. In April 2008, WCAS assigned to Regatta Holdings, and Regatta Holdings assumed, all of WCAS’s rights, privileges, obligations and liabilities under the Consulting Agreement. Under the Consulting Agreement, we pay LIMI an amount equal to 115% of LIMI’s fully burdened cost of providing such services, which are invoiced to us once per calendar quarter.

The Consulting Agreement automatically renews for successive one-year terms, unless either party provides the other party with 30 days’ prior notice of its intention not to renew the agreement. In addition, either party may terminate the Consulting Agreement if the other party materially breaches the Consulting Agreement and such breach is not cured within 20 days.

Tax Sharing Agreement Among Windstream, Regatta Holdings and Members of the Welsh Regatta Group

In connection with the Split-Off, Windstream, Regatta Holdings, Regatta Holdings I, L.P., Regatta Holdings II, L.P. and Regatta Holdings III, L.P. entered into the Tax Sharing Agreement. The Tax Sharing Agreement allocates (i) the responsibility for filing tax returns and preparing other tax-related information of Regatta Holdings and its subsidiaries and (ii) the liability for payment and the benefit of refund or other recovery of taxes of Regatta Holdings and its subsidiaries, generally based on whether all or a portion of the tax period for which the filing or tax liability relates is before or after the closing date of the Split-Off. In addition, the Tax Sharing Agreement contains additional provisions, including indemnification provisions, relating to the preservation of the tax-free status, under Section 355, Section 368 and related provisions of the Code, of aspects of the Split-Off (which the Tax Sharing Agreement refers to collectively as the “tax-free status of the transactions,” and the loss or failure of which the Tax Sharing Agreement refers to as an “exchange disqualification”).

With limited exceptions, Regatta Holdings has no obligation to indemnify Windstream and its subsidiaries in connection with disqualifying actions if Windstream had delivered to Regatta Holdings a written determination that such potential disqualifying action or other action would not jeopardize the tax-free status of the transactions or for other actions permitted to be taken without Windstream’s consent described below under “—Exchange Disqualification; Ruling Request.” Nor is Regatta Holdings, with limited exception, required to indemnify Windstream and its subsidiaries if the tax-related loss arose in respect of any item of income, gain, deduction or loss arising in respect of a Windstream intercompany transaction or excess loss account, under certain provisions of the Code and the Treasury Regulations, in each case includible in income without regard to the tax-free status of the transactions.

Windstream has agreed to indemnify and hold Regatta Holdings, any entity party of the Welsh Regatta Group and any Welsh Regatta Group parent harmless against:

•	all taxes (other than exchange taxes) of Windstream or any of its subsidiaries (other than Regatta Holdings and its subsidiaries) for any period;

•

all taxes (other than exchange taxes) of Regatta Holdings and its subsidiaries, or that otherwise relate to Windstream’s contributed directory publishing business, for any taxable period or portion thereof ending on or before the date of the closing; and

•	all exchange taxes, except to the extent that such taxes are subject to indemnification by Regatta Holdings as described above.

The Tax Sharing Agreement defines “exchange taxes” as all taxes (other than transfer taxes) resulting from Windstream’s internal restructuring, the contribution by Windstream of its directory publishing business to Regatta Holdings, the receipt by Windstream of the extraordinary $40.0 million cash dividend and the notes, the exchange of the notes for Windstream debt or the distribution of Regatta Holdings stock to the Welsh Regatta Group in exchange for Windstream shares in the Split-Off.

The Tax Sharing Agreement provides that Regatta Holdings and Windstream each is entitled to any refund of or credit for taxes for which it is responsible under the Tax Sharing Agreement, including equitably apportioned refunds for any straddle period.

Exchange Disqualification; Ruling Request

The Tax Sharing Agreement contains additional representations, warranties and covenants relating to the preservation of the tax-free status of the transactions. Regatta Holdings and the Welsh Regatta Group also agreed to limitations on future activities that would jeopardize the tax-free status of the transactions, which are referred to as “disqualifying actions,” and require them to take other actions to preserve the tax-free status of the transactions involved in the Split-Off. These restrictions and covenants generally prevent us from taking, or as applicable permitting any of the Regatta Holdings’ subsidiaries from taking, the following actions:

•

any disqualifying action, other than actions (i) expressly required by the terms of the transaction agreements, (ii) that would not have caused the tax-free status of the transactions to be lost, but for an action taken by Windstream or (iii) taken prior to the Split-Off or taken solely to mitigate the adverse effects on the tax-free status of the transactions of a breach of the transaction agreements by Regatta Holdings or its subsidiaries occurring prior to the Split-Off;

•

for two years after the Split-Off, any action that might be a disqualifying action, without receiving the prior determination of Windstream that the action would not jeopardize the tax-free status of the transactions;

•

for two years after the Split-Off, entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition of Regatta Holdings stock or the issuance of shares of Regatta Holdings stock, or the transfer or modification of any options to acquire or other rights in respect of such stock, or other instrument that provides for the possibility of the issuance, redemption or transfer of Regatta Holdings stock, unless, generally, (i) all such agreements, understandings, arrangements, substantial negotiations or other issuances, taken together, do not involve a direct or indirect acquisition by a person or persons of a 50% or greater interest in Regatta Holdings within the meaning of Section 355(d)(4) of the Code, or (ii) the shares are issued to qualifying Regatta Holdings employees or retirement plans, each in accordance with “safe harbors” under regulations issued by the IRS;

•

for two years after the Split-Off, causing certain wholly-owned subsidiaries that were wholly-owned subsidiaries of Regatta Holdings at the time of the distribution to cease the active conduct of the contributed directory publishing business to the extent conducted by those subsidiaries immediately prior to the distribution;

•

for two years after the Split-Off, voluntarily dissolving, liquidating, merging or consolidating with any other person, unless (i) Regatta Holdings is the survivor of the merger or consolidation or (ii) prior to undertaking such action, Windstream has delivered a written determination to Regatta Holdings that the action would not jeopardize the tax-free status of the transactions; and

•	taking any action with respect to the notes that might result in their failing to qualify as “securities” for federal income tax purposes.

Nevertheless, the Welsh Regatta Group or Regatta Holdings are permitted to take any of the actions described above if the IRS has granted a favorable ruling to Windstream or Regatta Holdings as to the effect of such action on the tax-free status of the Split-Off transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

Concurrently with the consummation of the Berry ILOB acquisition, we entered into new senior secured credit facilities provided by JPMorgan Chase Bank, N.A. The new senior secured credit facilities refinanced our previous senior secured credit facility with Wachovia Bank, N.A. that provided for a revolving credit facility of up to $20.0 million and a term loan facility of $66.0 million. The new senior secured credit facilities provide for a $335.0 million senior secured term loan facility and a $30.0 million senior secured revolving credit facility. The revolving credit facility also provides for the issuance of letters of credit. We borrowed the entire $335.0 million term loan at the closing of the acquisition of the Berry ILOB to fund that transaction, to pay fees and expenses incurred in connection with the Berry ILOB acquisition and to repay in full all amounts owing under our prior senior secured credit facilities. At the closing of the Berry ILOB acquisition, we also borrowed $20.0 million of the senior secured revolving credit facility to fund certain additional fees and expenses in connection with the Berry ILOB acquisition. As of October 10, 2008 approximately $3.4 million was available for borrowing under the revolving credit facility and may be used for working capital and general corporate purposes. However, this amount represents the unfunded revolving loan commitment of Lehman Brothers Inc. under our senior secured revolving credit facility. Lehman Brothers Inc., whose parent has filed for bankruptcy protection, failed to fund this amount when we submitted a borrowing request following the bankruptcy. We therefore believe this amount will be unavailable under our senior secured revolving credit facility. The term loan facility is scheduled to mature on April 23, 2015 and the revolving credit facility is scheduled to mature on April 23, 2014. Payments of principal under the credit facilities are generally due quarterly.

The key terms of the new credit facilities are described below. The description below is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Interest Rate and Fees

In general, borrowings under the new credit facilities bear interest based, at our option, at either the LIBOR rate or a base rate, or a BR, in each case plus an applicable margin. The rate of interest for borrowings under the term loan and the initial rate under the revolving credit facility is LIBOR plus 4% or BR plus 3%. We are also required to pay a commitment fee to the lenders on the amount of any unutilized revolving commitments of 0.5% per annum.

Guarantees and Security

Subject to certain exceptions, our obligations under the new credit facilities are unconditionally and irrevocably guaranteed by certain of our existing and future domestic subsidiaries. Subject to certain exceptions, the new credit facilities are secured by first priority security interests in, and mortgages on, substantially all the assets of Regatta Holdings and each subsidiary guarantor, whether owned on the closing date or thereafter acquired, including a first priority pledge of all the equity interests held by Regatta Holdings and each subsidiary guarantor that is a domestic entity and 65% of the equity interests of any subsidiary guarantor that is a direct first tier foreign entity.

Optional Prepayment

All or any portion of the outstanding borrowings under the new credit facilities may be prepaid at any time and commitments may be terminated in whole or in part at our option without premium or penalty (other than customary breakage costs in the case of LIBOR loans).

Mandatory Prepayments

The new credit facilities require us to prepay outstanding borrowings thereunder, subject to certain exceptions, with up to 75% of our annual excess cash flow, 100% of the net cash proceeds of certain asset sales or other dispositions of property (including casualty insurance and condemnations), and 100% of the net cash proceeds of any issuance or incurrence of debt, other than debt permitted under the new credit facilities.

Certain Covenants

The new credit facilities require compliance with financial and operating covenants, including a minimum cash interest coverage ratio, a maximum senior secured leverage ratio and a maximum net total leverage ratio. The new credit facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict our ability and that of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends and make certain distributions and other restricted payments;

•	create certain liens;

•	make further negative pledges;

•	make investments, loans and advances;

•	repay certain indebtedness (including the notes);

•	change our line of business or fiscal year;

•	sell assets;

•	enter into transactions with affiliates;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets;

•	make acquisitions;

•	make guarantees and have contingent obligations;

•	amend organizational documents;

•	incur capital expenditures; and

•	make acquisitions.

The new credit facilities also contain certain customary affirmative covenants and events of default.

THE EXCHANGE OFFER

General

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $210.5 million aggregate principal amount of our 11.00% Series A Senior Subordinated Notes due 2017, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 11.00% Series B Senior Subordinated Notes due 2017, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

As of the date of this prospectus, $210.5 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about October 15, 2008 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “—Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

In connection with the sale by us of the outstanding notes on November 30, 2007, we, the guarantors, the selling securityholders and the initial purchasers of the outstanding notes entered into a registration rights agreement, in which we and the guarantors agreed to file a registration statement on the appropriate form under the Securities Act, within 180 days after the issue date of the outstanding notes (which was May 28, 2008), relating to an offer to exchange the outstanding notes for the exchange notes. We and the guarantors also agreed to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC within 270 days after the issue date of the outstanding notes (which was August 28, 2008). The registration rights agreement further provides that we must use reasonable best efforts to issue, on or prior to 45 business days, or longer if required by the federal securities laws, after the effective date of our registration statement, exchange notes in exchange for all outstanding notes tendered prior thereto in the exchange offer.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the exchange notes will terminate.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	any exchange notes to be received by the holder will be acquired in the ordinary course of the holder’s business;

•	the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes;

•

the holder is not an “affiliate” (within the meaning of Rule 405 under Securities Act) of us, or if the holder is an affiliate, that it will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Within 30 days of the occurrence of any of the circumstances outlined below (and in any event within 315 days after the issue date of the outstanding notes), we and the guarantors have agreed to use all commercially reasonable best efforts to file a shelf registration statement with the SEC to cover the resale of the outstanding notes by the holders thereof. We and the guarantors have further agreed that we will use all commercially reasonable efforts to cause the SEC to declare such a shelf registration statement effective within 60 days of the occurrence of such an event. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy; or

•

any holder of outstanding notes notifies us within 20 business days following consummation of the exchange offer that it is prohibited by law or SEC policy from participating in the exchange offer, that it may not resell to the public the exchange notes acquired by it in the exchange offer without delivering a prospectus (other than by reason of such holder’s status as our affiliate), and the prospectus contained in this registration statement is not appropriate or available for such resales, that it is a broker-dealer and owns outstanding notes acquired directly from us or our affiliate.

Resale of Exchange Notes

Based on an interpretation by the staff of the SEC’ set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	the holder has an arrangement with any person to engage in the distribution of exchange notes;

•	is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; or

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•

cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 5:00 p.m., New York City time, on November 13, 2008, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that:

•	the exchange notes will have been registered under the Securities Act and will not bear any legend restricting their transfer;

•	the exchange notes bear a Series B designation and a different CUSIP number than the outstanding notes;

•	the exchange notes are not entitled to certain registration rights that are applicable to the outstanding notes under the registration rights agreement; and

•	certain special interest rate provisions are no longer applicable.

The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture.

We will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding notes surrendered under the exchange offer, and we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes in excess of $2,000 surrendered under the exchange offer. Outstanding notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, or Securities Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice thereof to Wells Fargo Bank, N.A., the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on November 13, 2008, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes due to an extension of the exchange offer;

•	if any condition set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

•	under the terms of the registration rights agreement, to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us. Notwithstanding the foregoing, in the event of a material change in the exchange offer, including our waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. Except as set forth under the heading “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date.

In addition:

•	certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•

a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility or DTC, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under the heading “—Exchange Agent” prior to the expiration date.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request that your brokers, dealers, commercial banks, trust companies or nominees effect these transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the outstanding notes.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under the heading “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DTC’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under ATOP prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or “NYSE,” trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three NYSE trading days after the expiration date.

Withdrawal Rights

Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for DTC participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under the heading “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•

identify the outstanding notes to be withdrawn and principal amount of such outstanding notes and where certificates for outstanding notes have been transmitted, specify the name in which outstanding notes were registered, if different from that of the withdrawing holder;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under the heading “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes, and we may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer (x) we determine that acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC, or (y) there is an action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution”; and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of such rights, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

Wells Fargo Bank, N.A., will be appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building 12th Floor Minneapolis, MN 55402

By Facsimile: (Eligible Institutions Only) (612) 667-6282

For Information or Confirmation by Telephone: (800) 344-5128

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand, or by overnight delivery service.

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter or transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $500,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and Trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer or substitute outstanding notes not tendered or exchanged are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

•

as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Costs incurred in connection with financing activities are deferred and amortized as a component of interest expense using the effective interest method over the term of the respective notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain capitalized terms used in this description under the subheading “—Certain Definitions” below.

The outstanding notes were, and the exchange notes will be, issued under an indenture dated November 30, 2007 among Regatta Holdings, the Guarantors and Wells Fargo Bank, N.A., as trustee, as supplemented, which we refer to as the “Indenture”. The Indenture governs the obligations of Regatta Holdings and of each Guarantor under the notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture is filed as an exhibit to the registration statement, of which this prospectus forms a part.

The terms of the exchange notes are identical in all material respects to the outstanding notes except that:

•	the exchange notes will have been registered under the Securities Act and will not bear any legend restricting their transfer;

•	the exchange notes bear a Series B designation and a different CUSIP number than the outstanding notes;

•	the exchange notes are note entitled to certain registration rights that are applicable to the outstanding notes under the registration rights agreement; and

•	certain special interest rate provisions are no longer applicable.

Outstanding notes that remain outstanding after the exchange offer will be treated, together with the exchange notes, as a single class of securities under the Indenture.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as a holder of the notes. You may also request copies of the Indenture at our address set forth under the heading “Summary.”

Overview of the Notes and the Guarantees

The notes are:

•	general senior subordinated unsecured obligations of Regatta Holdings;

•

subordinated in right of payment to all existing and future Senior Indebtedness of Regatta Holdings (including under the Credit Agreement). As of October 8, 2008, Regatta Holdings and its subsidiaries had approximately $361 million in aggregate principal amount of Senior Indebtedness;

•	effectively subordinated to all secured Indebtedness of Regatta Holdings, to the extent of the value of the collateral securing such Indebtedness;

•	unconditionally guaranteed by the Guarantors on a senior subordinated unsecured basis; and

•	effectively subordinated to all existing and future Indebtedness and other liabilities of Regatta Holdings’ non-Guarantor Subsidiaries.

The notes are guaranteed, jointly and severally and unconditionally by each of the current and future Restricted Subsidiaries other than Foreign Subsidiaries of Regatta Holdings that becomes a guarantor under a Credit Facility. Each Guarantee is:

•	a general senior subordinated unsecured obligation of such Guarantor;

•	subordinated in right of payment to the existing and future Senior Indebtedness of such Guarantor, including obligations under the Credit Agreement; and

•	effectively subordinated to all secured Indebtedness of such Guarantor, to the extent of the value of the collateral securing such Indebtedness.

As of October 8, 2008, Regatta Holdings and the Guarantors had $571.3 million aggregate principal amount of Indebtedness (including the notes), $360.8 million in aggregate principal amount of which is Senior Indebtedness.

Principal, Maturity and Interest

Regatta Holdings has issued outstanding notes with an aggregate principal amount of $210.5 million. Regatta Holdings may issue additional notes from time to time. Any offering of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Interest on the notes accrues at the rate of 11.00% per annum and is payable semi-annually in arrears on June 1 and December 1. Regatta Holdings will make each interest payment to the holders of record on the immediately preceding May 15 and November 15. Interest is computed on the basis of a 360-day year comprised of 12 30-day months. Regatta Holdings commenced paying interest on June 1, 2008. The notes will mature on December 1, 2017.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to Regatta Holdings, Regatta Holdings will pay all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless Regatta Holdings elects to make interest payments by check mailed to the holders at their address set forth in the register of holders. Regatta Holdings will pay principal, interest and premium on each note in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Subordination

Only Indebtedness of Regatta Holdings or a Guarantor that is Senior Indebtedness will rank senior to the notes and the Subsidiary Guarantees in accordance with the provisions of the Indenture. The notes and Subsidiary Guarantees will in all respects rank pari passu with, or senior to all other Indebtedness of Regatta Holdings and the relevant Guarantor, respectively.

The Indenture provides that Senior Indebtedness will not include any Indebtedness of a Person that is subordinate or junior in right of payment to any other Indebtedness of such Person. The Indenture will not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (ii) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or (iii) Indebtedness as subordinated or junior to any other Indebtedness merely because it is secured by different collateral.

Neither Regatta Holdings nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the notes (or pay any other obligations relating to the notes, including fees, costs, expenses, indemnities and rescission or damage claims), make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below or purchase, redeem or otherwise retire any notes (collectively, “pay the notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Senior Payment Default”):

(1)	any Obligation on any Senior Indebtedness of Regatta Holdings is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2)	any other default on Designated Senior Indebtedness of Regatta Holdings occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Senior Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, Regatta Holdings is permitted to pay the notes if Regatta Holdings and the trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Senior Payment Default has occurred and is continuing.

During the continuance of any default (other than a Senior Payment Default) (a “Senior Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, Regatta Holdings is not permitted to pay the notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to Regatta Holdings) of written notice (a “Blockage Notice”) of such Senior Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the trustee and Regatta Holdings from the Person or Persons who gave such Blockage Notice;

(2)	because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3)	because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness has accelerated the maturity of such Designated Senior Indebtedness, Regatta Holdings and related Guarantors are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes are not subject to more than one Payment Blockage Period in any consecutive 360 day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Indebtedness of Regatta Holdings (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 360 day period, and there must be at least 181 days during any consecutive 360 day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Senior Non-Payment Default pursuant to any provisions under which a Senior Non-Payment Default previously existed or was continuing shall constitute a new Senior Non-Payment Default for this purpose).

In the event of any payment or distribution of the assets of Regatta Holdings upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to Regatta Holdings or its property:

(1)	the holders of Senior Indebtedness of Regatta Holdings will be entitled to receive payment in full in cash on such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

(2)	until the Senior Indebtedness of Regatta Holdings is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive Permitted Junior Securities; and

(3)	if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of Regatta Holdings and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of Regatta Holdings to pay interest or principal with respect to the notes when due by their terms. If payment of the notes is accelerated because of an Event of Default, Regatta Holdings must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding any Senior Indebtedness under the Credit Agreement, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of Regatta Holdings is outstanding, neither Regatta Holdings nor any Guarantor may pay the notes until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the Indenture otherwise permits payment at that time.

Each Guarantor’s obligations under its Subsidiary Guarantee are senior subordinated obligations of that Guarantor. As such, the rights of holders of notes to receive payment pursuant to such Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to Regatta Holdings’ obligations under the notes apply equally to the obligations of such Guarantor under its Subsidiary Guarantee.

A holder by its acceptance of notes agrees to be bound by such provisions and authorizes and expressly directs the trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the trustee its attorney in fact for such purpose.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of Regatta Holdings or a Guarantor who are holders of Senior Indebtedness of Regatta Holdings or such Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Paying Agent and Registrar for the Notes

The trustee is initially acting as paying agent and registrar. Regatta Holdings may change the paying agent or registrar without prior notice to the holders of the notes, and Regatta Holdings or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Regatta Holdings is not required to transfer or exchange any note selected for redemption. Also, Regatta Holdings is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes are unconditionally guaranteed on a senior subordinated unsecured basis by each of Regatta Holdings current and future Restricted Subsidiaries (other than Foreign Subsidiaries) that becomes a guarantor under any Credit Facility. These Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Subsidiary Guarantee is a general unsecured obligation of such Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Exchange Notes.” A Guarantor may not sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Regatta Holdings or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all of the obligations of that Guarantor under the Indenture and its Subsidiary Guarantee pursuant to agreements satisfactory to the trustee; or

(b)	the sale or other disposition is in compliance with the Indenture, including the “Asset Sales” covenant.

The Subsidiary Guarantee of a Guarantor may be released at the option of Regatta Holdings:

(1)	in connection with any transaction after which such Guarantor is no longer a Restricted Subsidiary;

(2)	if the guarantee which resulted in the creation of the Subsidiary Guarantee of such Subsidiary is released or discharged, except a discharge or release by or as a result of payment under such guarantee;

(3)	if Regatta Holdings designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(4)	upon the Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the notes and the Subsidiary Guarantees as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Optional Redemption

The notes are not redeemable at Regatta Holdings’ option prior to December 1, 2012. On or after December 1, 2012, Regatta Holdings may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on December 1 of the years indicated below:

Year	Percentage
2012	105.500%
2013	103.667%
2014	101.833%
2015 and thereafter	100.000%

If the redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the holder in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by Regatta Holdings.

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $2,000 or less shall be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

Regatta Holdings is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, Regatta Holdings will be required to make an offer (a “Change of Control Offer”) to each holder of notes, unless Regatta Holdings has exercised its right to redeem all the notes as described under “—Optional Redemption,” to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the Indenture. In the Change of Control Offer, Regatta Holdings will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased, to the date of purchase (the “Change of Control Payment Date”). On or prior to the date that is 30 days following any Change of Control, Regatta Holdings will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Regatta Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Regatta Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, Regatta Holdings will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Regatta Holdings.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Regatta Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the holder in whose name a note is registered at the close of business on such record date, and no other interest will be payable to holders who tender pursuant to the Change of Control Offer.

The provisions described above that require Regatta Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that Regatta Holdings repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Regatta Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Regatta Holdings and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Regatta Holdings and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Regatta Holdings to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Regatta Holdings and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

The Credit Agreement contains, and other Indebtedness of Regatta Holdings may contain, prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness be repurchased upon a Change of Control. The exercise by the holders of their right to require Regatta Holdings to repurchase the notes upon a Change of Control could cause a default under the Credit Agreement and other Indebtedness even if the Change of Control itself does not. In the event a Change of Control occurs at a time when Regatta Holdings is prohibited from purchasing the notes, Regatta Holdings could seek the consent of its lenders and the holders of any such other Indebtedness to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If Regatta Holdings does not obtain such consent or repay such borrowings, Regatta Holdings will remain prohibited from purchasing the notes. In such case, Regatta Holdings failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the holders of notes under certain circumstances.

If a Change of Control Offer occurs, Regatta Holdings may not have available funds sufficient to make the Change of Control Payment for all of the notes that might be delivered by holders seeking to accept the Change of Control Offer. Regatta Holdings expects that it would seek third-party financing to the extent it did not have available funds to meet its purchase obligations and any other obligations in respect of its other Indebtedness. However, Regatta Holdings cannot assure you that it would be able to obtain such financing. See “Risk Factors—Risks Related to the Notes.”

Asset Sales

Regatta Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Regatta Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale);

(2)	the fair market value, if over $10 million, is determined by Regatta Holdings Board of Directors and evidenced by a resolution of the Board of Directors of Regatta Holdings set forth in an Officers’ Certificate delivered to the trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by Regatta Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following will be deemed to be cash:

(a)	the amount of any liabilities, as shown on Regatta Holdings most recent consolidated balance sheet or in the notes thereto, of Regatta Holdings or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets; provided, that Regatta Holdings or such Restricted Subsidiary is contractually released from further liability with respect to such liabilities;

(b)	any securities, notes or other obligations received by Regatta Holdings or any such Restricted Subsidiary from such transferee that are promptly, but in any event within 180 days after the date of the Asset Sale, converted by Regatta Holdings or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds (or other cash in such amount) under clauses (3), (4) and (6) under the next succeeding paragraph below; and

(d)	any Designated Non-cash Consideration received by Regatta Holdings or such Restricted Subsidiary having an aggregate fair market value (as determined in good faith by Regatta Holdings), taken together with all other Designated Non-cash Consideration received pursuant to this clause (d), not exceeding the greater of $25 million and 5% of the Total Assets of Regatta Holdings at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Regatta Holdings or any of its Restricted Subsidiaries may apply those Net Proceeds at the option of Regatta Holdings to:

(1)	permanently reduce Obligations under Senior Indebtedness, and to correspondingly reduce commitments with respect thereto;

(2)	permanently repay (a) other Indebtedness ranking pari passu with the notes that has a Stated Maturity prior to the Stated Maturity of the notes or (b) any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in each case, to correspondingly reduce commitments with respect thereto;

(3)	acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(4)	acquire Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Regatta Holdings;

(5)	make a capital expenditure relating to an asset used or useful in a Permitted Business; or

(6)	acquire non-current assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, we or any of our Restricted Subsidiaries may temporarily reduce other borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds (or at Regatta Holdings’ option, an earlier date) shall constitute “Excess Proceeds” unless binding contractual commitments to apply such Net Proceeds in accordance with the preceding paragraph have been entered into prior to the end of such 365-day period and shall not have been completed or abandoned; provided, however, that the amount of any Net Proceeds that is not actually reinvested within 540 days from the date of the receipt of such Net Proceeds shall also constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, Regatta Holdings will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) of the notes and such other pari passu Indebtedness, in each case equal to $2,000 or an integral multiple of $1,000 in excess thereof, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after the consummation of an Asset Sale Offer, Regatta Holdings or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by Regatta Holdings to the notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts (or accreted value, if applicable) of the notes and such other pari passu Indebtedness tendered into such Asset Sale Offer) and the portion of each note to be purchased will thereafter be determined by the trustee on a pro rata basis among the holders of such notes with appropriate adjustments such that the notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

If the Asset Sale purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the holder in whose name a note is registered at the close of business on such record date, and no interest will be payable to holders who tender notes pursuant to the Asset Sale Offer.

Regatta Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Regatta Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The agreements governing Regatta Holdings’ other Indebtedness contain prohibitions of certain events, including certain types of Asset Sales. In addition, the exercise by the holders of the notes of their right to require Regatta Holdings to repurchase the notes in connection with an Asset Sale Offer could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on Regatta Holdings. In the event that Regatta Holdings is prohibited from purchasing the notes pursuant to an Asset Sale Offer, Regatta Holdings could seek the consent of its lenders and the holders of any such other Indebtedness to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If Regatta Holdings does not obtain such consent or repay such borrowings, Regatta Holdings will remain prohibited from purchasing the notes. In such case, Regatta Holdings’ failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the holders of notes under certain circumstances. Finally, Regatta Holdings’ ability to pay cash to the holders of the notes upon a repurchase may be limited by Regatta Holdings’ then existing financial resources. See “Risk Factors—Risks Related to the Notes.”

Certain Covenants

Restricted payments

Regatta Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account or in respect of Regatta Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Regatta Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Regatta Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or other payments or distributions accrued or payable in Equity Interests (other than Disqualified Stock) of Regatta Holdings or payable to Regatta Holdings or a Restricted Subsidiary of Regatta Holdings);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Regatta Holdings) any Equity Interests of Regatta Holdings or any Parent Entity of Regatta Holdings;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated to the notes or any Guarantee, except any payment of interest or principal at or within one year of the Stated Maturity thereof and any payment of intercompany Indebtedness to Regatta Holdings or any of its Restricted Subsidiaries; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Leverage Ratio would not be greater than 6.5 to 1.0; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by Regatta Holdings and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1) (but only to the extent the declaration of such Restricted Payment shall have already reduced such amount), (2), (3), (4), (6), (7), (8), (9), (12), (13) and (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	100% of the Consolidated Cash Flow accrued during the period (treated as one accounting period) from the Restricted Payment Capacity Accrual Date to the end of Regatta Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Cash Flow, calculated from the first day of the first fiscal quarter following the Issue Date to the end of Regatta Holdings’ most recently ended fiscal quarter for which internal financial statements are available, shall be a deficit, minus 100% of such deficit) less 1.4 times the consolidated interest expense (plus, to the extent not included in the calculation of consolidated interest expense, interest accruing in connection with a Qualified Securitization Transaction) of Regatta Holdings for the same period, plus

(b)

100% of the fair market value (less the aggregate amount of cash contributions made to the capital of Regatta Holdings to the extent such amount has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock pursuant to clause (15) of the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness”) of the Qualified Proceeds received by Regatta Holdings since the date of the Indenture as a contribution to its common equity capital from the issue or sale of Equity Interests (other than Disqualified Stock) of Regatta Holdings or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Regatta Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of Regatta Holdings or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Regatta Holdings or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), plus

(c)	to the extent that any Restricted Investment that was made after the date of the Indenture is sold or otherwise liquidated or repaid 100% of the fair market value of the Qualified Proceeds received with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d)	to the extent that any Unrestricted Subsidiary of Regatta Holdings designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of Regatta Holdings’ Investment in such Subsidiary as of the date of such redesignation.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the making of any distribution or other payment on account of any Equity Interest of Regatta Holdings or any of its Restricted Subsidiaries within 60 days after the date of declaration of such payment or the redemption of any Subordinated Indebtedness within 60 days after the delivery of an irrevocable notice of redemption, if at the date of declaration, or notice, as the case may be, such payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Regatta Holdings) of, Equity Interests (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Regatta Holdings or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Regatta Holdings or contributed to equity capital of Regatta Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase, replacement, extension, renewal, refinancing or retirement, or other acquisition of subordinated Indebtedness of Regatta Holdings or any Guarantor in exchange for, or with the net cash proceeds from, an incurrence (other than to a Subsidiary of Regatta Holdings) of, Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of Regatta Holdings to the holders of its Equity Interests on a pro rata basis;

(5)

so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent Entity, Regatta Holdings or any Restricted Subsidiary of Regatta Holdings or any Parent Entity of Regatta Holdings held by any current or former employee, officer, director, consultant or agent of Regatta Holdings or any Restricted Subsidiary of Regatta Holdings (including the heirs and estates of such Persons) pursuant to any management equity subscription agreement, stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto; provided, however, that the aggregate price paid for all such Equity Interests repurchased, redeemed, acquired or retired pursuant to this clause (5) may not exceed

$10 million; provided that such amount in any fiscal year may be increased in an amount not to exceed (a) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Regatta Holdings and, to the extent contributed to Regatta Holdings, Equity Interests of any Parent Entity of Regatta Holdings, in each case to any employee, officer, director, consultant or agent of Regatta Holdings or any Restricted Subsidiary of Regatta Holdings that occurs after the date of the Indenture, to the extent such net cash proceeds have not otherwise been applied to make Restricted Payments pursuant to clause (3)(b) of the preceding paragraph, plus (b) the net cash proceeds of key man life insurance policies received by Regatta Holdings or its Restricted Subsidiaries subsequent to the date of the Indenture, less (c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (5);

(6)	any Permitted Payments to a Parent Entity;

(7)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represents a portion of the exercise price thereof and the repurchase of fractional shares;

(8)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Regatta Holdings or any of its Restricted Subsidiaries issued in accordance with and to the extent permitted by the covenant described under “—Incurrence of Indebtedness”;

(9)	any payments made in connection with the consummation of the Transactions;

(10)	so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends on Regatta Holdings’ common Capital Stock (or the payment of dividends to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s common Capital Stock) following the consummation of an underwritten public Equity Offering of Regatta Holdings’ or any Parent Entity’s common Capital Stock of up to 6% per annum of the net cash proceeds received by Regatta Holdings from any public Equity Offering of common Capital Stock of Regatta Holdings or contributed to Regatta Holdings by any Parent Entity from any public Equity Offering of common Capital Stock of the Parent Entity;

(11)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness subordinated to the notes or the Guarantees (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a change of control as defined under such Indebtedness in accordance with provisions similar to the “Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “Asset Sale” covenant; provided that, prior to such purchase, repurchase, redemption, defeasance or acquisition or retirement, Regatta Holdings has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant, and has completed, if applicable, the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(12)	distributions of Equity Interests or Non-Recourse Indebtedness of Unrestricted Subsidiaries;

(13)	other Restricted Payments made pursuant to this clause (13) in an aggregate amount since the date of the Indenture not to exceed $10 million (or the equivalent thereof, at the time of incurrence, in applicable foreign currency); or

(14)

so long as (a) at the time of such payment and after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing or would occur as a result of such payment, (b) such payment is made on or prior to March 31, 2010, (c) substantially concurrently with such payment (i) Regatta Holdings or a Subsidiary merges with Local Insight Media, (ii) Local Insight Media becomes a wholly-owned Subsidiary of Regatta Holdings, (iii) Regatta Holdings becomes a wholly-owned Subsidiary of Local Insight Media or (iv) Regatta Holdings or a Subsidiary acquires all or substantially all of the assets of Local Insight Media, (d) the Leverage Ratio of Regatta

Holdings on the date of such payment and after giving effect to such payments on a pro forma basis, would not be greater than 7.25 to 1.00 and (e) Regatta Holdings has not previously made a Restricted Payment Capacity Accrual Election, a one-time dividend of up to $200 million to Regatta Holdings’ equityholders.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Regatta Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined by the Board of Directors of Regatta Holdings, whose resolution with respect thereto will be delivered to the trustee. Not later than the date of making any Restricted Payment, Regatta Holdings will deliver to the trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness

Regatta Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur,” and “incurrence “ shall have a correlative meaning) any Indebtedness (including Acquired Debt); provided, however, that so long as no Event of Default shall have occurred and be continuing Regatta Holdings and any Guarantor may incur Indebtedness (including Acquired Debt) if on the date of such incurrence and after giving effect thereto the Leverage Ratio would not be greater than 7.25 to 1.0.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Regatta Holdings and any Restricted Subsidiary of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Regatta Holdings and the Restricted Subsidiaries thereunder) not to exceed $30 million;

(2)	the incurrence by Regatta Holdings and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Regatta Holdings and the Guarantors of Indebtedness represented by the notes (other than additional notes);

(4)	the incurrence by Regatta Holdings and its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations), incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair, or improvement of property (real or personal), plant or equipment (including through the purchase of Equity Interests of a Person up to the amount of the fair market value of such assets held by such Person) used in a Permitted Business, in an aggregate principal amount at any time outstanding pursuant to this clause (4) not to exceed $5 million (or the equivalent thereof, at the time of incurrence, in applicable foreign currency);

(5)	the incurrence by Regatta Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease, renew, extend or replace Indebtedness, other than intercompany Indebtedness between or among Regatta Holdings and any of its Restricted Subsidiaries, that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13) or (15) of this paragraph;

(6)	the incurrence by Regatta Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Regatta Holdings and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Regatta Holdings or any Guarantor is the obligor on such Indebtedness and the payee is not Regatta Holdings or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Regatta Holdings, or such Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Regatta Holdings or a Restricted Subsidiary of Regatta Holdings, (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Regatta Holdings nor a Restricted Subsidiary of Regatta Holdings or (iii) the designation of a Restricted Subsidiary which holds Indebtedness as an Unrestricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Regatta Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by Regatta Holdings or any of its Restricted Subsidiaries of Hedging Obligations;

(8)	the guarantee by Regatta Holdings or any of the Guarantors of Indebtedness of Regatta Holdings or any Restricted Subsidiary of Regatta Holdings, provided that, in each case, the Indebtedness was permitted to be incurred by another provision of this covenant; provided further that in the event such Indebtedness that is being guaranteed is (a) pari passu in right of payment to the notes or any Guarantee, then the related guarantee shall rank equally in right of payment to the notes or such Guarantee, as the case may be, or (b) subordinated in right of payment to the notes or any Guarantee, then the related guarantee shall be subordinated in right of payment to the same extent to the notes or such Guarantee, as the case may be;

(9)	Indebtedness arising from agreements of Regatta Holdings or a Restricted Subsidiary of Regatta Holdings providing for indemnification, adjustment of purchase price, deferred payment, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business or assets of Regatta Holdings or a Restricted Subsidiary;

(10)	Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit (not supporting Indebtedness for borrowed money), performance, surety, appeal and similar bonds and completion guarantees or similar obligations provided by Regatta Holdings or a Guarantor in the ordinary course of business;

(11)	Indebtedness arising from (a) agreements of Regatta Holdings or any Restricted Subsidiary of Regatta Holdings pursuant to which Regatta Holdings or any such Restricted Subsidiary incurs an indemnification obligation or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days of the later of such honoring or notice thereof;

(12)	obligations with respect to letters of credit issued in the ordinary course of business and securing obligations for trade payables to the extent such letters of credit are not drawn;

(13)	Indebtedness of a Person incurred and outstanding on or prior to the date on which such Person was acquired by Regatta Holdings or any Restricted Subsidiary of Regatta Holdings or merged into Regatta Holdings or a Restricted Subsidiary of Regatta Holdings in accordance with the terms of the Indenture; provided that such Indebtedness is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further, that after giving pro forma effect to such incurrence of Indebtedness and acquisition either (A) Regatta Holdings would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (B) the Leverage Ratio immediately prior to such acquisition is no less than the Leverage Ratio after giving pro forma effect to such incurrence of Indebtedness and acquisition;

(14)	Indebtedness of Regatta Holdings or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease or satisfy the notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(15)	Contribution Indebtedness;

(16)	the incurrence of Indebtedness by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-Recourse Debt with respect to Regatta Holdings and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Indebtedness ceases to constitute such Non-Recourse Debt, such Indebtedness will be deemed, in each case, to be Incurred at such time; and

(17)	the incurrence by Regatta Holdings or any Restricted Subsidiary of Regatta Holdings of additional Indebtedness, together with the amount of any other outstanding Indebtedness incurred pursuant to this clause (17), in an aggregate principal amount (or accreted value, as applicable) not to exceed $15 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currency).

For purposes of determining compliance with this “Incurrence of Indebtedness” covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Regatta Holdings will be permitted to classify all or a portion of that item of Indebtedness on the date of its incurrence in their sole discretion (or on a later date reclassify in whole or in part so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification) in any manner that complies with this covenant (and any portion of an item of Indebtedness to be incurred and classified as Permitted Debt on a particular date shall not be included in the calculation of the Leverage Ratio in determining the amount of Indebtedness that may be incurred on the same date pursuant to the first paragraph of this covenant); provided that Indebtedness outstanding under the Credit Agreement on the date of the Indenture will initially be deemed to have been incurred in reliance on the exception provided by clause (1) of the second paragraph of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Regatta Holdings or any Restricted Subsidiary of Regatta Holdings may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock of a Restricted Subsidiary that is not a Guarantor in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.

Liens

Regatta Holdings will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or Attributable Debt (other than Permitted Liens and Liens securing Senior Indebtedness) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the notes are contemporaneously secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien; provided that to the extent any such Lien secures Indebtedness that is subordinate to the notes or the Guarantees, such Lien shall be subordinate to the Lien on such property or assets granted to the holders of the notes to the same extent as such Indebtedness is subordinate to the notes or such Guarantee, as the case may be.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Regatta Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Regatta Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Regatta Holdings or any of its Restricted Subsidiaries;

(2)	make loans or advances to Regatta Holdings or any of its Restricted Subsidiaries; or

(3)	sell, lease, transfer any of its properties or assets to Regatta Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	any agreement in effect on or entered into on the date of the Indenture, including, without limitation, the Credit Agreement and any agreement governing Hedging Obligations entered into with respect to Indebtedness under the Credit Agreement (as amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced in accordance with this clause (1)) so long as the encumbrances and restrictions under such agreement governing the Hedging Obligations are no more restrictive than those under such Credit Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the notes and the related Guarantees to be issued;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness (including Acquired Debt) or Capital Stock of Regatta Holdings or any of its Restricted Subsidiaries or of a Person acquired by Regatta Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, including any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of any such agreements or instruments, provided that the amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those contained in the agreements governing such original agreement or instrument, provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment or subletting provisions in leases, licenses or contracts entered into in the ordinary course of business;

(6)	capital leases or purchase money obligations for property acquired or leased in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary permitted under the Indenture that restricts the sale of assets, distributions, loans or transfers by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	leases or licenses entered into in the ordinary course of business that impose restrictions solely on the property so leased;

(10)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; provided that such restrictions apply only to the assets or property subject to such joint venture;

(12)	restrictions on cash or other deposits or net worth under contracts or leases entered into in the ordinary course of business; and

(13)	any agreement relating to a sale and leaseback transaction or Capital Lease Obligation otherwise permitted by the Indenture, but only on the assets subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or a capital lease.

Merger, Consolidation or Sale of Assets

Regatta Holdings may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Regatta Holdings is the surviving corporation) or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1)	either: (a) Regatta Holdings is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Regatta Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia and assumes all of the obligations of Regatta Holdings under the notes and the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(2)	immediately after such transaction no Default or Event of Default exists; and

(3)	Regatta Holdings or the Person formed by or surviving any such consolidation or merger (if other than Regatta Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness” or (b) have a Leverage Ratio equal to or less than the Leverage Ratio of Regatta Holdings immediately prior to such transaction.

For purposes of this covenant, the sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of Regatta Holdings, which properties and assets, if held by Regatta Holdings instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of Regatta Holdings on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Regatta Holdings.

Upon any transfer, consolidation or merger in accordance with the foregoing, the successor entity in such transaction shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, Regatta Holdings under the Indenture and the registration rights agreement with the same effect as if such successor entity had been named therein as Regatta Holdings, and (except in the case of a lease) Regatta Holdings shall be released from the obligations under the notes, the Indenture and the registration rights agreement except with respect to any obligations that arise from, or are related to, such transaction.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into, sell, assign, convey, lease or otherwise transfer all or part of its properties and assets to Regatta Holdings or to any Restricted Subsidiary; provided that a Guarantor may only consolidate with, merge into, sell, assign, convey, lease or otherwise transfer all or part of its properties and assets to Regatta Holdings or a Guarantor and (y) Regatta Holdings may merge with an Affiliate incorporated solely for the purpose of reincorporating Regatta Holdings in another jurisdiction so long as such jurisdiction is the United States, any state of the United States or the District of Columbia.

Transactions with Affiliates

Regatta Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Regatta Holdings (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Regatta Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction in arm’s-length dealings by Regatta Holdings or such Restricted Subsidiary with an unrelated Person; and

(2)	Regatta Holdings delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, a resolution of the Board of Directors of Regatta Holdings set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of Regatta Holdings; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a written opinion as to the fairness to Regatta Holdings or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	reasonable (a) directors’ fees and indemnification and similar arrangements, (b) employee, officer or director loans, advances, salaries, bonuses and employment, non-competition and confidentiality agreements (including indemnification arrangements), and (c) compensation, confidentiality or employee benefit arrangements (including stock option plans) and incentive arrangements with any officer, director or employee entered into in the ordinary course of business (including customary benefits thereunder);

(2)	transactions between or among Regatta Holdings and its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Regatta Holdings) that is an Affiliate of Regatta Holdings solely because Regatta Holdings owns, directly or indirectly, an Equity Interest in, or controls, such Person;

(4)	the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

(5)	issuances and sales of Equity Interests (other than Disqualified Stock) of Regatta Holdings to Affiliates of Regatta Holdings or the receipt of the proceeds of capital contributions in respect of Equity Interests;

(6)	Restricted Payments permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” or Permitted Investments;

(7)	transactions pursuant to agreements or other arrangements, including the Management Agreement, each as in effect on the date of the Indenture, and as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to Regatta Holdings and the Restricted Subsidiaries in any material respect than the original agreement or arrangement in effect on the date of the Indenture;

(8)	payments made by Regatta Holdings or any Restricted Subsidiary to any Principal or Related Party for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of Regatta Holdings in good faith;

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to Regatta Holdings and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Regatta Holdings, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10)	sales or transfer of dispositions of Receivables and Related Assets to a Securitization Entity and acquisitions of Investments in connection therewith; and

(11)	transactions involving the provision of services or outsourcing of business functions entered into the ordinary course of business with Persons under common control with Regatta Holdings; provided that the terms of such transactions are no less favorable to Regatta Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction in arm’s-length dealings by Regatta Holdings or such Restricted Subsidiary with an unrelated Person.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Regatta Holdings may designate any Restricted Subsidiary of Regatta Holdings to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Regatta Holdings and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation. Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Regatta Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

All Subsidiaries of Unrestricted Subsidiaries shall be automatically deemed to be Unrestricted Subsidiaries. All designations of Subsidiaries as Unrestricted Subsidiaries and revocations thereof must be evidenced by filing with the trustee resolutions of the Board of Directors of Regatta Holdings and an Officers’ Certificate certifying compliance with the foregoing provisions.

Additional Subsidiary Guarantees

If (x) Regatta Holdings or any of its Restricted Subsidiaries acquire or create another Restricted Subsidiary (other than a Foreign Subsidiary) after the date of the Indenture and (y) such Restricted Subsidiary guarantees Obligations under any Credit Facility, then that newly acquired or created Restricted Subsidiary shall, on or prior to the date that is 10 Business Days after the date on which it becomes a guarantor under such Credit Facility, become a Guarantor and promptly execute a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the notes on a senior subordinated unsecured basis. The foregoing provisions shall not apply to Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Maintenance of Excess Cash Flow Covenant in Bank Agreements

Regatta Holdings and its Restricted Subsidiaries shall at all times cause any Bank Agreements to which any of them is a party to contain a covenant negotiated with the lenders party to any such Bank Agreement requiring the application of 50% of the consolidated excess cash flow of Regatta Holdings and its Restricted Subsidiaries to repay Indebtedness under such Bank Agreement; provided that such requirement shall be reduced to 25% at all times during which the consolidated leverage ratio of Regatta Holdings and its Restricted Subsidiaries negotiated with the lenders party to any such Bank Agreement is less that 6.0 to 1.0; and provided further that such requirement shall be reduced to 0% at all times during which the consolidated leverage ratio of Regatta Holdings and its Restricted Subsidiaries negotiated with the lenders party to any such Bank Agreement is less that 5.0 to 1.0.

Business Activities

Regatta Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Limitation on Layering

The Indenture provides that Regatta Holdings will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of Regatta Holdings or such Guarantor, as the case may be, unless such Indebtedness is either:

(1)	expressly equal in right of payment with the notes or such Guarantor’s Guarantee of the notes, as the case may be; or

(2)	expressly subordinated in right of payment to the notes or such Guarantor’s Guarantee of the notes, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness as subordinated or junior to any other Indebtedness merely because it is secured by different collateral.

SEC Reports

Notwithstanding that Regatta Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, Regatta Holdings shall furnish to the trustee and the holders of notes (or cause the trustee to furnish to the holders of notes), in each case within the time periods that such information would have otherwise been required to have been provided to the SEC if the rules and regulations applicable to the filing of such information were applicable to Regatta Holdings:

(1)	all quarterly and annual information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Regatta Holdings was required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuers’ certified independent accountants;

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

If Regatta Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Regatta Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Regatta Holdings.

The posting of the foregoing reports on Regatta Holdings’ web site or one maintained on its behalf for such purpose shall be deemed to satisfy Regatta Holdings’ obligation set forth above; provided that Regatta Holdings shall use reasonable efforts to inform holders of notes of the availability of such reports, which may be satisfied by, among other things, a press release on any national business press release wire service. Availability of the foregoing reports on the SEC’s EDGAR service shall also be deemed to satisfy Regatta Holdings’ obligation set forth above. In addition, for so long as the notes constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and Regatta Holdings is not subject to the informational requirements of the Exchange Act, Regatta Holdings shall, and the Subsidiary Guarantors shall, furnish to the holders or beneficial holders of notes, upon their request, and to prospective purchasers thereof designated by such holders or beneficial holders of notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time a Parent Entity becomes a Guarantor, holds no material assets other than cash, Cash Equivalents and the Capital Stock of Regatta Holdings (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to the holders pursuant to this covenant may, at the option of Regatta Holdings, be filed by and be those of such Parent Entity rather than Regatta Holdings.

Events of Default

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on or Additional Interest, if any, with respect to the notes (whether or not prohibited by the subordination provisions of the Indenture);

(2)	default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the Indenture);

(3)	failure by Regatta Holdings or any of its Restricted Subsidiaries for 30 days or more to comply with the provisions described under the captions “—Certain Covenants—Merger, Consolidation or Sale of Assets” and “—Repurchase at the Option of Holders—Change of Control”;

(4)	failure by Regatta Holdings or any of its Restricted Subsidiaries for 60 days after written notice by the trustee or holders of at least 25% in principal amount of the then outstanding notes to comply with any of the other covenants or agreements in the Indenture;

(5)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by Regatta Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Regatta Holdings or any of its Restricted

Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of such Indebtedness at final maturity prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;

(6)	failure by Regatta Holdings or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction (not subject to appeal) aggregating in excess of $25 million (net of any amounts covered by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired;

(7)	except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

(8)	certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to Regatta Holdings, any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to Regatta Holdings, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes, by notice in writing to the trustee and Regatta Holdings, may declare all the notes to be due and payable; provided, however, that so long as any Indebtedness permitted to be incurred under the Indenture pursuant to the Credit Agreement shall be outstanding, no such acceleration shall be effective (other than as a result of an Event of Default of a type specified in clause (8) above) until the earlier of:

(1)	acceleration of any such Indebtedness under the Credit Agreement; or

(2)	five Business Days after the giving of written notice of such acceleration to Regatta Holdings and the administrative agent under the Credit Agreement.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes, unless such holders shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by Regatta Holdings or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest or Additional Interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. In the event that Regatta Holdings or any of its Restricted Subsidiaries had previously taken an action (or failed to take an action) that was prohibited (or required) by the

Indenture solely because of the continuance of an unknown Default (the “Initial Default”), then upon the cure or waiver of the Initial Default, any Default or Event of Default arising from the taking of such action (or failure to take such action) and all consequences thereof (excluding any resulting payment Default, other than as a result of acceleration of the Notes) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest or Additional Interest. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the Indenture, the notes or any Guarantee unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, or interest or Additional Interest or premium on the notes.

Regatta Holdings is required to deliver to the trustee annually, within 120 days after the end of Regatta Holdings’ fiscal year, an Officers’ Certificate regarding compliance with the Indenture. Within five Business Days of becoming aware of any Default or Event of Default, Regatta Holdings is required to deliver to the trustee a written notice specifying such Default or Event of Default and what action Regatta Holdings is taking or proposes to take with respect thereto, unless such default shall have been previously cured or waived.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Regatta Holdings or any Guarantor, as such, will have any liability for any obligations of Regatta Holdings or the Guarantors under the notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

No Recourse Against Securitization Vehicles

The Indenture provides that the holders of the notes, the Issuer and the Guarantors have no claims against any current or future assets of any “Securitization Vehicle,” which means any Person other than Regatta Holdings or a Restricted Subsidiary that is designated by the Board of Directors of Regatta Holdings (as provided below) as a Securitization Vehicle and:

(a)	no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(1)	is guaranteed by Regatta Holdings or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Indebtedness) with respect to representations, warranties, covenants and indemnities entered into by Regatta Holdings or any Restricted Subsidiary that are reasonably customary in securitization transactions comparable to those undertaken by the Securitization Vehicle);

(2)	is recourse to or obligates Regatta Holdings or any Restricted Subsidiary in any way other than as described in clause (1) above; or

(3)	subjects any property or asset of Regatta Holdings or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to clause (1) above;

(b)	with which neither Regatta Holdings nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Regatta Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Regatta Holdings; and

(c)	to which neither Regatta Holdings nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Person as a Securitization Vehicle shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Regatta Holdings giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture. To the extent that a Securitization Vehicle, following designation as such, enters into any transaction which, if entered into prior to being designated a Securitization Vehicle, would cause the foregoing certification to be untrue, then such Person shall cease to be a Securitization Vehicle at such time.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and to have each Guarantor’s obligations discharged with respect to its Guarantee (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest and Additional Interest, if any, or premium on such notes when such payments are due from the trust referred to below;

(2)	Regatta Holdings’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Regatta Holdings’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, Regatta Holdings may, at its option and at any time, elect to have the obligations of Regatta Holdings and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

(a) Regatta Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants, to pay the principal of, or interest and Additional Interest, if any, and premium on the outstanding notes on the Stated

Maturity or on the applicable redemption date, as the case may be, (b) Regatta Holdings must specify whether the notes are being defeased to maturity or to a particular redemption date and (c) the trustee must have, for the benefit of the holders, a valid, perfected, exclusive security interest in the trust;

(2)	in the case of Legal Defeasance, Regatta Holdings has delivered to the trustee an opinion of counsel acceptable to the trustee confirming that (a) Regatta Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Regatta Holdings has delivered to the trustee an opinion of counsel acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	the deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Regatta Holdings or any Guarantor is a party or by which Regatta Holdings or any Guarantor is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Regatta Holdings or any of its Subsidiaries are a party or by which Regatta Holdings or any of its Subsidiaries are bound;

(6)	Regatta Holdings must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by Regatta Holdings with the intent of preferring the holders of notes over the other creditors of Regatta Holdings or with the intent of defeating, hindering, delaying or defrauding creditors of Regatta Holdings or others; and

(7)	Regatta Holdings must deliver to the trustee an Officers’ Certificate and an opinion of counsel (which may be subject to customary assumptions and exclusions) stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, Regatta Holdings and the trustee may amend, supplement or waive any provision of the Indenture or the notes or the Guarantees with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Guarantees may be waived with the consent of the holders (other than Regatta Holdings and its Affiliates) of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of (or the premium on) or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or Additional Interest, if any, or premium on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or Additional Interest, if any, or premium on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9)	make any change in the subordination provisions thereof that would adversely affect the holders; or

(10)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Regatta Holdings and the trustee may amend or supplement the Indenture or the notes or the Guarantees to:

(1)	cure any ambiguity, mistake, defect or inconsistency;

(2)	provide for uncertificated notes in addition to or in place of certificated notes;

(3)	provide for the assumption of the obligations of Regatta Holdings or any Guarantor to holders of notes in the case of a merger or consolidation or sale of all or substantially all of their assets in accordance with the Indenture;

(4)	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any holder;

(5)	provide for the issuance of additional notes in accordance with the provisions set forth in the Indenture;

(6)	evidence and provide for the acceptance of an appointment of a successor trustee;

(7)	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8)	secure the notes;

(9)	add to the covenants of Regatta Holdings and its Restricted Subsidiaries for the benefit of the holders or to surrender any rights or power herein conferred upon Regatta Holdings and its Restricted Subsidiaries;

(10)	provide for additional Guarantors, or to release a Guarantor, in each case in accordance with the terms of the Indenture; or

(11)	conform the text of the Indenture, Guarantees or the notes to any provision of this “Description of Notes.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes and Guarantees issued thereunder, except as to surviving rights of registration of transfer or exchange of the notes, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Regatta Holdings, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name and at the expense of Regatta Holdings and Regatta Holdings or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Regatta Holdings or any Guarantor is a party or by which Regatta Holdings or any Guarantor is bound;

(3)	Regatta Holdings or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	Regatta Holdings has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Regatta Holdings must deliver an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Regatta Holdings or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person (a) existing at the time such other Person is merged or consolidated with or into or became a Subsidiary of such specified Person, or (b) assumed by such specified Person in connection with an acquisition of any Equity Interests or assets of such other Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease (other than operating leases), sublease, conveyance or other disposition of any assets or rights of Regatta Holdings (other than Equity Interests (other than Disqualified Stock) of Regatta Holdings) or its Restricted Subsidiaries, other than sales of assets in the ordinary course of business; provided that the sale, lease, sublease, conveyance or other disposition of all or substantially all of the assets of Regatta Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Regatta Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of Regatta Holdings’ Restricted Subsidiaries.

Notwithstanding	the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

(2)	a transfer of assets (a) between or among Regatta Holdings and its Restricted Subsidiaries or (b) between Regatta Holdings or its Restricted Subsidiary, on the one hand, and another Person, on the other hand, if after giving effect to such transaction, the other Person becomes a Restricted Subsidiary of Regatta Holdings;

(3)	the sale, lease, sublease, conveyance or other disposition of equipment (including lease equipment), assets, inventory or accounts receivable of Regatta Holdings and its Restricted Subsidiaries in the ordinary course of business;

(4)	the sale, transfer or other disposition of obsolete, damaged or worn-out equipment, lease fleet and sales inventory;

(5)	an issuance of Equity Interests by a Restricted Subsidiary to Regatta Holdings or to another Restricted Subsidiary of Regatta Holdings;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)	any conversion of Cash Equivalents into cash or any form of Cash Equivalents;

(8)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims;

(9)	any termination or expiration of any lease or sublease of real property in accordance with its terms;

(10)	creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by the Indenture;

(11)	any sublease of real property in the ordinary course of business;

(12)	grants of credits and allowances in the ordinary course of business;

(13)	condemnations on or the taking by eminent domain of property or assets;

(14)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(15)	any disposition of Receivables and Related Assets in a Qualified Securitization Transaction for the Fair Market Value thereof including cash or Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof; and

(16)	disposition of an account receivable in connection with the collection or compromise thereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank Agreement” means one or more bank debt facilities or agreements (including, without limitation, the Credit Agreement) with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (as in effect on the date of the Indenture). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board of directors or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, British pounds or Euros and, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having a rating of at least “P-2” (or the equivalent thereof) from Moody’s Investors Service, Inc. or at least “A-2” (or the equivalent thereof) from Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	Regatta Holdings becomes aware (whether by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Principal or Related Party, is or has become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Regatta Holdings; provided, however, that such event shall not be deemed to be a Change of Control so long as a Principal or Related Party has the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of Regatta Holdings;

(2)	individuals who on the date of the Indenture constituted the Board of Directors of Regatta Holdings (together with any new directors whose election by such Board of Directors of Regatta Holdings or whose nomination for election by the shareholders of Regatta Holdings was approved by a vote of a majority of the directors of Regatta Holdings then still in office who were either directors on the date of the Indenture or whose election or nomination for election was previously so approved or whose election was approved by a Principal or Related Party) cease for any reason to constitute a majority of the Board of Directors of Regatta Holdings then in office; or

(3)	the merger or consolidation of Regatta Holdings with or into another Person or the merger of another Person with or into Regatta Holdings, or the sale of all or substantially all the assets of Regatta Holdings (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is a Principal or Related Party or is controlled by a Principal or Related Party or is a Wholly-owned Subsidiary of Regatta Holdings), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Regatta Holdings immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the notes and a Subsidiary of the transferor of such assets; provided, however, that it shall not constitute a Change of Control under this clause (3) if, after giving effect to such transaction, a Principal or Related Party beneficially own (as defined in clause (1) above) 35% or more of the total voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction.

For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Capital Stock of Regatta Holdings shall not itself be considered a “person” or “group” for purposes of clause (1) or (3) above.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the interest expense of such Person and its Restricted Subsidiaries for such period, to the extent that such interest expense was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses and charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses and charges were deducted in computing such Consolidated Net Income; plus

(4)	any fees, charges and expenses incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or issuance or repayment of Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the Transactions (including, without limitation, the fees payable to the Principal or Related Party pursuant to the Management Agreement in connection with the Transactions) and, in each case, deducted in such period in computing Consolidated Net Income; plus

(5)	the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period that reduced Consolidated Cash Flow or which will result in the receipt of cash in a future period or the amortization of lease incentives), in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate, without duplication, of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be (A) included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or (subject to clause (2) below) a Restricted Subsidiary of the Person or (B) if a loss, will be included only to the extent the referent Person or a Restricted Subsidiary of the referent Person has funded such loss in cash;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders (other than to the extent permitted under “—Dividend and other payment restrictions affecting subsidiaries”) unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Regatta Holdings) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(5)	any non-cash compensation expense, including any such expense arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(6)	any net after-tax gains or losses attributable to the early extinguishment of Indebtedness shall be excluded;

(7)	the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with the Transactions or any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the date of the Indenture resulting from the application of purchase accounting (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(8)	any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133) shall be excluded; and

(9)	any net after-tax income or loss from discontinued operations and any net gains or losses on disposal of discontinued operations shall be excluded.

“Contribution Indebtedness” means Indebtedness of Regatta Holdings or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of Regatta Holdings after the date of the Indenture; provided that such Contribution Indebtedness (A) is incurred within 180 days after the making of such cash contributions and (B) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of the incurrence thereof.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of the Indenture, by and among Regatta Holdings, the Guarantors, Wachovia Bank, National Association, as administrative agent, Wachovia Capital Markets, LLC, as joint bookrunner and joint lead arranger, the lenders party from time to time thereto, and the agents named therein providing for up to $20 million of revolving credit borrowings and $66 million of term borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, extended, replaced, restructured or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more bank debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, extended, replaced, restructured or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Regatta Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration; provided such cash proceeds are applied as required under “—Repurchase at the Option of Holders—Asset Sales.”

“Designated Senior Indebtedness” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $25 million or more and that has been designated by Regatta Holdings as “Designated Senior Indebtedness.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Regatta Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock so long as such rights are exercisable by holders of such Capital Stock only after Regatta Holdings complies with the provisions described above under “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control” and such offers to purchase or redeem are consummated in accordance with the Indenture.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public offering or private sale for cash on a primary basis by Regatta Holdings or any Parent Entity of Regatta Holdings or private sale of Capital Stock (other than Disqualified Stock) after the date of the Indenture (other than any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees).

“Existing Indebtedness” means Indebtedness of Regatta Holdings and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid (unless replaced by Permitted Refinancing Indebtedness at the time of repayment).

“Foreign Subsidiary” means (A) a Restricted Subsidiary other than a Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia and (B) any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the Indenture.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantee” means each Subsidiary Guarantee.

“Guarantors” means each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in interest rates or currency exchanges rates with respect to Indebtedness incurred;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

(4)	other agreements or arrangements designed to protect such person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Indebtedness” means (without duplication), with respect to any specified Person, any indebtedness of such Person (it being understood that Indebtedness shall not include, among other things, deferred taxes, customer deposits, accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of letters of credit, banker’s acceptances or other similar instruments;

(4)	representing Capital Lease Obligations and Attributable Debt;

(5)	representing the balance of the deferred and unpaid portion of the purchase price of any property except (a) any portion thereof that constitutes an accrued expense or trade payable, (b) obligations to consignors to pay under normal trade terms for consigned goods and (c) earn-out obligations;

(6)	all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, any preferred stock (but excluding, in each case, any accrued dividends); or

(7)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes, without duplication, all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of any Disqualified Stock of the specified Person or any Subsidiary Guarantor or preferred stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, the repurchase price calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the Indenture; provided that if such Disqualified Stock or preferred stock is not then permitted to be repurchased, the greater of the liquidation preference and the book value of such Disqualified Stock or preferred stock;

(3)	in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to the Indenture and (B) the amount of the Indebtedness so secured;

(4)	in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation; and

(5)	in the case of any Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees, and deposits, extensions of trade credits and allowances on commercially reasonable terms, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Regatta Holdings or any Restricted Subsidiary of Regatta Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Regatta Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Regatta Holdings, Regatta Holdings will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” The acquisition by Regatta Holdings or any Restricted Subsidiary of Regatta Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by Regatta Holdings or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments”; provided that investments held by the acquired Person in such third person that do not exceed $1 million will not be deemed to be an Investment by Regatta Holdings or any such Subsidiary for the purposes of this definition.

“Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated Cash Flow of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred. In the event that such Person or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to the event for which the calculation of the Leverage Ratio is made, then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date of calculation will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis; provided that such pro forma calculations shall be determined in good faith by the Chief Financial Officer of Regatta Holdings and shall be set forth in an Officers’ Certificate signed by Regatta Holdings’ Chief Financial Officer which states (a) the amount of such adjustment or adjustments, (b) that such adjustment or adjustments are based on the reasonable good faith belief of Regatta Holdings at the time of such execution, and (c) that the realization of such adjustments on a run rate basis is reasonably expected to be achieved within 12 months following such transaction;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the date of calculation, will be excluded; and

(3)

any interest expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate will be computed on a pro forma basis as if the average rate of interest (or dividend) in effect from the beginning of the period referenced to the date of calculation had been the applicable rate of interest (or dividend) for the entire period, unless such Person or any of its Restricted Subsidiaries is a party to a Hedging Obligation (which will remain in effect for the 12-month period immediately following the date of calculation) that has the effect of fixing the rate of interest on the date of calculation, in which case such rate (whether higher or lower) will be used.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Local Insight Media” means Local Insight Media, L.P.

“Management Agreement” means the Management Agreement between Regatta Holdings and WCAS Management Corporation dated the date of the Indenture, and as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to Regatta Holdings and the Restricted Subsidiaries in any material respect than the Management Agreement in effect on the date of the Indenture.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that “Net Income” shall exclude:

(1)	any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale or other disposition not in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary, unusual or non-recurring gain (or loss), charge, cost or expense, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain (or loss), charge, cost or expense; and

(3)	any (a) non-cash charges relating to the grant, exercise or repurchase of options for, or shares of, the Equity Interests (other than Disqualified Stock) of such Person to any employee or director of such Person, (b) non-cash charges relating to the write-down of goodwill or other intangibles to the extent such items reduced the Net Income of such Person during any period and (c) non-cash gains or losses related to Hedging Obligations.

“Net Proceeds” means the aggregate cash proceeds received by Regatta Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, including any Designated Non-cash Consideration), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale including any withholding taxes imposed on the repatriation of such proceeds, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts applied to the permanent repayment (or corresponding reduction in commitments in case of revolving Indebtedness) of Indebtedness secured by the assets disposed of and amounts required to be applied to the permanent repayment (or corresponding reduction in commitments in case of revolving Indebtedness) repayment of Indebtedness (including any interest or premium) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Regatta Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender (in each case, except for a pledge of the Equity Interests of Unrestricted Subsidiaries); and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Regatta Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of Regatta Holdings or by one Officer and any Assistant Treasurer or Assistant Secretary of Regatta Holdings and which complies with the provisions of the Indenture.

“Parent Entity” means any Person that is a direct or indirect parent of Regatta Holdings.

“Permitted Business” means (1) the lines of business conducted by Regatta Holdings and its Restricted Subsidiaries on the date of the Indenture and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by Regatta Holdings’ Board of Directors and (2) any business which forms a part of a business (the “Acquired Business”) which is acquired by Regatta Holdings or any of its Restricted Subsidiaries if the primary intent of Regatta Holdings or such Restricted Subsidiary was to acquire that portion of the Acquired Business which meets the requirements of clause (1) of this definition and the portion of the Acquired Business which meets the requirements of clause (1) of this definition constitutes a majority of the Acquired Business.

“Permitted Investments” means:

(1)	any Investment in Regatta Holdings or in a Restricted Subsidiary of Regatta Holdings;

(2)	any Investment in cash and Cash Equivalents;

(3)	any Investment by Regatta Holdings or any Restricted Subsidiary of Regatta Holdings in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Regatta Holdings; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Regatta Holdings or a Restricted Subsidiary of Regatta Holdings;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales” or any non-cash consideration received in connection with a disposition of assets excluded from the definition of “Asset Sales”;

(5)	workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(6)	any investments in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Regatta Holdings;

(7)	any Investments arising from agreements of Regatta Holdings or a Restricted Subsidiary of Regatta Holdings providing for adjustment of purchase price, deferred payment, earn out or similar obligations, in each case acquired in connection with the disposition or acquisition of any business or assets of Regatta Holdings or a Restricted Subsidiary;

(8)	any Investments received in compromise of obligations of any Person to Regatta Holdings or any Restricted Subsidiary of Regatta Holdings incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, or liquidation of such Person or the good faith settlement of debts of such Person to Regatta Holdings or a Restricted Subsidiary of Regatta Holdings, as the case may be;

(9)	Hedging Obligations permitted to be incurred under the “—Certain covenants—Incurrence of Indebtedness” covenant;

(10)	loans and advances made in settlement of accounts receivable, all in the ordinary course of business;

(11)	guarantees of Indebtedness to the extent permitted by clause (9) of the second paragraph of the covenant described under the caption “—Certain covenants—Incurrence of Indebtedness”;

(12)	receivables owing to Regatta Holdings or a Restricted Subsidiary of Regatta Holdings if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as Regatta Holdings or such Restricted Subsidiary, as the case may be, deems reasonable under the circumstances;

(13)	any Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(14)	any Investments existing on the date of the Indenture and any modification, renewal, replacement or extension thereof; provided that such Investment may be increased only (x) as required by the terms of such Investment as in existence on the date of the Indenture and, to the extent material, or (y) as otherwise permitted by the Indenture;

(15)	loans and advances to employees (other than executive officers) of Regatta Holdings and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes;

(16)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)	Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition;

(18)	Investments in Unrestricted Subsidiaries in an amount at any time outstanding (measured at the time of Investment without giving effect to any subsequent changes in value) not to exceed the greater of (a) $5.0 million and (b) 0.5% of Total Assets of Regatta Holdings;

(19)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed the greater of (a) $5 million and (b) 0.5% of Total Assets of Regatta Holdings, provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (19);

(20)	any Investments in a Securitization Entity or any Investments by a Securitization Entity in any other Person, in each case in connection with a Qualified Securitization Transaction, provided, however, that any Investments in a Securitization Entity is in the form of (1) a Purchase Money Note; (2) any Equity Interests; (3) obligations of the Securitization Entity to pay the purchase price for assets transferred to it; or (4) interests in accounts receivable generated by Regatta Holdings or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such amounts receivable; and

(21)	any Investments in a Securitization Entity in connection with a Qualified Securitization Transaction, which Investments consist of the transfer of Receivables and Related Assets.

“Permitted Junior Securities” means:

(1)	Equity Interests in Regatta Holdings, any Guarantor or any Parent Entity of Regatta Holdings; or

(2)	unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes and the related Guarantees are subordinated to Senior Indebtedness under the Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of Regatta Holdings or the Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means:

(1)	Liens in favor of Regatta Holdings or the Guarantors;

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Regatta Holdings or any Restricted Subsidiary of Regatta Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Regatta Holdings or the Restricted Subsidiary;

(3)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Regatta Holdings or any Restricted Subsidiary of Regatta Holdings, provided that such Liens were in existence prior to the contemplation of such acquisition;

(4)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens existing on the date of the Indenture or that remain in place in connection with the incurrence of Permitted Refinancing Indebtedness;

(6)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)	Liens on assets or Equity Interests of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(8)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other statutory obligations, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9)	Liens imposed by law, such as carriers’, landlords’, materialmen’s, repairmen’s, warehousemen’s and mechanics’ Liens, in each case, for sums not yet due or being contested in good faith through diligent proceedings;

(10)	Liens arising from Uniform Commercial Code financing statement filings regarding leases not otherwise constituting Indebtedness entered into by Regatta Holdings and its Restricted Subsidiaries in the ordinary course of business;

(11)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building or other restrictions or any similar laws, ordinances, orders, rules or regulations as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not, in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Regatta Holdings or one of its Subsidiaries relating to such property or assets;

(13)	Liens arising from licenses, leases and subleases not constituting Indebtedness and otherwise entered into the ordinary course of business, provided such Liens are limited to the specific property that is the subject of such license, lease, or sublease;

(14)	judgment Liens not giving rise to an Event of Default;

(15)	Liens securing insurance premium financing; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof; and

(16)	Liens on assets of a Securitization Entity incurred in connection with a Qualified Securitization Transaction.

“Permitted Payments to a Parent Entity” means without duplication as to amounts:

(1)	payments to the Parent Entity in an amount sufficient to permit the Parent Entity to pay (a) accounting, legal, board and administrative expenses related to the ownership or operation of Regatta Holdings and its Subsidiaries, (b) other reasonable holding company expenses of the Parent Entity to the extent such expenses related to the ownership or operation of Regatta Holdings and its Subsidiaries, in amounts no greater proportionately than the consolidated revenue of Regatta Holdings and its Subsidiaries relative to the Parent Entity and its Subsidiaries and (c) franchise taxes and other fees and expenses required to maintain its corporate existence, and

(2)	payments to the Parent Entity in respect of the United States, federal, state, local or non-United States tax liabilities that are attributable to the income or operations of Regatta Holdings and its Subsidiaries (“Tax Payments”). Tax Payments shall not exceed the tax liabilities (including any penalties or interest for taxes and costs to contest any tax liability) that would otherwise be payable by Regatta Holdings and its Subsidiaries to the appropriate taxing authorities if Regatta Holdings was not a Subsidiary of the Parent Entity (a “Tax Liability”). The amount of any Tax Payment that may be made with respect to a Tax Liability shall be reduced by any amount paid directly by Regatta Holdings or any of its Subsidiaries to a taxing authority in satisfaction of such Tax Liability;

(3)	payments to reimburse the Parent Entity for costs, fees and expenses incident to any debt or equity financing, to the extent that (a) the net proceeds of a primary offering (if it is completed) are, or the net proceeds from original issuance of such securities in the case of a secondary offering, were, contributed to, or otherwise used for the benefit of, Regatta Holdings or any of its Restricted Subsidiaries, and (b) the costs, fees and expenses are allocated among the Parent Entity and any selling shareholders in such proportion as is required by an applicable shareholders agreement or, to the extent no applicable shareholders agreement exists, as is appropriate to reflect the relative proceeds received by the Parent Entity and such selling shareholders; and

(4)	obligations under the Management Agreement.

“Permitted Refinancing Indebtedness” means any Indebtedness of Regatta Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to repay, redeem, extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value other Indebtedness of Regatta Holdings or any of its Subsidiaries (other than intercompany Indebtedness between and among Regatta Holdings and its Restricted Subsidiaries); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness repaid, redeemed, extended, refinanced, renewed, replaced, defeased, discharged, refunded, or retired (plus all accrued interest on the Indebtedness and the amount of all fees and expenses and premiums and penalties incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date of or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased, discharged, or refunded or retired;

(3)	if the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired is subordinated or pari passu in right of payment to the notes or any Guarantee, such Permitted Refinancing Indebtedness is subordinated or pari passu in right of payment to the notes or the Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased, refunded, discharged or retired; and

(4)	such Indebtedness is incurred either by Regatta Holdings or a Guarantor or if a Restricted Subsidiary that is not a Guarantor is the obligor on the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased, refunded or discharged, then by any Restricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal or Related Party” means Welsh Carson and its Affiliates, including Local Insight Media, so long as it is an Affiliate of Welsh Carson.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Regatta Holdings or any Subsidiary of Regatta Holdings in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“Qualified Proceeds” means any of the following or any combination of the following: (1) cash, (2) Cash Equivalents, (3) assets that are used or useful in a Permitted Business by Regatta Holdings or any Restricted Subsidiary of Regatta Holdings and (4) the Capital Stock of any Person engaged in a Permitted Business that is or becomes a Restricted Subsidiary of Regatta Holdings as a result of the acquisition of such Capital Stock by Regatta Holdings or any Restricted Subsidiary of Regatta Holdings.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by Regatta Holdings or any Restricted Subsidiary pursuant to which Regatta Holdings or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by Regatta Holdings or any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, Receivables and Related Assets.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of Regatta Holdings or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of Regatta Holdings.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment Capacity Accrual Date” means the first day of the fiscal quarter beginning immediately following the payment of the Restricted Payment set forth in clause (14) of the second paragraph under the caption “—Restricted Payments”, provided that if (a) the Restricted Payment set forth in clause (14) of the second paragraph under the caption “—Restricted Payments” is not paid on or prior to March 31, 2010 or (b) Regatta Holdings has delivered a Restricted Payment Capacity Accrual Election to the trustee, then such term means the first day of the fiscal quarter during which the date of the Indenture occurs.

“Restricted Payment Capacity Accrual Election” means an Officers’ Certificate delivered to the trustee stating that Regatta Holdings has not made and will not at any time in the future make a Restricted Payment pursuant to clause (14) of the second paragraph under the caption “—Restricted Payments”. For the avoidance of doubt, following a Restricted Payment Capacity Accrual Election, Regatta Holdings and its Restricted Subsidiaries shall be prohibited from making any Restricted Payment pursuant to clause (14) of the second paragraph under the caption “—Restricted Payments”.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Secured Indebtedness” means any Indebtedness of Regatta Holdings or any of its Restricted Subsidiaries secured by a Lien.

“Securitization Entity” means a wholly-owned Subsidiary (or a wholly-owned Subsidiary of another Person in which Regatta Holdings or any Subsidiary of Regatta Holdings makes an Investment and to which Regatta Holdings or any Subsidiary of Regatta Holdings transfers Receivables and Related Assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of Regatta Holdings (as provided below) as a Securitization Entity and:

(a)	no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(1)	is guaranteed by Regatta Holdings or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(2)	is recourse to or obligates Regatta Holdings or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(3)	subjects any property or asset of Regatta Holdings or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither Regatta Holdings nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Regatta Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Regatta Holdings, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(c)	to which neither Regatta Holdings nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Regatta Holdings giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

The Indenture will provide that the holders of the Notes, the Issuer and the Guarantors will have no claims against any current or future assets of any Securitization Entity.

“Senior Indebtedness” means:

(1)	all Indebtedness of Regatta Holdings or any Guarantor outstanding under the Credit Agreement (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of Regatta Holdings or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the issue date or thereafter created or incurred) and all obligations of Regatta Holdings or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Credit Agreement) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	any other Indebtedness of Regatta Holdings or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any related Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to Regatta Holdings or any of its Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(e)	any Indebtedness solely by virtue of such Indebtedness being secured or being secured by a senior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other agreements giving on or more of such holders priority over the other holders to the collateral held by them; or

(f)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture; provided, however that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness or their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have receive a certificate from an officer of Regatta Holdings to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Senior Subordinated Indebtedness” means:

(1)	with respect to Regatta Holdings, Indebtedness which ranks equal in right of payment to the notes issued by Regatta Holdings; and

(2)	with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of the notes by such entity.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Regatta Holdings or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction, including, without limitation, servicing of the obligations thereunder.

“Stated Maturity” means, with respect to any installment of interest or payment of principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to the notes,

(1)	any Indebtedness of Regatta Holdings which is by its terms subordinated in right of payment to the notes, and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of the notes by such entity.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee by each Subsidiary Guarantor of all Obligations of Regatta Holdings under the Indenture and the notes.

“Subsidiary Guarantor” means each of Regatta Holdings’ current and future Restricted Subsidiaries that guarantee all of the Obligations of Regatta Holdings under the Indenture.

“Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries as would be shown on a consolidated basis on the balance sheet of such Person as of the date of determination as determined in accordance with GAAP, determined on a pro forma basis.

“Transactions” means, collectively, Windstream’s contribution of all of the shares of capital stock of Windstream Yellow Pages, Inc. to Regatta Holdings, Regatta Holdings’ entrance into its previous $86.0 million senior secured credit facility, the issuance of the Company Shares to Windstream, the issuance of the notes to Windstream, Regatta Holdings’ payment of the special $40.0 million dividend to Windstream, the exchange of the Company Shares for the 19,574,422 shares of Windstream common stock, the exchange of the notes for outstanding Windstream debt held by certain selling securityholders and the Split-Off, as each such event is described in this prospectus.

“Unrestricted Subsidiary” means any Subsidiary of Regatta Holdings that is designated by the Board of Directors of Regatta Holdings as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary, at the time of such designation:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain covenants—Transactions with affiliates,” is not party to any agreement, contract, arrangement or understanding with Regatta Holdings or any Restricted Subsidiary of Regatta Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Regatta Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Regatta Holdings;

(3)	is a Person with respect to which neither Regatta Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Regatta Holdings or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Regatta Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Regatta Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” Regatta Holdings will be in default of such covenant. The Board of Directors of Regatta Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Regatta Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness”; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Welsh Carson” means Welsh, Carson, Anderson & Stowe X, L.P. and Affiliates of the foregoing that are directly or indirectly controlling or controlled by Welsh, Carson, Anderson & Stowe X, L.P. or under direct or indirect common control with Welsh, Carson, Anderson & Stowe X, L.P.

BOOK-ENTRY; DELIVERY AND FORM

General

Each issue of exchange notes will be represented by one or more global notes in registered form without interest coupons attached, which we collectively refer to as the global notes.

Global notes will be exchanged with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, global notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below, beneficial interests in global notes may not be exchanged for notes in certificated form and owners of beneficial interests in global notes will not be entitled to receive physical delivery of notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, or Participants, and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, which we refer to as Indirect Participants. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes for a series of notes, DTC will credit the accounts of Participants with portions of the principal amount of the global notes for such series; and

(2)	ownership of these interests in global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in global notes).

All interests in a global note may be subject to the procedures and requirements of DTC. Interests in a global note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems as well. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a global note to persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in global notes will not have notes registered in their names, will not receive physical delivery of definitive notes in registered certificated form, or certificated notes, and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of and premium, interest and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names notes, including global notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of a given series of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the applicable series of global notes and only in respect of the portion of the aggregate principal amount of the applicable series of notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an event of default under such series of notes, DTC reserves the right to exchange the applicable global notes for legended notes in certificated form, and to distribute those notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among Participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for a certificated note of the same series if:

•

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the applicable global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed within 90 days of such notice or cessation; or

•	there has occurred and is continuing an event of default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes of the same series upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, we encourage persons considering the exchange of outstanding notes for exchange notes to consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of one year after the date of this prospectus, to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Hogan & Hartson LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Windstream Yellow Pages, Inc., a Division of Windstream Corporation, as of December 31, 2006 and for the period January 1, 2007 to November 30, 2007 and each of the two years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Local Insight Regatta Holdings, Inc., and its subsidiaries as of December 31, 2007 and for the period December 1, 2007 to December 31, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Independent Line of Business of L.M. Berry and Company as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the exchange notes that are being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors and the exchange notes, reference is made to the registration statement and the documents attached as exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

We are not currently subject to the reporting requirements of the Exchange Act. However, under the indenture, we have agreed to make available to the trustee and holders of the outstanding notes and exchange notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, within the time periods specified in the SEC’s rules and regulations.

After consummation of the exchange offer, whether or not required by the rules and regulations of the SEC, we will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the SEC within the time periods specified in the SEC’s rules and regulations unless the SEC will not accept such a filing.

In addition, we have agreed that, for so long as any of the outstanding notes or exchange notes constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and we are not subject to the reporting requirements of the Exchange Act, we will furnish to the holders and to prospective investors designated by any holder, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review the registration statement, as well as our future SEC filings, by accessing the SEC’s Internet site at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements of Local Insight Regatta Holdings, Inc. and Subsidiaries as of December 31, 2007 and for the period from December 1, 2007 to December 31, 2007 (Successor Company), and as of December 31, 2006, the period from January 1, 2007 to November 30, 2007 and for each of the two years in the period ended December 31, 2006 (Predecessor Company)

Reports of Independent Registered Public Accounting Firm	F-3
Consolidated Financial Statements:
Balance Sheets	F-5
Statements of Operations	F-6
Statements of Stockholders’ Equity	F-7
Statements of Cash Flows	F-8
Notes to Consolidated Financial Statements	F-9

Consolidated Financial Statements of Local Insight Regatta Holdings, Inc. and Subsidiaries as of June 30, 2008 and December 31, 2007 and for the three and six months ended June 30, 2008 (Successor Company), and for the three and six months ended June 30, 2007 (Predecessor Company)

Consolidated Financial Statements (unaudited):
Balance Sheets	F-41
Statements of Operations	F-42
Statements of Stockholders’ Equity	F-43
Statements of Cash Flows	F-44
Notes to Consolidated Financial Statements	F-45

Financial Statements of the Independent Line of Business of L.M. Berry and Company as of December 31, 2007 and 2006 and for the year ended December 31, 2007 (Successor), and for the years ended December 31, 2006 and 2005 (Predecessor)

Report of Independent Auditors	F-66
Financial Statements:
Statements of Net Assets Acquired	F-67
Statements of Revenues and Direct Operating Expenses	F-68
Notes to Financial Statements	F-69

Financial Statements of the Independent Line of Business of L.M. Berry and Company as of March 31, 2008 and December 31, 2007 and for the three-months ended March 31, 2008 and 2007
Financial Statements (unaudited):
Statements of Net Assets Acquired	F-79
Statements of Revenues and Direct Operating Expenses	F-80
Notes to Financial Statements	F-81

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007 AND FOR THE PERIOD

FROM DECEMBER 1, 2007 TO DECEMBER 31, 2007 (SUCCESSOR COMPANY) AND AS OF DECEMBER 31, 2006, THE PERIOD JANUARY 1, 2007 TO NOVEMBER 30, 2007 AND FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2006 (PREDECESSOR COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Local Insight Regatta Holdings, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of Local Insight Regatta Holdings, Inc. and its subsidiaries (Successor Company) (the “Company”) at December 31, 2007 and the results of their operations and their cash flows for the period December 1, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Notes 2 and 3, the Company acquired Windstream Yellow Pages, Inc., a Division of Windstream Communications Inc., on November 30, 2007 and adopted the deferral and amortization method of recognizing revenue and associated direct and incremental costs effective December 1, 2007.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

April 8, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Windstream Yellow Pages, Inc., a Division of Windstream Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of Windstream Yellow Pages, Inc., a Division of Windstream Corporation (Predecessor Company) (the “Company”) at December 31, 2006 and the results of its operations and its cash flows for the period January 1, 2007 to November 30, 2007 and each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Standards Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas

April 8, 2008

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2006 (Predecessor)	December 31, 2007 (Successor)
Assets
Current assets:
Cash and cash equivalents	$1	$1,758
Accounts receivable, net	65,310	17,669
Due from affiliates	—	1,456
Deferred directory costs	6,040	25,703
Deferred income taxes	—	3,927
Prepaid expenses and other current assets	190	283

Total current assets	71,541	50,796

Property and equipment, net	8,380	11,076
Goodwill	—	233,293
Intangible assets, net	—	372,214
Deferred financing costs, net	—	7,660

Total Assets	$79,921	$675,039

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$460
Line of credit	—	8,500
Publishing rights payable	6,814	621
Accounts payable and accrued liabilities	6,239	10,471
Unearned revenue	1,462	2,737
Accrued interest payable	—	2,237
Current deferred income taxes	3,661	—

Total current liabilities	18,176	25,026

Deferred income taxes	1,367	134,553
Long-term debt, net of current portion	—	276,040
Other long-term liabilities	427	1,878

Total liabilities	19,970	437,497

Commitments and contingencies (Note 8)

Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 195,747 shares issued and outstanding as of December 31, 2007	—	2
Additional paid-in capital	—	248,789
Predecessor Company parent investment	68,070	—
Accumulated deficit	(8,119)	(11,249)

Total stockholders’ equity	59,951	237,542

Total Liabilities and Stockholders’ Equity	$79,921	$675,039

Refer to accompanying notes to these consolidated financial statements.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31, 2005 (Predecessor)	Year Ended December 31, 2006 (Predecessor)	Eleven Months Ended November 30, 2007 (Predecessor)	For the Period December 1, 2007 to December 31, 2007 (Successor)
Directory revenue	$155,777	$149,732	$122,650	$10,221

Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	33,300	31,755	27,903	7,566
Publishing rights	20,603	19,043	14,713	616
Publishing rights paid to Windstream	59,296	58,334	45,738	—
General and administrative expense	29,036	30,056	27,208	2,800
Consulting fees—affiliate	—	—	—	11,061
Depreciation and amortization	1,688	1,698	1,488	2,373
Restructuring and other charges	124	—	—	—
Transactions costs	—	11,146	3,280	—

Total operating expenses	144,047	152,032	120,330	24,416

Operating income (loss)	11,730	(2,300)	2,320	(14,195)

Other (income) expenses:
Interest expense	1,791	2,008	2,786	2,515
Other expense	10	5	7	—

Income (loss) before income taxes	9,929	(4,313)	(473)	(16,710)
Income tax provision (benefit)	3,715	2,626	66	(5,461)

Net income (loss)	$6,214	$(6,939)	$(539)	$(11,249)

Refer to accompanying notes to these consolidated financial statements.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

			Predecessor
	Common Shares	Common Stock and Paid-in Capital	Company Parent Investment	Retained Earnings (Deficit)	Total Stockholders’ Equity
Balance at January 1, 2005	—	$—	$56,606	$(806)	$55,800

Net income	—	—	—	6,214	6,214
Dividends paid to Windstream	—	—	—	(2,563)	(2,563)
Transfers to Windstream, net	—	—	(622)	—	(622)

Balance at December 31, 2005	—	—	55,984	2,845	58,829

Net loss	—	—	—	(6,939)	(6,939)
Dividends paid to Windstream	—	—	—	(4,025)	(4,025)
Transfers from Windstream, net	—	—	12,086	—	12,086

Balance at December 31, 2006	—	—	68,070	(8,119)	59,951

Net loss	—	—	—	(539)	(539)
Transfers to Windstream, net	—	—	(5,394)	—	(5,394)

Balance at November 30, 2007	—	—	62,676	(8,658)	54,018

Eliminate historical equity and accumulated deficit in purchase accounting	—	$—	$(62,676)	$8,658	$(54,018)
Net loss	—	—	—	(11,249)	(11,249)
Issuance of common stock—Share Exchange	195,747	248,791	—	—	248,791

Balance at December 31, 2007	195,747	$248,791	$—	$(11,249)	$237,542

Refer to accompanying notes to these consolidated financial statements.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2005 (Predecessor)	Year Ended December 31, 2006 (Predecessor)	Eleven Months Ended November 30, 2007 (Predecessor)	For the Period December 1, 2007 to December 31, 2007 (Successor)
Operating Activities
Net income (loss)	$6,214	$(6,939)	$(539)	$(11,249)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,688	1,698	1,488	9,262
Deferred income taxes	(1,394)	(2,103)	(1,400)	(7,113)
Change in uncertain tax positions	—	—	—	1,662
Provision for doubtful accounts	4,778	5,191	799	422
Other	—	—	—	72
Changes in operating assets and liabilities:
Accounts receivable	(3,795)	(2,724)	9,422	(9,331)
Due from affiliates	—	—	—	(1,456)
Deferred directory costs	(681)	(996)	(356)	(3,236)
Prepaid expenses and other current assets	—	—	110	(203)
Publishing rights payable	453	(194)	(776)	(556)
Accounts payable and accrued liabilities	(3,052)	2,203	(3,003)	6,446
Accrued interest	—	—	—	2,237
Unearned revenue	(81)	184	(251)	2,439
Other, net	(204)	(275)	—	—

Net cash provided by (used in) operating activities	3,926	(3,955)	5,494	(10,604)

Investing Activities
Acquisition of subsidiary, net of cash acquired	—	—	—	(262,968)
Acquisition of property and equipment	(764)	(213)	(100)	(1,938)
Other, net	22	24	—	—

Net cash used in investing activities	(742)	(189)	(100)	(264,906)

Financing Activities
Dividends	(2,563)	(4,025)	—	—
Transfers (to) from Windstream, net	(621)	8,169	(5,394)	—
Proceeds on revolving credit facility	—	—	—	8,500
Proceeds from issuance of senior subordinated debt	—	—	—	276,500
Debt financing costs	—	—	—	(7,732)

Net cash provided by (used in) financing activities	(3,184)	4,144	(5,394)	277,268

Net increase in cash and cash equivalents	—	—	—	1,758
Cash and cash equivalents, beginning of period	1	1	1	—

Cash and cash equivalents, end of period	$1	$1	$1	$1,758

Supplemental schedule of non-cash investing activities:
Fair value of assets acquired through share exchange transaction	$—	$—	$—	$655,216
Value of common stock exchanged	—	—	—	248,791
Cash paid for capital stock	—	—	—	262,969

Liabilities assumed through share exchange transaction	$—	$—	$—	$143,456

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$—	$—	$—	$146
Cash paid during the period for income taxes	—	—	—	—

Refer to accompanying notes to these consolidated financial statements.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Local Insight Regatta Holdings, Inc. (“Regatta”) and its subsidiaries (collectively, the “Company” or the “Successor Company”) is a publisher and provider of yellow and white page print and Internet directories and related advertising products. We are managed as a single business unit and report as one reportable segment, and all operations occur in the United States. The Company was formerly known as Windstream Yellow Pages, Inc. a Division of Windstream Communications Inc. (the “Predecessor Company”). On November 30, 2007, the Company was acquired by Welsh, Carson, Anderson & Stowe (“WCAS”) pursuant to a Share Exchange Agreement (see Note 3). Accordingly, the Successor Company results of operations and cash flows are presented for the period from December 1, 2007 to December 31, 2007 and the Predecessor Company results of operations and cash flows are presented for the eleven months ended November 30, 2007 and years ended December 31, 2006 and 2005. The predecessor and successor periods have been separated by a vertical line on the face of the consolidated financial statements to highlight the fact that the financial information for such periods has been prepared under two different historical-cost bases of accounting. Additionally, the successor period gives effect to the purchase price paid by WCAS. For all periods prior to November 30, 2007, references to Windstream Communications Inc. (“Windstream”) include Alltel Corporation (“Alltel”) or the wireline telecommunications division and related business of Alltel, as prior to July 17, 2006 the operations of Windstream were included in the consolidated financial statements of Alltel. The accounting policies followed by the Company in the preparation of its consolidated financial statements for the successor period are consistent with those of the predecessor period, as presented, other than the adoption of the deferral and amortization method of accounting for revenue and associated direct and incremental costs (see Note 2), as further described in these notes to the consolidated financial statements.

Basis of Presentation and Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company consolidates all entities it controls by ownership of a majority voting interest. All intercompany accounts and significant transactions are eliminated from the financial results. The Predecessor Company was a fully integrated business of Windstream; consequently the Predecessor Company financial statements have been derived from the specific financial accounting records of the entities that comprise the domestic print and Internet yellow pages directory publishing operations of Windstream. Earnings per share data has not been presented because the Company has not issued publicly held common stock as defined by Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings per Share.

Reclassifications

Certain prior period amounts included in the consolidated financial statements have been reclassified to conform to the current period presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the period and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions that may be undertaken in the future, actual results may ultimately differ from estimates and assumptions, and such differences may be material to the financial statements.

Examples of significant estimates include the allowance for doubtful accounts; the useful lives and recoverability of property and equipment; intangible assets and other long-lived assets; asset valuations in purchase accounting; valuation allowances on tax assets; and uncertain tax positions.

Risks and Uncertainties

Factors that could adversely impact the Company’s operations or financial results include, but are not limited to, the following: increased competition; inability to expand operations; substantial amount of debt could adversely affect cash flow; fluctuations in interest rates; increased direct and indirect costs of printing and/or distribution; unfavorable economic and political conditions in markets in which the Company operates; and litigation or legal proceedings.

Certain telecom providers provide certain services and rights to the Company through a series of long-term contractual arrangements, such as billing and collection, the right to use the respective telecom brands and to publish the print directories of the local exchange companies of the respective telecom provider. If the telecom providers should fail to perform under any of these agreements, it could have a material adverse effect on the Company.

Revenue Recognition

Effective November 30, 2007, in conjunction with the acquisition of the Predecessor Company, the Company adopted the deferral and amortization method of revenue recognition and associated direct and incremental costs to conform with the acquirer’s basis of presentation. The Company believes the deferral and amortization method of revenue recognition is preferable in that it provides more meaningful information to users of the financial statements because comparability and consistency are enhanced as revenue and cost of sales are recognized over the life of the respective directories thereby mitigating the impact distribution timing may have on the comparability of financial statements. It is also considered the prevalent method utilized by other companies in the Company’s industry. The Company has presented the adoption of the new accounting policy on a prospective basis in these consolidated financial statements.

Under the deferral and amortization method, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company earns revenue primarily from print and Internet yellow pages directory publishing. The sale of advertising in printed directories is the primary source of revenue. Revenue is recognized ratably over the expected life of each directory, with revenue recognition generally commencing in the month of distribution. Revenue for advertising on its Internet-based directories is recognized ratably over the period the advertisement appears on the respective site. Amounts billed in advance of the service period and advance payments received from customers are deferred and recognized ratably over the expected service period when service commences and all revenue recognition criteria have been met.

Generally, white and yellow pages directories are published with primarily 12-month lives. From time to time, publication dates may be changed for certain directories in order to more efficiently manage work and customer flow. Such publication date changes do not have a significant impact on recognized revenue as sales contracts generally allow for the billing of additional monthly charges in the case of directories with extended lives.

Prior to November 30, 2007, the Predecessor Company recognized revenue and associated direct and incremental costs as of the date respective publications were published and delivered (the “delivery method”). For directories with a secondary delivery obligation, the Predecessor Company deferred a portion of its revenues and related directory costs based on margins achieved for each directory until secondary delivery occurred. Accordingly, at December 31, 2006, unbilled accounts receivable, net of an allowance for doubtful accounts and credits and adjustments, represented future expected billings associated with directories published and delivered for which a useful life remained.

Deferred Directory Costs

For the successor period, direct and incremental costs related to the production of directories are capitalized and recognized ratably over the life of each directory under the deferral and amortization method, commencing in the month of distribution. Direct and incremental costs include: paper, printing, graphics, distribution, commissions and agency fees. All other costs are expensed as incurred.

For the predecessor period, costs incurred in the production of directories prior to publication were capitalized and then matched to revenues for the directory and recognized upon delivery. These costs included costs directly related to sales, production, printing and distribution of each directory, including labor, materials, and related overhead costs. For directory contracts with a secondary delivery obligation, the Predecessor Company deferred a portion of its revenues and related directory costs based on achieved margin for each directory until secondary delivery occurred. As a result, a portion of revenue and related expenses for a given book may not have been recognized until up to a year after the initial publication date.

Advertising Costs

Costs related to advertising are expensed as incurred. Advertising costs included in general and administrative expense was approximately $161,000, $2.0 million, $2.1 million and $2.1 million for the month ended December 31, 2007, eleven months ended November 30, 2007, and years ended December 31, 2006 and 2005, respectively.

Income Taxes

Income taxes are recorded as prescribed by SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. The tax rate used to determine the deferred tax assets and liabilities is the enacted tax rate for the year in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. The Predecessor Company calculated income taxes on a separate return basis.

In June 2006, the FASB issued FASB Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This interpretation requires that realization of an uncertain income tax position must be “more likely than not” (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. Further, this interpretation prescribes the benefit to be recorded in the financial statements as the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. FIN 48 also provides guidance on derecognizing, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value due to the short maturities of the underlying instruments. The Company classifies cash on hand, deposits in banks and investments purchased with original maturities of three months or less as cash and cash equivalents.

Accounts Receivable

Accounts receivable consists primarily of trade receivables from customers and are generally billed for advertising on a pro rata basis over the customer contract period, which is generally twelve months. Accounts receivable are recorded at estimated net realizable value and are generally unsecured and due within 30 days. Its value includes:

•	An appropriate allowance for customer adjustments that, based on historical experience, are likely to occur subsequent to initial sale; such amounts are recorded as a direct reduction to revenue.

•

An appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts. The allowance is calculated using a percentage of sales method based on collection history and an estimate of uncollectible accounts. The Company exercises judgment in adjusting the provision as a consequence of known items, such as changes in customer financial standing, current economic factors, and credit trends.

The net allowance was approximately $435,000 and $4.0 million at December 31, 2007 and 2006, respectively. The change was primarily associated with the adoption of the deferral and amortization method for revenue recognition.

Property and Equipment

Property and equipment is recorded at cost. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Useful Lives
Land	NA
Buildings	35 - 39	years
Furniture, fixtures and equipment	5 - 10	years
Computer equipment	3 - 7	years
Software	3 - 5	years
Other	5 - 7	years
Leasehold improvements	5 - 10	years

Construction in progress is not depreciated until the asset is ready for service. Repairs and maintenance costs that do not improve service potential or extend the economic life of the asset are expensed as incurred.

Recoverability of the carrying amount of property and equipment is assessed if certain events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the carrying value of an asset is not recoverable based on expected undiscounted future cash flows, an impairment charge equal to the excess of the carrying amount of the asset over its deemed fair value is recorded. When assets are sold or otherwise disposed, the cost and related depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the consolidated statement of operations.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset. If the asset is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset and its estimated fair value based on discounted net future cash flows or quoted market prices. Assets to be disposed of that are not classified as discontinued operations are reported at the lower of their carrying amount or fair value less cost to sell.

Operating Leases

The Company accounts for operating leases in accordance with SFAS No. 13, Accounting for Leases, and Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases. Accordingly, scheduled increases in rent expense are recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. The difference between rent expense and rent paid is recorded as deferred rent and included in other liabilities in the accompanying consolidated balance sheets. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term, including renewal option periods that are reasonably assured.

Business Combinations

In accordance with SFAS No. 141, Business Combinations, the Company accounts for all business combinations using the purchase method, which requires the allocation of purchase price to the fair value of the assets acquired and liabilities assumed. Furthermore, intangible assets are recognized apart from goodwill if they arise from contractual or legal rights or if they are separable from goodwill.

Goodwill and Other Intangible Assets

Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company’s goodwill and indefinite lived intangible assets are not amortized, but rather are tested for impairment at least annually or more frequently if events or circumstances indicate that such intangible assets or goodwill might be impaired. SFAS No. 142 requires intangible assets with definite lives be amortized to their residual value over their respective estimated useful lives and that such intangible assets be reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

As a result of the Transaction (as defined in Note 3), goodwill will be tested for impairment annually, as of October 1, which will require the Company to determine the fair value of its intangible assets, as well as the fair value of its reporting units. The Company’s operations consist of a single reporting unit, the fair value of which will be estimated using a market-based approach.

Intangible assets with definite lives are tested for impairment if conditions exist that might indicate the carrying value may not be recoverable. Such conditions may include an economic downturn in a geographic market or a change in the assessment of future operations. An impairment charge is recorded when the carrying amount of the definite lived intangible assets is not recoverable by the discounted future cash flows generated from the use of the asset.

The useful lives of identifiable intangible assets are determined after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include: the contractual term of any agreement, the history of the asset, the long-term strategy for the use of the asset, and other economic factors, including competition and specific market conditions. The publishing agreement intangible assets are amortized using the straight-line method over their estimated useful lives; customer relationships are amortized using an accelerated amortization method using a decay rate based on the estimated life of such customer relationships; and favorable contracts are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts. Estimated useful lives of intangible assets with definitive lives are as follows:

	Useful lives
Publishing agreement	50	years
Independent publishing agreements	4	years
Customer relationships	20	years
Favorable sales contracts	1	year

Deferred Financing Costs

Costs incurred in connection with financing activities are deferred and amortized as a component of interest expense using the effective interest method over the term of the respective debt agreements. The Company recorded approximately $72,000 in amortization expense related to these costs during the month ended December 31, 2007; no such costs were incurred in the eleven months ended November 30, 2007 or years ended December 31, 2006 and 2005.

Share-Based Compensation

On January 1, 2006, the Predecessor Company adopted SFAS No. 123(R), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supercedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. In addition, companies must also recognize compensation expense related to any awards that were not fully vested as of the effective date. Compensation expense for the unvested awards is measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. Upon adoption of the standard, the Predecessor Company followed the modified prospective transition method and valued its share-based payment transactions using a Black-Scholes option-pricing valuation model. Under the modified prospective transition method, the Predecessor Company recognized compensation cost in its consolidated financial statements for all awards granted after January 1, 2006 and for all existing awards for which the requisite service had not been rendered as of the date of adoption. The adoption of SFAS No. 123(R) did not have a material impact on net income in 2006.

Prior to the adoption of SFAS No. 123(R), the Predecessor Company accounted for share-based employee compensation in accordance with the recognition and measurement principles of APB Opinion No. 25 and related interpretations. For fixed awards granted under the historical share-based compensation plans, the exercise price of the option equaled the market value of issuer’s common stock on the date of grant. Accordingly, no compensation expense was recognized by the Predecessor Company in the accompanying consolidated statements of income in periods prior to 2006 for any of the share-based awards granted. Had compensation cost for the fixed awards granted been determined based on the fair value of the awards at the date of grant, consistent with the methodology prescribed by SFAS No. 123, the Company’s net income would have been reduced to the following pro forma amounts for the year ended December 31, 2005:

Net income, as reported	$6,214
Less:
Share-based compensation expense determined under fair value method for all awards, net of tax	51

Pro forma net income	$6,163

The Successor Company did not issue any share-based compensation awards in 2007.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash equivalents consist primarily of money market instruments. The Company’s deposits and money market investments are with financial institutions that management believes are creditworthy and the investments are high-grade. Management believes the credit risk associated with such instruments is minimal. Management also believes that risk of credit loss associated with accounts receivable is significantly reduced due to the diversity of the Company’s customers and their dispersion across geographic markets. The Company has no individually significant customers.

The Company maintains cash and cash equivalents in amounts that at times exceed federally insured limits with various financial institutions that management believes to be of high credit quality.

Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and debt obligations. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair market value due to the short maturity of these instruments. The carrying amounts of variable-rate debt obligations are deemed to approximate fair market value. The fair value of fixed-rate debt obligations are estimated based on current rates available for debt with similar maturities and securities. At December 31, 2007, the fair value of the Company’s Senior Subordinated Notes was approximately $208.4 million.

Windstream Investment

The Predecessor Company historically obtained financing for its day-to-day operations from Windstream. Windstream’s investment includes their equity investment in the Predecessor Company and net amounts due to Windstream, because such amounts have been considered contributed by Windstream to the Predecessor Company.

Publishing Rights Payable

The Successor and Predecessor Companies pay a royalty to the telephone companies on whose behalf it publishes directories based on the advertising revenues earned and a percentage specified by the related contracts. In addition, the Predecessor Company paid a royalty to Windstream for certain publishing rights. For the Successor Company, revenues and related expenses associated with directories, including publishing rights royalties, are recognized under the deferral and amortization method. The publication rights associated with Windstream directories were acquired in the Transaction (see Note 3); accordingly, no publishing rights were paid on these directories in the successor period. For the Predecessor Company, revenues and related expenses associated with directories, including publishing rights royalties, were recognized at the time of delivery. For both the Predecessor and Successor Companies, the publishing rights royalties are remitted to the telephone companies on a pro rata basis or in accordance with billed advertising revenues, typically over twelve months.

Recent Accounting Standards and Pronouncements

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements an Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the non-controlling interest in subsidiaries and for the deconsolidation of subsidiaries. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS No. 160 is not expected to materially impact the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) replaces SFAS 141, Business Combinations. SFAS No. 141(R) has a broader scope than SFAS No. 141, but otherwise retains the fundamental requirements of SFAS No. 141. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS No. 141(R) is effective for the Company on January 1, 2009 and is only applicable to prospective business combinations as of the adoption date.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. The Company is in the process of evaluating the impact that the adoption of SFAS No. 159 may have on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures related to fair value measurements that are included in a company’s financial statements. SFAS No. 157 does not expand the use of fair value measurements in financial statements, but emphasizes that fair value is a market-based measurement and not an entity-specific measurement that should be based on an exchange transaction in which a company sells an asset or transfers a liability (exit price). SFAS No. 157 also establishes a fair value hierarchy in which observable market data would be considered the highest level, while fair value measurements based on an entity’s own assumptions would be considered the lowest level. For calendar year companies like the Company, SFAS No. 157 was to be effective beginning January 1, 2008. In February 2008, the FASB issued FASB Staff Position No. 157-2 which partially deferred for one year the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. Upon the partial adoption of SFAS No. 157 in the first quarter of 2008, the Company will be required to provide additional disclosures in the notes to its consolidated financial statements for certain recurring fair value measurements. The Company is continuing to evaluate the impact of SFAS No. 157 as it relates to certain nonrecurring fair value measurements, such as the Company’s annual impairment reviews of goodwill.

3. SHARE EXCHANGE TRANSACTION

On November 30, 2007, WCAS acquired a 97.2% interest in the Predecessor Company pursuant to a Share Exchange Agreement, dated December 6, 2006 (the “Transaction”). The Predecessor Company was acquired for approximately $511.8 million, comprised of an exchange of 19,574,422 shares of Windstream common stock valued at approximately $248.8 million based on the November 30, 2007 price of Windstream common stock of $12.71 per share; a $40.0 million cash dividend payable to Windstream; an exchange of debt valued at $210.5 million; a working capital adjustment of approximately $2.0 million; and deal related costs of approximately $10.5 million. The deal costs primarily consisted of fees paid for legal, accounting and financial advisory services. Proceeds from senior secured credit facilities and senior subordinated notes (see Note 6) were used to fund the Transaction.

In connection with the consummation of the Transaction, the parties and their affiliates entered into a publishing agreement whereby Windstream granted Local Insight Yellow Pages, Inc. (“Local Insight Yellow Pages”), a wholly-owned subsidiary of Regatta, an exclusive license to publish Windstream directories in certain of Windstream’s markets. Local Insight Yellow Pages will, at no charge to Windstream or its affiliates or subscribers, publish directories with respect to each Windstream service area covered under the agreement in which Windstream or its affiliates are required to publish such directories by applicable law, tariff or contract. Subject to the termination provisions in the agreement, the publishing agreement will remain in effect for a term of fifty years. As part of this agreement, Windstream agreed to forego future royalty payments from Local Insight Yellow Pages on advertising revenues generated from covered directories for the duration of the publishing agreement. During the eleven months ended November 30, 2007 and the years ended December 31, 2006 and 2005, the Company paid approximately $45.7 million, $58.3 million and $59.3 million, respectively, in publishing royalties to Windstream.

In accordance with SFAS No. 141, the purchase price for the Transaction was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price over the respective fair values of net assets was recorded as goodwill. The Transaction is a tax-free exchange and as such, goodwill is not deductible for income tax purposes. Pursuant to SFAS No. 141, the Company did not assume or record net deferred revenue of approximately $1.2 million associated with directories published prior to the Transaction close date recorded on the Predecessor Company’s balance sheet as of November 30, 2007.

Identifiable intangible assets acquired primarily comprised: $278.0 million assigned to a directory publishing agreement between the Company and Windstream, which includes a non-compete clause and licenses for certain trademarks and domain names; $12.4 million assigned to certain Incumbent Local Exchange Carrier (“Independent”) publishing agreements; $49.9 million assigned to customer relationships; and $41.0 million assigned to favorable sales contracts. In accordance with SFAS No. 142, the fair values of the identifiable intangible assets are being amortized over their estimated useful lives in a manner that best reflects the economic benefits derived from such assets (see Note 2 for a further description of intangible assets and goodwill).

In connection with the Transaction, deferred costs for directories that were scheduled to be published subsequent to November 30, 2007 were recorded at fair value which represents the estimated billing value of the published directory less the expected costs to complete the directories post-acquisition. As a result, when such directories are published the gross margins associated with these directories will be less than they would have been in the absence of purchase accounting. Further, the Company did not assume or record the deferred directory costs related to those directories that were published prior to the Transaction as these costs represented cost of revenue that would have been recognized subsequent to the Transaction under the deferral and amortization method in the absence of purchase accounting.

Favorable contracts represent customer contracts acquired in the Transaction for which the cash flow streams associated with post-acquisition customer billings are in excess of the Company’s costs to fulfill its obligations under such contracts. Favorable contracts are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts.

In performing the allocation of purchase price to the respective assets acquired and liabilities assumed, consideration was given, among other factors, to the intent for future use of the acquired assets, analyses of historical financial performance, and estimates of future performance. With the exception of favorable contracts, the fair value of the respective intangible assets acquired was primarily derived from either the income approach or relief from royalty method. Discount rates ranged from 9.8%-11.0% related to the valuation of intangible assets. These rates were determined after consideration of the respective risk-free rates of return on debt-capital and equity-capital, the respective weighted-average-returns on invested capital, and certain other risk premiums, including size and market risks. The fair value of the favorable contracts was derived from the future cash flow stream expected to be received (twelve months or less) pursuant to the terms of the contracts less the estimated post-acquisition costs to fulfill the Company’s performance obligations on such contracts net of a profit margin thereon.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Transaction date (in thousands):

Current assets	$31,310
Non-current assets	9,335
Intangible assets	381,278
Goodwill	233,293

Total assets acquired	655,216
Current liabilities	5,543
Non-current liabilities	137,913

Total liabilities assumed	143,456

Net assets acquired	$511,760

As of December 31, 2007, no events or circumstances indicated that intangible assets or goodwill as stated might be impaired.

The following unaudited condensed pro forma financial information has been prepared in accordance with SFAS No. 141 for the years ended December 31, 2007 and 2006, respectively, and assumes the Transaction and related financing occurred on January 1, 2006. The unaudited condensed pro forma financial information does not purport to represent what the Company’s results of operations would actually have been if the Transaction had in fact occurred on January 1, 2006 and is not necessarily representative of results of operations for any future period. The Company did not assume or record deferred revenue of approximately $7.0 million associated with directories published prior to the Transaction close date (November 30, 2007) that otherwise would have been recorded under the deferral and amortization method. Such amount represented revenue that would have been recognized subsequent to the Transaction date in the absence of purchase accounting. Although the deferred revenue balance associated with directories that were published prior to the Transaction date were eliminated, the Company retained all rights associated with the collection of amounts due and contractual obligations of the underlying advertising contracts. The Company did not assume or record deferred directory costs of approximately $12.0 million related to directories that were published prior to the Transaction date that otherwise would have been recorded under the deferral and amortization method. Such costs represented cost of revenue that would have been recognized subsequent to the Transaction date in the absence of purchase accounting.

	2006	2007
Revenue	$147,683	$139,443
Operating income	(6,031)	(7,287)
Net loss	(22,432)	(22,973)

4. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2007 and 2006 consists of the following (in thousands):

	2006	2007
Land	$492	$1,187
Buildings	10,180	4,749
Furniture, fixtures and equipment	1,760	717
Computer equipment and software	8,132	3,985
Other	1,342	499
Leasehold improvements	75	12
Construction in progress	189	125

	22,170	11,274
Less: Accumulated depreciation and amortization	13,790	198

Property and equipment, net	$8,380	$11,076

Depreciation and amortization expense was approximately $198,000, $1.5 million, $1.7 million and $1.7 million for the month ended December 31, 2007, eleven months ended November 30, 2007, and years ended December 31, 2006 and 2005, respectively. Property and equipment balances as of December 31, 2007 reflect the step up to fair value related to the Transaction (see Note 3); accordingly, accumulated depreciation and amortization reflects depreciation and amortization expense for the successor period from December 1, 2007 to December 31, 2007.

5. INTANGIBLE ASSETS

Intangible assets subject to amortization as of December 31, 2007 consist of the following (in thousands):

	Publishing Agreement	Independent Publishing Agreements	Customer Relationships	Favorable Sales Contracts	Total
Initial fair value	$278,079	$12,370	$49,862	$40,967	$381,278
Accumulated amortization	463	258	1,454	6,889	9,064

Intangible assets, net	$277,616	$12,112	$48,408	$34,078	$372,214

The Company recorded approximately $9.1 million in amortization expense during the month ended December 31, 2007, of which approximately $6.9 million was recorded in cost of revenue related to the amortization of favorable sales contracts.

The estimated aggregate amortization expense for intangible assets subject to amortization for each of the five years succeeding the period-ended December 31, 2007 is as follows (in thousands):

2008	$59,675
2009	19,667
2010	15,812
2011	13,049
2012	8,586
Thereafter	255,425

$372,214

In connection with the Transaction (see Note 3), the Company recorded approximately $233.3 million of goodwill, which is not subject to amortization. There were no impairment charges related to goodwill or indefinite-lived intangible assets recorded in 2007.

6. DEBT

To finance the Transaction and related fees and expenses, on November 30, 2007 Regatta entered into an $86.0 million credit facility, inclusive of a $20.0 million revolving line of credit, and issued $210.5 million in senior subordinated notes. Such long-term debt is comprised of the following at December 31, 2007 (in thousands):

Senior secured credit facility, variable rates, due November 30, 2014	$66,000
Senior secured credit facility, Revolving line of credit—variable rates, due November 30, 2013	8,500
11% Senior Subordinated Notes, due December 1, 2017	210,500

285,000
Less: Current portion	8,960

Total long-term debt	$276,040

Weighted average interest rate	10.2%
Weighted maturity	9.1 years

Senior Secured Credit Facilities

The revolving line of credit may from time to time be Eurodollar Loans (LIBOR) or Base Rate Loans, at the option of the Company. The applicable interest rate margins per annum under the Eurodollar and Base Rate Loans are 2.875% and 1.875%, respectively, subject to adjustment pending changes in the consolidated leverage ratio of the Company from time to time. The effective rate for the month ended December 31, 2007 was approximately 7.9%. In addition, commitment fees are paid quarterly at a rate of 0.5% per annum based on the average daily amount of any available portion of the revolving line of credit. The revolving line of credit outstanding at December 31, 2007 was repaid in full in January 2008.

The senior secured, variable rate, term loan requires principal repayments of $115,000 and accrued interest payments on the last day of each calendar quarter, commencing on March 31, 2008.

The senior secured credit facilities are collateralized by certain assets and pledged securities of the Company and are subject to certain financial and non-financial covenants, including: consolidated financial ratios; limitations on indebtedness, capital expenditures and dividends; and certain other limitations on the business. As of December 31, 2007, the Company is in compliance with all such covenants.

The senior secured credit facilities contain certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, payments and modifications of certain subordinated and other material indebtedness, liens and encumbrances, business and operations of the Company and its Restricted Subsidiaries (as defined in the Credit Agreement) and other matters customarily restricted in such agreements, in each case subject to certain exceptions. In addition, the senior secured credit facilities require that the Company maintain a consolidated leverage ratio and consolidated interest coverage ratio (as defined in the credit agreement governing the senior secured facilities) over the term of the debt.

Senior Subordinated Notes

The Senior Subordinated Notes (the “Notes”) are redeemable, at the option of the Company, in full or in part after December 1, 2012. The redemption prices are as follows, for the years beginning on December 1:

2012	105.500%
2013	103.667%
2014	101.833%
2015 and thereafter	100.000%

The Notes are unsecured. The Notes are subject to certain financial and non-financial covenants, including: restrictions on dividends and other payments to restricted parties; limitations on incurring additional debt; and certain other limitations on the business. Registration Rights associated with the Notes require the Company to file an exchange offer registration statement with the Securities and Exchange Commission within 180 days after the issue date of the Notes, which is no later than May 28, 2008 and to use reasonable best efforts to have such registration statement declared effective within 270 days after the issue date of the Notes. If the Company is in default of its registration rights requirement, under the terms of the Notes agreement, the interest rate on the Notes will increase by 0.25% per annum. The rate of additional interest will increase by an additional 0.25% per annum for any subsequent 90-day period until all registration defaults have been cured, up to a maximum rate of 1.0% per annum.

The aggregate amount of debt maturing in the years ending December 31 is as follows (in thousands):

2008	$460
2009	460
2010	460
2011	460
2012	460
Thereafter	282,700

$285,000

Consolidated Leverage Ratio

The consolidated leverage ratio (“Leverage Ratio”) is derived as a ratio of consolidated total debt to consolidated EBITDA, as defined by the senior secured credit facility, measured over a rolling four-quarter calculation period. The Leverage Ratio cannot exceed 5.75 to 1.00 for the first calculation period (January 1, 2008 to December 31, 2008). Such ratio will decline over time until it reaches 4.25 to 1.00 for calculation periods beginning on or after January 1, 2012.

Consolidated Interest Coverage Ratio

The consolidated interest coverage ratio (“Interest Ratio”) is derived as a ratio of consolidated EBITDA, as defined by the senior secured credit facility to consolidated interest expense, measured over a rolling four-quarter calculation period. The Interest Ratio cannot be less than 1.50 to 1.00 for the first calculation period (November 30, 2007 to December 31, 2009). Such ratio will increase over time until it reaches 2.00 to 1.00 for the calculation periods beginning on or after January 1, 2011.

7. RELATED PARTY TRANSACTIONS

Local Insight Media, Inc. (“Local Insight”), a portfolio company of WCAS, provides certain management services (including executive, operational, finance and accounting, treasury, legal, human resource, integration and administrative services) to Regatta under a consulting services agreement with Welsh, Carson, Anderson & Stowe IX, L.P. In conjunction with this agreement, consulting fees of approximately $11.1 million were paid as of the close date of the Transaction (see Note 3). In addition, approximately $2.8 million in cost reimbursements primarily related to capitalized expenditures were paid by Regatta to Local Insight as of the close date of the Transaction. The Company expects that such consulting fees will approximate $8.0 million per annum in future periods.

As of December 31, 2007, certain affiliates of Local Insight owed the Company approximately $1.5 million. Such amounts related primarily to certain costs and capital expenditures incurred during 2007. Such amounts due will be reimbursed to the Company in 2008.

Predecessor Period

Consistent with its contracts with other customers, the Predecessor Company contracted with Windstream’s incumbent local exchange carrier (“ILEC”) operations to provide directory publishing services which include the publication of a standard directory at no charge. Revenues related to publishing such directories represented approximately 72% of total revenues for the eleven months ended November 30, 2007, 71% in 2006 and 70% in 2005. The Predecessor Company also paid a royalty to Windstream based on the advertising revenues earned and a percentage specified by the contract. Such royalties were approximately $45.7 million for the eleven months ended November 30, 2007, $58.3 million for 2006 and $59.3 million for 2005. The Predecessor Company also billed Windstream for publishing services not covered by the standard contract of approximately $9.3 million in the eleven months ended November 30, 2007, $10.1 million in 2006 and $9.1 million in 2005.

In addition, certain services such as information technology, accounting, legal, tax, marketing, engineering, and risk and treasury management were provided to the Predecessor Company by Windstream. Historically, the Predecessor Company reimbursed Windstream for such services based on either tariffed or negotiated contract rates or fully distributed costs. Fully distributed costs included costs associated with employees of Windstream who were partially or entirely dedicated to performing functions that benefited the Predecessor Company’s operations. Expenses paid by Windstream on behalf of the Predecessor Company were allocated based on actual direct costs incurred. Where specific identification of expenses was not practicable, the costs of such services was allocated based on the most relevant allocation method to the service provided, either net sales of the Predecessor Company as a percentage of net sales of Windstream, total assets of the Predecessor Company as a percentage of total assets of Windstream, or headcount of the Predecessor Company as a percentage of Windstream’s total headcount. Total expenses allocated to the Predecessor Company were $4.4 million, $4.1 million and $3.7 million for the eleven months ended November 30, 2007 and the years ended December 31, 2006 and 2005, respectively. Such costs were not necessarily indicative of the costs that would have been incurred if the Predecessor Company had performed these functions as a stand-alone entity. The methods used to make such allocations were considered reasonable and costs charged were considered reasonable representations of the costs that would have been incurred if the Predecessor Company had performed these functions as a stand-alone company.

The Predecessor Company’s cash held at Windstream was not allocated to the Predecessor Company in the historical consolidated financial statements. Cash reflected in the consolidated financial statements represented only those amounts held at the Predecessor Company level. In addition, no debt was historically allocated by Windstream to the Predecessor Company.

8. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company is subject to certain leases for office facilities and certain equipment under operating lease agreements which expire through March 2011. Certain leases contain escalation clauses; for such leases, the total amount of rent is expensed on a straight-line basis over the term of the lease. Rent expense for the month ended December 31, 2007 was approximately $76,000; rent expense for the eleven months ended November 30, 2007, and the years ended December 31, 2006 and 2005 was approximately $919,000, $1.1 million and $1.4 million, respectively. Future minimum lease obligations under noncancelable lease agreements as of December 31, 2007 are as follows (in thousands):

2008	$564
2009	504
2010	478
2011	13
Thereafter	—

$1,559

Litigation

The Company and its subsidiaries are subject to various claims and business disputes in the ordinary course of business, none of which are considered to materially impact the consolidated financial position, operations or cash flows of the Company.

Indemnification

Under a Tax Sharing Agreement among the Company, Windstream and WCAS, the Company is generally required to indemnify Windstream against tax-related losses to Windstream that arise if the tax-free status of the Transaction is lost as a result of a disqualifying action taken by any of WCAS or the Company or its subsidiaries after the Transaction date (November 30, 2007). The amount of any such losses likely would have a material adverse effect on the Company’s business. The Company obtained a private letter ruling from the Internal Revenue Service (“IRS”) under Section 355, Section 368 and related provisions of the Internal Revenue Code to the effect that the Transaction qualifies as a tax-free transaction to the Company, Windstream and WCAS for United States income tax purposes. Although a private letter ruling generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, then Windstream and WCAS will not be able to rely on the ruling. Based on the preemptive actions taken by the Company, including the private letter ruling and certain tax opinions obtained to the effect that the Transaction qualifies as tax-free to the Company, Windstream and WCAS, the Company believes the likelihood of any disqualifying action to occur to be remote; accordingly, no liability has been accrued as of December 31, 2007 related to the indemnification.

9. EMPLOYEE BENEFIT PLANS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Successor and Predecessor Companies sponsor employee savings plans under Section 401(k) of the Internal Revenue Code, which covers substantially all full-time employees. Employees may elect to contribute to the plans a portion of their eligible pretax compensation up to certain limits as specified by the respective plans. The Successor and Predecessor Companies also make employer annual contributions to the plans, subject to certain limitations. Expense recorded by the Successor and Predecessor Companies related to these plans amounted to $50,700, $657,500, $486,900 and $163,900 during the month ended December 31, 2007, the eleven months ended November 30, 2007 and the years ended December 31, 2006 and 2005, respectively. Such expense is included in cost of sales and selling, general, administrative and other expenses.

Successor Period

The Company did not acquire any employee benefit related assets or assume any employee benefit related liabilities of the Predecessor Company. Accordingly, the Company’s consolidated financial statements do not reflect any assets, liabilities or costs associated with employee benefit plans of the Predecessor Company.

Predecessor Period

Windstream maintained a qualified defined benefit pension plan, which covered substantially all employees of the Predecessor Company. In December 2005, the qualified defined pension plan was amended such that future benefit accruals for all eligible non-bargaining employees ceased as of December 31, 2005 (December 31, 2010 for employees who had attained age 40 with two years of service as of December 31, 2005). In addition, Windstream also provided postretirement healthcare and life insurance benefits for eligible employees of the Predecessor Company. Employees shared in the cost of these benefits. Windstream funded the accrued costs of the postretirement benefit plan as benefits were paid. Expenses recorded by the Predecessor Company during the eleven months ended November 30, 2007 and the years ended December 31, 2006 and 2005 related to the pension plan amounted to approximately $425,000, $573,000 and $495,700, respectively, while expenses recorded by the Predecessor Company related to the postretirement benefit plan for the same periods amounted to approximately $52,400, $60,500 and $58,300, respectively. These expenses are included in cost of sales and selling, general, administrative and other expenses in the accompanying consolidated statements of operations. No allocation of the Predecessor Company’s share of the pension or postretirement benefit plans’ assets or liabilities have been included in the accompanying consolidated balance sheets because the amounts had not been actuarially determined.

Windstream had a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees. The amount of profit-sharing contributions to the plan was determined annually by Windstream’s Board of Directors. Profit-sharing expense recorded by the Predecessor Company amounted to approximately $342,300 and $491,700 during the years ended December 31, 2006 and 2005, respectively. The profit sharing plan was discontinued as of November 30, 2007; accordingly, no profit-sharing expense was recorded in the eleven months ended November 30, 2007. Such expense was historically included in cost of sales and general and administrative expense.

10. STOCK-BASED COMPENSATION PLANS

The Company did not maintain any stock-based compensation plans in 2007.

Predecessor Period

Under Windstream’s stock-based compensation plans, Windstream could issue restricted stock and other equity securities to directors, officers and other key employees. As of December 31, 2006, the number of shares available for issuance under the Windstream 2006 Equity Incentive Plan was 6.9 million shares. In August 2006, the Windstream Board of Directors approved three grants of restricted stock awards to officers and employees of the Company, which had aggregate fair values on the date of grant of approximately $544,500, $74,000 and $198,300, respectively. The first grant was a one-time grant made to all salaried, non-bargaining, former Alltel employees which vests three years from the date of grant. The second grant represents Windstream’s standard annual grant made to officers and certain management employees as a key component of those employees’ annual incentive compensation plan. The third grant was made to any former Alltel employees who forfeited Alltel stock options upon a spin-off of Windstream from Alltel on July 17, 2006. The second and third grants each vest in equal increments over a three-year period following the date of grant. Each of these three grants of restricted stock has only a service condition, as indicated by the vesting period. During the eleven months ended November 30, 2007, the Predecessor Company recognized approximately $59,000 in compensation expense related to such awards.

Non-vested Windstream restricted stock activity for the eleven months ended November 30, 2007 and the year ended December 31, 2006 was as follows:

	Number of Shares	Weighted Average Fair Value Per Share
Non-vested at July 17, 2006	—	$—
Granted	64,800	12.60
Vested	—	—
Forfeited	(3,200)	12.60

Non-vested at December 31, 2006	61,600	12.60

Granted	—	—
Vested	(6,048)	13.80
Forfeited	(55,552)	12.71

Non-vested at November 30, 2007	—	$—

At December 31, 2006, unrecognized compensation expense for the Windstream restricted shares granted on August 2, 2006 to employees of the Predecessor Company amounted to approximately $707,000. The unrecognized compensation expense for these non-vested restricted shares at December 31, 2006 had a remaining weighted average vesting period of 2.6 years. Employees of the Company were no longer eligible under the Plan effective with the Company’s change of control upon close of the Transaction; accordingly, any unvested restricted stock as of November 30, 2007 was forfeited.

Prior to the spin-off of Windstream from Alltel, officers and other management employees of the Predecessor Company were granted fixed and performance-based incentive and non-qualified stock options of Alltel under Alltel’s stock-based compensation plans. Set forth below is certain information related to stock options outstanding under Alltel’s stock-based compensation plans relating to the Predecessor Company’s employees:

	Number of Shares	Average Price Per Share
Outstanding at December 31, 2005	40,760	$54.16
Granted	—	—
Exercised	(12,701)	53.66
Forfeited	(20,162)	51.69

Outstanding at July 17, 2006	7,897	61.25
Re-pricing due to Alltel spin-off	1,753	50.12
Exercised	(8,241)	54.81
Forfeited	(1,409)	52.27

Outstanding at December 31, 2006	—	$—

The amounts reflected in the table above represent stock options held by those employees that were known to be Windstream Yellow Pages employees as of July 17, 2006 (date of Alltel spin-off). Upon the spin-off date, all employees of the Predecessor Company terminated their employment with Alltel, and therefore forfeited any unvested stock options. All vested stock options were required to be exercised within ninety days of termination pursuant to plan provisions. Because all of the unvested stock options were forfeited prior to vesting, pursuant to the guidance in SFAS No. 123(R), any expense previously recognized related to those options was reversed. The total intrinsic value of stock options exercised during the year ended December 31, 2006 was approximately $190,000. Alltel received approximately $1.1 million in cash from the exercise of stock options by employees of the Predecessor Company during 2006.

Non-vested Alltel stock options relating to the Predecessor Company’s employees as of December 31, 2006 and changes during the year ended December 31, 2006 were as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2005	29,640	$51.55
Granted	—	—
Vested	(9,478)	51.25
Forfeited	(20,162)	51.69

Outstanding at December 31, 2006	—	$—

11. RESTRUCTURING AND OTHER CHARGES

During the first quarter of 2005, the Predecessor Company incurred approximately $124,000 of severance and employee benefit costs related to a planned workforce reduction. In addition, during December 2004, the Predecessor Company announced that it would begin obtaining all of its finance and accounting services from Windstream. As a result, in 2004, the Predecessor Company incurred approximately $561,500 of severance and employee benefit costs. As of December 31, 2005, the Company had funded payment of these expenses, and all of the employee reductions had been completed.

The following is a summary of the activity related to the liabilities associated with the Predecessor Company’s restructuring activities as of December 31, 2005:

Balance at December 31, 2004	$561,500
Restructuring and other charges	124,000
Cash disbursements	(685,500)

Balance at December 31, 2005	$—

In conjunction with the sale of the Predecessor Company, the Predecessor Company incurred approximately $11.1 million of incremental costs, primarily consisting of investment banker, audit and legal fees in the fourth quarter of 2006. These charges were paid as of December 31, 2006 and funded by Windstream.

12. INCOME TAXES

Income tax expense (benefit) consisted of the following for the month ended December 31, 2007, the eleven months ended November 30, 2007, and the years ended December 31, 2006 and 2005 (in thousands):

	2005 (Predecessor)	2006 (Predecessor)	Eleven Months Ended November 30, 2007 (Predecessor)	Month Ended December 31, 2007 (Successor)
Current
Federal	$4,674	$4,253	$395	$—
State and other	383	447	267	—

	5,057	4,700	662	—

Deferred:
Federal	(1,319)	(1,888)	(565)	(4,979)
State and other	(22)	(186)	(31)	(482)

	(1,341)	(2,074)	(596)	(5,461)

	$3,716	$2,626	$66	$(5,461)

A reconciliation of the statutory tax rate and effective tax rate for the month ended December 31, 2007, the eleven months ended November 30, 2007, and the years ended December 31, 2006 and 2005 are as follows:

	2005 (Predecessor)	2006 (Predecessor)	Eleven Months Ended November 30, 2007 (Predecessor)	Month Ended December 31, 2007 (Successor)
Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.3	(3.9)	(32.8)	1.9
Non-deductible transaction costs	—	(90.4)	16.2	(4.2)
Permanent items	—	—	(19.2)	—
Prior year true-ups	—	—	(14.4)	—
Other items, net	0.1	(1.6)	1.2	—

Effective income tax rate	37.4%	(60.9)%	(14.0)%	32.7%

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities as of December 31, 2007 and 2006 consist of the following (in thousands):

	2006 (Predecessor)	2007 (Successor)
Deferred tax assets:
Bad debt provision	$1,480	$162
Indirect FIN 48 benefit	—	158
Operating loss carryforwards	553	711
Intangible assets	151	67
Unbilled revenue	—	15,110
Other, net	155	—

	2,339	16,208
Valuation allowance	(553)	(711)

Total deferred tax assets	1,786	15,497

Deferred tax liabilities:
Deferred directory gross profit	4,871	18,304
Other intangibles	—	125,600
Property and equipment	1,943	2,220

Total deferred tax liabilities	6,814	146,124

Net deferred income tax liability	$5,028	$130,627

At December 31, 2007, the Company had federal and state net operating loss carryforwards of approximately $9.6 million and $16.7 million, respectively, which will begin to expire in 2027 and 2015, respectively. The Company establishes valuation allowances, when necessary, to reduce the deferred tax assets to amounts expected to be realized. As of December 31, 2007 and 2006, the Company recorded a valuation allowance of approximately $711,000 and $553,000, respectively, related to certain state loss carryforwards which are expected to expire before utilization.

On January 1, 2007, the Predecessor Company adopted FIN 48. There was no impact to retained earnings as a result of adopting FIN 48. At the adoption date, and as of November 30, 2007, the Predecessor Company had immaterial gross unrecognized tax benefits attributable to the recognition of revenue for tax purposes. As of December 31, 2007, the Company has recorded $5.2 million for unrecognized tax benefits related to temporary items attributable to the recognition of revenue for tax purposes.

A reconciliation of the beginning and ending gross unrecognized tax benefits is as follows (in thousands):

Balance at December 1, 2007	$—
Gross additions based on tax positions related to the current period	5,231

Balance at December 31, 2007	$5,231

The Company believes it is reasonably possible that the unrecognized tax benefits will materially change and be recognized within the next 12 months. The unrecognized tax benefits are related to temporary items which will generally reverse within 12 months; such reversals of these unrecognized tax benefits will be offset by new temporary unrecognized tax benefits related to the recognition of revenue for tax purposes. None of the gross unrecognized tax benefits, if recognized, would impact the Company’s effective tax rate.

The Company is indemnified for tax liabilities for predecessor tax periods pursuant to the Tax Sharing Agreement with Windstream. The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2007 and for the eleven months ended November 30, 2007 and month ended December 31, 2007, the Company’s accrued interest expense and penalties related to unrecognized tax benefits was immaterial.

The tax years 2004 to 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company has identified its federal tax return and state tax returns in Georgia, Kentucky, Nebraska, North Carolina and Pennsylvania as “major” taxing jurisdictions.

13. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities was comprised of the following at December 31, 2007 and 2006:

	2006	2007
Accounts payable	$3,860	$4,740
Accrued salaries and benefits	738	1,947
Other current liabilities	1,641	3,784

	$6,239	$10,471

In October 2003, the Predecessor Company entered into a five-year printing contract with Quebecor World Wide Directory Sales Corp. (“Quebecor”) for the printing of directories. Quebecor paid $1.1 million for the rights to print a significant number of the Company’s directories over the five-year contract term. In connection with the acquisition of the Predecessor Company, this obligation was transferred to the Company such that the Company is required to reimburse Quebecor for the prorated balance of the rights payment should the Company cancel the contract prior to October 2008. The Company is recognizing the payment using a straight-line method over the remaining term ending in October 2008; such expense is applied as a reduction to cost of sales. The unamortized balance included in accrued liabilities as of December 31, 2007 and 2006 was approximately $174,000 and $394,000, respectively.

14. SUBSEQUENT EVENT

On February 4, 2008, the Company executed a purchase agreement to acquire the assets of The Berry Company’s Independent Line of Business from L.M. Berry & Co., a subsidiary of AT&T Inc. The acquiree company provides an array of directory services, including sales, marketing and sales support to 80 Yellow Pages publishers through the United States. The purchase price is expected to be approximately $235.0 million in cash proceeds.

15. FINANCIAL STATEMENTS OF GUARANTORS

The following information sets forth our consolidating statements of operations for the one month ended December 31, 2007, eleven months ended November 30, 2007 and years ended December 31, 2006 and 2005; our consolidating balance sheets as of December 31, 2007 and December 31, 2006, and our consolidating statements of cash flows for the one month ended December 31, 2007, eleven months ended November 30, 2007 and years ended December 31, 2006 and 2005. LIYP has guaranteed, on a senior subordinated unsecured basis the Company’s obligation under the Notes. There are no non-guarantor subsidiaries. The following condensed consolidating financial information is presented for:

i)	LIRH, the issuer of the guaranteed obligations;

ii)	LIYP is a guarantor of the Company’s obligations under the Notes;

iii)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between LIRH and LIYP, (b) eliminate our investments in our subsidiary, and (c) record consolidating entries; and

iv)	LIRH and LIYP on a consolidated basis.

LIYP is a wholly-owned subsidiary of LIRH at the date of each balance sheet presented. The Notes are fully and unconditionally guaranteed on a joint and several basis by the sole guarantor subsidiary. Each entity in the consolidating financial information follow the same accounting policies as those described and used in our consolidated financial statements, except for using the equity method to reflect ownership interests in the subsidiary and debt issued by LIRH as it was used to purchase the capital stock of LIYP. The debt recorded by LIYP and the investment in subsidiary accounts which reflect the Company’s ownership interest in LIYP are eliminated upon consolidation.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2007

(In thousands)

	LIRH	LIYP	Eliminating Entries	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$1,758	$—	$1,758
Accounts receivable, net	—	17,669	—	17,669
Due from affiliates	733	723	—	1,456
Intercompany receivable	13,871	—	(13,871)	—
Deferred directory costs	—	25,703	—	25,703
Deferred income taxes	—	3,927	—	3,927
Prepaid expenses and other current assets	92	283	(92)	283

Total current assets	14,696	50,063	(13,963)	50,796
Property and equipment, net	—	11,076	—	11,076
Equity investments	503,112	—	(503,112)	—
Goodwill	—	233,293	—	233,293
Intangible assets, net	—	372,214	—	372,214
Deferred financing costs, net	7,660	7,660	(7,660)	7,660

Total Assets	$525,468	$674,306	$(524,735)	$675,039

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$460	$460	$(460)	$460
Line of credit	8,500	8,500	(8,500)	8,500
Publishing rights payable	—	621	—	621
Accounts payable and accrued liabilities	689	10,471	(689)	10,471
Unearned revenue	—	2,737	—	2,737
Accrued interest payable	2,237	2,237	(2,237)	2,237
Intercompany payable	—	13,871	(13,871)	—

Total current liabilities	11,886	38,897	(25,757)	25,026
Deferred income taxes, net	—	134,553	—	134,553
Long-term debt, net of current portion	276,040	276,040	(276,040)	276,040
Other liabilities	—	1,878	—	1,878

Total liabilities	287,926	451,368	(301,797)	437,497

Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 195,747 shares issued and outstanding	2	—	—	2
Additional paid-in capital	248,789	234,187	(234,187)	248,789
Accumulated deficit	(11,249)	(11,249)	11,249	(11,249)

Total stockholders’ equity	237,542	222,938	(222,938)	237,542

Total Liabilities and Stockholders’ Equity	$525,468	$674,306	$(524,735)	$675,039

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE ONE MONTH ENDED DECEMBER 31, 2007

(In thousands)

	LIRH	LIYP (Successor)	Eliminating Entries	Consolidated (Successor)
Directory revenue	$—	$10,221	$—	$10,221

Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	—	7,566	—	7,566
Publishing rights	—	616	—	616
General and administrative expense	—	2,800	—	2,800
Consulting fees—affiliate	—	11,061	—	11,061
Depreciation and amortization	—	2,373	—	2,373

Total operating expenses	—	24,416	—	24,416

Operating loss	—	(14,195)	—	(14,195)

Other (income) expenses:
Interest income	—	(4)	—	(4)
Interest expense	2,519	2,519	(2,519)	2,519

Loss before income taxes	(2,519)	(16,710)	2,519	(16,710)
Income tax provision (benefit)	—	(5,461)	—	(5,461)

Net loss before equity in earnings (losses) of consolidated subsidiary	(2,519)	(11,249)	2,519	(11,249)
Equity in earnings (losses) of consolidated subsidiary	(8,730)	—	8,730	—

Net loss	$(11,249)	$(11,249)	$(11,249)	$(11,249)

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2007

(In thousands)

	LIRH	LIYP (Predecessor)	Eliminating Entries	Consolidated (Predecessor)
Directory revenue	$—	$122,650	$—	$122,650

Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	—	27,903	—	27,903
Publishing rights	—	60,451	—	60,451
General and administrative expense	—	27,208	—	27,208
Depreciation and amortization	—	1,488	—	1,488
Transaction costs	—	3,280	—	3,280

Total operating expenses	—	120,330	—	120,330

Operating loss	—	2,320	—	2,320

Other (income) expenses:
Interest expense	—	2,786	—	2,786
Other (income) expense	—	7	—	7

Loss before income taxes	—	(473)	—	(473)
Income tax provision	—	66	—	66

Net loss	$—	$(539)	$—	$(539)

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE ONE MONTH ENDED DECEMBER 31, 2007

(In thousands)

	LIRH	LIYP (Successor)	Eliminating Entries	Consolidated (Successor)
Operating Activities
Net loss	$(11,249)	$(11,249)	$11,249	$(11,249)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings (losses) of consolidated subsidiary	8,730	—	(8,730)	—
Depreciation and amortization expense	—	9,262	—	9,262
Deferred income taxes	—	(7,113)	—	(7,113)
Change in uncertain tax positions	—	1,662	—	1,662
Provision for doubtful accounts	—	422	—	422
Interest expense	—	2,519	(2,519)	—
Other	72	—	—	72
Changes in operating assets and liabilities:
Accounts receivable	—	(9,331)	—	(9,331)
Due from affiliates	(733)	(723)	—	(1,456)
Deferred directory costs	—	(3,236)	—	(3,236)
Prepaid expenses and other current assets	(93)	(110)	—	(203)
Publishing rights payable	—	(556)	—	(556)
Accounts payable and accrued liabilities	689	5,757	—	6,446
Accrued interest	2,237	—	—	2,237
Unearned revenue	—	2,439	—	2,439

Net cash provided by operating activities	(347)	(10,257)	—	(10,604)

Investing Activities
Acquisition of subsidiary, net of cash acquired	(262,968)	—	—	(262,968)
Intercompany	263,701	(263,701)	—	—
Acquisition of property and equipment	—	(1,938)	—	(1,938)

Net cash provided by (used in) investing activities	733	(265,639)	—	(264,906)

Financing Activities
Transfer of net acquisition debt to LIYP	(277,654)	277,654	—	—
Repayments on revolving credit facility	8,500	—	—	8,500
Proceeds from issuance of senior subordinated debt	276,500	—	—	276,500
Debt financing costs	(7,732)	—	—	(7,732)

Net cash provided by (used in) financing activities	(386)	277,654	—	277,268

Net increase in cash and cash equivalents	—	1,758	—	1,758
Cash and cash equivalents, beginning of period	—	—	—	—

Cash and cash equivalents, end of period	$—	$1,758	$—	$1,758

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2007

(In thousands)

	LIRH	LIYP (Predecessor)	Eliminating Entries	Consolidated (Predecessor)
Operating Activities
Net loss	$—	$(539)	$—	$(539)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	—	1,488	—	1,488
Deferred income taxes	—	(1,400)	—	(1,400)
Provision for doubtful accounts	—	799	—	799
Changes in operating assets and liabilities:
Accounts receivable	—	9,422	—	9,422
Deferred directory costs	—	(356)	—	(356)
Prepaid expenses and other current assets	—	110	—	110
Publishing rights payable	—	(776)	—	(776)
Accounts payable and accrued liabilities	—	(3,003)	—	(3,003)
Unearned revenue	—	(251)	—	(251)

Net cash provided by operating activities	—	5,494	—	5,494

Investing Activities
Acquisition of property and equipment	—	(100)	—	(100)

Net cash used in investing activities	—	(100)	—	(100)

Financing Activities
Transfers to Windstream, net	—	(5,394)	—	(5,394)

Net cash used in financing activities	—	(5,394)	—	(5,394)

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents, beginning of period	—	1	—	1

Cash and cash equivalents, end of period	$—	$1	$—	$1

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2006

(In thousands)

	LIRH	LIYP	Eliminating Entries	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$1	$—	$1
Accounts receivable, net	—	65,310	—	65,310
Deferred directory costs	—	6,040	—	6,040
Prepaid expenses and other current assets	—	190	—	190

Total current assets	—	71,541	—	71,541
Property and equipment, net	—	8,380	—	8,380

Total Assets	$—	$79,921	$—	$79,921

Liabilities and Stockholders’ Equity
Current liabilities:
Publishing rights payable	—	$6,814	—	$6,814
Accounts payable and accrued liabilities	—	6,239	—	6,239
Current deferred income taxes	—	3,661	—	3,661
Unearned revenue	—	1,462	—	1,462

Total current liabilities	—	18,176	—	18,176
Deferred income taxes, net	—	1,367	—	1,367
Other liabilities	—	427	—	427

Total liabilities	—	19,970	—	19,970
Stockholders’ equity:
Predecessor Company parent investment	—	68,070	—	68,070
Accumulated deficit	—	(8,119)	—	(8,119)

Total stockholders’ equity	—	59,951	—	59,951

Total Liabilities and Stockholders’ Equity	$—	$79,921	$—	$79,921

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands)

	LIRH	LIYP (Predecessor)	Eliminating Entries	Consolidated (Predecessor)
Directory revenue	$—	$149,732	$—	$149,732
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	—	31,755	—	31,755
Publishing rights	—	19,043	—	19,043
Publishing rights paid to Windstream	—	58,334	—	58,334
General and administrative expense	—	30,056	—	30,056
Depreciation and amortization	—	1,698	—	1,698
Transaction costs	—	11,146	—	11,146

Total operating expenses	—	152,032	—	152,032

Operating loss	—	(2,300)	—	(2,300)
Other (income) expenses:
Interest expense	—	2,008	—	2,008
Other expense	—	5	—	5

Loss before income taxes	—	(4,313)	—	(4,313)
Income tax provision	—	2,626	—	2,626

Net loss before equity in earnings (losses) of consolidated subsidiary	—	(6,939)	—	(6,939)
Equity in earnings (losses) of consolidated subsidiary	—	—	—	—

Net loss	$—	$(6,939)	$—	$(6,939)

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands)

	LIRH	LIYP (Predecessor)	Eliminating Entries	Consolidated (Predecessor)
Operating Activities
Net loss	$—	$(6,939)	$—	$(6,939)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	—	1,698	—	1,698
Deferred income taxes	—	(2,103)	—	(2,103)
Provision for doubtful accounts	—	5,191	—	5,191
Changes in operating assets and liabilities:
Accounts receivable	—	(2,724)	—	(2,724)
Deferred directory costs	—	(996)	—	(996)
Publishing rights payable	—	(194)	—	(194)
Accounts payable and accrued liabilities	—	2,203	—	2,203
Unearned revenue	—	184	—	184
Other, net	—	(275)	—	(275)

Net cash used in operating activities	—	(3,955)	—	(3,955)

Investing Activities
Acquisition of property and equipment	—	(213)	—	(213)
Other, net	—	24	—	24

Net cash used in investing activities	—	(189)	—	(189)

Financing Activities
Dividends	—	(4,025)	—	(4,025)
Transfers from Windstream, net	—	8,169	—	8,169

Net cash provided by financing activities	—	4,144	—	4,144

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents, beginning of period	—	1	—	1

Cash and cash equivalents, end of period	$—	$1	$—	$1

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(In thousands)

	LIRH	LIYP (Predecessor)	Eliminating Entries	Consolidated (Predecessor)
Directory revenue	$—	$155,777	$—	$155,777

Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	—	33,300	—	33,300
Publishing rights	—	20,603	—	20,603
Publishing rights paid to Windstream	—	59,296	—	59,296
General and administrative expense	—	29,036	—	29,036
Depreciation and amortization	—	1,688	—	1,688
Restructuring and other charges	—	124	—	124

Total operating expenses	—	144,047	—	144,047

Operating income	—	11,730	—	11,730

Other (income) expenses:
Interest expense	—	1,791	—	1,791
Other expense	—	10	—	10

Income before income taxes	—	9,929	—	9,929
Income tax provision	—	3,715	—	3,715

Net income	$—	$6,214	$—	$6,214

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2005

(In thousands)

	LIRH	LIYP (Predecessor)	Eliminating Entries	Consolidated (Predecessor)
Operating Activities
Net income	$—	$6,214	$—	$6,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	—	1,688	—	1,688
Deferred income taxes	—	(1,394)	—	(1,394)
Provision for doubtful accounts	—	4,778	—	4,778
Changes in operating assets and liabilities:
Accounts receivable	—	(3,795)	—	(3,795)
Deferred directory costs	—	(681)	—	(681)
Publishing rights payable	—	453	—	453
Accounts payable and accrued liabilities	—	(3,052)	—	(3,052)
Unearned revenue	—	(81)	—	(81)
Other, net	—	(204)	—	(204)

Net cash provided by operating activities	—	3,926	—	3,926

Investing Activities
Acquisition of property and equipment	—	(764)	—	(764)
Other, net	—	22	—	22

Net cash used in investing activities	—	(742)	—	(742)

Financing Activities
Dividends	—	(2,563)	—	(2,563)
Transfers to Windstream, net	—	(621)	—	(621)

Net cash used in financing activities	—	(3,184)	—	(3,184)

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents, beginning of period	—	1	—	1

Cash and cash equivalents, end of period	$—	$1	$—	$1

LIRH - Local Insight Regatta Holdings, Inc.

LIYP - Local Insight Yellow Pages, Inc.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS OF LOCAL INSIGHT REGATTA HOLDINGS, INC. AND SUBSIDIARIES AS OF JUNE 30, 2008 AND DECEMBER 31, 2007 AND FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2008 (SUCCESSOR COMPANY) AND 2007 (PREDECESSOR COMPANY).

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share data)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$4,720	$1,758
Accounts receivable, net	46,770	17,669
Due from affiliates	786	1,456
Deferred directory costs	59,968	25,703
Deferred income taxes	3,179	3,927
Prepaid expenses and other current assets	862	283

Total current assets	116,285	50,796

Property and equipment, net	16,454	11,076
Intangible assets, net	457,771	372,214
Goodwill	239,617	233,293
Tradename intangible asset	40,500	—
Deferred financing costs, net	17,319	7,660

Total Assets	$887,946	$675,039

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,350	$460
Line of credit	20,000	8,500
Publishing rights payable	1,850	621
Accounts payable and accrued liabilities	19,466	10,471
Unearned revenue	10,799	2,737
Accrued interest payable	1,979	2,237
Due to affiliates	2,573	—

Total current liabilities	60,017	25,026

Deferred income taxes	113,417	134,553
Long-term debt, net of current portion	509,402	276,040
Other long-term liabilities	1,766	1,878

Total liabilities	684,602	437,497
Commitments and contingencies (Note 8)

Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 195,747 shares issued and outstanding	2	2
Additional paid-in capital	248,789	248,789
Accumulated deficit	(45,447)	(11,249)

Total stockholders’ equity	203,344	237,542

Total Liabilities and Stockholders’ Equity	$887,946	$675,039

Refer to accompanying notes to these consolidated financial statements.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands)

	Three-Months Ended June 30, 2008 (Successor)	Six-Months Ended June 30, 2008 (Successor)	Three-Months Ended June 30, 2007 (Predecessor)	Six-Months Ended June 30, 2007 (Predecessor)
Directory revenue (inclusive of approximately $37,581 in related party revenue for the period April 23, 2008 to June 30, 2008)	$122,845	$154,368	$47,002	$68,972
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	46,967	69,463	10,557	16,209
Publishing rights (inclusive of approximately $25,708 in related party publishing rights for the period April 23, 2008 to June 30, 2008)	56,119	58,431	6,225	9,863
Publishing rights paid to Windstream	—	—	17,273	23,859
General and administrative expense	24,637	34,397	7,289	14,090
Consulting fees—affiliate	2,553	4,553	—	—
Depreciation and amortization	13,592	20,585	401	808
Transactions costs	—	—	1,599	3,199

Total operating expenses	143,868	187,429	43,344	68,028

Operating income (loss)	(21,023)	(33,061)	3,658	944
Other (income) expenses:
Interest income	(22)	(58)	—	—
Interest expense	14,254	21,544	743	1,588
Other income	32	31	—	6

Income (loss) before income taxes	(35,287)	(54,578)	2,915	(650)
Income tax provision (benefit)	(13,265)	(20,380)	1,291	364

Net income (loss)	$(22,022)	$(34,198)	$1,624	$(1,014)

Refer to accompanying notes to these consolidated financial statements.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

UNAUDITED

(In thousands, except share data)

	Common Shares	Common Stock and Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2007	195,747	$248,791	$(11,249)	$237,542
Net loss	—	—	(34,198)	(34,198)

Balance at June 30, 2008	195,747	$248,791	$(45,447)	$203,344

Refer to accompanying notes to these consolidated financial statements.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(In thousands)

	Six-Months Ended June 30, 2008 (Successor)	Six-Months Ended June 30, 2007 (Predecessor)
Operating Activities
Net loss	$(34,198)	$(1,014)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	78,936	808
Deferred income taxes	(20,380)	(1,191)
Amortization of deferred financing costs	2,085	—
Amortization of discount on subordinated notes	903	—
Provision for doubtful accounts	1,857	345
Other	29	—
Changes in operating assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(12,864)	2,742
Due (to) from affiliates	3,242	—
Deferred directory costs	(21,876)	548
Prepaid expenses and other current assets	(579)	(40)
Publishing rights payable	1,229	1,112
Accounts payable and accrued liabilities	6,687	59
Accrued interest payable	(258)	—
Unearned revenue	4,709	—

Net cash provided by operating activities	9,522	3,369

Investing Activities
Acquisition of subsidiary, net of cash acquired	(240,051)	—
Acquisition of property and equipment	(1,640)	(85)

Net cash used in investing activities	(241,691)	(85)

Financing Activities
Transfers (to) from Windstream, net	—	(3,284)
Proceeds from revolving credit facility	20,000	—
Repayments on revolving credit facility	(8,500)	—
Proceeds from issuance of term loan	301,350	—
Repayments on term loan	(66,000)	—
Debt financing costs	(11,719)	—

Net cash provided by (used in) financing activities	235,131	(3,284)

Net increase in cash and cash equivalents	2,962	—
Cash and cash equivalents, beginning of period	1,758	1

Cash and cash equivalents, end of period	$4,720	$1

Supplemental schedule of non-cash investing activities:
Fair value of assets acquired	$245,252	$—
Cash paid for Berry ILOB	239,703	—

Liabilities assumed	$5,549	$—

Refer to accompanying notes to these consolidated financial statements.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Local Insight Regatta Holdings, Inc. (“Regatta”) and its subsidiaries (collectively, the “Company” or the “Successor Company”) is a publisher and provider of yellow and white page print and Internet directories and related advertising products. We are managed as a single business unit and report as one reportable segment, and all operations occur in the United States. The Company was formerly known as Windstream Yellow Pages, Inc. a Division of Windstream Communications Inc. (the “Predecessor Company” or “Windstream”). On November 30, 2007, the Company was acquired by Welsh, Carson, Anderson & Stowe (“WCAS”) pursuant to a Share Exchange Agreement. Additionally, on April 23, 2008, the Company completed the acquisition of the assets of The Berry Company’s Independent Line of Business (the “Berry ILOB”) from L.M. Berry & Co., a subsidiary of AT&T Inc., pursuant to a purchase agreement. With the conclusion of this transaction, the Company provides outsourced Yellow Pages sales, marketing and production services to more than 160 telcos in the United States, covering more than 900 print directories. In connection with this transaction, the Company also became an authorized reseller of advertising for AT&T’s YELLOWPAGES.COM Network, a leading Internet Yellow Pages and local search site.

The financial statements included herein represent the results of operations and cash flows of the Successor Company for the three and six month periods ended June 30, 2008 and the Predecessor Company for the three and six month periods ended June 30, 2007. The predecessor and successor periods have been separated by a vertical line on the face of the consolidated financial statements to highlight the fact that the financial information for such periods has been prepared under two different historical-cost bases of accounting. Additionally, the successor period gives effect to the purchase price paid by WCAS and the acquisition of the Berry ILOB. The accounting policies followed by the Company in the preparation of its consolidated financial statements for the successor period are consistent with those of the predecessor period, as presented, other than the adoption of the deferral and amortization method of accounting for revenue and associated direct and incremental costs, as further described in these notes to the consolidated financial statements (see Note 2).

Basis of Presentation and Consolidation

The consolidated financial statements included herein are unaudited, have been prepared in accordance with accounting principles generally accepted in the United States of America, (“GAAP”) for interim financial reporting and Securities and Exchange Commission (“SEC”) rules and regulations, and reflect all adjustments, consisting only of normal or recurring adjustments, which in the opinion of management are necessary to fairly state the consolidated financial position, results of operations and cash flows of the Company for the periods presented. Certain information and footnote disclosures normally included in audited financial information prepared under GAAP have been condensed or omitted pursuant to the SEC’s rules and regulations. The results of operations for the three and six month periods ended June 30, 2008 are not necessarily indicative of the results to be expected for subsequent quarterly periods or for the entire fiscal year ending December 31, 2008. These unaudited consolidated financial statements should be read in conjunction with the financial statements and footnotes thereto included in our audited annual consolidated financial statements for the year ended December 31, 2007.

The Company consolidates all entities it controls by ownership of a majority voting interest. All intercompany accounts and significant transactions are eliminated from the financial results. The Predecessor Company was a fully integrated business of Windstream; consequently the Predecessor Company financial statements have been derived from the specific financial accounting records of the entities that comprise the print and Internet yellow pages directory publishing operations of Windstream.

Earnings per share data has not been presented because the Company has not issued publicly held common stock as defined by Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings per Share.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Effective November 30, 2007, in conjunction with the acquisition of the Predecessor Company, the Company adopted the deferral and amortization method of revenue recognition and associated direct and incremental costs to conform with the acquirer’s basis of presentation. The Company believes the deferral and amortization method of revenue recognition is preferable in that it provides more meaningful information to users of the financial statements because comparability and consistency are enhanced as revenue and cost of sales are recognized over the life of the respective directories thereby mitigating the impact distribution timing may have on the comparability of financial statements. It is also considered the prevalent method utilized by other companies in the Company’s industry. The Company has presented the adoption of the new accounting policy on a prospective basis in these consolidated interim financial statements.

Under the deferral and amortization method, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company earns revenue primarily from print and Internet yellow pages directory publishing. The sale of advertising in printed directories is the primary source of revenue. Revenue is recognized ratably over the expected life of each directory (generally 12 months), with revenue recognition generally commencing in the month of distribution. Revenue for advertising on its Internet-based directories is recognized ratably over the period the advertisement appears on the respective site. Amounts billed in advance of the service period and advance payments received from customers are deferred and recognized ratably over the expected service period when service commences and all revenue recognition criteria have been met.

Certain of the Company’s revenues are earned from contractual revenue sharing arrangements with certain Yellow Pages publishers and telephone companies throughout the United States, whereby the Company provides certain directory services related to sales, marketing, printing, distribution, billing and collection services, and customer support for Yellow Pages print directories and internet yellow pages. The Company also earns revenue through commission contracts in the form of expense reimbursements for print and delivery services which the Company manages and initially pays for in relation to the contracted directories. The Company is considered the principal obligor in these arrangements, shares collection risk, and is responsible for substantially all associated costs; accordingly, in accordance with the provisions of EITF 99-19, Reporting Revenue Gross as a Principal vs. Net as an Agent, revenues are recognized on a gross basis for these contractual arrangements.

Generally, white and yellow pages directories are published with primarily 12-month lives. From time to time, publication dates may be changed for certain directories in order to more efficiently manage work and customer flow. Such publication date changes do not have a significant impact on recognized revenue as sales contracts generally allow for the billing of additional monthly charges in the case of directories with extended lives.

Prior to November 30, 2007, the Predecessor Company recognized revenue and associated direct and incremental costs as of the date respective publications were published and delivered (the “delivery method”). For directories with a secondary delivery obligation, the Predecessor Company deferred a portion of its revenues and related directory costs based on margins achieved for each directory until secondary delivery occurred.

Deferred Directory Costs

For the successor period, direct and incremental costs related to the production of directories are capitalized and recognized ratably over the life of each directory under the deferral and amortization method, commencing in the month of distribution. Direct and incremental costs include: paper, printing, graphics, distribution, commissions and agency fees. All other costs are expensed as incurred.

For the predecessor period, costs incurred in the production of directories prior to publication were capitalized and then matched to revenues for the directory and recognized upon delivery. These costs included costs directly related to sales, production, printing and distribution of each directory, including labor, materials, and related overhead costs. For directory contracts with a secondary delivery obligation, the Predecessor Company deferred a portion of its revenues and related directory costs based on achieved margin for each directory until secondary delivery occurred. As a result, a portion of revenue and related expenses for a given book may not have been recognized until up to a year after the initial publication date.

Business Combinations

In accordance with SFAS No. 141, Business Combinations, the Company accounts for all business combinations using the purchase method, which requires the allocation of purchase price to the fair value of the assets acquired and liabilities assumed. Furthermore, intangible assets are recognized apart from goodwill if they arise from contractual or legal rights or if they are separable from goodwill.

Goodwill and Other Intangible Assets

Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company’s goodwill and indefinite lived intangible assets are not amortized, but rather are tested for impairment at least annually or more frequently if events or circumstances indicate that such intangible assets or goodwill might be impaired. SFAS No. 142 requires intangible assets with definite lives be amortized to their residual value over their respective estimated useful lives and that such intangible assets be reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Goodwill is tested for impairment annually, as of October 1. For purposes of the annual impairment test, the Company’s operations consist of two reporting units, the fair values of which are estimated using an income approach.

Intangible assets with definite lives are tested for impairment if conditions exist that might indicate the carrying value may not be recoverable. Such conditions may include an economic downturn in a geographic market or a change in the assessment of future operations. An impairment charge is recorded when the carrying amount of the definite lived intangible assets is not recoverable by the discounted future cash flows generated from the use of the asset.

The useful lives of identifiable intangible assets are determined after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include: the contractual term of any agreement, the history of the asset, the long-term strategy for the use of the asset, and other economic factors, including competition and specific market conditions. The publishing agreement intangible assets are amortized using the straight-line method over their estimated useful lives; customer relationships are amortized using an accelerated amortization method using a decay rate based on the estimated life of such customer relationships; and favorable contracts are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts.

Recent Accounting Standards and Pronouncements

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 will be effective for the Company in calendar year 2009. The Company is currently evaluating the impact SFAS 161 will have on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures related to fair value measurements that are included in a company’s financial statements. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs.

The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For calendar year companies like the Company, SFAS 157 was to be effective beginning January 1, 2008. In February 2008, the FASB issued FASB Staff Position No. 157-2 which partially deferred for one year the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company does not have any significant financial assets or liabilities measured at fair value on a recurring basis such that adoption of SFAS 157 did not have a material impact on the consolidated financial statements. The Company is continuing to evaluate the impact of SFAS 157 insofar as it relates to non-financial assets and non-financial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis.

3. BUSINESS COMBINATIONS

Berry ILOB

On April 23, 2008, the Company acquired the assets of the Berry ILOB from L.M. Berry & Co., a subsidiary of AT&T Inc., for approximately $239.7 million, pursuant to an asset purchase agreement, comprised of approximately $235.0 million in cash; $2.4 million in deal related costs, which primarily consisted of fees paid for legal, accounting, and financial advisory services; and $2.3 million in working capital funding to the seller. On April 23, 2008, the Company entered into $365.0 million of senior secured credit facilities to: (i) finance the purchase price, and certain related fees and expenses, to acquire the Berry ILOB; (ii) refinance approximately $83.3 million of certain existing Regatta credit facilities; and (iii) provide cash for working capital purposes.

The following table summarizes the fair value of the assets acquired and liabilities assumed in the Berry ILOB acquisition at April 23, 2008 (in thousands):

Current assets	$38,879
Non-current assets	5,478
Intangible assets	154,419
Tradename intangible asset	40,500
Goodwill	5,976

Total assets acquired	245,252
Current liabilities	5,549

Total liabilities assumed	5,549

Net assets acquired	$239,703

In accordance with SFAS No. 141, the purchase price for the Berry ILOB was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price over the respective fair values of net assets was recorded as goodwill, which is primarily related to the value expected to be generated from operating synergies for the Company as a result of the acquisition. Such goodwill is considered deductible for income tax purposes. The definite-lived intangible assets acquired consist of: customer relationships valued at $92.3 million and favorable sales contracts valued at $62.1 million. In accordance with SFAS No. 142, the fair values of the identifiable intangible assets are being amortized over their estimated useful lives in a manner that best reflects the economic benefits derived from such assets (see Note 2 for a further description of intangible assets and goodwill). The tradename intangible asset is considered an indefinite lived asset as the Company has no plans to phase out The Berry Company name or branding, which has been in existence for over 90 years. Favorable sales contracts represent customer contracts acquired in the acquisition for which the cash flow streams associated with post-acquisition customer billings are in excess of the Company’s costs, plus a reasonable margin on post-acquisition costs to fulfill its obligations under such contracts. Favorable sales contracts are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts. In assessing the fair values of the respective assets and liabilities assumed, consideration was given, among other factors, to the intent for future use of the acquired assets and estimates of future performance.

Pursuant to SFAS No. 141, the Company did not assume or record deferred revenue of approximately $20.7 million associated with directories published prior to April 23, 2008 that otherwise would have been recorded under the deferral and amortization method in the absence of purchase accounting. Although the deferred revenue balance associated with directories that were published prior to April 23, 2008 were eliminated, the Company retained all rights associated with the collection of amounts due and contractual obligations of the underlying advertising contracts. The Company did not assume or record deferred directory costs of approximately $29.2 million related to directories that were published prior to April 23, 2008 that otherwise would have been recorded under the deferral and amortization method in the absence of purchase accounting.

In accordance with the Asset Purchase Agreement, the purchase price is subject to a contingent working capital adjustment to be negotiated between the buyer and seller. Such adjustment, if any, is expected to be resolved within the first year from the date of the Berry ILOB acquisition and will be recorded as an adjustment to goodwill.

As of June 30, 2008, the Company has not completed purchase accounting for the Berry ILOB acquisition. As such, the purchase price allocation discussed above is preliminary and subject to change. The Company will perform a formal valuation of the identified customer relationships, tradename intangible assets and other assets acquired. Such valuation is expected to be completed in the fourth quarter of 2008, at which time final purchase accounting adjustments will be recorded.

Local Insight Yellow Pages

On November 30, 2007, WCAS acquired a 97.2% interest in the Predecessor Company pursuant to a Share Exchange Agreement, dated December 6, 2006 (the “Regatta Transaction”). The Predecessor Company was acquired for approximately $511.8 million, comprised of an exchange of 19,574,422 shares of Windstream common stock valued at approximately $248.8 million based on the November 30, 2007 price of Windstream common stock of $12.71 per share; a $40.0 million cash dividend payable to Windstream; an exchange of debt valued at $210.5 million; a working capital adjustment of approximately $2.0 million; and deal related costs of approximately $10.5 million. The deal costs primarily consisted of fees paid for legal, accounting and financial advisory services. Proceeds from $86.0 million in senior secured credit facilities and $210.5 million in senior subordinated notes were used to fund the Regatta Transaction. In conjunction with the Berry ILOB acquisition, the $86.0 million in senior secured credit facilities were refinanced (see Note 6).

In connection with the consummation of the Regatta Transaction, the parties and their affiliates entered into a publishing agreement whereby Windstream granted Local Insight Yellow Pages, Inc. (“Local Insight Yellow Pages” or “LIYP”), a wholly-owned subsidiary of Regatta, an exclusive license to publish Windstream directories in certain of Windstream’s markets. Local Insight Yellow Pages will, at no charge to Windstream or its affiliates or subscribers, publish directories with respect to each Windstream service area covered under the agreement in which Windstream or its affiliates are required to publish such directories by applicable law, tariff or contract. Subject to the termination provisions in the agreement, the publishing agreement will remain in effect for a term of fifty years. As part of this agreement, Windstream agreed to forego future royalty payments from Local Insight Yellow Pages on advertising revenues generated from covered directories for the duration of the publishing agreement. During the three and six months ended June 30, 2007 the Predecessor Company paid approximately $17.3 million and $23.9 million in publishing royalties to Windstream, respectively.

In accordance with SFAS No. 141, the purchase price for the Regatta Transaction was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price over the respective fair values of net assets was recorded as goodwill. The Transaction is a tax-free exchange and as such, goodwill is not deductible for income tax purposes. Pursuant to SFAS No. 141, the Company did not assume or record net deferred revenue of approximately $1.2 million associated with directories published prior to the Transaction close date recorded on the Predecessor Company’s balance sheet as of November 30, 2007.

Identifiable intangible assets acquired primarily comprised: $278.0 million assigned to a directory publishing agreement between the Company and Windstream, which includes a non-compete clause and licenses for certain trademarks and domain names; $12.4 million assigned to certain Incumbent Local Exchange Carrier (“Independent”) publishing agreements; $49.9 million assigned to customer relationships; and $41.0 million assigned to favorable sales contracts. In accordance with SFAS No. 142, the fair values of the identifiable intangible assets are being amortized over their estimated useful lives in a manner that best reflects the economic benefits derived from such assets (see Note 2 for a further description of intangible assets and goodwill).

In connection with the Regatta Transaction, deferred costs for directories that were scheduled to be published subsequent to November 30, 2007 were recorded at fair value which represents the estimated billing value of the published directory less the expected costs to complete the directories post-acquisition. As a result, when such directories are published the gross margins associated with these directories will be less than they would have been in the absence of purchase accounting. Further, the Company did not assume or record the deferred directory costs related to those directories that were published prior to the Regatta Transaction as these costs represented cost of revenue that would have been recognized subsequent to the Transaction under the deferral and amortization method in the absence of purchase accounting.

Favorable contracts represent customer contracts acquired in the Regatta Transaction for which the cash flow streams associated with post-acquisition customer billings are in excess of the Company’s costs to fulfill its obligations under such contracts. Favorable contracts are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts.

In performing the allocation of purchase price to the respective assets acquired and liabilities assumed, consideration was given, among other factors, to the intent for future use of the acquired assets, analyses of historical financial performance, and estimates of future performance. With the exception of favorable contracts, the fair value of the respective intangible assets acquired was primarily derived from either the income approach or relief from royalty method. Discount rates ranged from 9.8%-11.0% related to the valuation of intangible assets. These rates were determined after consideration of the respective risk-free rates of return on debt-capital and equity-capital, the respective weighted-average-returns on invested capital, and certain other risk premiums, including size and market risks. The fair value of the favorable contracts was derived from the future cash flow stream expected to be received (12 months or less) pursuant to the terms of the contracts less the estimated post-acquisition costs to fulfill the Company’s performance obligations on such contracts net of a profit margin thereon.

The following table summarizes the fair values of the assets acquired and liabilities assumed in the Regatta Transaction at November 30, 2007 (in thousands):

Current assets	$31,310
Non-current assets	9,335
Intangible assets	381,278
Goodwill	233,293

Total assets acquired	655,216
Current liabilities	5,543
Non-current liabilities	137,913

Total liabilities assumed	143,456

Net assets acquired	$511,760

The following unaudited condensed pro forma financial information has been prepared in accordance with SFAS No. 141 for the six months ended June 30, 2008 and 2007 and assumes the Berry ILOB and Regatta transactions and related financings had occurred on January 1, 2007 (in thousands). The unaudited condensed pro forma financial information does not purport to represent what the Company’s results of operations would actually have been if these transactions had in fact occurred on January 1, 2007 and are not necessarily representative of results of operations for any future period.

	Three Months Ended June 30, 2008 (Successor)	Six Months Ended June 30, 2008 (Successor)	Three Months Ended June 30, 2007 (Predecessor)	Six Months Ended June 30, 2007 (Predecessor)
Revenue	$152,174	$301,097	$165,020	$305,008
Operating income (loss)	1,664	10,168	(4,764)	(31,585)
Net loss	(8,012)	(11,870)	(11,653)	(37,308)

4. PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2008 and December 31, 2007 consists of the following (in thousands):

	June 30, 2008	December 31, 2007
Land	$1,187	$1,187
Buildings	4,801	4,749
Furniture, fixtures and equipment	4,466	717
Computer equipment and software	6,974	3,985
Other	761	499
Leasehold improvements	116	12
Construction in progress	—	125

	18,305	11,274
Less: Accumulated depreciation and amortization	1,851	198

Property and equipment, net	$16,454	$11,076

Depreciation and amortization expense was approximately $1.1 million and $1.7 million for the three and six month periods ended June 30, 2008, respectively, and approximately $0.4 million and $0.8 million for the three and six month periods ended June 30, 2007, respectively.

5. GOODWILL AND INTANGIBLE ASSETS

Intangible assets subject to amortization as of June 30, 2008 and December 31, 2007 consist of the following (in thousands):

	Publishing Agreement	Independent Publishing Agreements	Customer Relationships	Favorable Sales Contracts	Total
Initial fair value	$278,079	$12,370	$49,862	$40,967	$381,278
Accumulated amortization	463	258	1,454	6,889	9,064

Intangible assets, net as of December 31, 2007	$277,616	$12,112	$48,408	$34,078	$372,214

Cost basis—June 30, 2008	$278,079	$12,370	$142,162	$103,086	$535,697
Accumulated amortization	3,244	1,804	16,028	56,850	77,926

Intangible assets, net as of June 30, 2008	$274,835	$10,566	$126,134	$46,236	$457,771

The Company recorded approximately $45.7 million and $68.9 million in amortization expense during the three and six month periods ended June 30, 2008, respectively. Approximately $33.2 million and $50.0 million of amortization expense was recorded in cost of revenue related to the amortization of favorable sales contracts for the three and six month periods ended June 30, 2008, respectively.

The estimated aggregate remaining future amortization expense for intangible assets is as follows (in thousands):

Total
2008(1)	$70,166
2009	49,204
2010	31,747
2011	23,407
2012	15,319
2013	11,903
Thereafter	256,025

Total	$457,771

(1)	Represents the period from July 1, 2008 to December 31, 2008.

In connection with the acquisition of the Berry ILOB, the Company identified a tradename intangible asset valued at $40.5 million, which is not subject to amortization (see Note 3).

In connection with the business combinations, the Company recorded approximately $239.6 million of goodwill, which is not subject to amortization for book purposes. A rollforward of the Company’s goodwill for the six months ended June 30, 2008 is as follows (in thousands):

Goodwill as of December 31, 2007	$233,293
Acquisition of Berry ILOB	5,976
Other	348

Goodwill as of June 30, 2008	$239,617

As of June 30, 2008, no events or circumstances have indicated that the Company’s goodwill or intangible assets as stated might be impaired.

6. DEBT

As of June 30, 2008, the Company had outstanding debt comprised of the following (in thousands):

Senior secured credit facility, variable rates, due April 23, 2015	$335,000
Senior secured credit facility, revolving line of credit—variable rates, due April 23, 2014	20,000
11% Senior Subordinated Notes, due November 30, 2017	210,500

Total debt	565,500
Less:
Current portion	23,350
Debt discount	32,748

Total long-term debt	$509,402

The aggregate amount of debt maturing and for the years ending December 31 is as follows (in thousands):

2008(1)	$1,675
2009	23,350
2010	3,350
2011	3,350
2012	3,350
2013	3,350
Thereafter	527,075

Total Debt	$565,500

(1)	Represents the period from July 1, 2008 to December 31, 2008.

Senior Secured Credit Facility

On April 23, 2008, the Company entered into $365.0 million of Senior Secured Credit Facilities (“Credit Facilities”), consisting of a $335.0 million Term Loan B (“Term Loan”) and a $30.0 million Revolving Credit Facility (the “Revolver”). The proceeds of the credit facilities were used to: (i) finance the purchase price, and certain fees and expenses, to acquire the Berry ILOB; (ii) refinance certain Regatta credit facilities; and (iii) provide cash for working capital purposes. The Company made an initial draw on the Revolver of $20.0 million at closing.

The Term Loan and the Revolver may from time to time be Eurodollar Loans (LIBOR) or Base Rate Loans, at the option of the Company. The Term Loan and the Revolver bear interest equal to the applicable rate plus a margin per annum. The margin is determined based on the Company’s consolidated leverage ratio. In addition, commitment fees are paid quarterly at the rate of 0.5% per annum based on the average daily amount of the Revolver. The Term Loan will amortize 1% per annum, paid quarterly, commencing on September 30, 2008 with the remaining principal balance due on the term loan maturity date. The Company received the cash proceeds net of a discount of $33.7 million. The discount is due upon maturity of the Term Loan and is being amortized through interest expense in the statement of operations. For the three and six month periods ended June 30, 2008, $0.9 million has been recognized through interest expense in the statement of operations. The Term Loan and the Revolver mature on April 23, 2015 and 2014, respectively.

The Credit Facilities are secured by the capital stock of Regatta and each of the direct and indirect domestic subsidiaries of Regatta and its guarantors; 65% of the equity interests of direct first-tier foreign subsidiaries of Regatta and its guarantors; and certain assets of Regatta. The Credit Facilities are subject to certain financial and non-financial covenants, including: consolidated financial ratios; limitations on indebtedness, capital expenditures and dividends; and certain other limitations on the business. In addition the Credit Facilities require that the Company maintain a consolidated leverage ratio and consolidated interest coverage ratio (as defined in the credit agreement) over the term of the debt. As of June 30, 2008, management believes the Company is in compliance with all such covenants.

In conjunction with the Berry ILOB acquisition (see Note 3) on April 23, 2008, the Company refinanced approximately $83.3 million in outstanding existing senior secured credit facilities as noted above. Additionally, in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, and EITF 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving Debt Arrangements, the Company expensed approximately $1.5 million in certain deferred financing costs associated with the existing debt and refinanced debt, such amount is recorded as a component of interest expense on the statement of operations.

Senior Subordinated Notes

The Senior Subordinated Notes (the “Notes”) are redeemable, at the option of the Company, in full or in part after December 1, 2012. The redemption prices are as follows, for the years beginning on December 1:

2012	105.500%
2013	103.667%
2014	101.833%
2015 and thereafter	100.000%

The Notes are unsecured. The Notes are subject to certain financial and non-financial covenants, including: restrictions on dividends and other payments to restricted parties; limitations on incurring additional debt; and certain other limitations on the business. Registration Rights associated with the Notes require the Company to file an exchange offer registration statement with the Securities and Exchange Commission within 180 days after the issue date of the Notes; such registration statement was filed on July 11, 2008. In addition, the Company is required to use reasonable best efforts to have such registration statement declared effective within 270 days after the issue date of the Notes. If the Company is in default of its registration rights requirement, under the terms of the Notes agreement, the interest rate on the Notes will increase by 0.25% per annum. The rate of additional interest will increase by an additional 0.25% per annum for any subsequent 90-day period until all registration defaults have been cured, up to a maximum rate of 1.0% per annum. As a result of the delayed initial filing of the registration statement, the Company incurred approximately $45,000 in penalty interest during the three month period ended June 30, 2008. The Company incurred an additional $17,000 of penalties from June 30, 2008 to July 11, 2008, the date of the initial filing. As a result of the delay in the registration statement being declared effective, as of August 26, 2008 the Company began to incur penalty interest of approximately $1,500 per day. The Company will incur such penalty until the registration statement is declared effective.

The Notes are guaranteed on a senior subordinated unsecured basis by each of the Company’s current and future restricted subsidiaries (other than foreign subsidiaries) that are considered a guarantor under the current or future credit facilities of the Company. The guarantees are joint and several obligations of the respective guarantor.

The Company incurred approximately $18.0 million in financing fees in aggregate related to both the Notes and the Credit Facilities. Such fees are being amortized over the life of the respective debt instruments and are included in interest expense on the statement of operations.

7. RELATED PARTY TRANSACTIONS

Local Insight Media, Inc. (“Local Insight”), a portfolio company of WCAS, provides certain management services (including executive, operational, finance and accounting, treasury, legal, human resource, integration and administrative services) to Regatta under a consulting services agreement with Welsh, Carson, Anderson & Stowe IX, L.P. The Company incurred $2.5 million and $4.5 million in such consulting fees during the three and six month periods ended June 30, 2008, respectively. The Company expects that such consulting fees will approximate $10.0 million per annum in future periods.

In conjunction with the Berry ILOB acquisition, the Company paid WCAS approximately $0.3 million for acquisition and financing related services.

The Company earns revenue and incurs costs associated with certain directories published on behalf of certain affiliates of the Company. Such revenue and expense was $37.6 million and $25.7 million, respectively, for both the three and six months ended June 30, 2008.

As of June 30, 2008 and December 31, 2007, certain affiliates of Local Insight owed the Company approximately $0.8 million and $1.5 million, respectively, and the Company owed certain affiliates of Local Insight approximately $2.6 million as of June 30, 2008. Such amounts related primarily to certain operating costs and capital expenditures incurred during 2007 and 2008. Such amounts are expected to be fully reimbursed to the Company in 2008.

Predecessor Period

Consistent with its contracts with other customers, the Predecessor Company contracted with Windstream’s incumbent local exchange carrier (“ILEC”) operations to provide directory publishing services which include the publication of a standard directory at no charge. Revenues related to publishing such directories represented approximately 72.0% of total revenues for the three months ended June 30, 2007 and 67.2% of total revenues for the six months ended June 30, 2007. The Predecessor Company also paid a royalty to Windstream based on the advertising revenues earned and a percentage specified by the contract. Such royalties were approximately $17.3 million and $23.9 million for the three and six month periods ended June 30, 2007, respectively. The Predecessor Company also billed Windstream for publishing services not covered by the standard contract of approximately $3.9 million and $5.2 million during the three and six months ended June 30, 2007, respectively.

Certain services such as information technology, accounting, legal, tax, marketing, engineering, and risk and treasury management were provided to the Predecessor Company by Windstream. Historically, the Predecessor Company reimbursed Windstream for such services based on either tariffed or negotiated contract rates or fully distributed costs. Fully distributed costs included costs associated with employees of Windstream who were partially or entirely dedicated to performing functions that benefited the Predecessor Company’s operations. Expenses paid by Windstream on behalf of the Predecessor Company were allocated based on actual direct costs incurred. Where specific identification of expenses was not practicable, the costs of such services was allocated based on the most relevant allocation method to the service provided, either net sales of the Predecessor Company as a percentage of net sales of Windstream, total assets of the Predecessor Company as a percentage of total assets of Windstream, or headcount of the Predecessor Company as a percentage of Windstream’s total headcount. Total expenses allocated to the Predecessor Company were $1.2 milion and $2.3 million for the three and six months ended June 30, 2007 respectively. Such costs were not necessarily indicative of the costs that would have been incurred if the Predecessor Company had performed these functions as a stand-alone entity. The methods used to make such allocations were considered reasonable and costs charged were considered reasonable representations of the costs that would have been incurred if the Predecessor Company had performed these functions as a stand-alone company.

The Predecessor Company participated in the centralized cash management practices of Windstream. Under these practices, cash balances were transferred daily to Windstream’s bank accounts. The Predecessor Company obtained interim financing from Windstream to fund its daily cash requirements. The Predecessor Company earned interest income on receivables due from Windstream and charged interest expense for payables due to Windstream. The interest rate charged on payables to Windstream was 7.7% and 6.0% in the three and six months ended June 30, 2007, respectively. Interest rates on receivables from Windstream were 5.8% and 5.0% in the three and six months ended June 30, 2007, respectively. The Predecessor Company’s cash held at Windstream was not allocated to the Predecessor Company in the historical consolidated financial statements. Cash reflected in the consolidated financial statements represented only those amounts held at the Predecessor Company level. In addition, no debt was historically allocated by Windstream to the Predecessor Company.

8. COMMITMENTS AND CONTINGENCIES

Litigation

The Company and its subsidiaries are subject to various claims and business disputes in the ordinary course of business, none of which are considered to materially impact the consolidated financial position, operations or cash flows of the Company.

9. INCOME TAXES

On January 1, 2007, the Predecessor Company adopted FIN 48. There was no impact to retained earnings as a result of adopting FIN 48. At the adoption date, and as of November 30, 2007, the Predecessor Company had immaterial gross unrecognized tax benefits attributable to the recognition of revenue for tax purposes. As of June 30, 2008, the Company has recorded $16.0 million for unrecognized tax benefits related to temporary items attributable to the recognition of revenue for tax purposes.

A reconciliation of the beginning and ending gross unrecognized tax benefits is as follows (in thousands):

Balance at December 31, 2007	$5,231
Gross additions based on tax positions related to the current period	10,749

Balance at June 30, 2008	$15,980

The Company believes it is reasonably possible that the unrecognized tax benefits will materially change and be recognized within the next 12 months. The unrecognized tax benefits are related to temporary items which will generally reverse within 12 months; such reversals of these unrecognized tax benefits will be offset by new temporary unrecognized tax benefits related to the recognition of revenue for tax purposes. None of the gross unrecognized tax benefits, if recognized, would impact the Company’s effective tax rate.

The Company is indemnified for tax liabilities for predecessor tax periods pursuant to the Tax Sharing Agreement with Windstream. The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of June 30, 2008 and December 31, 2007, the Company’s accrued interest expense and penalties related to unrecognized tax benefits was immaterial.

The tax years 2004 to 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company has identified its federal tax return and state tax returns in Ohio, Georgia, Kentucky, Nebraska, North Carolina and Pennsylvania as “major” taxing jurisdictions

10. FINANCIAL STATEMENTS OF GUARANTORS

The following information sets forth the Company’s consolidating statements of operations for the three and six months ended June 30, 2008 and 2007; consolidating balance sheets as of June 30, 2008 and December 31, 2007, and consolidating statements of cash flows for the six months ended June 30, 2008 and 2007. The Company formed The Berry Company, a wholly-owned subsidiary, to acquire the Berry ILOB. This acquisition was consummated on April 23, 2008, and therefore, The Berry Company was not a guarantor prior to that date. LIYP and The Berry Company have guaranteed, on a senior subordinated unsecured basis, the Company’s obligations under the Notes and Credit Facilities. There are no non-guarantor subsidiaries of the Company.

The following condensed consolidating financial information is presented for:

i)	Regatta, the issuer of the guaranteed obligations;

ii)	LIYP and The Berry Company, the guarantors of the Company’s obligations under the Notes and Credit Facilities;

iii)	Consolidating entries and eliminations representing adjustments to: (i) eliminate intercompany transactions between Regatta, LIYP, and The Berry Company; (ii) eliminate Regatta investments in its subsidiaries; and (iii) record consolidating entries; and

iv)	Regatta, LIYP, and The Berry Company on a consolidated basis.

LIYP and The Berry Company are the wholly-owned subsidiaries of Regatta. The Notes are fully and unconditionally guaranteed on a joint and several basis by the guarantor subsidiaries. Each entity in the consolidating financial information follow the same accounting policies as those described and used in the Company’s consolidated financial statements, except for use of the equity method to reflect ownership interests in the subsidiaries and debt issued by Regatta as it was used to purchase the capital stock of LIYP and net assets of the Berry ILOB. In consolidation, the Company eliminates: (i) guaranteed debt reflected on the LIYP and The Berry Company balance sheets as guarantors of such debt; and (ii) the investment in subsidiaries account.

The Company’s consolidating balance sheet as of June 30, 2008 is as follows (in thousands):

	Regatta	LIYP	The Berry Company	Eliminating Entries	Consolidated Regatta
Assets
Current assets:
Cash and cash equivalents	$—	$2,985	$1,735	$—	$4,720
Accounts receivable, net	—	19,897	26,873	—	46,770
Due from affiliates	786	—	—	—	786
Intercompany receivable	—	3,239	7,104	(10,343)	—
Deferred directory costs	—	27,095	32,873	—	59,968
Deferred income taxes	65	2,762	352	—	3,179
Prepaid expenses and other current assets	155	392	625	(310)	862

Total current assets	1,006	56,370	69,562	(10,653)	116,285
Property and equipment, net	—	10,853	5,601	—	16,454
Equity investments	722,271	—	—	(722,271)	—
Intangible assets, net	—	331,348	126,423	—	457,771
Deferred income taxes	8,034	—	4,253	(12,287)	—
Goodwill	—	233,641	5,976	—	239,617
Tradename intangible asset	—	—	40,500	—	40,500
Deferred financing costs, net	17,319	17,319	17,319	(34,638)	17,319

Total Assets	$748,630	$649,531	$269,634	$(779,849)	$887,946

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	3,350	3,350	3,350	$(6,700)	$3,350
Line of credit	20,000	20,000	20,000	(40,000)	20,000
Publishing rights payable	—	1,850	—	—	1,850
Accounts payable and accrued liabilities	212	4,376	14,878	—	19,466
Unearned revenue	—	6,764	4,035	—	10,799
Accrued interest payable	1,979	1,979	1,979	(3,958)	1,979
Due to affiliates	—	1,761	812	—	2,573
Intercompany payable	10,343	—	—	(10,343)	—

Total current liabilities	35,884	40,080	45,054	(61,001)	60,017
Deferred income taxes, net	—	125,704	—	(12,287)	113,417
Long-term debt, net of current portion	509,402	509,402	509,402	(1,018,804)	509,402
Other liabilities	—	1,766	—	—	1,766

Total liabilities	545,286	676,952	554,456	(1,092,092)	684,602
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 195,747 shares issued and outstanding	2	—	—	—	2
Additional paid-in capital	248,789	18,610	(265,070)	246,460	248,789
Accumulated deficit	(45,447)	(46,031)	(19,752)	65,783	(45,447)

Total stockholders’ equity	203,344	(27,421)	(284,822)	312,243	203,344

Total Liabilities and Stockholders’ Equity	$748,630	$649,531	$269,634	$(779,849)	$887,946

The Company’s consolidating balance sheet as of December 31, 2007 is as follows (in thousands):

	Regatta	LIYP	Eliminating Entries	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$1,758	$—	$1,758
Accounts receivable, net	—	17,669	—	17,669
Due from affiliates	733	723	—	1,456
Intercompany receivable	13,871	—	(13,871)	—
Deferred directory costs	—	25,703	—	25,703
Deferred income taxes	—	3,927	—	3,927
Prepaid expenses and other current assets	92	283	(92)	283

Total current assets	14,696	50,063	(13,963)	50,796

Property and equipment, net	—	11,076	—	11,076
Equity investments	503,112	—	(503,112)	—
Goodwill	—	233,293	—	233,293
Intangible assets, net	—	372,214	—	372,214
Deferred financing costs, net	7,660	7,660	(7,660)	7,660

Total Assets	$525,468	$674,306	$(524,735)	$675,039

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	460	$460	$(460)	$460
Line of credit	8,500	8,500	(8,500)	8,500
Publishing rights payable	—	621	—	621
Accounts payable and accrued liabilities	689	10,471	(689)	10,471
Unearned revenue	—	2,737	—	2,737
Accrued interest payable	2,237	2,237	(2,237)	2,237
Intercompany payable	—	13,871	(13,871)	—

Total current liabilities	11,886	38,897	(25,757)	25,026

Deferred income taxes, net	—	134,553	—	134,553
Long-term debt, net of current portion	276,040	276,040	(276,040)	276,040
Other liabilities	—	1,878	—	1,878

Total liabilities	287,926	451,368	(301,797)	437,497

Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 195,747 shares issued and outstanding	2	—	—	2
Additional paid-in capital	248,789	234,187	(234,187)	248,789
Accumulated deficit	(11,249)	(11,249)	11,249	(11,249)

Total stockholders’ equity	237,542	222,938	(222,938)	237,542

Total Liabilities and Stockholders’ Equity	$525,468	$674,306	$(524,735)	$675,039

The Company’s consolidating statement of operations for the three months ended June 30, 2008 is as follows (in thousands):

	Regatta	LIYP	The Berry Company	Eliminating Entries	Consolidated Regatta
Directory revenue	$—	$33,694	$91,041	$(1,890)	$122,845
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	—	22,858	24,109	—	46,967
Publishing rights	—	1,705	56,304	(1,890)	56,119
General and administrative expense	116	9,031	15,490	—	24,637
Consulting fees—affiliate	—	2,005	548	—	2,553
Depreciation and amortization	—	7,082	6,510	—	13,592

Total operating expenses	116	42,681	102,961	(1,890)	143,868

Operating loss	(116)	(8,987)	(11,920)	—	(21,023)

Other (income) expenses:
Interest income	—	(22)	—	—	(22)
Interest expense	14,253	14,240	12,457	(26,696)	14,254
Other (income) expense	27	80	(20)	(55)	32

Loss before income taxes	(14,396)	(23,285)	(24,357)	26,751	(35,287)
Income tax benefit	(5,348)	(3,312)	(4,605)	—	(13,265)

Net loss before equity in losses of consolidated subsidiaries	(9,048)	(19,973)	(19,752)	26,751	(22,022)
Equity in losses of consolidated subsidiaries	(12,974)	—	—	12,974	—

Net loss	$(22,022)	$(19,973)	$(19,752)	$39,725	$(22,022)

The Company’s consolidating statement of operations for the six months ended June 30, 2008 is as follows (in thousands):

	Regatta	LIYP	The Berry Company	Eliminating Entries	Consolidated Regatta
Directory revenue	$—	$65,217	$91,041	$(1,890)	$154,368
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	—	45,354	24,109	—	69,463
Publishing rights	—	4,017	56,304	(1,890)	58,431
General and administrative expense	231	18,676	15,490	—	34,397
Consulting fees—affiliate	—	4,005	548	—	4,553
Depreciation and amortization	—	14,075	6,510	—	20,585

Total operating expenses	231	86,127	102,961	(1,890)	187,429

Operating loss	(231)	(20,910)	(11,920)	—	(33,061)

Other (income) expenses:
Interest income	—	(58)	—	—	(58)
Interest expense	21,543	21,528	12,457	(33,984)	21,544
Other (income) expense	31	78	(20)	(58)	31

Loss before income taxes	(21,805)	(42,458)	(24,357)	34,042	(54,578)
Income tax benefit	(8,099)	(7,676)	(4,605)	—	(20,380)

Net loss before equity in losses of consolidated subsidiaries	(13,706)	(34,782)	(19,752)	34,042	(34,198)
Equity in losses of consolidated subsidiaries	(20,492)	—	—	20,492	—

Net loss	$(34,198)	$(34,782)	$(19,752)	$54,534	$(34,198)

The Predecessor Company’s consolidating statement of operations for the three months ended June 30, 2007 is as follows (in thousands):

	Regatta	LIYP (Predecessor)	Eliminating Entries	Consolidated (Predecessor)
Directory revenue	$—	$47,002	$—	$47,002
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	—	10,557	—	10,557
Publishing rights	—	23,498	—	23,498
General and administrative expense	—	7,289	—	7,289
Depreciation and amortization	—	401	—	401
Transaction costs	—	1,599	—	1,599

Total operating expenses	—	43,344	—	43,344

Operating income	—	3,658	—	3,658
Interest expense	—	743	—	743

Income before income taxes	—	2,915	—	2,915
Income tax provision	—	1,291	—	1,291

Net income	$—	$1,624	$—	$1,624

The Predecessor Company’s consolidating statement of operations for the six months ended June 30, 2007 is as follows (in thousands):

	Regatta	LIYP (Predecessor)	Eliminating Entries	Consolidated (Predecessor)
Directory revenue	$—	$68,972	$—	$68,972
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	—	16,209	—	16,209
Publishing rights	—	33,722	—	33,722
General and administrative expense	—	14,090	—	14,090
Depreciation and amortization	—	808	—	808
Transaction costs	—	3,199	—	3,199

Total operating expenses	—	68,028	—	68,028

Operating income	—	944	—	944

Other (income) expenses:
Interest expense	—	1,588	—	1,588
Other expense	—	6	—	6

Loss before income taxes	—	(650)	—	(650)
Income tax provision	—	364	—	364

Net loss	$—	$(1,014)	$—	$(1,014)

The Company’s consolidating statement of cash flows for the six months ended June 30, 2008 is as follows (in thousands):

	Regatta	LIYP	The Berry Company	Eliminating Entries	Consolidated Regatta
Operating Activities
Net loss	$(34,198)	$(34,782)	$(19,752)	$54,534	$(34,198)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in losses of consolidated subsidiaries	20,492	—	—	(20,492)	—
Depreciation and amortization expense	—	49,865	29,071	—	78,936
Deferred income taxes	(8,099)	(7,676)	(4,605)	—	(20,380)
Amortization of deferred financing costs	2,085	2,469	2,218	(4,687)	2,085
Amortization of discount on term loan	903	903	903	(1,806)	903
Provision for doubtful accounts	—	948	909	—	1,857
Non-cash interest expense	—	18,186	9,363	(27,549)	—
Other	(25)	54	—	—	29
Changes in operating assets and liabilities:
Accounts receivable	—	(3,176)	(9,688)	—	(12,864)
Due from affiliates	(54)	2,484	812	—	3,242
Deferred directory costs	—	(9,122)	(12,754)	—	(21,876)
Prepaid expenses and other current assets	(155)	46	(470)	—	(579)
Publishing rights payable	—	1,229	—	—	1,229
Accounts payable and accrued liabilities	212	(6,207)	12,682	—	6,687
Accrued interest	(258)	—	—	—	(258)
Unearned revenue	—	4,027	682	—	4,709

Net cash provided by (used in) operating activities	(19,097)	19,248	9,371	—	9,522

Investing Activities
Acquisition of subsidiary, net of cash acquired	(239,703)	(348)	—	—	(240,051)
Intercompany	23,669	(16,565)	(7,104)	—	—
Acquisition of property and equipment	—	(1,108)	(532)	—	(1,640)

Net cash used in investing activities	(216,034)	(18,021)	(7,636)	—	(241,691)

Financing Activities
Proceeds on revolving credit facility	20,000	—	—	—	20,000
Repayments on revolving credit facility	(8,500)	—	—	—	(8,500)
Proceeds from issuance of senior subordinated debt	301,350	—	—	—	301,350
Repayments on term loan	(66,000)	—	—	—	(66,000)
Debt financing costs	(11,719)	—	—	—	(11,719)

Net cash provided by financing activities	235,131	—	—	—	235,131

Net increase in cash and cash equivalents	—	1,227	1,735	—	2,962
Cash and cash equivalents, beginning of period	—	1,758	—	—	1,758

Cash and cash equivalents, end of period	$—	$2,985	$1,735	$—	$4,720

The Predecessor Company’s consolidating statement of cash flows for the six months ended June 30, 2007 is as follows (in thousands):

	Regatta	LIYP (Predecessor)	Eliminating Entries	Consolidated (Predecessor)
Operating Activities
Net loss	$—	$(1,014)	$—	$(1,014)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	—	808	—	808
Deferred income taxes	—	(1,191)	—	(1,191)
Provision for doubtful accounts	—	345	—	345
Changes in operating assets and liabilities:
Accounts receivable	—	2,742	—	2,742
Deferred directory costs	—	548	—	548
Publishing rights payable	—	1,112	—	1,112
Accounts payable and accrued liabilities	—	59	—	59
Other, net	—	(40)	—	(40)

Net cash provided by operating activities	—	3,369	—	3,369

Investing Activities
Acquisition of property and equipment	—	(85)	—	(85)

Net cash used in investing activities	—	(85)	—	(85)

Financing Activities
Transfers to Windstream, net	—	(3,284)	—	(3,284)

Net cash used in financing activities	—	(3,284)	—	(3,284)

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents, beginning of period	—	1	—	1

Cash and cash equivalents, end of period	$—	$1	$—	$1

INDEPENDENT LINE OF BUSINESS OF

L.M. BERRY AND COMPANY

FINANCIAL STATEMENTS OF THE INDEPENDENT LINE OF BUSINESS OF L.M. BERRY

AND COMPANY AS OF DECEMBER 31, 2007 AND 2006 AND FOR THE YEAR ENDED

DECEMBER 31, 2007 (SUCCESSOR) AND YEARS ENDED DECEMBER 31, 2006 AND 2005

(PREDECESSOR); AND INDEPENDENT AUDITORS’ REPORT.

INDEPENDENT AUDITORS REPORT

To the Board of Directors of

Local Insight Regatta Holdings, Inc.

Denver, CO

We have audited the accompanying statements of net assets acquired of the Independent Line of Business of L.M. Berry and Company (the “Company”), a wholly-owned division of the L.M. Berry and Company (“LMB”), an indirect wholly-owned subsidiary of the AT&T Corporation, as defined in the Asset Purchase Agreement between Local Insight Regatta Holdings, Inc (“LIRH”) and LMB dated February 1, 2008 (with a closing date of April 23, 2008), as of December 31, 2007 and 2006, and the related statements of revenues and direct operating expenses for the years ended December 31, 2007 (Successor), 2006 and 2005 (Predecessor for 2006 and 2005). These financial statements are the responsibility of the LIRH’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a Registration Statement on Form S-4 of LIRH) as described in Note 1 and are not intended to be a complete presentation of the net assets acquired or revenues and expenses of the Company.

In our report dated July 18, 2008, we did not express an opinion as the financial statements did not present fairly net assets acquired and revenues and direct operating expenses as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America because of a departure from such principles related to certain purchase accounting adjustments. As discussed in Note 5 to the accompanying financial statements, the Company has completed its purchase accounting valuation procedures and has adjusted its 2007 and 2006 financial statements to conform with accounting principles generally accepted in the United States of America. Accordingly, our present opinion on the adjusted 2007 and 2006 financial statements, as expressed herein, is different from that expressed in our prior report on the previously issued 2007 and 2006 financial statements.

In our opinion, such financial statements present fairly, in all material respects, the net assets acquired as of December 31, 2007 and 2006, and the revenues and direct operating expenses of the Company for the years ended December 31, 2007, 2006 and 2005, pursuant to the Asset Purchase Agreement referred to in Note 1, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Denver, Colorado

September 12, 2008

INDEPENDENT LINE OF BUSINESS OF L.M. BERRY AND COMPANY

STATEMENTS OF NET ASSETS ACQUIRED

(In thousands)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Accounts receivable, net	$65,112	$68,149
Deferred directory costs	19,511	23,725
Prepaid expenses and other current assets	5	—

Total current assets	84,628	91,874
Property and equipment, net	6,135	7,651
Intangible assets, net	59,995	105,064
Tradename intangible asset	40,500	40,500
Goodwill	21,523	21,523

Total Assets	$212,781	$266,612

Liabilities and Net Assets Acquired
Current liabilities:
Accounts payable and accrued liabilities	$5,496	$3,356
Accrued payroll and benefits	5,647	5,732
Unearned revenue	2,198	—

Total current liabilities	13,341	9,088
Long-term liabilities	174	170
Commitments and contingencies (Note 6)

Net assets acquired	$199,266	$257,354

Refer to accompanying notes to these financial statements.

INDEPENDENT LINE OF BUSINESS OF L.M. BERRY AND COMPANY

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(In thousands)

	For the Year Ended December 31, 2007 (Successor)	For the Year Ended December 31, 2006 (Predecessor)	For the Year Ended December 31, 2005 (Predecessor)

Revenue	$474,603	$440,607	$408,894
Direct operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	93,665	67,724	73,209
Publishing rights (Note 5)	298,477	279,870	262,355
General and administrative expense	72,891	68,518	66,077
Depreciation and amortization	34,429	1,910	1,255

Total direct operating expenses	499,462	418,022	402,896

Revenue and direct operating expenses, net	$(24,859)	$22,585	$5,998

Refer to accompanying notes to these financial statements.

INDEPENDENT LINE OF BUSINESS OF L.M. BERRY AND COMPANY

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The accompanying financial statements include certain accounts of the Independent Line of Business of L.M. Berry and Company (the “Berry ILOB” or the “Company”), a division of a wholly-owned, indirect subsidiary of AT&T Inc. (“AT&T”). The Company was acquired by AT&T on December 29, 2006 as part of AT&T’s acquisition of 100% of the outstanding common shares of Bellsouth Corporation (“Bellsouth”). Accordingly, revenues and direct operating expenses for the years ended December 31, 2006 and 2005 represent the period prior to AT&T’s ownership and are presented as the “predecessor” period; whereas, revenues and direct operating expenses for the year ended December 31, 2007 represent AT&T’s ownership period and are presented as the “successor” period. On April 23, 2008, the Company was acquired by Local Insight Regatta Holdings, Inc. (“Regatta”) pursuant to an Asset Purchase Agreement dated February 1, 2008. The financial statements reflect the historical net assets acquired by Regatta and the corresponding revenues and direct operating expenses of the Company.

The Company provides directory services, including sales, marketing, printing, distribution, billing and collection services, and customer support to approximately 80 Yellow Pages publishers throughout the United States. All of the Company’s operations occur in the United States.

The statements of net assets acquired and statements of revenues and direct operating expenses have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and were derived from the historical accounting records of the Company and AT&T. Complete financial statements of the Berry ILOB were not prepared as AT&T has not historically segregated indirect corporate operating cost information or related assets and liabilities in its accounting records. The Berry ILOB was not accounted for as a separate entity and complete financial statements of the Berry ILOB cannot be provided without unreasonable effort and expense. Operating, investing and financing cash flows information was not reasonably available from the historical accounting records and therefore has been omitted from these financial statements. Management believes the omission of complete financial statements and other financial information for the Berry ILOB would not have a material impact on a reader’s understanding of the Company’s financial results and condition.

The accompanying statements of net assets acquired include accounts receivable, prepaid expenses, deferred directory costs, property and equipment, intangible assets, accounts payable and certain limited accrued liabilities of the Company that were assumed by Regatta. These statements do not include cash, certain accrued liabilities, deferred income taxes or other assets and liabilities not acquired or assumed by Regatta. The statements of revenues and direct operating expenses include the revenues and expenses directly attributable to the Berry ILOB.

Certain expenses excluded from the statements of revenues and direct operating expenses are certain corporate allocations from AT&T. These expenses include, but are not limited to, accounts payable processing, payroll processing, fixed asset ledger maintenance, general ledger maintenance, branding, marketing, data processing, desktop support, insurance, executive and corporate human resource expense, corporate legal costs, select employee benefits (including management and employee pension costs, other post-retirement benefit costs, supplemental employee retirement plan costs, key manager benefits, restricted stock compensation, stock-based compensation expense, performance share compensation expense and deferred compensation costs), interest expense, income tax, as well as other miscellaneous corporate costs. Management believes that the corporate allocations included in the accompanying financial statements were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Company contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company to make estimates that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the period and the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions that may be undertaken in the future, actual results may ultimately differ from estimates and assumptions, and such differences may be material to the financial statements.

Examples of significant estimates include the allowance for doubtful accounts; the useful lives and recoverability of property and equipment and intangible assets; and asset valuations in purchase accounting.

Risks and Uncertainties

Factors that could adversely impact the Company’s operations or financial results include, but are not limited to, the following: increased competition; inability to expand operations; increased direct and indirect costs of printing and/or distribution; unfavorable economic conditions in markets in which the Company operates; and litigation or legal proceedings.

Revenue Recognition

The Berry ILOB earns revenue primarily through contractual revenue sharing arrangements with certain Yellow Pages publishers and telephone companies throughout the United States, whereby the Company provides certain directory services related to sales, marketing, printing, distribution, billing and collection services, and customer support for Yellow Pages print directories and internet yellow pages (“IYP”). Revenue is recognized in accordance with SAB 104, Revenue Recognition, when persuasive evidence of an arrangement exists, services are performed, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company recognizes revenues and direct expenses primarily when the directory is published and substantially delivered (the “delivery method”). For directories with secondary distribution obligations, the Company follows the deferral and amortization revenue recognition method, whereby revenues and direct expenses are recognized ratably over the expected life of the directory (generally 12 months). The Company also earns revenue through commission contracts in the form of expense reimbursements for print and delivery services which the Company manages and initially pays for in relation to the contracted directories. The Company is considered the principal obligor in these arrangements, shares collection risk, and is responsible for substantially all associated costs; accordingly, in accordance with the provisions of EITF 99-19, Reporting Revenue Gross as a Principal vs. Net as an Agent, revenues are recognized on a gross basis for these contractual arrangements.

Deferred Directory Costs

Direct and incremental costs related to the production and distribution of directories are expensed when the corresponding revenue is recognized. Direct and incremental costs are primarily limited to the Company’s sales and marketing services for print directories and Internet directory advertisements and the outsourcing of certain printing and distribution of customer directories. All other costs are recognized as incurred.

Accounts Receivable

Accounts receivable consists primarily of trade receivables from directory advertisers and telecommunications companies, generally billed on a pro rata basis over the customer contract period, which is generally twelve months. Accounts receivable are recorded at estimated net realizable value and are generally unsecured and due within 30 days; its value includes:

•	An appropriate allowance for customer adjustments that, based on historical experience, are likely to occur subsequent to initial sale; such amounts are recorded as a direct reduction to revenue.

•

An appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts. The allowance is calculated using a percentage of sales method based on collection history and an estimate of uncollectible accounts. The Company exercises judgment in adjusting the provision as a consequence of known items, such as changes in customer financial standing, current economic factors, and credit trends. Any recoveries of previous bad debt charges are recorded as a reduction of the allowance for doubtful accounts.

The net allowance was approximately $6.4 million at December 31, 2007 (Successor). At December 31, 2006 (Predecessor), the Company’s accounts receivable were revalued in conjunction with the Bellsouth acquisition (see Note 5), accordingly there was no allowance at December 31, 2006.

Advertising Costs

Costs related to advertising are expensed as incurred.

Property and Equipment

Property and equipment is recorded at cost. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Useful Lives
Furniture, fixtures and equipment	5 - 10 years
Computer equipment	3 - 7 years
Software	3 - 5 years
Other	5 - 10 years

Leasehold improvements are amortized over the shorter of the estimated useful life of the asset, generally 5 to 10 years, or the lease term, including renewal option periods that are reasonably assured. Repairs and maintenance costs that do not improve service potential or extend the economic life of the asset are expensed as incurred.

Operating Leases

The Company accounts for operating leases in accordance with SFAS No. 13, Accounting for Leases, and Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases. Accordingly, scheduled increases in rent expense are recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. The difference between rent expense and rent paid is recorded as either prepaid expense, accrued liabilities or long-term liabilities on the statement of net assets acquired.

Business Combinations

In accordance with SFAS No. 141, Business Combinations, the Company accounts for all business combinations using the purchase method, which requires the allocation of purchase price to the fair value of the assets acquired and liabilities assumed. Furthermore, intangible assets are recognized apart from goodwill if they arise from contractual or legal rights or if they are separable from goodwill. Goodwill recorded in the accompanying balance sheets relates to the valuation of the Company’s workforce in conjunction with the Bellsouth acquisition (see Note 5).

Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company’s goodwill and indefinite lived intangible asset, The Berry Company tradename, are not amortized, but rather are tested for impairment at least annually or more frequently if events or circumstances indicate that such intangible assets or goodwill might be impaired. SFAS No. 142 requires intangible assets with definite lives be amortized to their residual value over their respective estimated useful lives and that such intangible assets be reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Goodwill is tested for impairment annually, as of October 1. The Company’s operations consist of one reporting unit, the fair value of which is estimated using an income approach.

Intangible assets with definite lives are tested for impairment if conditions exist that might indicate the carrying value may not be recoverable. Such conditions may include an economic downturn in a geographic market or a change in the assessment of future operations. An impairment charge is recorded when the carrying amount of the definite lived intangible assets is not recoverable by the discounted future cash flows generated from the use of the asset. The Company was not required to record an impairment charge for the years included in the accompanying financial statements.

The useful lives of identifiable intangible assets are determined after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include: the contractual term of any agreement, the history of the asset, the long-term strategy for the use of the asset, and other economic factors, including competition and specific market conditions. Customer relationships are amortized using an accelerated amortization method using a decay rate based on the estimated life of such customer relationships, which is 20 years. The Company believes the accelerated amortization method provides for a reasonable estimate for which the economic benefits of the assets are consumed. Favorable sales contracts are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts, generally less than one year.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset. If the asset is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset and its estimated fair value based on discounted net future cash flows or quoted market prices. Assets to be disposed of that are not classified as discontinued operations are reported at the lower of their carrying amount or fair value less cost to sell. There were no impairment charges recorded for the periods included in the accompanying financial statements.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Management believes that risk of credit loss associated with accounts receivable is significantly reduced due to the diversity of the Company’s customers and their dispersion across geographic markets. The Company has no individually significant customers.

Fair Value of Financial Instruments

Financial instruments include accounts receivable, accounts payable, and accrued liabilities. The carrying amounts for accounts receivable, accounts payable and accrued liabilities approximate fair market value due to the short maturity of these instruments.

Recent Accounting Standards and Pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of derivative instruments and hedging activities. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 will be effective for the Company in calendar year 2009. The Company is currently evaluating the impact SFAS No. 161 will have on the financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements an Amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards for the non-controlling interests in subsidiaries and for the deconsolidation of subsidiaries. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS No. 160 is not expected to impact the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) replaces SFAS 141, Business Combinations. SFAS No. 141(R) has a broader scope than SFAS No. 141, but otherwise retains the fundamental requirements of SFAS No. 141. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS No. 141(R) is effective for the Company on January 1, 2009 and is only applicable to prospective business combinations as of the adoption date.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. SFAS No. 159 is not expected to materially impact the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures related to fair value measurements that are included in a company’s financial statements. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For calendar year companies like the Company, SFAS No. 157 was to be effective beginning January 1, 2008. In February 2008, the FASB issued FASB Staff Position No. 157-2 which partially deferred for one year the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company does not have any significant financial assets or liabilities measured at fair value on a recurring basis such that adoption of SFAS 157 will not have a material impact on the Company’s financial statements. The Company is continuing to evaluate the impact of SFAS 157 insofar as it relates to non-financial assets and non-financial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis.

3. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2007 and 2006 consists of the following (in thousands):

	2007	2006
Furniture, fixtures and equipment	$4,148	$4,073
Computer equipment	3,455	2,953
Computer software	471	463
Other	72	49
Leasehold improvements	113	113

	8,259	7,651
Less: Accumulated depreciation and amortization	2,124	—

Property and equipment, net	$6,135	$7,651

Depreciation and amortization expense was approximately $2.1 million, $1.9 million and $1.3 million for the years ended December 31, 2007 (Successor), 2006 (Predecessor) and 2005 (Predecessor), respectively.

4. INTANGIBLE ASSETS

Favorable sales contract and customer relationships intangible assets subject to amortization as of December 31, 2007 consist of the following (in thousands):

	Customer Relationships	Favorable Sales Contracts	Total
Initial fair value	$92,300	$12,764	$105,064
Accumulated amortization	—	—	—

Intangible assets, net—December 31, 2006	$92,300	$12,764	$105,064

Cost basis—December 31, 2007	$92,300	$12,764	$105,064
Accumulated amortization	32,305	12,764	45,069

Intangible assets, net—December 31, 2007	$59,995	$—	$59,995

The Company recorded approximately $12.8 million in amortization expense in cost of revenue during the year ended December 31, 2007 (Successor) related to the amortization of favorable sales contracts. The Company incurred no amortization expense during the years ended December 31, 2006 (Predecessor) and 2005 (Predecessor).

The estimated aggregate amortization expense for intangible assets subject to amortization for each of the five years succeeding the year ended December 31, 2007 are as follows (in thousands):

2008	$20,998
2009	13,649
2010	8,872
2011	5,767
2012	3,748
Thereafter	6,961

$59,995

5. RELATED PARTY TRANSACTIONS

In December 2006, AT&T acquired 100% of the outstanding common shares of Bellsouth. AT&T accounted for the acquisition under the provisions of SFAS No. 141, Business Combinations. The Company identified certain intangible assets, primarily consisting of favorable sales contracts, customer relationships and a tradename. The following table summarizes the fair value of the assets acquired and liabilities assumed at date of acquisition (in thousands):

Current assets	$91,874
Non-current assets	7,651
Intangible assets	105,064
Tradename intangible asset	40,500
Goodwill	21,523

Total assets acquired	266,612
Current liabilities	9,088
Non-current liabilities	170

Total liabilities assumed	9,258

Net assets acquired	$257,354

Goodwill represents the fair value assigned to the workforce acquired. The tradename intangible asset is considered an indefinite lived asset as the Company has no plans to phase out The Berry Company name or branding, which has been in existence for over 90 years. In connection with the acquisition, deferred costs for directories that were scheduled to be published subsequent to December 29, 2006 were recorded at fair value which represents the estimated margin on such deferred costs based on the estimated billing value of the related published directory less such costs. As a result, when such directories are published the gross margins associated with these directories will be less than they would have been in the absence of purchase accounting. Further, the Company did not assume or record the deferred directory costs related to those directories that were published prior to the acquisition as these costs represented cost of revenue that would have been recognized subsequent to the acquisition under the deferral and amortization method in the absence of purchase accounting. Favorable sales contracts represent customer contracts acquired in the acquisition for which the cash flow streams associated with post-acquisition customer billings are in excess of the Company’s costs, plus a reasonable margin on post-acquisition costs to fulfill its obligations under such contracts. Favorable sales contracts are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts. The favorable sales contracts were fully amortized in 2007. In assessing the fair values of the respective assets and liabilities assumed, consideration was given, among other factors, to the intent for future use of the acquired assets and estimates of future performance.

Pursuant to SFAS No. 141, the Company did not assume or record deferred revenue of approximately $2.2 million associated with directories published prior to the Bellsouth transaction date (December 29, 2006) that otherwise would have been recorded under the deferral and amortization method. Such amount represented revenue that would have been recognized subsequent to the Bellsouth transaction date in the absence of purchase accounting. Although the deferred revenue balance associated with directories that were published prior to the Bellsouth transaction date were eliminated, the Company retained all rights associated with the collection of amounts due and contractual obligations of the underlying advertising contracts. The Company did not assume or record deferred directory costs of approximately $9.4 million related to directories that were published prior to the Bellsouth transaction date that otherwise would have been recorded under the deferral and amortization method. Such costs represented cost of revenue that would have been recognized subsequent to the Bellsouth transaction date in the absence of purchase accounting.

The Company remits a 1.5% royalty payment for certain rights associated with certain directories published in Alaska to Bellsouth Intellectual Property Marketing Corporation, a wholly-owned subsidiary of Bellsouth. Such fees were approximately $0.6 million in each of the years ended December 31, 2007 (Successor) and 2006 (Predecessor), and $0.5 million in the year ended December 31, 2005 (Predecessor).

The Company remits a fee to Bellsouth Advertising and Publishing Corporation, a wholly-owned subsidiary of Bellsouth, for the right to use the yellowpages.com trademark. Such fees were approximately $0.5 million and $0.1 million in the years ended December 31, 2007 (Successor) and 2006 (Predecessor). The agreement was not effective during 2005 (Predecessor).

The Company remits a commission fee to Berry Network, Inc., a wholly-owned subsidiary of L.M. Berry and Company, for placing certain advertisers in the directories the Company publishes. Such commissions were approximately $1.6 million in the year ended December 31, 2007 (Successor), and $1.5 million in each of the years ended December 31, 2006 (Predecessor) and 2005 (Predecessor).

The Company uses Stevens Graphics, Inc., a wholly-owned subsidiary of Bellsouth, for certain printing and distribution services. The Company paid Stevens Graphics, Inc. approximately $19.8 million in each of the years ended December 31, 2007 (Successor) and 2006 (Predecessor), and $13.7 million in the year ended December 31, 2005 (Predecessor) for such services.

6. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company is subject to certain leases for office facilities and certain equipment under operating lease agreements which expire through 2013. Certain leases contain escalation clauses; for such leases, the total amount of rent is expensed on a straight-line basis over the term of the lease. Rent expense was approximately $3.8 million for each of the years ended December 31, 2007 (Successor) and 2006 (Predecessor) and approximately $3.2 million for the year ended December 31, 2005.

Future minimum lease obligations under noncancelable lease agreements as of December 31, 2007 are as follows (in thousands):

2008	$3,820
2009	3,574
2010	3,133
2011	2,256
2012	1,370
Thereafter	300

$14,453

Litigation

The Company is subject to various claims and business disputes in the ordinary course of business, none of which are considered to materially impact the financial position, operations or cash flows of the Company.

7. SUBSEQUENT EVENT

In April 2008, the Company was acquired by Regatta pursuant to an Asset Purchase Agreement for approximately $239.7 million.

INDEPENDENT LINE OF BUSINESS OF

L.M. BERRY AND COMPANY

FINANCIAL STATEMENTS OF THE INDEPENDENT LINE OF BUSINESS OF L.M. BERRY

AND COMPANY AS OF MARCH 31, 2008 AND DECEMBER 31, 2007 AND

FOR THE THREE-MONTHS ENDED MARCH 31, 2008 AND 2007.

INDEPENDENT LINE OF BUSINESS OF L.M. BERRY AND COMPANY

STATEMENTS OF NET ASSETS ACQUIRED

UNAUDITED

(In thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Accounts receivable, net	$44,255	$65,112
Deferred directory costs	25,310	19,511
Prepaid expenses and other current assets	3	5

Total current assets	69,568	84,628
Property and equipment, net	5,593	6,135
Intangible assets, net	54,745	59,995
Tradename intangible asset	40,500	40,500
Goodwill	21,523	21,523

Total Assets	$191,929	$212,781

Liabilities and Net Assets Acquired
Current liabilities:
Accounts payable and accrued liabilities	$6,289	$5,496
Accrued payroll and benefits	2,773	5,647
Unearned revenue	2,376	2,198

Total current liabilities	11,438	13,341
Long-term liabilities	—	174
Commitments and contingencies (Note 6)

Net assets acquired	$180,491	$199,266

Refer to accompanying notes to these financial statements.

INDEPENDENT LINE OF BUSINESS OF L.M. BERRY AND COMPANY

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

UNAUDITED

(In thousands)

	For the Three-Months Ended March 31, 2008	For the Three-Months Ended March 31, 2007
Revenue	$59,467	$58,817
Direct operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	9,597	15,397
Publishing rights (Note 5)	35,719	35,000
General and administrative expense	16,335	17,043
Depreciation and amortization	5,799	8,604

Total direct operating expenses	67,450	76,044

Revenue and direct operating expenses, net	$(7,983)	$(17,227)

Refer to accompanying notes to these financial statements.

INDEPENDENT LINE OF BUSINESS OF L.M. BERRY AND COMPANY

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The accompanying financial statements include certain accounts of the Independent Line of Business of L.M. Berry and Company (the “Berry ILOB” or the “Company”), a division of a wholly-owned, indirect subsidiary of AT&T Inc. (“AT&T”). The Company was acquired by AT&T on December 29, 2006 as part of AT&T’s acquisition of 100% of the outstanding common shares of Bellsouth Corporation (“Bellsouth”). On April 23, 2008, the Company was acquired by Local Insight Regatta Holdings, Inc. (“Regatta”) pursuant to an Asset Purchase Agreement dated February 1, 2008. The financial statements reflect the historical net assets acquired by Regatta and the corresponding revenues and direct operating expenses of the Company.

The Company provides directory services, including sales, marketing, printing, distribution, billing and collection services, and customer support to approximately 80 Yellow Pages publishers throughout the United States. All of the Company’s operations occur in the United States.

The statements of net assets acquired and statements of revenues and direct operating expenses have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and were derived from the historical accounting records of the Company and AT&T. Complete financial statements of the Berry ILOB were not prepared as AT&T has not historically segregated indirect corporate operating cost information or related assets and liabilities in its accounting records. The Berry ILOB was not accounted for as a separate entity and complete financial statements of the Berry ILOB cannot be provided without unreasonable effort and expense. Operating, investing and financing cash flows information was not reasonably available from the historical accounting records and therefore has been omitted from these financial statements. Management believes the omission of complete financial statements and other financial information for the Berry ILOB would not have a material impact on a reader’s understanding of the Company’s financial results and condition.

The accompanying statements of net assets acquired include accounts receivable, prepaid expenses, deferred directory costs, property and equipment, intangible assets, accounts payable and certain limited accrued liabilities of the Company that were assumed by Regatta. These statements do not include cash, certain accrued liabilities, deferred income taxes or other assets and liabilities not acquired or assumed by Regatta. The statements of revenues and direct operating expenses include the revenues and expenses directly attributable to the Berry ILOB.

Certain expenses excluded from the statements of revenues and direct operating expenses are certain corporate allocations from AT&T. These expenses include, but are not limited to, accounts payable processing, payroll processing, fixed asset ledger maintenance, general ledger maintenance, branding, marketing, data processing, desktop support, insurance, executive and corporate human resource expense, corporate legal costs, select employee benefits (including management and employee pension costs, other post-retirement benefit costs, supplemental employee retirement plan costs, key manager benefits, restricted stock compensation, stock-based compensation expense, performance share compensation expense and deferred compensation costs), interest expense, income tax, as well as other miscellaneous corporate costs. Management believes that the corporate allocations included in the accompanying financial statements were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Company contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been.

The financial statements included herein are unaudited and reflect all adjustments, consisting only of normal or recurring adjustments, which in the opinion of management are necessary to fairly state the statement of revenues and direct operating expenses and the statement of net assets acquired of the Company for the periods presented. Certain information and footnote disclosures normally included in audited financial information prepared in accordance with GAAP have been condensed or omitted herein. The statements of revenues and direct operating expenses for the three-months ended March 31, 2008 and 2007 are not necessarily indicative of the results to be expected for subsequent quarterly periods or for the year ended December 31, 2008. These unaudited financial statements should be read in conjunction with the Company’s audited financial statements and footnotes thereto for the year ended December 31, 2007.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Berry ILOB earns revenue primarily through contractual revenue sharing arrangements with certain Yellow Pages publishers and telephone companies throughout the United States, whereby the Company provides certain directory services related to sales, marketing, printing, distribution, billing and collection services, and customer support for Yellow Pages print directories and internet yellow pages (“IYP”). Revenue is recognized in accordance with SAB 104, Revenue Recognition, when persuasive evidence of an arrangement exists, services are performed, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company recognizes revenues and direct expenses primarily when the directory is published and substantially delivered (the “delivery method”). For directories with secondary distribution obligations, the Company follows the deferral and amortization revenue recognition method, whereby revenues and direct expenses are recognized ratably over the expected life of the directory (generally 12 months). The Company also earns revenue through commission contracts in the form of expense reimbursements for print and delivery services which the Company manages and initially pays for in relation to the contracted directories. The Company is considered the principal obligor in these arrangements, shares collection risk, and is responsible for substantially all associated costs; accordingly, in accordance with the provisions of EITF 99-19, Reporting Revenue Gross as a Principal vs. Net as an Agent, revenues are recognized on a gross basis for these contractual arrangements.

Deferred Directory Costs

Direct and incremental costs related to the production and distribution of directories are expensed when the corresponding revenue is recognized. Direct and incremental costs are primarily limited to the Company’s sales and marketing services for print directories and Internet directory advertisements and the outsourcing of certain printing and distribution of customer directories. All other costs are recognized as incurred.

Recent Accounting Standards and Pronouncement

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 will be effective for the Company in calendar year 2009. The Company is currently evaluating the impact SFAS 161 will have on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements an Amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards for the non-controlling interests in subsidiaries and for the deconsolidation of subsidiaries. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS No. 160 is not expected to impact the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) replaces SFAS 141, Business Combinations. SFAS No. 141(R) has a broader scope than SFAS No. 141, but otherwise retains the fundamental requirements of SFAS No. 141. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS No. 141(R) is effective for the Company on January 1, 2009 and is only applicable to prospective business combinations as of the adoption date.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. SFAS No. 159 did not materially impact the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures related to fair value measurements that are included in a company’s financial statements. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For calendar year companies like the Company, SFAS 157 was to be effective beginning January 1, 2008. In February 2008, the FASB issued FASB Staff Position No. 157-2 which partially deferred for one year the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company does not have any significant financial assets or liabilities measured at fair value on a recurring basis such that adoption of SFAS 157 did not have a material impact on the Company’s financial statements. The Company is continuing to evaluate the impact of SFAS 157 insofar as it relates to non-financial assets and non-financial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis.

3. PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2008 and December 31, 2007 consists of the following (in thousands):

	March 31, 2008	December 31, 2007
Furniture, fixtures and equipment	$4,148	$4,148
Computer equipment	3,462	3,455
Computer software	471	471
Other	72	72
Leasehold improvements	113	113

	8,266	8,259
Less: Accumulated depreciation and amortization	2,673	2,124

Property and equipment, net	$5,593	$6,135

Depreciation and amortization expense was approximately $0.5 million and $0.5 million for the three-months ended March 31, 2008 and 2007 respectively.

4. INTANGIBLE ASSETS

Favorable sales and customer relationship contract intangible assets subject to amortization as of March 31, 2008 and December 31, 2007 consist of the following (in thousands):

	Customer Relationships	Favorable Sales Contracts	Total
Initial fair value	$92,300	$12,764	$105,064
Accumulated amortization	32,305	12,764	45,069

Intangible assets, net—December 31, 2007	$59,995	$—	$59,995

Cost basis—March 31, 2008	$92,300	$12,764	$105,064
Accumulated amortization	37,555	12,764	50,319

Intangible assets, net—March 31, 2008	$54,745	$—	$54,745

The Company recorded approximately $5.2 million and $12.7 million in amortization expense during the three-months ended March 31, 2008 and 2007, respectively. Approximately $4.6 million in amortization expense was recorded in cost of revenue during the three-months ended March 31, 2007 related to the amortization of favorable sales contracts.

5. RELATED PARTY TRANSACTIONS

In December 2006, AT&T acquired 100% of the outstanding common shares of Bellsouth. AT&T accounted for the acquisition under the provisions of SFAS No. 141, Business Combinations. The Company identified certain intangible assets, primarily consisting of favorable sales contracts, customer relationships and a tradename. The following table summarizes the fair value of the assets acquired and liabilities assumed at date of acquisition (in thousands):

Current assets	$91,874
Non-current assets	7,651
Intangible assets	105,064
Tradename intangible asset	40,500
Goodwill	21,523

Total assets acquired	266,612

Current liabilities	9,088
Non-current liabilities	170

Total liabilities assumed	9,258

Net assets acquired	$257,354

Goodwill represents the fair value assigned to the workforce acquired. The tradename intangible asset is considered an indefinite lived asset as the Company has no plans to phase out The Berry Company name or branding, which has been in existence for over 90 years. In connection with the acquisition, deferred costs for directories that were scheduled to be published subsequent to December 29, 2006 were recorded at fair value which represents the estimated margin on such deferred costs based on the estimated billing value of the related published directory less such costs. As a result, when such directories are published the gross margins associated with these directories will be less than they would have been in the absence of purchase accounting. Further, the Company did not assume or record the deferred directory costs related to those directories that were published prior to the acquisition as these costs represented cost of revenue that would have been recognized subsequent to the acquisition under the deferral and amortization method in the absence of purchase accounting. Favorable sales contracts represent customer contracts acquired in the acquisition for which the cash flow streams associated with post-acquisition customer billings are in excess of the Company’s costs, plus a reasonable margin on post-acquisition costs to fulfill its obligations under such contracts. Favorable sales contracts are matched to revenue and amortized to cost of revenue over the remaining lives of the respective contracts; such amortization was approximately $4.6 million for the three-months ended March 31, 2007. The favorable sales contracts were fully amortized in 2007. In assessing the fair values of the respective assets and liabilities assumed, consideration was given, among other factors, to the intent for future use of the acquired assets and estimates of future performance.

Pursuant to SFAS No. 141, the Company did not assume or record deferred revenue of approximately $2.2 million associated with directories published prior to the Bellsouth transaction date (December 29, 2006) that otherwise would have been recorded under the deferral and amortization method. Such amount represented revenue that would have been recognized subsequent to the Bellsouth transaction date in the absence of purchase accounting. Although the deferred revenue balance associated with directories that were published prior to the Bellsouth transaction date were eliminated, the Company retained all rights associated with the collection of amounts due and contractual obligations of the underlying advertising contracts. The Company did not assume or record deferred directory costs of approximately $9.4 million related to directories that were published prior to the Bellsouth transaction date that otherwise would have been recorded under the deferral and amortization method. Such costs represented cost of revenue that would have been recognized subsequent to the Bellsouth transaction date in the absence of purchase accounting.

The Company remits a 1.5% royalty payment for certain rights associated with certain directories published in Alaska to Bellsouth Intellectual Property Marketing Corporation, a wholly-owned subsidiary of Bellsouth. Such fees were insignificant for each of the three-months ended March 31, 2008, and 2007.

The Company remits a fee to Bellsouth Advertising and Publishing Corporation, a wholly-owned subsidiary of Bellsouth, for the right to use the yellowpages.com trademark. Such fees were approximately $0.4 million and $0.1 million in the three-months ended March 31, 2008 and 2007, respectively.

The Company remits a commission fee to Berry Network, Inc., a wholly-owned subsidiary of L.M. Berry and Company, for placing certain advertisers in the directories the Company publishes. Such commissions were approximately $0.1 million for each of the three-months ended March 31, 2008 and 2007.

The Company uses Stevens Graphics, Inc., a wholly-owned subsidiary of Bellsouth, for certain printing and distribution services. The Company paid Stevens Graphics, Inc. approximately $2.6 million and $2.7 million in the three-months ended March 31, 2008 and 2007, respectively, for such services.

6. COMMITMENTS AND CONTIGENCIES

The Company is subject to various claims and business disputes in the ordinary course of business, none of which are considered to materially impact the financial position, operations or cash flows of the Company.

7. SUBSEQUENT EVENT

In April 2008, the Company was acquired by Regatta pursuant to an Asset Purchase Agreement for approximately $239.7 million.

LOCAL INSIGHT REGATTA HOLDINGS, INC.

Offer to Exchange All Outstanding

11.00% Series A Senior Subordinated Notes due 2017

($210,500,000 aggregate principal amount outstanding) for

11.00% Series B Senior Subordinated Notes due 2017,

which have been registered under the Securities Act

PROSPECTUS

October 15, 2008

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.